As filed with the Securities and Exchange Commission on June 27, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Bazaarvoice, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7372	20-2908277
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

(512) 551-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Brett A. Hurt

Founder, Chief Executive Officer and President

Bazaarvoice, Inc.

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

(512) 551-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul R. Tobias Derek L. Willis Wilson Sonsini Goodrich & Rosati, Professional Corporation 900 S. Capital of Texas Highway Las Cimas IV, Fifth Floor Austin, Texas 78746-5546 (512) 338-5400	Bryan C. Barksdale General Counsel and Secretary Bazaarvoice, Inc. 3900 N. Capital of Texas Highway, Suite 300 Austin, Texas 78746-3211 (512) 551-6000	Kenneth R. McVay Steven L. Baglio Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 220 West 42nd Street, 21st Floor New York, New York 10036 (212) 730-8133

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	$193,642,750	$22,191.46

(1)	Includes additional shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we and the selling stockholders are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued June 27, 2012

8,500,000 Shares

COMMON STOCK

Bazaarvoice, Inc. is offering 1,700,000 shares of its common stock and the selling stockholders are offering 6,800,000 shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

After this offering, our executive officers, directors and beneficial owners of 5.0% or more of our outstanding shares of common stock will own approximately                     % of our common stock. In addition, our executive officers, directors and beneficial owners of 5.0% or more of our outstanding shares of common stock will receive approximately $                     of the proceeds from the sale of shares in this offering, assuming a public offering price of $                     per share. We plan to sell approximately $                     million worth of shares in this offering, as well as any shares sold upon exercise of the underwriters’ option to purchase additional shares. The remainder of the shares to be sold in this offering will be sold by the selling stockholders.

Our common stock is listed on the Nasdaq Global Market under the symbol “BV.” On June 26, 2012, the last reported sale price of our common on the Nasdaq Global Market was $18.50.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, will be subject to reduced public company reporting requirements. Investing in the common stock involves risks. See “Risk Factors” beginning on page 11.

PRICE $             A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Company	Proceeds to Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

We have granted the underwriters the right to purchase up to an additional 1,275,000 shares of common stock.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                     , 2012.

MORGAN STANLEY	DEUTSCHE BANK SECURITIES	CREDIT SUISSE

BMO CAPITAL MARKETS	PACIFIC CREST SECURITIES	PIPER JAFFRAY

                    , 2012

We turn data into doing across the globe.

bazaar voice

Beautiful surroundings, a great place and nice service. Easy public transportation.

It is a great mascara! It not only gets better with each application, but it separates to perfection with each stroke. Great stuff!

nautical inspired, come sail away….

Professional quality product. I’ve had it less than a month and already see results. I’m very happy.

Great for late summer sunshine. Comfortable, easy fit.

very good signal and no problems reaching the train

All clients have this question, but USB adaptors and microSD expansion already exist in the Market.

This LCD has an excellent image and phenomenal sound

Conversation is the heart of change. It’s how we share questions, mix ideas, and challenge beliefs. In serving over 297,000,000,000 impressions of customer content, in 23 languages across the globe, we’ve come to understand that when the right people understand conversation and harness its power, the world moves forward. At Bazaarvoice, we make that kind of change possible.

Hi! It is absolutely excellent! It includes a wireless receiver and transmitter that you put into the USB port, so everything functions extremely well;)

it is perfect, it leaves the hair with a velvet touch, while it is also the only one that really cleans the hair!!

The hotel staff were excellent, the restaurant is excellent, it’s in the lakeside, very calm and noise free, the scenery is perfect; and it’s close to sights.

I’ve been using it for just a week but my impressions are fantastic! My wife’s now upset that I don’t pay as much attention to he anymore. :-D does the graphics card support dual monitors? (And) if one decides to set up two monitors. is this supported?

Even when I had an accident and my bike went flying, it didn’t tear. I’m going to keep travelling around Japan with it as my trusty partner.

All staff is excellently service-minded. Clean room. It’s like casually resting with family. The accommodation is in harmony with the nature.

Easy to set up. More than adequate for home use. Good value for money.

You should rely only on the information contained in this prospectus or in any free-writing prospectus we may authorize to be delivered or made available to you. We have not, the selling stockholders have not and the underwriters have not authorized anyone to provide you with additional or different information. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus or any free-writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, the selling stockholders have not and the underwriters have not done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

-i-

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and is a brief overview of key aspects of the offering. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information set forth in the sections of this prospectus titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements. See the section of this prospectus titled “Special Note Regarding Forward-Looking Statements and Industry Data” for more information.

BAZAARVOICE, INC.

Overview

We are a leading provider of social commerce solutions that help our clients capture, display and analyze online word of mouth, including consumer-generated ratings and reviews, questions and answers, stories, recommendations, photographs, videos and other content about our clients’ brands, products or services. Bazaarvoice, which literally means “voice of the marketplace,” was founded on the premise that online word of mouth is critical to consumers and businesses because of its influence on purchasing decisions, both online and offline. We enable our clients to place consumers at the center of their business strategies by helping consumers generate and share sentiment, preferences and other content about brands, products or services. Through our technology platforms, our clients leverage online word of mouth to increase sales, acquire new customers, improve marketing effectiveness, enhance consumer engagement across channels, increase success of new product launches, improve existing products and services, effectively scale customer support and decrease product returns.

Word of mouth influences consumers’ decisions to purchase products and services. Consumers often trust and rely on what other consumers say about a brand, product or service more than traditional advertising, particularly if they consider the content to be authentic and credible. The proliferation of social networks, wikis, blogs and videos has given rise to the social web—a new era of Internet-enabled social interaction. The emergence of consumer interaction through the social web has significantly increased the volume and availability of online word of mouth about products and services. This online social interaction is proving to have a significant and growing influence on both online and offline commerce. The rapid adoption of Internet-enabled mobile devices is further amplifying the impact of online word of mouth by making this content even easier, more convenient and faster to generate and access. As a result, there has been a paradigm shift in marketing as traditional methods are being disrupted and businesses are now seeking solutions that embrace online word of mouth to more effectively engage and influence consumers.

Our solutions, which are primarily provided via a Software-as-a-Service, or SaaS, platform, enable clients to:

•	capture and display online word of mouth;

•	engage consumers directly by answering product- or service-related questions;

•	analyze feedback and uncover critical insights from online word of mouth; and

•	distribute content among retail and other brand websites both within and outside our network, which we refer to as syndication.

Our business model focuses on maximizing the lifetime value of a client relationship. We make significant investments in acquiring new clients and believe that we will be able to achieve a favorable return on these investments by growing our relationships over time and ensuring that we have a high level of client retention. As of April 30, 2012, we served 790 active clients, including clients in the retail, consumer products, travel and leisure, technology, telecommunications, financial services, healthcare and automotive industries. We define an active client as an organization that has implemented one or more of our solutions and from which we are currently recognizing revenue, and we count organizations that are closely related as one client, even if they have signed separate contractual agreements with us for different brands or different solutions. As of April 30, 2012, we served seven of the ten most valuable U.S. retail brands according to Interbrand’s 2012 Best Retail Brands study published in February 2012, 163 of the 2012 Internet Retailer 500 and 96 of the 2012 Fortune 500 companies, including 32 of the top 100 of the Fortune 500. In addition, approximately 300 network clients and approximately 800 express clients have been added to our business as a result of our acquisition of PowerReviews, Inc., or PowerReviews, in June 2012 as further described below in “—Recent Developments.” We sell our solutions through a direct sales team located globally in the markets we serve, including the United States, the United Kingdom, Australia, France, Germany and Sweden.

We believe that our network differentiates us from our competitors, and we measure the reach of our network by the number of impressions served. For the twelve months ended April 30, 2012, we served over 125.4 billion impressions and have served over 330.1 billion total impressions since our inception in May 2005. We define an impression as an instance of online word of mouth delivered to an end user’s web browser.

In fiscal years 2010, 2011 and 2012, we generated revenue of $38.6 million, $64.5 million and $106.1 million, respectively. In fiscal years 2010, 2011 and 2012, we generated 25.2%, 24.9% and 25.1% of our revenue, respectively, from outside of the United States.

Industry Overview

We believe word of mouth influences consumers’ decisions to purchase products or services. Consumers often trust and rely on what others have to say about brands, products or services, particularly if they consider the content authentic and credible. In contrast, consumers often consider what businesses say about their own brands, products and services to be biased and less reliable.

Online social interaction via the social web is transforming the Internet and enabling unprecedented sharing of word of mouth among consumers, allowing them to influence the opinions and decisions of others with speed, ease and scale. The increased volume and availability of online word of mouth has created digitally archived and easily searchable databases of word of mouth about brands, products and services. Businesses recognize the importance of these online social interactions and are realizing that they must be actively engaged in the social web to effectively market their products and services.

Consumers are turning to online word of mouth to research products and services prior to making purchases, both online and offline. In 2012, Forrester Research, Inc. reported that U.S. web-influenced retail sales exceeded $1 trillion in 2010 and that by 2016 an estimated 52.3% of total online and offline retail sales will be influenced by Internet content, which includes online ratings and reviews. The rapid adoption of Internet-enabled mobile devices is further amplifying the impact of online word of mouth by making this content even easier, more convenient and faster to generate and access.

The combination of the Internet, the social web and the proliferation of online word of mouth has created a marketing paradigm shift by giving consumers a new and easier way to directly connect with one another and with brands. This trend is disrupting traditional marketing methods, creating the need for a technology platform to complement companies’ marketing approaches in the following ways:

•

Increasing consumer engagement. Traditional brand marketing methods are generally oriented to raising brand awareness and influencing the consumer purchase decision. However, the advent of the social web has created new opportunities for brands to directly engage consumers through their websites and across social networks, not only pre-purchase and at the point of sale to increase conversion, but also post-purchase to provide brands with valuable insights to improve the consumer experience.

•	Enhancing authenticity. Consumers often question the reliability of a brand’s description of its own product. According to a June 2011 report by The Nielsen Company, a leading consumer research firm,

when making purchase decisions, consumers often trust recommendations from people they know, as well as reviews posted by unknown consumers online, more than they do advertisements on television, on the radio, in print, or in other traditional media. As a result, brands are striving to create active online communities that foster word of mouth about their products and services.

•

Increasing relevance. Most traditional marketing campaigns are designed to appeal to a wide audience and therefore often lack the relevance that both marketers and consumers desire. The emergence of the social web allows brands to reach targeted networks of consumers and helps consumers connect with people similar to them or in similar situations.

•

Changing marketing content. Traditional marketing methods depend on internally developed or agency-developed creative content for their marketing campaigns. Brands can now easily leverage online word of mouth to utilize as content for their traditional marketing vehicles, such as email campaigns, online banners, mobile applications, print campaigns, in-store signage and even packaging.

•

Improving speed and quality of consumer feedback. Traditional market research methods can be time-consuming and costly to implement. As a result, brand marketers are turning to online word of mouth as a timely and cost-effective way to gain insights into consumer behavior and preferences.

•

Developing more valuable insights. Traditional marketing methods have limited ability to capture and efficiently derive insights from online word of mouth. Data derived from online word of mouth can provide deeper and different insights into consumer behavior and preferences than are generally possible via traditional marketing and consumer market research methods.

Our Market Opportunity

We believe that we have captured, and can continue to capture, a portion of the dollars spent on offline and online advertising, e-commerce services and market research.

•

According to a 2011 forecast by MAGNAGLOBAL, a division of IPG’s Mediabrands, the worldwide advertising market is estimated to reach $449 billion in 2012. A 2011 MAGNAGLOBAL report projects the market to grow to over $600 billion by 2016.

•	The worldwide market for market research was estimated to be $31.2 billion in 2010, according to a 2011 report by ESOMAR B.V.

As online audiences have shifted toward increased social interaction, brands are expanding their advertising spend to target consumers engaged in online social interaction. Given the broad reach of our network and the important impact that our social commerce solutions have on consumer purchasing behavior, we believe that we are competitively positioned to capture a share of the growing social media marketing spend.

We estimate there are over 10,000 companies in the sectors we serve worldwide with annual revenue of at least $50 million, many of which can benefit from our platforms and solutions. In addition, several of these companies have multiple brands, which we consider incremental additions to our market opportunity.

Our Competitive Strengths

We believe that the following competitive strengths differentiate us from our competitors and serve as barriers to entry:

Market leadership with robust SaaS solutions.

We are a leading provider of social commerce solutions and the leading provider of online ratings and reviews. Our Conversations platform offers a proven and robust feature set to meet our clients’ needs, including

Ratings & Reviews, Questions & Answers, Campaigns and Applications for Facebook. We have been able to scale our Conversations platform over time while maintaining an average uptime of over 99.9% over the five-year period ended April 30, 2012. We offer our solutions to our enterprise-level clients as a SaaS platform, which reduces implementation time and costs and offers low total cost of ownership.

Powerful network effects connecting our clients and their consumers.

Through our Conversations platform, we offer syndication capabilities, enabling brands to distribute ratings and reviews and other online word of mouth among retail and other brand websites within our network, as well as websites outside of our network. Our ability to syndicate content across a wide array of websites attracts brands to our network. The multitude and variety of our clients’ brands attracts retailers to our network because we are able to provide them with access to more online word of mouth than they can collect on their own. Consumers also benefit by having access to a greater volume and variety of online word of mouth when they visit our clients’ websites. As a result, we believe we benefit from powerful network effects that differentiate us from our competitors.

Analytics capabilities that leverage structured data across our network.

Our Conversations platform’s analytics capabilities, which are enhanced by our efforts to structure data, including the structured mapping of products and the attachment of meta-data tags in connection with our content moderation process, allow brands to derive powerful and timely insights about consumer sentiment. Our analytics solutions allow our clients to more easily recognize shifts in consumer sentiment, identify product issues and inform consumer-centric decisions, which can increase sales and consumer satisfaction.

Unique content moderation capabilities that preserve authenticity and ensure brand protection.

We use trained and experienced professionals to moderate online word of mouth captured by our clients 24/7/365, providing active support for 27 languages and multiple dialects and the capacity to support additional languages. Our content moderators filter irrelevant, obscene or illegal material, as well as attach pre-defined labels to categorize online word of mouth. We believe content moderation increases brand and consumer trust in reviews, improves client data quality and helps preserve the authenticity of online word of mouth. In parallel, our proprietary technology, workflows and best practices significantly increase the productivity of our content moderators, allowing us to efficiently moderate content while ensuring a high level of quality in a time-efficient manner. We believe the breadth of our content moderation capabilities is unique in our industry and is critical to our clients’ ability to successfully utilize online word of mouth.

Differentiated client services capabilities that help our clients achieve measureable results.

Our Client Services team enables our clients to leverage our platform to maximize the impact of online word of mouth and consumer engagement to achieve measurable results not only through technical services but by coaching our clients on best practices to drive review volume and to leverage online word of mouth throughout their businesses. We work with our clients to integrate online word of mouth into key business processes, such as business analytics, product design and research and development, marketing, sales and customer service.

A corporate culture that drives performance.

We regard our culture as a key differentiator and performance driver. Our corporate culture is defined by the following core values: passion, performance, innovation, openness, teamwork, respect and generosity. We believe our culture gives us a competitive advantage in recruiting talent, driving innovation, enhancing productivity and improving client service.

Our Growth Strategy

The following are key elements of our growth strategy:

•	expand our direct sales force globally;

•	increase brand penetration and sell new solutions to our existing clients;

•	increase the volume and variety of data across our network and help clients derive greater consumer insights;

•	further expand internationally and penetrate industry verticals;

•	continue to broaden our platform’s capabilities through innovation; and

•	pursue selective acquisitions and commercial relationships, such as our acquisition of PowerReviews, Inc., or PowerReviews, which was completed on June 12, 2012.

Recent Developments

On June 12, 2012, we completed the acquisition of PowerReviews, a provider of social commerce solutions based in San Francisco, California. PowerReviews’ solutions are offered through two platforms—a network platform that is similar to our Conversations platform and an express platform that provides certain ratings and reviews solutions as a turn-key offering. Through our acquisition of PowerReviews, we added approximately 300 network clients, approximately 800 express clients and 81 new employees to our business. We believe that the acquisition will establish us with small and medium-size businesses and further expand the reach and value of our network. We also expect to achieve significant cost synergies by combining the operations of PowerReviews with our own.

At the closing share price on June 12, 2012, the market value of the consideration for this transaction totaled approximately $169.2 million, including the payment of approximately $30.9 million in cash, the issuance of approximately 6.4 million shares of our common stock and the assumption of vested and unvested options to purchase the common stock of PowerReviews equivalent to options to purchase 1.7 million shares of our common stock, but excluding the potential cash proceeds that may arise from the exercise of these assumed options. The cash portion of the purchase price was funded using proceeds from our initial public offering. The aggregate purchase price for this transaction may be subject to a downward adjustment based on our review of PowerReviews’ financial condition as of the closing, which is underway. The estimated purchase price for accounting purposes was $150.1 million.

In addition to our acquisition of PowerReviews, we have recently initiated a search for a senior executive to join our management team as president and have undertaken a plan to upgrade and expand our sales organization. We believe that, if we are successful in our search, the addition of a new president, together with our existing management team and our sales force upgrade and expansion, will enhance our management of anticipated growth of operations in both our existing markets and new markets.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the section of this prospectus titled “Risk Factors,” and include but are not limited to the following:

•	we are an early stage company with a limited operating history, which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment;

•

we experienced a net loss of $24.3 million during our fiscal year ended April 30, 2012, had an accumulated deficit of $65.2 million at April 30, 2012 and may continue to incur losses for the foreseeable future;

•	the market for social commerce solutions is new and unproven and our market may not continue to develop as we expect, which could adversely affect our business;

•	the fragmented, rapidly evolving and highly competitive nature of the market for social commerce solutions could adversely affect our ability to compete effectively;

•

our business depends substantially on renewing agreements with existing clients and selling additional solutions to them, which may be affected by our ability to deliver new solutions, reductions in our clients’ spending levels and changes in our clients’ marketing or advertising strategies;

•	we face risks associated with our recent acquisition of PowerReviews that may adversely impact our operating results; and

•	If we are unable to maintain or expand our direct sales and marketing capabilities, we may not be able to generate anticipated revenue.

Company Information

Our principal executive offices are located at 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, and our telephone number is (512) 551-6000. Our corporate website address is www.bazaarvoice.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus. We originally incorporated in the State of Delaware in May 2005.

In this prospectus, “we,” “us,” “our,” “Company” and “Bazaarvoice” refer to Bazaarvoice, Inc. and its subsidiaries.

Bazaarvoice®, BrandAnswers®, BrandVoice®, PowerReviews® and b:TM are trademarks or logos appearing in this prospectus owned by Bazaarvoice, Inc. or one of our subsidiaries. All other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners.

THE OFFERING

Common stock offered by Bazaarvoice	1,700,000 shares

Common stock offered by the selling stockholders	6,800,000 shares

Total common stock offered	8,500,000 shares

Total common stock to be outstanding after this offering	60,229,937 shares

Use of proceeds	We intend to use the net proceeds from this offering for working capital and other general corporate purposes, which may include the acquisition or license of, or investment in, products, services, technologies or other businesses. We will not receive any proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds.”

Risk factors	See “Risk Factors” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our common stock.

NASDAQ Global Market symbol	BV

Fiscal year end	April 30

The number of shares of common stock to be outstanding after this offering is based on 58,529,937 shares outstanding as of April 30, 2012 and excludes:

•	12,082,847 shares of common stock issuable upon exercise of options outstanding as of April 30, 2012 at a weighted average exercise price of $4.57 per share;

•	202,500 shares of common stock issuable upon exercise of warrants outstanding as of April 30, 2012 at a weighted average exercise price of $9.59 per share;

•

4,227,906 shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan adopted in January 2012, as more fully described in the section of this prospectus titled “Executive Compensation—Stock Incentive Plans;”

•

1,137,123 shares of common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan adopted in January 2012, as more fully described in the section of this prospectus titled “Executive Compensation—Stock Incentive Plans;”

•	6,380,538 shares of common stock issued as consideration in connection with our acquisition of PowerReviews; and

•

1,656,751 shares of common stock reserved for issuance pursuant to outstanding options under the PowerReviews 2005 Equity Incentive Plan, which we assumed in connection with our acquisition of PowerReviews in June 2012, as more fully described in the section of this prospectus titled “Executive Compensation—Stock Incentive Plans.”

Unless otherwise noted, the information in this prospectus assumes no exercise by the underwriters of their option to purchase 1,275,000 additional shares.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables summarize the consolidated financial and operating data for the periods indicated. The summary consolidated statement of operations data for the fiscal years ended April 30, 2010, 2011 and 2012 and the summary consolidated balance sheet data as of April 30, 2011 and 2012 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the summary financial data presented below in conjunction with our consolidated financial statements and related notes and the sections of this prospectus titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended April 30,
	2010	2011	2012
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$38,648	$64,482	$106,136
Cost of revenue(1)	15,191	25,615	36,441

Gross profit	23,457	38,867	69,695

Operating expenses:
Sales and marketing(1)	17,803	34,568	49,726
Research and development(1)	5,828	10,847	20,789
General and administrative(1)	7,651	13,156	21,895

Total operating expenses	31,282	58,571	92,410

Operating loss	(7,825)	(19,704)	(22,715)

Total other income (expense), net	56	208	(803)

Net loss before income taxes	(7,769)	(19,496)	(23,518)
Income tax expense	205	561	811

Net loss	$(7,974)	$(20,057)	$(24,329)
Less accretion of redeemable convertible preferred stock	(43)	(46)	(38)

Net loss applicable to common stockholders	$(8,017)	$(20,103)	$(24,367)

Net loss per share applicable to common stockholders:
Basic and diluted	$(0.48)	$(1.13)	$(0.92)

Basic and diluted weighted average number of shares	16,637	17,790	26,403

Other Financial Data:
Adjusted EBITDA(2)	$(4,211)	$(13,317)	$(12,901)

(1)	Includes stock-based expense as follows (in thousands):

	Year Ended April 30,
	2010	2011	2012
	(in thousands)
Cost of revenue	$604	$978	$1,220
Sales and marketing	924	1,122	1,869
Research and development	469	731	1,326
General and administrative	636	1,850	3,295

	$2,633	$4,681	$7,710

(2)	We define Adjusted EBITDA as net loss adjusted for stock-based expense, adjusted depreciation and amortization (which excludes amortization of capitalized internal-use software development costs), income tax expense and other (income) expense, net. Adjusted EBITDA is a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles, or GAAP. For future periods, we will exclude from Adjusted EBITDA integration and other costs related to acquisitions.

Adjusted EBITDA should not be considered as an alternative to net loss, operating loss or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of other organizations because other organizations may not calculate Adjusted EBITDA in the same manner. We prepare Adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. You are encouraged to evaluate these adjustments and the reason we consider them appropriate.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons:

•

Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items, such as stock-based expense, adjusted depreciation and amortization, income tax expense, integration and other costs related to acquisitions and other income, net, that can vary substantially from company to company depending upon their financing, capital structures and the method by which assets were acquired;

•

Our management uses Adjusted EBITDA in conjunction with GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of operating performance and the effectiveness of our business strategies and in communications with our board of directors concerning our financial performance;

•

Adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and

•	Our investor and analyst presentations include Adjusted EBITDA as a supplemental measure to evaluate our overall operating performance.

We understand that, although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. These limitations include:

•

Adjusted depreciation and amortization are non-cash charges, and the assets being depreciated or amortized will often have to be replaced in the future; Adjusted EBITDA does not reflect any cash requirements for these replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs or contractual commitments;

•	Adjusted EBITDA does not reflect cash requirements for income taxes and integration and other costs related to acquisitions and the cash impact of other income; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA for each of the periods indicated, in thousands.

	Year Ended April 30,
	2010	2011	2012
	(in thousands)
Net loss	$(7,974)	$(20,057)	$(24,329)
Stock-based expense	2,633	4,681	7,710
Adjusted depreciation and amortization	981	1,706	2,104
Income tax expense	205	561	811
Total other (income) expense, net	(56)	(208)	803

Adjusted EBITDA	$(4,211)	$(13,317)	$(12,901)

	April 30,
	2011	2012
	(in thousands)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$15,050	$74,367
Short term investments	—	50,834
Total deferred revenue	32,160	45,586
Total current assets	31,095	147,551
Total current liabilities	35,901	57,400
Total assets	37,972	156,867
Total liabilities	43,589	63,269
Total non-current liabilities	7,688	5,869
Redeemable convertible preferred stock	23,633	—
Total stockholders’ deficit	(29,250)	93,598

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the other information contained in this prospectus before deciding whether to purchase our stock. Our business, prospects, financial condition and operating results could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing the risks described below, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding to purchase any shares of our common stock.

Risks Related to Our Business

We are an early stage company with a limited operating history, which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment.

We began our operations in May 2005. Our limited operating history may make it difficult to evaluate our current business and our future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting accuracy, determining appropriate investments of our limited resources, market acceptance of our existing and future solutions, managing client implementations and developing new solutions. Our current operating model may require changes in order for us to achieve profitability and scale our operations efficiently. For example, we may need to enhance our software architecture to allow us to efficiently and cost effectively develop and implement new solutions, make our solutions easy to implement and download, ensure our marketing engine is designed to drive highly qualified leads cost effectively and implement changes in our sales model to improve the predictability of our sales and reduce our sales cycle. If we fail to implement these changes on a timely basis or are unable to implement them due to factors beyond our control, our business may suffer. You should consider our business and prospects in light of the risks and difficulties we face as an early-stage company.

We have a history of losses and we may not achieve or sustain profitability in the future.

We have incurred significant losses in each fiscal period since our inception in 2005. We experienced a net loss of $24.3 million during fiscal year 2012. At April 30, 2012, we had an accumulated deficit of $65.2 million. The losses and accumulated deficit were due to the substantial investments we made to grow our business and acquire clients. Expenses associated with the purchase of PowerReviews and the integration of PowerReviews’ customers, employees and operations into our business could further delay our profitability. We anticipate that our operating expenses will increase substantially in the foreseeable future as we continue to invest to grow our business and acquire clients, develop our platform and develop new products and solutions. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. Many of our efforts to generate revenue from our business are new and unproven, and any failure to increase our revenue or generate revenue from new products and solutions could prevent us from attaining or increasing profitability. Furthermore, to the extent we are successful in increasing our client base, we could also incur increased losses because costs associated with entering into client agreements are generally incurred up front, while revenue is generally recognized ratably over the term of the agreement. We cannot be certain that we will be able to attain or increase profitability on a client-by-client basis or on a quarterly or annual basis. If we are unable to effectively manage these risks and difficulties as we encounter them, our business, financial condition and results of operations may suffer.

We operate in a new and unproven market for social commerce solutions. Our success depends upon the continued development of this market, and if the market does not develop as we expect, our business could be harmed.

We are focused on the market for social commerce solutions, which is new and unproven with little market research or data. It is uncertain whether the market in which we operate will continue to develop or if our solutions will achieve and sustain a level of demand and market acceptance sufficient for us to continue to generate revenue and achieve profitability. Due to our evolving business model, the uncertain size of our market and the unpredictability of future general economic and financial market conditions, we may not be able to forecast our growth rate accurately.

In particular, we believe our success will depend to a large extent on the willingness of brands to use online word of mouth in their marketing and advertising materials. Many of our potential clients remain hesitant to embrace our solutions, such as Ratings & Reviews, since they are uncomfortable displaying negative reviews about products or services offered on their websites. In addition, many brands may continue to devote significant portions of their marketing and advertising budgets to traditional, offline media or other types of online marketing or advertising initiatives that do not use online word of mouth. Some brands may be open to the idea of making online word of mouth available to consumers and yet may be unwilling or unable to implement third-party SaaS solutions similar to ours. We believe that the continued growth and acceptance of our solutions will depend on the perceived authenticity of online word of mouth and effectiveness of using online word of mouth to influence purchase decisions, both online and offline, and better understand consumer preferences regarding products and services. The existence of fraudulent reviews may call into question the authenticity of online word of mouth. We also depend on the continued growth of the social web and adoption of mobile devices, among other factors. If any of these factors are not realized, then the market for social commerce solutions may not develop as we expect, or it may develop more slowly than we expect, either of which would significantly harm our business and operating results.

The market in which we participate is fragmented, rapidly evolving and highly competitive, and we may be unable to compete successfully with our current or future competitors.

The market for social commerce solutions is highly competitive. The competitive dynamics of our market are unpredictable because it is at an early stage of development, rapidly evolving, fragmented and subject to potential disruption by new technological innovations.

Our main competition is from traditional marketing and advertising programs used by businesses that remain hesitant to embrace social commerce solutions such as Ratings & Reviews. Additionally, some businesses have developed, or may develop in the future, social commerce solutions internally. These businesses may consider their internal solutions adequate, even if our solutions are superior.

We have several direct and indirect competitors that provide third-party social commerce solutions, including companies like Revieworld Ltd. Additionally, we face potential competition from participants in adjacent markets that may enter our markets by leveraging related technologies and partnering with other companies.

We may also face competition from companies entering our market, including large Internet companies like Google, Inc. and Facebook, Inc., which could expand their platforms or acquire a competitor. While these companies do not currently focus on our market, they have significantly greater financial resources and, in the case of Google, a longer operating history. They may be able to devote greater resources to the development and improvement of their services than we can and, as a result, they may be able to respond more quickly to technological changes and clients’ changing needs. Because our market is changing rapidly, it is possible that new entrants, especially those with substantial resources, more efficient operating models, more rapid product development cycles or lower marketing costs, could introduce new solutions that disrupt the manner in which businesses use online word of mouth and engage with consumers online to address the needs of our clients and potential clients. Our business and operating results could be harmed if any such disruption occurs.

We believe we compete primarily on the basis of product breadth and functionality, scope, quality and breadth of client base, amount and quality of content, service, price, reputation and the efficiency of our operating model. Our competitors or potential competitors may adopt certain aspects of our business model, which could reduce our ability to differentiate our solutions. As market dynamics change, or as new and existing competitors introduce more competitive pricing or new or disruptive technologies, or as clients develop internal solutions for their social commerce needs, we may be unable to renew our agreements with existing clients or attract new clients at the same price or based on the same pricing model as previously used. As a result, we may be required to change our pricing model, offer price incentives or reduce our prices in response to competitive pressures, which could harm our revenue, profitability and operating results. Moreover, many software vendors could bundle competitive products or services or offer them at a low price as part of a larger product sale. In addition, some competitors may offer software that addresses one or a limited number of strategic social commerce functions at lower prices or with greater depth than our solutions. As a result, our competitors might be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or client requirements. For all of these reasons, we may not be able to compete successfully against our current and future competitors.

Our quarterly financial results are subject to fluctuations; as a result, we could fail to meet or exceed expectations of analysts or investors, which could cause our stock price to decline.

Our revenue, expenses, operating results and cash flows have fluctuated from quarter to quarter in the past and are likely to continue to do so in the future. These fluctuations are due to, or may in the future result from, many factors, some of which are outside of our control, including:

•

the timing differences between when we incur sales commissions, implementation costs and other client acquisition costs associated with new solutions sales and when we generate revenue from these sales, particularly related to larger sales to new clients;

•

our ability to sell additional solutions to existing clients and to add new clients, in multiple regions around the world, particularly in the United States and Europe, which has fluctuated and is likely to continue to fluctuate, due to the effectiveness of our sales execution, economic conditions and other factors affecting our sales in each of these regions;

•	our ability, and the ability of our clients, to timely implement our solutions;

•	the amount, timing and effectiveness of our product development investments and related expenses and delays in generating revenue from these new solutions;

•	our ability to adjust our cost structure, particularly our personnel costs, in response to reductions in revenue;

•	the cyclical and discretionary nature of marketing spending, especially spending on social commerce solutions;

•	the amount and timing of operating expenses and capital expenditures related to the expansion of our operations and infrastructure and client acquisition;

•	our failure to achieve the growth rate that was anticipated by us in setting our operating and capital expense budgets;

•	active client retention rates, which have ranged on a year-to-year basis from 88.4% to 89.0% for the fiscal years 2010 through 2012;

•	the timing and success of new solutions, product and service offerings and pricing policies by us or our competitors or any other changes in the competitive dynamics of our industry;

•

the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill or intangible assets from acquired companies, including in connection with our acquisition of PowerReviews;

•	unforeseen litigation costs and related settlement costs, particularly those related to intellectual property infringement and our obligation to fulfill related client indemnification obligations;

•	changes in currency exchange rates and associated costs of hedging to manage foreign currency fluctuations; and

•

the adoption of new laws or regulations, or interpretations of existing laws or regulations, that restrict, or increase the costs of, providing social commerce solutions or using the Internet as a medium for communications and commerce.

We offer our solutions primarily through subscription agreements and generally recognize revenue ratably over the related subscription period, which is typically one year. As a result, revenue attributable to a contract signed in a particular quarter will not be fully and immediately recognized in the quarter that the contract is signed. Because we incur most costs associated with generating client contracts at the time of sale, we may not recognize revenue in the same period that we incur the related costs of sale. Timing differences of this nature could cause our margins and our operating income or losses to fluctuate significantly from quarter to quarter, and such fluctuations may be more pronounced in quarters in which we experience a change in the mix of new clients as a percentage of total clients.

Typically, a significant percentage of our bookings occur in the last few weeks of a quarter. Accordingly, a market disruption or other event outside of our control that occurred toward the end of a quarter could have a disproportionate impact on us and could cause us to substantially miss our forecasted results for that quarter.

Fluctuations in our quarterly operating results may lead analysts to change their long-term model for valuing our common stock, cause us to face short-term liquidity issues, impact our ability to retain or attract key personnel or cause other unanticipated issues, all of which could cause our stock price to decline. As a result of the potential variations in our quarterly revenue and operating results, we believe that quarter-to-quarter comparisons of our revenue and operating results may not be meaningful, and the results of any one quarter should not be relied upon as an indication of future performance.

Our business depends substantially on renewing agreements with existing clients and selling additional solutions to them. Any decline in our client renewals or expansions would likely harm our future operating results, especially if we are unable to recognize sufficient revenue to offset related client acquisition costs prior to such termination or cancellation of our client agreements.

In order for us to improve our operating results, it is important that our clients renew their agreements with us when the initial term expires and also purchase additional solutions from us. We offer our solutions primarily through subscription agreements and generally recognize revenue ratably over the related subscription period, which is typically one year. Our clients have no renewal obligation after their initial term expires, and we cannot assure you that we will be able to renew agreements with our clients at the same or higher contract value. Moreover, under specific circumstances, our clients may have the right to cancel their agreements with us before they expire, for example, in the event of an uncured breach by us. Our largest 100 active customers during fiscal year 2012 represented 54.6% of our total revenue during that year. If our clients do not renew their agreements, renew on less favorable terms or fail to purchase additional solutions, our revenue may decline, and our operating results would likely be harmed.

For fiscal years 2010, 2011 and 2012, our active client retention rates on a year-to-year basis were 88.4%, 89.7% and 89.0%, respectively. Our retention rates have declined in the past and may decline in the future due to a variety of factors, including:

•	the availability, price, performance and functionality of our solutions and competing products and services;

•	our ability to demonstrate to new clients the value of our solutions within the initial contract term, particularly if we are unable to introduce planned solutions innovation;

•	poor performance or discontinuation of our clients’ brands;

•	changes in our clients’ marketing or advertising strategies;

•	the timing and quality of ratings and reviews posted to our clients’ websites and the existence of negative reviews;

•	reductions in our clients’ spending levels;

•	consolidation in our client base;

•	the development by our clients of internal solutions for their social commerce needs; and

•	the effects of economic downturns and global economic conditions.

We incur most of our client acquisition costs at the time of sale. Depending upon the scope of the client’s needs, these costs can be significant. In certain cases, clients may have the right to terminate or cancel agreements with us if we fail to maintain service level requirements or we are otherwise in breach under the client agreements. If a client does not renew or cancels its agreement with us, we may not recognize sufficient revenue from that client prior to the termination or cancellation to offset the acquisition costs associated with that client. If the cost to acquire clients is greater than the revenue we generate over time from those clients, our business and operating results will be harmed.

In addition, our costs associated with maintaining and increasing revenue from existing clients may be lower than costs associated with generating revenue from new clients. Therefore, the loss of recurring revenue or a reduction in the rate of revenue increase from our existing clients, even if offset by an increase in revenue from new clients, could have a material adverse effect on our operating results.

We face risks associated with our recent acquisition of PowerReviews that may adversely impact our operating results.

In June 2012, we acquired PowerReviews, a provider of social commerce solutions based in San Francisco, California. This is our first acquisition. We may not successfully evaluate, utilize or integrate the acquired products, technologies or personnel, or accurately forecast the financial impact of the acquisition, including accounting charges or the impact on our existing business. For example, customers of Bazaarvoice and PowerReviews may not continue to use Bazaarvoice or PowerReviews to the same extent as they would have if PowerReviews had remained an independent company, or they may cancel existing agreements. Accordingly, we may not realize the potential benefits of the acquisition. In addition to these risks, the integration of PowerReviews into our company will be a time-consuming and expensive process and will require us to bear ongoing costs associated with maintaining and supporting the existing PowerReviews technology platform. We may lose key PowerReviews employees as a result of the acquisition, which would increase our costs and challenges in supporting the acquired technology. If our integration effort is not successful, if we do not estimate associated costs accurately or if we cannot effectively manage costs, we may not realize anticipated synergies or other benefits of the PowerReviews acquisition, or it may take longer to realize these benefits than we currently expect, either of which could materially harm our business or results of operations.

After the completion of our acquisition of PowerReviews, the Department of Justice, Antitrust Division, or DOJ, notified us that it has opened a preliminary investigation to determine whether the acquisition violated Section 7 of the Clayton Act, 15 U.S.C. Section 18. The DOJ’s investigation could be lengthy, and we may be required to produce documents and data and offer to the DOJ other written and oral testimony, which could result in material legal fees and associated costs and require considerable time and attention of our management. Further, if the DOJ determines our acquisition of PowerReviews violates the Section 7 of the Clayton Act, we could be required to divest part, or all, of PowerReview’s operations and assets. As a result, this investigation could have a material adverse effect on our operating results and could materially impact our business strategy going forward.

Our actual results may differ significantly from any guidance that we may issue in the future and the consensus expectations of research analysts.

From time to time, we may release earnings guidance or other forward-looking statements in our earnings releases, earnings conference calls or otherwise regarding our future performance that represent our management’s estimates as of the date of release. If given, this guidance will be based on forecasts prepared by our management. The principal reason that we may release guidance is to provide a basis for our management to discuss our business outlook with analysts and investors. Guidance is necessarily speculative in nature. The speculative nature of any guidance is further exacerbated by the rapidly evolving nature and uncertain size of the market for social commerce solutions, as well as the unpredictability of future general economic and financial conditions. As a result, some or all of the assumptions of any future guidance that we furnish may not materialize or may vary significantly from actual future results. Any failure to meet guidance or analysts’ expectations could have a material adverse effect on the trading price or volume of our stock.

If we cannot efficiently implement our solutions for clients, we may be delayed in generating revenue.

In general, implementation of our solutions may require lengthy and significant work. We generally incur sales and marketing expenses related to the commissions owed to our sales representatives and make upfront investments in technology and personnel to support the engagements before we begin recognizing revenue from client contracts. We do not control our clients’ implementation schedule. As a result, as we have experienced in the past, if our clients do not allocate internal resources necessary to meet their implementation responsibilities or if we face unanticipated implementation difficulties, the implementation may be delayed. Further, in the past, our implementation capacity has at times constrained our ability to successfully and timely implement our solutions for our clients, particularly during periods of high demand. If the client implementation process is not executed successfully or if execution is delayed, whether due to our clients’ or our capacity constraints, we could incur significant costs prior to generating revenue, and our relationships with some of our clients may be adversely affected. In addition, competitors with more efficient operating models with lower implementation costs could penetrate our client relationships.

Our management team has a limited history of working together and may not be able to execute our business plan.

Our management team has worked together for only a limited period of time and has a limited track record of executing our business plan as a team. Most of our executives, including our Chief Executive Officer, have limited or no experience in managing publicly traded companies or companies of our size. In addition, we have recently filled a number of positions in our senior management and finance and accounting staff. Accordingly, certain key personnel have only recently assumed the duties and responsibilities they are now performing, and it is difficult to predict whether our management team, individually and collectively, will be effective in operating our business.

Our growth could strain our personnel, technology and infrastructure resources, and if we are unable to effectively manage our growth, our operating results may suffer.

Since our inception, we have experienced rapid growth, which has increased the complexity of our operations. As our operations have expanded, we have grown from 70 employees at April 30, 2007 to 840 employees at April 30, 2012, consisting of 640 full-time employees and 200 part-time content moderators. We have increased the size of our client base from 32 active clients at April 30, 2007 to 790 active clients at April 30, 2012. In addition, as a result of our acquisition of PowerReviews, we added approximately 300 network clients, approximately 800 express clients and 81 additional employees to our business as of June 12, 2012, which was the date of the closing of this acquisition. The rapid growth and increasing complexity have demanded, and will continue to demand, substantial resources and attention from our management, most of whom have limited experience in managing a business of our size and complexity. We expect to continue to hire more employees in the future as we grow our business. To manage the expected growth of our operations and personnel and to support financial reporting requirements as a public company, we will need to continue to improve our operational, financial, technology and management controls and our reporting systems and procedures. Further, to accommodate our expected growth we must continually improve and maintain our technology, systems and network infrastructure. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. Our inability to expand our personnel and operations in an efficient manner could result in difficulty in acquiring new clients or retaining existing clients, declines in quality or client satisfaction, increases in expenses relative to our revenue and challenges in developing and introducing new solutions, any of which could adversely affect our operating results.

Because we recognize revenue for our solutions ratably over the term of our client agreements, decreases in the revenue recognizable under contracts for new active clients will not be fully and immediately reflected in our operating results.

We offer our solutions primarily through subscription agreements and generally recognize revenue ratably over the related subscription period, which is typically one year. As a result, some portion of the revenue we report in each quarter is revenue from contracts entered into during prior quarters. Consequently, a decline in the revenue recognizable under contracts for new active clients signed in any quarter or a decline in the growth rate of revenue recognizable under contracts signed in any quarter will not be fully and immediately reflected in the revenue of that quarter and would negatively affect our revenue in future quarters. In addition, we may be unable to adjust our cost structure rapidly, or at all, to take account of this reduced revenue.

Our sales cycle can be long and unpredictable and require considerable time and expense, which may cause our operating results to fluctuate.

The sales cycle for our solutions, from initial contact with a potential client to contract execution and implementation, varies widely by client and solution. Some of our clients undertake a significant evaluation process that has in the past resulted in a lengthy sales cycle, typically three to 12 months. We have no assurance that the substantial time and money spent on our sales efforts will produce any sales. If sales expected from a specific client for a particular quarter are not realized in that quarter or at all, our results could fall short of public expectations and our business, operating results and financial condition could be adversely affected.

The average sales price of our solutions may decrease, which may adversely affect our ability to achieve and maintain profitability.

The average sales price of our solutions may decline for a variety of reasons, including competitive pricing pressures in anticipation of the introduction of new solutions or technologies. In addition, because the market for our social commerce solutions is new and unproven and because our business model is evolving, we may not be able to achieve and sustain a level of demand and market acceptance sufficient for us to continue to maintain the current average sales price for our solutions. Furthermore, the composition of our clients may change in a manner that makes it more difficult to maintain such prices. Any failure to maintain our prices could have an adverse effect on our business, results of operations and financial condition.

Our business depends on retaining and attracting qualified management and operating personnel.

Our success depends in large part on our ability to retain and attract high-quality management and operating personnel. Our business plan was developed in large part by our executive officers, and its implementation requires their skills and knowledge. We do not maintain key person life insurance policies on any of our employees. We may not be able to offset the impact on our business of the loss of the services of one or more of our executive officers or key employees. Our business also requires skilled technical and sales personnel, who are in high demand and are often subject to competing offers. As we expand into new vertical and geographic markets, we will require personnel with expertise in these new areas. Further, we are conducting a search for a senior executive to join our management team as president to help us scale our operations. Competition for qualified employees is intense in our industry and particularly in Austin, Texas, where most of our employees are based. The loss of even a few qualified employees, or an inability to retain, attract, relocate and motivate additional highly skilled employees required for the planned expansion of our business, could harm our operating results and impair our ability to grow. To retain and attract key personnel, we use various measures, including an equity incentive program and incentive bonuses for executive officers and other key employees. These measures may not be sufficient to retain and attract the personnel we require to operate our business effectively. In addition, in making employment decisions, particularly in the software industry, job candidates often consider the value of the stock options they are to receive in connection with their employment. Significant volatility in the price of our stock after this offering may, therefore, adversely affect our ability to retain and attract key employees.

If we are unable to maintain or expand our direct sales and marketing capabilities, we may not be able to generate anticipated revenue.

We rely primarily on our direct sales force to sell our solutions. Our solutions require a sophisticated sales force. We have recently undertaken a plan to upgrade and expand our sales team in order to increase revenue from new and existing clients and to further penetrate our existing markets and expand into new markets. We have hired new sales leaders, have terminated under-performing sales personnel and have otherwise engaged in a restructuring of our sales organization in order to scale our sales operations to grow our revenue. This restructuring may be disruptive to our sales process and may not have the desired effect of expanding our business and generating anticipated revenue. Additionally, we have hired a number of new sales personnel to replace terminated personnel and to grow our sales team in both existing and new markets. These efforts may initially be disruptive to our sales process.

Our sales force upgrade and expansion may not have the desired effect of expanding our business and generating anticipated revenue. Competition for qualified sales personnel is intense, and there can be no assurance that we will be able to retain our existing sales personnel or attract, integrate or retain sufficient highly qualified sales personnel, which could adversely affect our revenue growth. Many of the companies with which we compete for experienced personnel have greater resources than we have. If any of our sales representatives were to leave us and join one of our competitors, we may be unable to prevent such sales representatives from helping competitors to solicit business from our existing clients, which could adversely affect our revenue.

In addition, new sales hires require training and typically take several months to achieve productivity, if at all. For internal planning purposes, we assume that it will take significant time before a newly hired sales representative is fully trained and productive in selling our solutions. This amount of time may be longer for sales personnel focused on new geographies or new verticals. As a result, the cost of hiring and carrying new representatives cannot be offset by the revenue they produce for a significant period of time. Furthermore, because of the length of our sales training period, we often cannot determine if a sales representative will succeed until after he or she has been employed for several months or longer. If we experience high turnover in our sales force, or if we cannot reliably develop and grow a successful sales team, our revenue growth may be adversely affected.

If we are not able to successfully leverage data we and our clients collect and manage through our solutions, we may not be able to increase our revenue through our analytics and other data solutions.

Our ability to grow our revenue through analytics and other data solutions depends on our ability to successfully leverage data that we and our clients collect and manage through the use of our solutions. Our ability to successfully leverage such data, in turn, depends on our ability to collect and obtain rights to utilize such data in our solutions and to maintain and grow our network of clients. We currently employ cookies, which are small files of non-personalized information placed on an Internet user’s computer, on a limited basis, and we may implement them more broadly to collect information related to the user, such as the user’s Internet Protocol, or IP, address, demographic information and history of the user’s interactions with our clients. If we are unable to effectively introduce cookies more broadly, our ability to collect such data could be impaired.

Additionally, our ability to both collect and utilize data may be affected by a number of factors outside of our control, including increased government regulation of the collection of information concerning consumer behavior on the Internet and the increased use of features that allow website visitors to modify their settings to prevent or delete cookies and to sweep all cookies from their computers. Further, we currently do not own the data collected through the use of our solutions but currently license the data from our clients for limited aggregation purposes. If we are not able to obtain sufficient rights to the data, we may not be able to utilize it in our solutions. Finally, in order to obtain the critical mass of data necessary for our analytics and other data solutions to have value for our clients, we will need to maintain and grow our client base. Currently, a substantial amount of the data to which we have access is collected by a small number of our clients. Consequently, the loss of a single client could have a disproportionate impact on the data that is available to us. Any of these limitations on our ability to successfully leverage data could have a material adverse effect on our ability to increase our revenue through analytics and other data solutions and could harm our future operating results.

We derive a substantial portion of our revenue from a limited number of our solutions. If we are unable to maintain demand for these solutions or diversify our revenue sources by successfully developing and introducing new or enhanced solutions, we could lose existing clients or fail to attract new clients and our business could be harmed.

Ratings & Reviews was our first social commerce solution and still remains the core element of our technology platform today. If we are unable to continue developing enhanced features for this solution to maintain demand or to diversify our revenue base by increasing demand for our other solutions and successfully developing and introducing new solutions either by internal development or acquisition, our operating results could be negatively impacted. We are currently modifying our software architecture to be able to develop and implement new solutions more efficiently and cost effectively. We are also currently investing significant amounts in research and development in connection with our efforts to leverage data that we and our clients collect and manage through the use of our solutions. Improving our architecture and developing and delivering new or upgraded solutions may require us to make substantial investments, and we have no assurance that such new or upgraded architecture solutions will generate sufficient revenue to offset their costs. If we are unable to efficiently develop, license or acquire such new or upgraded solutions on a timely and cost-effective basis, or if such solutions are not effectively brought to market, are not appropriately timed with market opportunity or do not achieve market acceptance, we could lose existing clients or fail to attract new clients, and our business and operating results could be materially adversely affected.

In addition, we must continuously modify and enhance our solutions to keep pace with rapid changes in the social web and Internet-related hardware, software communication, browser, database and social commerce technologies. If we are unable to respond in a timely and cost-effective manner to rapid technological developments, our solutions could become less marketable and less competitive or become obsolete, and our operating results could be negatively affected.

Our long-term success depends, in part, on our ability to maintain and expand our operations outside of the United States and, as a result, our business is susceptible to risks associated with international operations.

As our operations have expanded, we have established and currently maintain offices in the United States, the United Kingdom, Australia, France, Germany and Sweden. We have limited experience in operating in foreign jurisdictions outside the United States and are making significant investments to build our international operations. Managing a global organization is difficult, time-consuming and expensive, and any international expansion efforts that we may undertake may not be successful. Regarding our operations in Europe, Shopzilla, Inc., or Shopzilla, has the exclusive right to provide the PowerReviews services to customers in the European Union, Switzerland and Norway and has an option to purchase a perpetual license to use the PowerReviews technology, which perpetual license would permit Shopzilla to use the PowerReviews technology to compete with us in the European Union, Switzerland and Norway. In addition, conducting international operations subjects us to risks, including the following:

•	the cost and resources required to localize our solutions;

•	competition with companies that understand the local market better than we do or who have pre-existing relationships with potential clients in those markets;

•	legal uncertainty regarding the application of unique local laws to social commerce solutions or a lack of clear precedent of applicable law;

•	lack of familiarity with and the burden of complying with a wide variety of other foreign laws, legal standards and foreign regulatory requirements, which are subject to unexpected changes;

•	difficulties in managing and staffing international operations;

•	fluctuations in currency exchange rates;

•	potentially adverse tax consequences, including the complexities of foreign value added tax systems and restrictions on the repatriation of earnings;

•	increased financial accounting and reporting burdens and complexities and difficulties in implementing and maintaining adequate internal controls;

•	political, social and economic instability abroad, terrorist attacks and security concerns in general;

•	reduced or varied protection for intellectual property rights in some countries; and

•	higher telecommunications and Internet service provider costs.

Operating in international markets also requires significant management attention and financial resources. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability.

Unfavorable conditions in the market for social commerce solutions or the global economy or reductions in marketing spending, particularly in the online retail market, could limit our ability to grow our business and negatively affect our operating results.

Our operating results may vary based on the impact on us or our clients of changes in the market for social commerce solutions or the global economy. In addition, the revenue growth and potential profitability of our business depends on marketing spending by companies in the markets we serve. As of April 30, 2012, a majority of our clients were online retailers. To the extent that weak economic conditions cause our clients and potential clients to freeze or reduce their marketing budgets, particularly in the online retail market, demand for our solutions may be negatively affected. Historically, economic downturns have resulted in overall reductions in marketing spending. If economic conditions deteriorate or do not materially improve, our clients and potential clients may elect to decrease their marketing budgets by deferring or reconsidering product purchases, which would limit our ability to grow our business and negatively affect our operating results.

If we are unable to increase our penetration in our principal existing markets and expand into additional vertical markets, we will be unable to grow our business and increase revenue.

We currently market our solutions to a variety of industries, including the retail, consumer products, travel and leisure, technology, telecommunications, financial services, healthcare and automotive industries. We believe our future growth depends not only on increasing our penetration into the principal markets in which our solutions are currently used but also on identifying and expanding the number of industries, communities and markets that use or could use our solutions. Efforts to offer our solutions beyond our current markets may divert management resources from existing operations and require us to commit significant financial resources, either of which could significantly impair our operating results. In addition, some markets have unique and complex regulatory requirements that may make it more difficult or costly for us to market, sell or implement our solutions in those markets. Moreover, our solutions may not achieve market acceptance in new markets, and our efforts to expand beyond our existing markets may not generate additional revenue or be profitable. Our inability to further penetrate our existing markets or our inability to identify additional markets and achieve acceptance of our solutions in these additional markets could adversely affect our business, results of operations and financial condition.

Our growth depends in part on the success of our development and implementation support relationships with third parties.

We currently depend on, and intend to pursue additional relationships with, various third parties related to product development, including technology and service providers and social media platforms. Identifying, negotiating and documenting these relationships requires significant time and resources, as does integrating our solutions with third-party technologies. In some cases, we do not have formal written agreements with our development partners. Even when we have written agreements, they are typically non-exclusive and do not prohibit our development partners from working with our competitors or from offering competing services. Our competitors may be effective in providing incentives to third parties to favor their products or services.

Specifically, we outsource some of our product development, quality assurance and technology operations to two third-party contractors located in the Ukraine and Costa Rica. We also outsource some components of the development and technology operations of our Applications for Facebook to a third-party contractor located in the United States. We also rely on a third-party relationship to assist with client implementation support. We believe that supplementing our product development and implementation support activities with our outsourced third-party contractors enhances the efficiency and cost-effectiveness of these activities. If we experience problems with our third-party contractors or the costs charged by our contractors increases, we may not be able to develop new solutions or enhance existing solutions or meet our clients’ implementation support needs in an alternate manner that is equally or more efficient and cost-effective.

Additionally, our Applications for Facebook integrates certain of our solutions directly with Facebook’s social media platform. We currently rely on Facebook’s cooperation in order to integrate our solutions with Facebook’s platform, and we do not have a formal, written agreement with Facebook. There is no assurance that Facebook will continue to cooperate with us. Changes in Facebook’s technology or terms of use may inhibit or restrict us from continuing to integrate our solutions with Facebook’s platform. If Facebook does not continue to cooperate with us or if Facebook changes their technology or terms of use in ways that inhibit, restrict or increase the costs of the integration of our solutions with Facebook, our business could be harmed.

We anticipate that we will continue to depend on these and other third-party relationships in order to grow our business. If we are unsuccessful in maintaining existing and establishing new relationships with third parties, our ability to efficiently develop and implement new solutions could be impaired, and our competitive position or our operating results could suffer. Even if we are successful, these relationships may not result in increased revenue.

We currently rely on a small number of third-party service providers to host and deliver a significant portion of our solutions, and any interruptions or delays in services from these third parties could impair the delivery of our solutions and harm our business.

We host our solutions and serve our clients primarily from a third-party data center facility located in Texas. We also utilize third-party services that deploy data centers worldwide. We do not control the operation of any of the third-party data center facilities we use. These facilities may be subject to break-ins, computer viruses, denial-of-service attacks, sabotage, acts of vandalism and other misconduct. They are also vulnerable to damage or interruption from power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes and similar events. As a result, we may in the future experience website disruptions, outages and other performance problems. Despite our efforts, the occurrence of any of these events, a decision by our third-party service providers to close their data center facilities without adequate notice or other unanticipated problems could result in loss of data as well as a significant interruption in the offering of our solutions and harm to our reputation and brand.

Additionally, our third-party data center facility agreements are of limited durations, and our third-party data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with these facilities on commercially reasonable terms, we may experience delays in the provisioning of our solutions until an agreement with another data center facility can be arranged. This shift to alternate data centers could take more than 24 hours depending on the nature of the event, which could cause significant interruptions in service and adversely affect our business and reputation.

We also depend on third-party Internet-hosting providers and continuous and uninterrupted access to the Internet through third-party bandwidth providers to operate our business. If we lose the services of one or more of our Internet-hosting or bandwidth providers for any reason or if their services are disrupted, for example due to viruses or “denial-of-service” or other attacks on their systems, or due to power loss, telecommunications failures, fires, floods, earthquakes, hurricanes, tornadoes or similar events, we could experience disruption in our ability to offer our solutions or we could be required to retain the services of replacement providers, which could increase our operating costs and harm our business and reputation.

Any errors, defects, disruptions or other performance problems with our solutions could harm our reputation and may damage our clients’ businesses. Interruptions in our ability to offer our solutions would likely reduce our revenue, could cause our clients to cease using our solutions and could adversely affect our retention rates. In addition, some of our client agreements require us to issue credits for downtime in excess of certain targets, and in some instances give our clients the ability to terminate the agreements. Our business and results of operations would be harmed if our current and potential clients believe our solutions are unreliable.

Unfavorable changes in evolving government regulation and taxation of the Internet and online communications and social commerce solutions could harm our business and results of operations.

The future success of our business depends upon the continued use of the Internet as a primary medium for communications and commerce. As the use of the Internet continues to evolve, increasing regulation by federal, state or foreign governments becomes more likely. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting data privacy, the solicitation, collection, processing or use of personal or consumer information, truth-in-advertising, consumer protection and the use of the Internet as a commercial medium and the market for social commerce solutions. There is also uncertainty as to how some existing laws governing issues such as sales taxes, libel and personal privacy apply to the Internet. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the Internet. Any new regulations or legislation or new interpretations of existing regulations or legislation restricting Internet commerce or communications or imposing greater fees for Internet use could result in a decline in the use of the Internet as a medium for commerce and communications, diminish the viability of Internet solutions generally, and reduce the demand for our solutions. Additionally, if we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses, make it more difficult to conduct our business or require us to alter our business model. Any of these outcomes could have a material adverse effect on our business, financial condition or results of operations.

Public scrutiny of Internet privacy issues may result in increased regulation and different industry standards, which could require us to incur significant expenses in order to comply with such regulations or deter or prevent us from providing our products and solutions to clients, thereby harming our business.

As part of our business, we collect and store personal information. We expect our collection and storage of personal information to increase, primarily in connection with our efforts to expand our analytics and other data solutions. The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the Internet have recently come under increased public scrutiny. The U.S. government, including the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices. We will also face additional privacy issues as we expand into other international markets, as many nations have privacy protections more stringent than those in the United States. For example, the European Union is in the process of proposing reforms to its existing data protection legal framework, which may result in a greater compliance burden for companies with users in Europe. Various government and consumer agencies have also called for new regulation and changes in industry practices.

We have incurred, and will continue to incur, expenses to comply with privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations. Increased domestic or international regulation of data utilization and distribution practices, including self-regulation, could require us to modify our operations and incur significant expense, which could have an adverse effect on our business, financial condition and results of operations. Our business, including our ability to operate and expand internationally, could be adversely affected if legislation or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current or planned business practices and that require changes to these practices, the design of our solutions or our privacy policy.

If our security measures are breached or unauthorized access to consumer data is otherwise obtained, our solutions may be perceived as not being secure, clients may curtail or stop using our solutions, and we may incur significant liabilities.

Our operations involve the storage and transmission of confidential information, and security breaches could expose us to a risk of loss of this information, litigation, indemnity obligations to our clients and other liability. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to client and consumer data, including personally identifiable information regarding consumers, our reputation will be damaged, our business may suffer and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose potential sales and existing clients.

We may be subject to claims that we violated intellectual property rights of others, which are extremely costly to defend and could require us to pay significant damages and limit our ability to operate.

Companies in the Internet and technology industries, and other patent, copyright and trademark holders, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on claims of infringement or other violations of intellectual property rights. We have received in the past, and expect to receive in the future, notices that claim we or our clients using our solutions have misappropriated or misused other parties’ intellectual property rights. There may be intellectual property rights held by others, including issued or pending patents, copyrights and trademarks, that cover significant aspects of our technologies, content, branding or business methods. Any intellectual property claim against us or against our clients requiring us to indemnify our clients, regardless of merit, could be time-consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims also could subject us to significant liability for damages and could result in our having to stop using technology, content, branding or business methods found to be in violation of another party’s rights. In addition, some of our commercial agreements require us to indemnify the other party for third-party intellectual property infringement claims, which could increase the cost to us of an adverse ruling in such an action. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, content, branding or business methods, which could require significant effort and expense and make us less competitive. If we cannot license or develop technology, content, branding or business methods for any allegedly infringing aspect of our business, we may be unable to compete effectively. Any of these results could harm our operating results.

If we do not adequately protect our intellectual property, our ability to compete could be impaired.

If we are unable to protect our intellectual property, our competitors could use our intellectual property to market products and services similar to ours and our ability to compete effectively would be impaired. To protect our intellectual property we rely on a combination of copyright, trademark, patent and trade secret laws, contractual provisions and technical measures. These protections may not be adequate to prevent our competitors from copying or reverse-engineering our technology and services to create similar offerings. The scope of patent protection, if any, we may obtain from our patent applications is difficult to predict and, if issued, our patents may be found invalid, unenforceable or of insufficient scope to prevent competitors from offering similar services. Our competitors may independently develop technologies that are substantially equivalent or superior to our technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors, subcontractors and collaborators to enter into confidentiality agreements, and we maintain policies and procedures to limit access to our trade secrets and proprietary information. These agreements and the other actions we take may not provide meaningful protection for our trade secrets, know-how or other proprietary information from unauthorized use, misappropriation or disclosure. Existing copyright and patent laws may not provide adequate or meaningful protection in the event competitors independently develop technology, products or services similar to our solutions. Even if such laws provide protection, we may have insufficient resources to take the legal actions necessary to protect our interests.

Upon discovery of potential infringement of our intellectual property, we promptly take action we deem appropriate to protect our rights. Even if we do detect violations and decide to enforce our intellectual property rights, litigation may be necessary to enforce our rights, and any enforcement efforts we undertake could be time-consuming and expensive, could divert our management’s attention and may result in a court determining that our intellectual property rights are unenforceable. A failure to protect our intellectual property in a cost-effective and meaningful manner could have a material adverse effect on our ability to compete.

As of April 30, 2012, we had no patents issued, thirteen pending U.S. non-provisional patent applications and five provisional patent applications filed. We cannot be certain that any patents will be issued with respect to our current or potential patent applications. Any future patents issued to us may be challenged, invalidated or circumvented, may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers. Furthermore, effective patent, trademark, copyright and trade secret protection may not be available in every country in which our products are available over the Internet. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving.

We face potential liability and expenses for legal claims based on online word of mouth that is enabled by our solutions. If we are required to pay damages or expenses in connection with these legal claims, our operating results and business may be harmed.

Our solutions enable our clients to collect and display user-generated content, in the form of online word of mouth, on their websites and other third-party websites. We are also involved in the syndication and moderation of such content. Consequently, in connection with the operation of our business, we face potential liability based on a variety of theories, including fraud, defamation, negligence, copyright or trademark infringement or other legal theories based on the nature and syndication or moderation of this information, and under various laws, including the Lanham Act and the Copyright Act. In addition, it is also possible that consumers could make claims against us for losses incurred in reliance upon information enabled by our solutions, syndicated or moderated by us and displayed on our clients’ websites or social networks. These claims, whether brought in the United States or abroad, could divert management time and attention away from our business and result in significant costs to investigate and defend, regardless of the merit of these claims. If we become subject to these or similar types of claims and are not successful in our defense, we may be forced to pay substantial damages. There is no guarantee that we will avoid future liability and potential expenses for legal claims based on the content of the materials that our solutions enable. Should the content enabled by our solutions violate the intellectual property rights of others or otherwise give rise to claims against us, we could be subject to substantial liability, which could have a negative impact on our business, revenue and financial condition.

Our use of open source and third-party technology could impose limitations on our ability to commercialize our solutions.

We use open source software in our solutions. Although we monitor our use of open source software closely, the terms of many open source licenses have not been interpreted by courts in or outside of the United States, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our solutions. We also incorporate certain third-party technologies into our solutions and may desire to incorporate additional third-party technologies in the future. Licenses to new third-party technology may not be available to us on commercially reasonable terms, or at all. We could be required to seek licenses from third parties in order to continue offering our solutions, to re-engineer our technology or to discontinue offering our solutions in the event re-engineering cannot be accomplished on a timely basis, any of which could adversely affect our business, operating results and financial condition.

Undetected errors or defects in our solutions could result in the loss of revenue, delayed market acceptance of our products or services or claims against us.

Our solutions are complex and frequently upgraded and may contain undetected errors, defects, failures or viruses, especially when first introduced or when new versions or enhancements are released. Despite testing, our solutions, or third-party products that we incorporate into our solutions, may contain undetected errors, defects or viruses that could, among other things:

•	require us to make extensive changes to our solutions, which would increase our expenses;

•	expose us to claims for damages;

•	require us to incur additional technical support costs;

•	cause negative client or consumer reactions that could reduce future sales;

•	generate negative publicity regarding us and our solutions; or

•	result in clients electing not to renew their subscriptions for our solutions.

Any of these occurrences could have a material adverse effect upon our business, financial condition and results of operations.

We might require additional capital to support business growth, and this capital might not be available.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new solutions or enhance our existing solutions and platform, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock, including shares of common stock sold in this offering. Any debt financing secured by us in the future would likely be senior to our common stock and could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

Our loan agreement contains operating and financial covenants that may restrict our business and financing activities and expose us to risks that could adversely affect our liquidity and financial condition.

On July 18, 2007, we entered into a loan and security agreement with a financial institution. As amended to date, the loan agreement provides for borrowings up to $30.0 million, subject to a borrowing formula, under a revolving line of credit, with a sublimit of $2.65 million for the issuance of corporate credit cards and letters of credit on our behalf. As of April 30, 2012, we had no borrowings and a $2.3 million standby letter of credit issued under our loan agreement. Any borrowings, letters of credit and credit card services pursuant to our loan agreement are secured by substantially all of our assets, including our intellectual property. Our loan agreement limits, among other things, our ability to:

•	incur additional indebtedness or guarantee the obligations of other persons;

•	make payments on additional indebtedness or make changes to certain agreements related to additional indebtedness;

•	enter into hedging arrangements;

•	create, incur or assume liens and other encumbrances;

•	make loans and investments, including acquisitions;

•	make capital expenditures;

•	sell, lease, license or otherwise dispose of assets;

•	store inventory and equipment with other persons;

•	pay dividends or make distributions on, or purchase or redeem, our capital stock;

•	consolidate or merge with or into other entities;

•	undergo a change in control;

•	engage in new or different lines of business; or

•	enter into transactions with affiliates.

Our loan agreement also contains numerous affirmative covenants, including covenants regarding compliance with applicable laws and regulations, financial and other reporting, payment of taxes and other obligations, maintenance of insurance coverage, maintenance of bank and investment accounts with the financial institution and its affiliates, registration of intellectual property rights, and certain third-party consents and waivers. The operating and other restrictions and covenants in our loan agreement, and in any future financing arrangements that we may enter into, may restrict our ability to finance our operations, engage in certain business activities, or expand or fully pursue our business strategies, or otherwise limit our discretion to manage our business. Our ability to comply with these restrictions and covenants may be affected by events beyond our control, and we may not be able to meet those restrictions and covenants.

Our loan agreement contains events of default, which include, among others, non-payment defaults, covenant defaults, material adverse change defaults, bankruptcy and insolvency defaults, material judgment and settlement defaults, cross-defaults to certain other material agreements and defaults related to inaccuracy of representations and warranties made by us. An event of default under our loan agreement or any future financing arrangements could result in the termination of commitments to extend further credit, cause any outstanding indebtedness under our loan agreement or under any future financing arrangements to become immediately due and payable and permit our lender to exercise remedies with respect to all of the collateral securing the loans. Accordingly, an event of default could have an adverse effect on our access to capital, liquidity and general financial condition.

If Internet search engines’ methodologies are modified, our SEO capability could be harmed.

In connection with search engine optimization, or SEO, capabilities that we provide our clients, including our SEO solution, we depend in part on various Internet search engines, such as Google and Bing, to direct a significant amount of traffic to our clients’ websites. Our ability to influence the number of visitors directed to our clients’ websites through search engines is not entirely within our control. For example, search engines frequently revise their algorithms in an attempt to optimize their search result listings. In 2011, Google announced an algorithm change that affected nearly 12% of their U.S. query results. There cannot be any assurance as to whether these or any future changes that may be made by Google or any other search engines might impact our SEO capability in the long term. Changes in the methodologies used by search engines to display results could cause our clients’ websites to receive less favorable placements, which could reduce the number of users who click to visit our clients’ websites from these search engines. Some of our clients’ websites have experienced fluctuations in search result rankings and we anticipate similar fluctuations in the future. Internet search engines could decide that content on our clients’ websites enabled by our solutions, including online word of mouth, is unacceptable or violates their corporate policies. Any reduction in the number of users directed to our clients’ websites could negatively affect our ability to earn revenue through our SEO solution.

If we are unable to maintain our corporate culture as we grow, we could lose the passion, performance, innovation, openness, teamwork, respect and generosity that we believe contribute to our success and our business may be harmed.

We believe that a critical contributor to our success has been our corporate culture. As we grow and change, we may find it difficult to maintain the values that are fundamental to our corporate culture. Any failure to preserve our culture could negatively affect our ability to recruit and retain personnel and otherwise adversely affect our future success. We may face pressure to change our culture as we grow, particularly if we experience difficulties in attracting competent personnel who are willing to embrace our culture. However, we have no intention of succumbing to this pressure, which could make it even more difficult to attract necessary personnel.

Our revenue may be adversely affected if we are required to charge sales taxes in additional jurisdictions or other taxes for our solutions.

We collect or have imposed upon us sales or other taxes related to the solutions we sell in certain states and other jurisdictions. Additional states, countries or other jurisdictions may seek to impose sales or other tax collection obligations on us in the future, or states or jurisdictions in which we already pay tax may increase the amount of taxes we are required to pay. A successful assertion by any state, country or other jurisdiction in which we do business that we should be collecting sales or other taxes on the sale of our products and services could, among other things, create significant administrative burdens for us, result in substantial tax liabilities for past sales, discourage clients from purchasing solutions from us or otherwise substantially harm our business and results of operations.

If we undertake business combinations and acquisitions, they may be difficult to integrate, disrupt our business, dilute stockholder value or divert management’s attention.

In addition to our acquisition of PowerReviews in June 2012, we may support our growth through acquisitions of additional complementary businesses, services or technologies in the future. Future acquisitions involve risks, such as:

•	misjudgment with respect to the value, return on investment or strategic fit of any acquired operations or assets;

•	challenges associated with integrating acquired technologies, operations and cultures of acquired companies;

•	exposure to unforeseen liabilities;

•	diversion of management and other resources from day-to-day operations;

•	possible loss of key employees, clients, suppliers and partners;

•	higher than expected transaction costs;

•	potential loss of commercial relationships and customers based on their concerns regarding the acquired business or technologies; and

•	additional dilution to our existing stockholders if we use our common stock as consideration for such acquisitions.

As a result of these risks, we may not be able to achieve the expected benefits of any acquisition. If we are unsuccessful in completing or integrating acquisitions, we may be required to reevaluate our growth strategy and we may have incurred substantial expenses and devoted significant management time and resources in seeking to complete and integrate the acquisitions.

Future business combinations could involve the acquisition of significant intangible assets. We may need to record write-downs from future impairments of identified intangible assets and goodwill. These accounting charges would reduce any future reported earnings or increase a reported loss. In addition, we could use substantial portions of our available cash, including some or substantially all of the proceeds of this offering, to pay the purchase price for acquisitions. Subject to the provisions of our existing indebtedness, it is possible that we could incur additional debt or issue additional equity securities as consideration for these acquisitions, which could cause our stockholders to suffer significant dilution.

We may not be able to utilize a significant portion of our net operating loss or research tax credit carryforwards, which could adversely affect our operating results.

As of April 30, 2012, we had federal net operating loss carryforwards of $49.1 million due to prior period losses, which expire beginning in 2026. We also have federal research tax credit carryforwards of approximately $1.4 million that will begin to expire in 2026. Realization of these net operating loss and research tax credit carryforwards depends on many factors, including our future income. There is a risk that due to regulatory changes or unforeseen reasons our existing carryforwards could expire or otherwise be unavailable to offset future income tax liabilities, which would adversely affect our operating results. In addition, under Section 382/383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income may be limited. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards or other pre-change tax attributes to offset United States federal and state taxable income may be subject to limitations.

We are exposed to fluctuations in currency exchange rates.

We face exposure to adverse movements in currency exchange rates, which may cause our revenue and operating results to differ materially from expectations. A decline in the U.S. dollar relative to foreign currencies would increase our non-U.S. revenue, when translated into U.S. dollars. Conversely, if the U.S. dollar strengthens relative to foreign currencies, our revenue would be adversely affected. Our operating results could be negatively impacted depending on the amount of expense denominated in foreign currencies. As exchange rates vary, revenue, cost of revenue, operating expenses and other operating results, when translated, may differ materially from expectations. In addition, our revenue and operating results are subject to fluctuation if our mix of U.S. and foreign currency denominated transactions and expenses changes in the future. Even if we were to implement hedging strategies to mitigate foreign currency risk, these strategies might not eliminate our exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategies and potential accounting implications.

If we experience material weaknesses in the future, as we have in the past, or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately report our financial condition or results of operations which may adversely affect investor confidence in us and, as a result, the value of our common stock.

As a public company, we are required, under Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting beginning with the filing of our Annual Report on Form 10-K for fiscal year 2013. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual and interim financial statements will not be prevented or detected on a timely basis. We will be required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the recently enacted Jumpstart Our Business Startups Act of 2012, or the JOBS Act, if we take advantage of the exemptions contained in the JOBS Act. We may remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any October 31 before that time, we would cease to be an “emerging growth company” at the end of that fiscal year.

We are further enhancing the computer systems processes and related documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to conclude that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would likely cause the price of our common stock to decline.

We have in the past identified a material weakness in our internal control over financial reporting, and although we have remediated the material weakness identified, we cannot assure you that there will not be material weaknesses in our internal controls in the future. Prior to fiscal year 2010, our independent accounting firm was not registered by the Public Company Accounting Oversight Board, or PCAOB. In fiscal year 2010, we appointed a PCAOB registered independent accounting firm. In connection with our fiscal year 2008 and fiscal year 2009 audits following this appointment, we and our independent registered public accounting firm identified one material weakness in our internal control over financial reporting. For fiscal year 2008 and fiscal year 2009, we did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with our financial reporting requirements. Specifically, we lacked sufficient finance and accounting staff with adequate depth and skill in the application of generally accepted accounting principles with respect to the accounting for revenue recognition and internal-use software. This control deficiency resulted in material errors, requiring the restatement of our financial results for our fiscal years ended April 30, 2008 and 2009.

Since the periods with respect to which this material weakness was identified, we have taken steps to address the material weakness disclosed in the preceding paragraph, including hiring a new chief financial officer, corporate controller and other appropriately qualified accounting personnel, forming an audit committee and implementing additional financial accounting controls and procedures. As a result of these actions, we believe that this material weakness has been remediated and our consolidated financial statements and related notes included elsewhere in this prospectus reflect the correct application of accounting guidance in accordance with GAAP. However, we have not completed the necessary documentation and testing procedures under Section 404 of the Sarbanes-Oxley Act and cannot assure you that we will be able to implement and maintain an effective internal control over financial reporting in the future. Any failure to maintain such controls could severely inhibit our ability to accurately report our financial condition or results of operations.

Risks Related to This Offering and Ownership of Our Common Stock

Our stock price may be volatile, and you may be unable to sell your shares at or above the offering price.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to, among other things, the risk factors described in this section of this prospectus, and other factors beyond our control. Factors affecting the trading price of our common stock will include:

•	variations in our operating results and operating results of similar companies;

•	changes in the estimates of our operating results or changes in recommendations by any securities analysts that elect to follow our common stock;

•	announcements of technological innovations, new products, services or service enhancements, strategic alliances or agreements by us or by our competitors;

•	marketing and advertising initiatives by us or our competitors;

•	threatened or actual litigation;

•	changes in our management;

•	recruitment or departures of key personnel;

•	conditions in the market for social commerce solutions, the industries in which our clients operate and the economy as a whole;

•	the overall performance of the equity markets;

•	sales of shares of our common stock by existing stockholders; and

•	adoption or modification of regulations, policies, procedures or programs applicable to our business.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations and general economic, political and market conditions, such as recessions, changes in U.S. credit ratings, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. Each of these factors, among others, could harm the value of your investment in our common stock.

In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us, regardless of the merits or outcome, could result in substantial costs and divert our management’s attention from other business concerns, which could materially harm our business.

If securities analysts do not continue to publish research or publish negative research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock or publish negative research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our stock or fail to publish reports on us regularly, we could lose visibility in the market for our stock and demand for our stock could decrease, which could cause our stock price or trading volume to decline.

The concentration of our capital stock ownership with insiders upon the completion of this offering will likely limit your ability to influence corporate matters.

We anticipate that our executive officers, directors, beneficial owners of 5.0% or more of our outstanding shares of common stock and affiliated entities will together beneficially own approximately           % of our common stock outstanding after this offering, or           % if the underwriters exercise their option to purchase additional shares in full. As a result, these stockholders, acting together, may be able to control our management and affairs and matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if such a change of control would benefit our other stockholders. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders.

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

The price of our common stock could decline if there are substantial sales of our common stock in the public stock market after this offering. After this offering, we will have an aggregate of 60,229,937 outstanding shares of common stock, based on the number of shares outstanding as of April 30, 2012. All 10,906,941 shares of common stock sold in our initial public offering and all 8,500,000 shares sold in this offering, plus any shares sold pursuant to the underwriters’ option to purchase additional shares, will be freely tradable without restrictions unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining 40,822,996 shares of common stock outstanding after this offering, based on shares outstanding as of April 30, 2012, will be restricted as a result of securities laws, lock-up agreements or other contractual restrictions.

Upon the release of the underwriters’ lock-up from our initial public offering, which is expected to occur on August 21, 2012, approximately                      shares will be eligible for sale, subject in some cases to volume and other restrictions of Rule 144 and Rule 701 under the Securities Act. Upon the release of the underwriters’ lock-up from this offering, which is expected to occur 90 days after the date of this offering, approximately                      additional shares will be eligible for sale, subject in some cases to volume and other restrictions of Rule 144 and Rule 701 under the Securities Act. The underwriters may, in their sole discretion and without notice, release all or any portion of the shares from the restrictions of any lock-up agreements described above. In addition, these lock-up agreements are subject to the exceptions described in the section of this prospectus titled “Underwriters.”

All shares issued in connection with our acquisition of PowerReviews are subject to underwriters’ lock-up agreements on substantially the same terms as were entered into in connection with our initial public offering and are also subject to an additional lock-up agreement with us, which expires approximately 180 days following the closing of our acquisition of PowerReviews.

General Atlantic Partners 90, L.P., GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAP Coinvestments CDA, L.P. and GAPCO GmbH & Co. KG, or collectively the GA Stockholders, have also agreed with us, subject to limited exceptions, not to sell or otherwise dispose of any shares of our common stock without our prior written consent for a period of 18 months after the closing of our initial public offering. These shares are expected to be released from this lock-up on August 30, 2013.

After this offering and the expiration of the applicable lock-up periods, certain holders of shares of our common stock not sold in this offering will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.

Some of our employees, including all of our named executive officers, have entered into 10b5-1 trading plans regarding sales of shares of our common stock. These plans provide for sales to occur from time to time after the expiration of the lock-up period related to our initial public offering, which period is scheduled to expire on August 21, 2012. Sales of shares under those plans by our executives, as well as any other employee who has entered into a 10b5-1 trading plan who participates as a selling stockholder in this offering, will not be made during the 90-day lock-up period related to this offering.

We have also registered the issuance of all shares of common stock that we have issued and may issue under our option plans. These shares can be freely sold in the public market upon issuance, subject to the satisfaction of applicable vesting provisions, Rule 144 volume limitations, manner of sale, notice and public information requirements applicable to our affiliates and, as applicable, the lock-up agreements signed in connection with our initial public offering and with this offering.

Also, in the future, we may issue securities in connection with investments and acquisitions. The amount of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding stock. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

Our management has broad discretion in the use of the net proceeds from this offering and may not use the net proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering. We cannot specify with certainty the uses to which we will apply the net proceeds we will receive from this offering. The failure by our management to apply these funds effectively could adversely affect our ability to continue to maintain and expand our business.

We do not anticipate paying any dividends on our common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we do not pay cash dividends, you could receive a return on your investment in our common stock only if the market price of our common stock has increased when you sell your shares. In addition, the terms of our loan and security agreement currently restrict our ability to pay dividends.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to “emerging growth companies” could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more; (ii) April 30, 2017; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We will be deemed a large accelerated filer on the first day of the fiscal year after the market value of our common equity held by non-affiliates exceeds $700 million, measured on October 31.

We cannot predict if investors will find our common stock less attractive to the extent we rely on the exemptions available to emerging growth companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We have incurred and will continue to incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our operating results.

As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company, and greater expenditures may be necessary in the future with the advent of new laws, regulations and stock exchange listing requirements pertaining to public companies, particularly after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act of 2010, as well as rules subsequently implemented by the Securities and Exchange Commission and The NASDAQ Stock Market LLC, impose various requirements on public companies, including establishing effective internal controls and certain corporate governance practices. Our management and other personnel have begun to devote a substantial amount of time to these compliance initiatives, and additional laws and regulations may divert further management resources. Moreover, if we are not able to comply with the requirements of new compliance initiatives in a timely manner, the market price of our stock could decline, and we could be subject to investigations and other actions by the Securities and Exchange Commission and The NASDAQ Stock Market LLC, or other regulatory authorities, which would require additional financial and management resources.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	creating a classified board of directors whose members serve staggered three-year terms;

•	not providing for cumulative voting in the election of directors;

•	authorizing our board of directors to issue, without stockholder approval, preferred stock with rights senior to those of our common stock;

•	prohibiting stockholder action by written consent; and

•	requiring advance notification of stockholder nominations and proposals.

These and other provisions to be included in our amended and restated certificate of incorporation and our amended and restated bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions. See the sections of this prospectus titled “Description of Capital Stock—Preferred Stock” and “Description of Capital Stock—Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus, including the sections of this prospectus titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. We may, in some cases, use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “will” or “may,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

•	our ability to timely and effectively scale and adapt our existing technology and network infrastructure;

•	our ability to increase engagement of our solutions by our clients, partners and professional organizations;

•	our expectations regarding our revenue, expenses, sales and operations;

•	anticipated trends, developments and challenges in our business and the markets in which we operate;

•	our ability to compete in our markets and innovation by our competitors;

•	our ability to attract and retain clients and subsequently grow our relationships with existing clients;

•	our ability to anticipate market needs or develop new or enhanced solutions to meet those needs;

•	our ability to effectively manage growth;

•	our ability to establish and maintain our brand and intellectual property rights;

•	our ability to manage expansion into international markets and new vertical industries;

•	our ability to retain and attract qualified employees and key personnel;

•	our ability to successfully integrate acquisitions of businesses and technologies, including PowerReviews;

•	costs associated with defending intellectual property infringement and other claims;

•	our expectations regarding the use of proceeds from this offering;

•	our ability to successfully identify, manage and integrate potential acquisitions; and

•	our anticipated cash needs and our estimates regarding our capital requirements and our need for additional financing.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. A number of important factors could cause actual results to differ materially from the results anticipated by these forward-looking statements, which statements apply only as of the date of this prospectus. These important factors include those that we discuss in the section of this prospectus titled “Risk Factors” and elsewhere. You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This prospectus contains estimates and other information concerning the industries in which we operate, including market size and growth rates, which are based on publications, surveys and forecasts, including those generated by Cisco Systems, Inc., ESOMAR B.V., Euromonitor International, Forrester Research, Inc., Fortune, Interbrand, Internet Retailer, MAGNAGLOBAL, comScore, Inc., Shop.org, PJL Digital (d/b/a Social Shopping Labs), The CMO Club (operated by C Level Club, LLC), and The Nielsen Company as well as internal research. We commissioned the survey of Chief Marketing Officers conducted by The CMO Club (operated by C Level Club, LLC) referenced on page 63 of this prospectus and contributed to its preparation. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the section of this prospectus titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications, surveys and forecasts.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of 1,700,000 shares of common stock in this offering at the assumed public offering price of $         per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on         , 2012, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $         million or $         million if the underwriters’ option to purchase additional shares is exercised in full. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

The principal purposes of this offering are to obtain additional capital, provide liquidity for our selling stockholders and increase our public float.

We do not have current specific plans for the use of the net proceeds from this offering. However, we generally intend to use the balance of the net proceeds from this offering for working capital and other general corporate purposes. We also may use a portion of the net proceeds to acquire or license, or invest in, products, services, technologies or other businesses. The amount and timing of these expenditures will vary depending on a number of factors, including competitive and technological developments and the rate of growth, if any, of our business.

Pending their use, we plan to invest our net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. Our management will have broad discretion in the application of the net proceeds from this offering to us, and investors will be relying on the judgment of our management regarding the application of the proceeds.

MARKET PRICE OF COMMON STOCK

Our common stock has been listed on the Nasdaq Global Market under the symbol “BV” since February 24, 2012. Prior to that date, there was no public trading market for our common stock. Our common stock in our initial public offering priced at $12.00 per share on February 23, 2012. The following table sets forth for the periods indicated the high and low sale prices per share of our common stock as reported on the Nasdaq Global Market.

	Common Stock Price
	High	Low
Year Ended April 30, 2012
Fourth Quarter (from February 24, 2012)	$21.10	$15.10

Year Ended April 30, 2013
First Quarter (through June 26, 2012)	20.20	14.48

On June 26, 2012, the reported last sale price of our common stock on the Nasdaq Global Market was $18.50 per share and, as of June 26, 2012, there were approximately 241 holders of our common stock.

DIVIDEND POLICY

We have never declared or paid dividends on our capital stock. We do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings will be used for the operation and growth of our business. Any future determination to declare cash dividends would be subject to the discretion of our board of directors and would depend upon various factors, including our results of operations, financial condition and liquidity requirements, restrictions that may be imposed by applicable law and our contracts and other factors deemed relevant by our board of directors. In addition, the terms of our loan and security agreement currently restrict our ability to pay dividends.

CAPITALIZATION

The following table sets forth our capitalization as of April 30, 2012 on:

•	an actual basis; and

•

an as adjusted basis, reflecting our receipt of the net proceeds from our sale of 1,700,000 shares of common stock by us in this offering at the assumed public offering price of $         per share, which was the last reported sale price of our common stock on the Nasdaq Global Market on         , 2012, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

You should read this table together with the sections of this prospectus titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of April 30, 2012
	Actual	As Adjusted
	(in thousands, except share data)
	(unaudited)
Stockholders’ equity (deficit):
Undesignated preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted
Common stock, $0.0001 par value; 150,000,000 shares authorized, 58,779,937 shares issued and 58,529,937 shares outstanding, actual; 150,000,000 shares authorized, 60,479,937 shares issued and 60,229,937 shares outstanding, as adjusted	6
Treasury stock, at cost; 250,000 shares outstanding, actual and as adjusted	—
Additional paid-in capital	158,769
Accumulated other comprehensive loss	(20)
Accumulated deficit	(65,157)

Total stockholders’ equity (deficit)	93,598

Total capitalization	93,598

The number of shares of common stock outstanding set forth in the table is based on 58,529,937 shares outstanding as of April 30, 2012 and excludes:

•	12,082,847 shares of common stock issuable upon exercise of options outstanding as of April 30, 2012 at a weighted average exercise price of $4.57 per share;

•	202,500 shares of common stock issuable upon exercise of warrants outstanding as of April 30, 2012 at a weighted average exercise price of $9.59 per share;

•

4,227,906 shares of common stock reserved for future issuance under our 2012 Equity Incentive Plan adopted in January 2012, as more fully described in the section of this prospectus titled “Executive Compensation—Stock Incentive Plans;”

•

1,137,123 shares of common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan adopted in January 2012, as more fully described in the section of this prospectus titled “Executive Compensation—Stock Incentive Plans;”

•	6,380,538 shares of common stock issued as consideration in connection with our acquisition of PowerReviews; and

•

1,656,751 shares of common stock reserved for issuance pursuant to outstanding options under the PowerReviews 2005 Equity Incentive Plan, which we assumed in connection with our acquisition of PowerReviews in June 2012, as more fully described in the section of this prospectus titled “Executive Compensation—Stock Incentive Plans.”

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

You should read the following selected historical consolidated financial data below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, related notes and other financial information included in this prospectus.

The consolidated statements of operations data for the fiscal years ended April 30, 2010, 2011 and 2012 and the consolidated balance sheet data as of April 30, 2011 and 2012 are derived from our audited consolidated financial statements included in this prospectus. The consolidated statements of operations data for the fiscal years ended April 30, 2008 and 2009 and the consolidated balance sheet data as of April 30, 2008, 2009 and 2010 are derived from our audited consolidated financial statements not included in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended April 30,
	2008	2009	2010	2011	2012
Consolidated Statements of Operations Data:	(in thousands, except per share data)
Revenue	$10,108	$22,472	$38,648	$64,482	$106,136
Cost of revenue(1)	4,136	8,307	15,191	25,615	36,441

Gross profit	5,972	14,165	23,457	38,867	69,695

Operating expenses:
Sales and marketing(1)	5,876	11,260	17,803	34,568	49,726
Research and development(1)	1,773	3,444	5,828	10,847	20,789
General and administrative(1)	2,135	4,442	7,651	13,156	21,895

Total operating expenses	9,784	19,146	31,282	58,571	92,410

Operating loss	(3,812)	(4,981)	(7,825)	(19,704)	(22,715)

Total other income (expense), net	177	98	56	208	(803)

Net loss before income taxes	(3,635)	(4,883)	(7,769)	(19,496)	(23,518)
Income tax expense	—	125	205	561	811

Net loss	$(3,635)	$(5,008)	$(7,974)	$(20,057)	$(24,329)
Less accretion of redeemable convertible preferred stock	(34)	(42)	(43)	(46)	(38)

Net loss applicable to common stockholders	$(3,669)	$(5,050)	$(8,017)	$(20,103)	$(24,367)

Net loss per share applicable to common stockholders:
Basic and diluted	$(0.24)	$(0.32)	$(0.48)	$(1.13)	$(0.92)

Basic and diluted weighted average number of shares	15,540	15,854	16,637	17,790	26,403

Other Financial Data:
Adjusted EBITDA(2)	$(3,400)	$(3,340)	$(4,211)	$(13,317)	$(12,901)

(1)	Includes stock-based expense as follows (in thousands):

	Year Ended April 30,
	2008	2009	2010	2011	2012
	(in thousands)
Cost of revenue	$57	$319	$604	$978	$1,220
Sales and marketing	126	469	924	1,122	1,869
Research and development	34	258	469	731	1,326
General and administrative	51	281	636	1,850	3,295

	$268	$1,327	$2,633	$4,681	$7,710

(2)	We define Adjusted EBITDA as net loss adjusted for stock-based expense, adjusted depreciation and amortization (which excludes amortization of capitalized internal-use software development costs), income tax expense and other (income) expense, net. Adjusted EBITDA is a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles, or GAAP. For future periods, we will exclude from Adjusted EBITDA integration and other costs related to acquisitions.

Adjusted EBITDA should not be considered as an alternative to net loss, operating loss or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of other organizations because other organizations may not calculate Adjusted EBITDA in the same manner. We prepare Adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. You are encouraged to evaluate these adjustments and the reason we consider them appropriate.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons:

•

Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items, such as stock-based expense, adjusted depreciation and amortization, income tax expense, integration and other costs related to acquisitions and other income, net, that can vary substantially from company to company depending upon their financing, capital structures and the method by which assets were acquired;

•

Our management uses Adjusted EBITDA in conjunction with GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of operating performance and the effectiveness of our business strategies and in communications with our board of directors concerning our financial performance;

•

Adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and

•	Our investor and analyst presentations include Adjusted EBITDA as a supplemental measure to evaluate our overall operating performance.

We understand that, although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. These limitations include:

•

Adjusted depreciation and amortization are non-cash charges, and the assets being depreciated or amortized will often have to be replaced in the future; Adjusted EBITDA does not reflect any cash requirements for these replacements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs or contractual commitments;

•	Adjusted EBITDA does not reflect cash requirements for income taxes and integration and other costs related to acquisitions and the cash impact of other income; and

•	Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA for each of the periods indicated, in thousands.

	Year Ended April 30,
	2008	2009	2010	2011	2012
	(in thousands)
Net loss	$(3,635)	$(5,008)	$(7,974)	$(20,057)	$(24,329)
Stock-based expense	268	1,327	2,633	4,681	7,710
Adjusted depreciation and amortization	144	314	981	1,706	2,104
Income tax expense	—	125	205	561	811
Total other (income) expense, net	(177)	(98)	(56)	(208)	803

Adjusted EBITDA	$(3,400)	$(3,340)	$(4,211)	$(13,317)	$(12,901)

	April 30,
	2008	2009	2010	2011	2012
Selected Consolidated Balance Sheet Data:	(in thousands)
Cash and cash equivalents	$7,419	$6,388	$16,036	$15,050	$74,367
Short term investments	—	7,995	—	—	50,834
Total deferred revenue	3,631	8,277	17,104	32,160	45,586
Total current assets	9,808	19,390	25,581	31,095	147,551
Total current liabilities	5,022	10,452	20,186	35,901	57,400
Total assets	10,731	20,892	32,547	37,972	156,867
Total liabilities	5,439	11,275	24,943	43,589	63,269
Total non-current liabilities	417	823	4,757	7,688	5,869
Redeemable convertible preferred stock	12,533	20,486	23,587	23,633	—
Total stockholders’ deficit	(7,241)	(10,870)	(15,983)	(29,250)	93,598

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the sections of this prospectus titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements and Industry Data.” All references herein to a fiscal year refer to the 12 months ended April 30 of such year, and references to the first, second, third and fourth fiscal quarters refer to the three months ended July 31, October 31, January 31 and April 30, respectively.

Overview

We are a leading provider of social commerce solutions that help our clients capture, display and analyze online word of mouth, including consumer-generated ratings and reviews, questions and answers, stories, recommendations, photographs, videos and other content about our clients’ brands, products or services. Bazaarvoice, which literally means “voice of the marketplace,” was founded on the premise that online word of mouth is critical to consumers and businesses because of its influence on purchasing decisions, both online and offline. We enable our clients to place consumers at the center of their business strategies by helping consumers generate and share sentiment, preferences and other content about brands, products or services. Through our technology platform, our clients leverage online word of mouth to increase sales, acquire new customers, improve marketing effectiveness, enhance consumer engagement across channels, increase success of new product launches, improve existing products and services, effectively scale customer support and decrease product returns.

We deliver our solutions primarily through a Software-as-a-Service, or SaaS, architecture that can be configured to meet each client’s specific needs. We sell our solutions through a direct sales team with our primary sales operations in Austin, Texas and London, United Kingdom. We also have direct sales teams in Australia, France, Germany, and Sweden. We offer our solutions primarily through subscription agreements and generally recognize revenue ratably over the related subscription period, which is typically one year.

Since inception, we have experienced rapid revenue growth, driven primarily by an increase in the number of active clients, which we define as clients that have implemented our solutions and from which we are currently recognizing revenue. In order to take advantage of our significant growth opportunity and to provide high levels of client service, we have also substantially expanded our number of full-time employees. We believe our growth is further illustrated by impressions served, which we define as single instances of online word of mouth delivered to an end user’s web browser. While this metric does not drive our pricing, it measures the reach of our network to a consumer audience. The following table summarizes these measures of our growth over fiscal years 2010, 2011 and 2012:

	Year Ended April 30,
	2010	2011	2012

Growth Trends:
Revenue (in thousands)	$38,648	$64,482	$106,136
Number of active clients (period end)	369	571	790
Full-time employees (period end)	324	494	640
Impressions served (in thousands)	63,249,918	92,341,249	125,425,905

For the fiscal year ended April 30, 2012, through the continued enhancement and expansion of our social commerce platform, we achieved significant growth as compared to 2011 in both the number of active clients and the revenue we generate from our active clients over time. Our revenue was $106.1 million in 2012, which represented a 64.6% increase from 2011.

Our growth has been driven by our ability to provide effective solutions that help our clients achieve measurable results from online word of mouth. Our platform, which we launched in October 2005, provides a turnkey Ratings & Reviews solution, which was initially targeted for online retailers, enabling them to collect and display consumer reviews on their retail websites. As of April 30, 2012, a majority of our clients were online retailers.

Since the launch of our platform, we have expanded the features and functionality of our platform and solutions, enabling us to increase revenue from existing clients while attracting significant numbers of new clients in online retail and other industries, including manufacturing clients that sell their products and services through our online retail clients. Significant additions to our platform include our Questions & Answers solution released in May 2007, our Campaigns solution released in July 2008, our amplification suite released in January 2010 that incorporates the BrandVoice and BrandAnswers network amplification features and our Applications for Facebook product suite released in June 2010 that provides a platform for our clients to connect with consumers across social networks. Ratings & Reviews, the core solution in our platform, is used by virtually all of our clients. We are the leading provider of customer reviews and forums to 32.6% of the 2012 Internet Retailer 500, more than every other vendor of a similar service, as of April 2012. We now have active clients in a variety of industries, including the retail, consumer products, travel and leisure, technology, telecommunications, financial services, healthcare and automotive industries. As of April 30, 2012, we had 790 active clients and 640 full-time employees servicing those clients. In addition, as a result of our acquisition of PowerReviews, we added approximately 300 network clients, approximately 800 express clients and 81 new employees to our business as of June 12, 2012, which was the date of the closing of the acquisition.

A key element of our growth strategy is the continuous enhancement and expansion of our social commerce platform by developing and implementing new solutions, enhancing our software architecture to efficiently and cost-effectively develop and implement new solutions, adding new features and functionality and expanding the potential applications of our existing solutions. Through consistent innovation, we have increased both the number of active clients and the revenue we generate from our active clients over time. We plan to continue to enhance our software architecture and enhance and expand our solutions through increased investments in research and development and by pursuing strategic acquisitions of complementary businesses and technologies that will enable us to continue to drive growth in the future.

For fiscal years 2010, 2011 and 2012, our net loss was $(8.0) million, $(20.1) million and $(24.3) million, respectively, our Adjusted EBITDA was $(4.2) million, $(13.3) million and $(12.9) million, respectively, and our cash flow from operations was $5.2 million, $(0.6) million and $(0.3) million, respectively.

For further discussion regarding Adjusted EBITDA, see footnote (2) on page 37 to the table in the section of this prospectus titled “Selected Consolidated Financial and Other Data.”

In February 2012 we closed our initial public offering, at which time we sold a total of 10,422,645 shares of our common stock for which we received total cash proceeds of $112.8 million, net of issuance costs.

In fiscal year 2013, we plan to continue to invest for long-term growth. We expect to continue the enhancement of our platform by developing new solutions, adding new features and functionality and expanding the potential applications of our existing solutions. We also plan to continue our investments in research and development and to pursue strategic acquisitions of complementary businesses and technologies that will enable us to continue to drive growth in the future. To support these efforts, we expect to increase our workforce which will result in an increase of headcount related expenses, including stock-based compensation. As of April 30, 2012, we had 640 full-time employees, which represented an increase of 29.6% compared to the same period last year.

Business Model

Our business model focuses on maximizing the lifetime value of a client relationship. We make significant investments in acquiring new clients and believe that we will be able to achieve a favorable return on these investments by growing our relationships over time and ensuring that we have a high level of client retention. To provide an understanding of our client economics, we are providing an analysis of the clients we acquired in fiscal year 2008, which we will refer to as the 2008 Cohort. We selected the 2008 Cohort as a representative set of clients for this analysis because 2008 is the first year since our inception with a material number of clients and revenue. The 2008 Cohort is comprised of 122 clients acquired during fiscal year 2008 and represented 21.7% of our total company revenue for the fiscal year ended April 30, 2012. For the month of April 2012, which was the last month of our most recent fiscal year, 90 of the 122 clients initially acquired in fiscal year 2008 were active clients, representing a 73.8% retention rate for the 2008 Cohort.

In connection with the acquisition of new clients, we incur and recognize significant upfront costs. These costs include sales and marketing costs associated with generating client agreements, such as sales commission expenses that are recognized fully in the period in which we execute a client contract. However, we recognize revenue ratably over the entire term of those contracts, which commences only when the client is able to begin using our solution. Although we expect each client to be profitable for us over the duration of our relationship, the costs we incur with respect to any client relationship may exceed revenue in earlier periods because we recognize those costs in advance of the recognition of revenue. As a result, an increase in the mix of new clients as a percentage of total clients will initially have a negative impact on our operating results. On the other hand, we expect that a decrease in the mix of new clients as a percentage of total clients will initially have a positive impact on our operating results. Additionally, many clients pay in advance of the recognition of revenue and, as a result, our cash flow from these clients may exceed the amount of revenue recognized for those clients in earlier periods of our relationship.

In fiscal year 2008, we recognized $10.1 million in revenue, of which $2.3 million related to the 2008 Cohort. During this same period, we incurred total sales and marketing costs of $5.9 million, of which we attributed $5.0 million to the 2008 Cohort using the estimates and assumptions described below. During fiscal year 2008, we collected $4.1 million in cash with respect to the 2008 Cohort.

In fiscal year 2012, we recognized $106.1 million in revenue, of which $23.0 million related to the 2008 Cohort. During this same period, we incurred total sales and marketing costs of $49.7 million, of which we attributed $5.4 million to the 2008 Cohort using the estimates and assumptions described below. During fiscal year 2012, we collected $25.1 million in cash with respect to the 2008 Cohort.

For purposes of this analysis, to attribute sales and marketing costs to the 2008 Cohort, we first excluded stock-based compensation, depreciation and amortization of $0.1 million and $1.9 million in 2008 and 2012, respectively. We then assumed that all marketing costs we incurred in fiscal year 2008, but no marketing costs we incurred in fiscal year 2012 were attributable to the 2008 Cohort, as we generally consider the marketing costs we incur in any fiscal year to be a cost of acquiring our new clients in that fiscal year. We then attributed to the 2008 Cohort a percentage of our sales costs in each fiscal year that was equal to the percentage of the total annualized contract value we sold to the 2008 Cohort in that fiscal year. We believe the estimates and assumptions we used to attribute these costs are reasonable, but the attributed costs could have varied significantly from the amounts disclosed above had we used different estimates and assumptions.

For purposes of this analysis, we have also measured our performance with respect to the 2008 Cohort based on the multiple of revenue recognized relative to the sales and marketing costs we incurred over the life of our client relationships from fiscal year 2008 through 2012. For our 2008 Cohort, from fiscal year 2008 through April 30, 2012, we have recognized $68.4 million in revenue and have attributed $19.1 million in sales and marketing costs based on the above estimates and assumptions, which equates to a multiple of 3.6 During the same period, we collected $73.4 million in cash with respect to the 2008 Cohort.

We cannot assure you that we will experience similar financial outcomes from clients added in other years or in future periods. You should not rely on the allocated expenses or relationship of revenue to sales and marketing as being indicative of our current or future performance. Because we are still in the early stages of our development, we do not yet have enough operating history to measure the lifetime of our client relationships.

Therefore, we cannot predict the average lifetime of a client relationship for the 2008 Cohort or for clients acquired in other fiscal years. We also cannot predict whether revenue for the 2008 Cohort will continue to grow at the rate of growth experienced through April 30, 2012, or whether the growth rate of other cohorts will be similar to that of the 2008 Cohort. Moreover, we cannot assure you that we will experience similar results in terms of the relationship between revenue and costs for clients acquired in other years or in future periods. We may not achieve profitability even if our revenue exceeds costs from our clients over time. We encourage you to read our consolidated financial statements that are included in this prospectus.

Key Business Metrics

In addition to macroeconomic trends affecting the demand for our solutions, management regularly reviews a number of key financial and operating metrics to evaluate our business, determine the allocation of our resources, make decisions regarding corporate strategies and evaluate forward-looking projections and trends affecting our business.

	Year Ended April 30,
	2010	2011	2012

	(in thousands, except number of clients and client retention)
Revenue	$38,648	$64,482	$106,136
Cash flow from operations	$5,166	$(647)	$(320)
Number of active clients (period end)	369	571	790
Revenue per active client(1)	$132.4	$136.7	$153.9
Active client retention rate(2)	88.4%	89.7%	89.0%
Revenue per employee(3)	$167.5	$151.9	$187.7

(1)	Calculated based on the average number of active clients for the period on a quarterly basis.
(2)	Calculation is based on active client retention over a 12 month period.
(3)	Calculated based on the average number of full-time employees for the period on a quarterly basis.

Revenue

Revenue consists primarily of fees from the sale of subscriptions to our hosted social commerce solutions, and we generally recognize revenue ratably over the related subscription period, which is typically one year. We regularly review our revenue and revenue growth rate to measure our success. We believe that trends in revenue are important to understanding the overall health of our marketplace, and we use these trends in order to formulate financial projections and make strategic business decisions.

Cash Flow from Operations

Cash flow from operations is the cash that we generate through the normal course of business and is measured prior to the impact of investing or financing activities. Due to the fact that we incur a significant amount of upfront costs associated with the acquisition of new clients with revenue recognized over an extended period, we consider cash flows from operations to be a key measure of our true operating performance.

Number of Active Clients

We define an active client as an organization that has implemented one or more of our solutions and from which we are currently recognizing revenue, and we count organizations that are closely related as one client, even if they have signed separate contractual agreements with us for different brands or different solutions. We believe that our ability to increase our client base is a leading indicator of our ability to grow revenue. For more information about our clients, see the section of this prospectus titled “Business—Clients.”

Revenue per Active Client

Revenue per active client is calculated as revenue recognized during the period divided by the average number of active clients for the period. One of our key goals is to provide exceptional client service to drive client lifetime value. Our experience indicates that the better client service we provide, the more likely we are to increase our revenue per active client and retain clients. In addition, we seek to increase revenue per active client by selling our solutions to new brands within existing clients or selling additional solutions to existing clients. Indeed, many of our clients have multiple brands that have deployed our solutions. Increasing revenue per active client coupled with high client retention maximizes lifetime client value and, by extension, the value of our business. In the future, we may choose to enter new market segments, such as the small and medium size business segment, and our revenue per client may decline as a result. However, we would expect to develop solutions and operating models that are appropriately matched to the revenue for those new segments.

Active Client Retention Rate

Active client retention rate is calculated based on the number of active clients at period end that were also active clients at the start of the period divided by the number of active clients at the start of the period. As mentioned above, we believe that our ability to retain our clients and expand their use of our solutions over time is a leading indicator of the stability of our revenue base and the long-term value of our client relationships.

Revenue per Employee

Revenue per employee is calculated as revenue recognized during the period divided by the average number of full-time employees for the period, excluding content moderators. We believe revenue per employee is a leading indicator of our productivity and operating leverage, and we monitor revenue per employee as an indicator of our profitability because a significant portion of our cost of revenue and operating expenses are driven by our number of employees. The growth of our business is dependent on our ability to hire the talented people we require to effectively capitalize on our market opportunity and scale with rapid growth while maintaining a high level of client service. As a result, we expect revenue per employee to decrease in periods of investment when we add employees in advance of anticipated growth, particularly in periods when we are developing new markets or solutions. Our objective is to balance our investments in growth with return on investment over time and to consistently build operating leverage through productivity gains, thus increasing revenue per employee over time.

Recent Developments

On June 12, 2012, we completed the acquisition of PowerReviews, Inc., or PowerReviews, a provider of social commerce solutions based in San Francisco, California. PowerReviews’ solutions are offered through two platforms—a network platform that is similar to our Conversations platform and an express platform that provides certain ratings and reviews solutions as a turn-key offering. We believe that this acquisition will provide us an opportunity to further penetrate the markets that we serve. Through our acquisition of PowerReviews, we added approximately 300 network clients, approximately 800 express clients and 81 new employees to our business. We believe that the acquisition will establish us with small and medium-size businesses and further expand the reach and value of our network. We also expect to achieve significant cost synergies by combining the operations of PowerReviews with our own.

At the closing share price on June 12, 2012, the market value of the consideration for this transaction totaled approximately $169.2 million, including the payment of approximately $30.9 million in cash, the issuance of approximately 6.4 million shares of our common stock and the assumption of vested and unvested options to purchase the common stock of PowerReviews equivalent to options to purchase 1.7 million shares of our common stock, but excluding the potential cash proceeds that may arise from the exercise of these assumed options. The cash portion of the purchase price was primarily funded using proceeds from our initial public offering. The aggregate purchase price for this transaction may be subject to a downward adjustment based on our review of PowerReviews’ financial condition as of the closing, which is underway. The estimated purchase price for accounting purposes was $150.1 million.

This acquisition creates risks for us. These risks are set forth more fully in the section of this prospectus titled “Risk Factors.”

Because our acquisition of PowerReviews was completed after the end of our fiscal year 2012, it did not affect our financial results for this period. Audited PowerReviews financial statements and unaudited pro forma condensed consolidated financial statements are included following our financial statements and should be read in conjunction with the respective accompanying notes.

Key Components of Our Consolidated Statements of Operations

Revenue

We generate revenue principally from fixed commitment subscription contracts under which we provide clients with various services, including access to our hosted software platform. We sell these services under contractual agreements that are generally one year in length. Clients typically commit to fixed rate fees for the service term, payable in advance. Revenue from these agreements is recognized ratably over the period of service and any revenue that does not meet recognition criteria is recorded as deferred revenue on our balance sheet. We invoice clients on varying billing cycles, including annually, quarterly and monthly; therefore, our deferred revenue balance does not represent the total contract value of our non-cancelable subscription agreements. Fees payable under these agreements are due in full and non-refundable regardless of the actual use of the service and contain no general rights of return. We have a growing, diverse, global and balanced client base, and no single client accounted for more than 10.0% of our revenue in fiscal year 2012.

Cost of Revenue

Cost of revenue consists primarily of personnel costs and related expenses associated with employees and contractors who provide our subscription services. This includes the costs of our implementation team, which were $4.3 million, $9.3 million and $12.4 million in fiscal years 2010, 2011 and 2012, respectively, along with our content moderation teams and other support services provided as part of the fixed commitment subscription contracts. Cost of revenue also includes professional fees, including third-party implementation support, travel-related expenses and an allocation of general overhead costs, including depreciation, facility- and office-related expenses. Personnel costs include salaries, benefits, bonuses and stock-based compensation. We generally increase our capacity, particularly in the areas of implementation and support, ahead of the growth in revenue we expect those investments to drive, which can result in lower margins in the given investment period. For example, as a direct result of such investments in fiscal year 2011, gross profit as a percentage of revenue decreased from 60.7 % in fiscal year 2010 to 60.3% in fiscal year 2011. However, as a result of our investment in growth in fiscal year 2011, gross profit as a percentage of revenue increased to 65.7% in fiscal year 2012.

Cost of revenue also includes hosting costs and the amortization of capitalized development costs incurred in connection with our hosted software platform. The amortization associated with capitalized internal-use software development costs was $0.4 million, $0.6 million and $1.0 million for fiscal years 2010, 2011 and 2012 and has not been material to our cost of revenue. We allocate general overhead expenses to all departments based on the number of employees in each department, which we consider to be a fair and representative means of allocation. As such, general overhead expenses, including depreciation and facilities costs, are reflected in our cost of revenue.

We intend to continue to invest additional resources in our client services teams and in the capacity of our hosting service infrastructure and, as we continue to invest in technology innovation through our research and development organization, we may also see an increase in the amortization expense associated with the capitalization of development costs incurred in connection with enhancing our software architecture and adding new features and functionality to our platform. The level and timing of investment in these areas could affect our cost of revenue, both in terms of absolute dollars and as a percentage of revenue in the future.

Operating Expenses

We classify our operating expenses into three categories: sales and marketing; research and development; and general and administrative. In each category, our operating expenses consist primarily of personnel costs, marketing program expenses, professional fees and travel-related expenses, as applicable. In addition, we allocate general overhead expenses to all departments based on the number of employees in each department, which we consider to be a fair and representative means of allocation and, as such, general overhead expenses, including depreciation and facilities costs, are reflected in each of our operating expense categories. Operating expenses grew from $31.2 million in fiscal year 2010 to $92.4 million in fiscal year 2012 due primarily to the increase in our number of full-time employees from 324 at April 30, 2010 to 640 at April 30, 2012.

Sales and marketing. Sales and marketing expenses consist primarily of personnel costs for our sales, marketing and business development employees and executives, including salaries, benefits, stock-based compensation expense, bonuses and commissions earned by our sales personnel. Also included are non-personnel costs such as professional fees, an allocation of our general overhead expenses and the costs of our marketing and brand awareness programs. Our marketing programs include our Social Commerce Summits in the United States and Europe, regional user groups, corporate communications, public relations and other brand building and product marketing expenses. We expense sales commissions when a client contract is executed because we believe our obligation to pay a sales commission arises at that time. We plan to continue investing in sales and marketing by increasing the number of direct sales personnel, expanding our domestic and international sales and marketing activities, building brand awareness and sponsoring additional marketing events, which we believe will enable us to add new clients and increase penetration within our existing client base. We expect that, in the future, sales and marketing expenses will increase and continue to be our largest operating cost.

Research and development. Research and development expenses consist primarily of personnel costs for our product development employees and executives, including salaries, benefits, stock-based compensation expense and bonuses. Also included are non-personnel costs such as professional fees payable to third-party development resources and an allocation of our general overhead expenses. A substantial portion of our research and development efforts are focused on enhancing our software architecture and adding new features and functionality to our platform to address social and business trends as they evolve, and we anticipate increasing this focus on innovation through technology. We are also incurring an increasing amount of expenses in connection with our efforts to leverage data that we and our clients collect and manage through the use of our solutions. We therefore expect that, in the future, research and development expenses will increase, as will the amount of development expenses capitalized in connection with our internal-use hosted software platform.

General and administrative. General and administrative expenses consist primarily of personnel costs, including salaries, benefits, stock-based compensation expense and bonuses for our administrative, legal, human resources, finance, accounting and information technology employees and executives. Also included are non-personnel costs, such as travel-related expenses, professional fees and other corporate expenses, along with an allocation of our general overhead expenses. We expect to incur incremental costs associated with supporting the growth of our business, both in terms of size and geographical diversity, and to meet the increased compliance requirements associated with being a public company. Those costs include increases in our accounting and legal personnel, additional consulting, legal and audit fees, insurance costs, board of directors’ compensation and the costs of achieving and maintaining compliance with Section 404 of the Sarbanes-Oxley Act. We expect our general and administrative expenses to increase in absolute dollars in future periods but to decrease as a percentage of revenue over time.

Other Income (Expense)

Other income (expense) consists primarily of interest income and foreign exchange gains and losses. Interest income represents interest received on our cash and investments. We expect interest income to increase in subsequent periods as we earn interest income from proceeds received from our initial public offering. Foreign exchange gains and losses arise from revaluations of foreign currency denominated monetary assets and liabilities.

Income Tax Expense

As a result of our current net operating loss position in the United States, income tax expense consists primarily of corporate income taxes resulting from profits generated in foreign jurisdictions by wholly-owned subsidiaries, along with state income taxes payable in the United States. We expect our income tax expense to increase in the future, as our profits increase both in the United States and in foreign jurisdictions.

Results of Operations

The following tables set forth our results of operations for the specified periods. The period-to-period comparisons of results are not necessarily indicative of results for future periods.

	Year Ended April 30,
	2010	2011	2012
Consolidated Statements of Operations Data:	(in thousands)
Revenue	$38,648	$64,482	$106,136
Cost of revenue(1)	15,191	25,615	36,441

Gross profit	23,457	38,867	69,695

Operating expenses:
Sales and marketing(1)	17,803	34,568	49,726
Research and development(1)	5,828	10,847	20,789
General and administrative(1)	7,651	13,156	21,895

Total operating expenses	31,282	58,571	92,410

Operating loss	(7,825)	(19,704)	(22,715)
Total other income (expense), net	56	208	(803)

Net loss before income taxes	(7,769)	(19,496)	(23,518)
Income tax expense	205	561	811

Net loss	$(7,974)	$(20,057)	$(24,329)

Other Financial Data:
Adjusted EBITDA(2)	$(4,211)	$(13,317)	$(12,901)

(1)	Includes stock-based expense as follows:

Cost of revenue	$604	$978	$1,220
Sales and marketing	924	1,122	1,869
Research and development	469	731	1,326
General and administrative	636	1,850	3,295

	$2,633	$4,681	$7,710

(2)	We define Adjusted EBITDA as net loss adjusted for stock-based expense, adjusted depreciation and amortization (which excludes amortization of capitalized internal-use software development costs), income tax expense and other (income) expense, net. For future periods, we will exclude from Adjusted EBITDA integration and other costs related to acquisitions. See footnote (2) on page 37 to the table in the section of this prospectus titled “Selected Consolidated Financial and Other Data” for a reconciliation of net loss to Adjusted EBITDA.

The following tables set forth our results of operations for the specified periods as a percentage of revenue. The period-to-period comparisons of results are not necessarily indicative of results for future periods.

	Year Ended April 30,
	2010	2011	2012

Consolidated Statements of Operations Data:
Revenue	100.0%	100.0%	100.0%
Cost of revenue(1)	39.3	39.7	34.3

Gross profit	60.7	60.3	65.7

Operating expenses:
Sales and marketing(1)	46.1	53.6	46.9
Research and development(1)	15.1	16.8	19.6
General and administrative(1)	19.8	20.4	20.6

Total operating expenses	80.9	90.8	87.1

Operating loss	(20.2)	(30.6)	(21.4)
Total other income (expense), net	0.1	0.3	(0.8)

Net loss before income taxes	(20.1)	(30.2)	(22.2)
Income tax expense	0.5	0.9	0.8

Net loss	(20.6)%	(31.1)%	(22.9)%

Other Financial Data:
Adjusted EBITDA(2)	(10.9)%	(20.7)%	(12.2)%

(1)	Includes stock-based expense as follows:

Cost of revenue	1.6%	1.5%	1.1%
Sales and marketing	2.4	1.7	1.8
Research and development	1.2	1.1	1.2
General and administrative	1.6	2.9	3.1

	6.8%	7.3%	7.3%

(2)	We define Adjusted EBITDA as net loss adjusted for stock-based expense, adjusted depreciation and amortization (which excludes amortization of capitalized internal-use software development costs), income tax expense and other (income) expense, net. For future periods, we will exclude from Adjusted EBITDA integration and other costs related to acquisitions. See footnote (2) on page 37 to the table in the section of this prospectus titled “Selected Consolidated Financial and Other Data” for a reconciliation of net loss to Adjusted EBITDA.

Comparison of Our Fiscal Years Ended April 30, 2011 and 2012

Revenue

	Year Ended April 30,
	2011	2012	% Change
	(dollars in thousands)
Revenue	$64,482	$106,136	64.6%

Our revenue increased by $41.7 million, or 64.6%, in fiscal year 2012 compared to fiscal year 2011. Of this increase, $14.2 million was generated from a 49.4% increase in the number of new clients utilizing our platform during the period as we continued to increase the market penetration of our solutions. The remaining

$27.5 million increase was generated from existing clients, primarily from a combination of strong client retention, which was 89.0% for the 12 months ended April 30, 2012, and from increasing revenue per active client (in thousands), which was $136.7 for the fiscal year ended April 30, 2011 and $153.9 for the fiscal year ended April 30, 2012.

Cost of Revenue and Gross Profit Percentage

	Year Ended April 30,
	2011	2012	% Change
	(dollars in thousands)
Cost of revenue	$25,615	$36,441	42.3%
Gross profit	38,867	69,695	79.3%
Gross profit percentage	60.3%	65.7%

Cost of revenue increased $10.8 million, or 42.3%, in fiscal year 2012 compared to fiscal year 2011. This increase was primarily due to personnel-related expenses of $5.6 million as we incurred a full 12 months of cost in 2012 for employees hired throughout 2011. We also experienced increases of $2.7 million in costs associated with hosting services and amortization associated with capitalized internal-use software development costs, $1.3 million in professional fees, $0.8 million in travel-related expenses, and $0.2 million in facility- and office-related expenses. Over the period we increased the size of our client services team by 7 full-time employees to end the fiscal year with 238 full-time employees.

Operating Expenses

	Year Ended April 30,
	2011		2012
	Amount	% of Revenue	Amount	% of Revenue	% Change
	(dollars in thousands)
Sales and marketing	$34,568	53.6%	$49,726	46.9%	43.8%
Research and development	10,847	16.8	20,789	19.6	91.7
General and administrative	13,156	20.4	21,895	20.6	66.4

Total operating expenses	$58,571	90.8%	$92,410	87.1%	57.8%

Sales and marketing. Sales and marketing expenses increased $15.2 million, or 43.8%, in fiscal year 2012 compared to fiscal year 2011. This increase was primarily due to an increase in personnel-related expenses of $9.9 million, as we expanded our sales and marketing teams. We also experienced increases of $3.8 million in marketing and travel-related expenses, $0.6 million in provision for doubtful accounts and $0.4 million in professional fees. Over the period we increased the size of our sales and marketing team by 13 full-time employees to end the fiscal year with 161 full-time employees.

Research and development. Research and development expenses increased $9.9 million, or 91.7%, in fiscal year 2012 compared to fiscal year 2011. This increase was primarily due to an increase in personnel-related expenses of $7.6 million as we continued to expand our research and development team. We also experienced increases of $1.3 million in professional fees and $0.5 million in travel-related expenses. Over the period we increased the size of our research and development team by 97 full-time employees to end the fiscal year with 159 full-time employees.

General and administrative. General and administrative expenses increased $8.7 million, or 66.4%, in fiscal year 2012 compared to fiscal year 2011. This increase was due to an increase in personnel related expenses of $3.9 million, as we continued to hire personnel who possess the necessary skills and training required to support the growth of our business and our operation as a public company. The remaining increase was driven primarily by $3.9 million of professional fees, particularly in the areas of recruiting and accounting and audit-related services and a $0.7 million increase in facilities related services. Over the period we increased the size of our general and administrative team by 29 full-time employees to end the fiscal year with 82 full-time employees.

Other Income (Expense), Net

	Year Ended April 30,
	2011		2012
	Amount	% of Revenue	Amount	% of Revenue	% Change
	(dollars in thousands)
Interest income	$19	0.0%	$17	0.0%	(10.5)%
Other income (expense)	189	0.3	(820)	(0.8)	—

Total other income (expense) , net	$208	0.3%	$(803)	(0.8)%	—%

Interest income, which is not material to our operations, decreased by a nominal amount for fiscal year 2012 compared to fiscal year 2011. Other expense increased for the period and was driven by a $0.4 million loss due to foreign exchange movement on our foreign currency denominated monetary assets, primarily accounts receivable held in the United States and interest expense of $0.4 million related to accrued liabilities.

Income Tax Expense

	Year Ended April 30,
	2011		2012
	Amount	% of Revenue	Amount	% of Revenue	% Change
	(dollars in thousands)
Income tax expense	$561	0.9%	$811	0.8%	44.6%

Income tax expense for fiscal year 2012 increased compared to fiscal year 2011 as a result of increased profits from our international subsidiaries and an increase in state taxes.

Comparison of Our Fiscal Years Ended April 30, 2010 and 2011

Revenue

	Year Ended April 30,
	2010	2011	% Change
	(dollars in thousands)
Revenue	$38,648	$64,482	66.8%

Our revenue increased by $25.8 million, or 66.8%, in fiscal year 2011 compared to fiscal year 2010. Of this increase, $11.1 million was generated from a 65.0% increase in the number of clients utilizing our platform as we continued to increase the market penetration of our solutions during the period. The remaining $14.7 million increase was generated from existing clients, primarily from a combination of strong client retention, which was 89.7% from 2010 to 2011, and, in the majority of cases, this resulted in a full year of revenue from clients who became active only part way through the previous year, and from increasing revenue per active client (in thousands), from $132.4 to $136.7, over the same period.

Cost of Revenue and Gross Profit Percentage

	Year Ended April 30,
	2010	2011	% Change
	(dollars in thousands)
Cost of revenue	$15,191	$25,615	68.6%
Gross profit	23,457	38,867	65.7
Gross profit percentage	60.7%	60.3%

Cost of revenue increased $10.4 million, or 68.6%, in fiscal year 2011 compared to fiscal year 2010. This increase was primarily due to an increase in personnel-related expenses of $6.2 million. We also experienced increases of $1.0 million in facility- and office-related expenses, $0.8 million in hosting services, $0.7 million in travel-related expenses, $0.7 million of depreciation and amortization and $0.6 million in professional fees in fiscal year 2011 compared to fiscal year 2010, primarily as a result of the overall increase in the size of the support operations. Over the period we increased the size of our client services team by 85 full-time employees to end the fiscal year with 231 full-time employees.

Operating Expenses

	Year Ended April 30,
	2010		2011
	Amount	% of Revenue	Amount	% of Revenue	% Change
	(dollars in thousands)
Sales and marketing	$17,803	46.1%	$34,568	53.6%	94.2%
Research and development	5,828	15.1	10,847	16.8	86.1
General and administrative	7,651	19.8	13,156	20.4	72.0

Total operating expenses	$31,282	80.9%	$58,571	90.8%	87.2%

Sales and marketing. Sales and marketing expenses increased $16.8 million, or 94.2%, in fiscal year 2011 compared to fiscal year 2010. This increase was primarily due to an increase in personnel-related expenses of $13.0 million. We also experienced increases of $1.2 million in marketing expenses, $0.8 million in travel and entertainment, $0.7 million in facility- and office-related expenses, $0.4 million in professional fees and $0.3 million in bad debt expense in fiscal year 2011 compared to fiscal year 2010. Over the period we increased the size of our sales and marketing team by 34 full-time employees to end the fiscal year with 148 full-time employees.

Research and development. Research and development expenses increased $5.0 million, or 86.1%, in fiscal year 2011 compared to fiscal year 2010. This increase was due primarily to an increase in personnel-related expenses of $4.8 million. Over the period we increased the size of our research and development team by 35 full-time employees to end the fiscal year with 62 full-time employees.

General and administrative. General and administrative expenses increased $5.5 million, or 72.0%, in fiscal year 2011 compared to fiscal year 2010. This increase was due primarily to an increase in personnel related expenses of $4.4 million, as we continued to hire talented personnel who possess the necessary skills and training required to support the growth of our business and our plans to operate as a public company. Over the period we increased the size of our general and administrative team by 16 full-time employees to end the fiscal year with 53 full-time employees. The remaining increase was driven primarily by professional fees, particularly in the area of recruiting.

Other Income, Net

	Year Ended April 30,
	2010		2011
	Amount	% of Revenue	Amount	% of Revenue	% Change
	(dollars in thousands)
Interest income	$53	0.1%	$19	0.0%	(64.2)%
Other income (expense)	3	0.0	189	0.3	—

Total other income, net	$56	0.1%	$208	0.3%	271.4%

Interest income, which is not material to our operations, decreased by a nominal amount in fiscal year 2011 compared to fiscal year 2010 as a result of lower short-term interest rates. Other income increased by $0.2 million in fiscal year 2011 as a result of foreign exchange gains from our foreign currency denominated monetary assets, primarily accounts receivable held in the United States.

Income Tax Expense

	Year Ended April 30,
	2010		2011
	Amount	% of Revenue	Amount	% of Revenue	% Change
	(dollars in thousands)
Income tax expense	$205	0.5%	$561	0.9%	173.7%

Income tax expense in fiscal year 2011 increased by $0.4 million compared to fiscal year 2010 as a result of increased profits generated in foreign jurisdictions by our wholly owned subsidiaries. We expect our income tax expense to increase in the future as our profits increase and we utilize our federal net operating losses in the United States.

Quarterly Results of Operations Data

The following tables set forth our unaudited quarterly consolidated statements of operations data for each of the eight quarters beginning May 1, 2010 and ending April 30, 2012, as well as the percentage of our revenue that each line item represented. We have prepared the quarterly data on a consistent basis with the audited consolidated financial statements included elsewhere in this prospectus and, in the opinion of our management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future period. Percent of revenue figures are rounded and therefore may not subtotal exactly.

	Three Months Ended
	July 31, 2010	October 31, 2010	January 31, 2011	April 30, 2011	July 31, 2011	October 31, 2011	January 31, 2012	April 30, 2012
	(in thousands, except client and employee data)
Revenue	$12,952	$14,943	$17,306	$19,281	$22,088	$25,015	$27,602	$31,431
Cost of revenue	5,232	6,414	6,676	7,293	7,797	8,805	9,514	10,325

Gross profit	7,720	8,529	10,630	11,988	14,291	16,210	18,088	21,106
Operating expenses:
Sales and marketing	7,797	8,063	8,592	10,116	11,192	12,125	12,152	14,257
Research and development	2,406	2,641	2,801	2,999	3,343	4,576	6,059	6,811
General and administrative	2,944	3,333	3,281	3,598	5,099	4,815	5,934	6,047

Total operating expenses	13,147	14,037	14,674	16,713	19,634	21,516	24,145	27,115

Operating loss	(5,427)	(5,508)	(4,044)	(4,725)	(5,343)	(5,306)	(6,057)	(6,009)
Total other income (expense), net	(55)	108	(50)	205	(84)	(367)	(337)	(15)

Net loss before income taxes	(5,482)	(5,400)	(4,094)	(4,519)	(5,427)	(5,673)	(6,394)	(6,024)
Income tax expense	136	137	149	139	109	178	181	343

Net loss	$(5,618)	$(5,537)	$(4,243)	$(4,659)	$(5,536)	$(5,851)	$(6,575)	$(6,367)

Reconciliation of net loss to Adjusted EBITDA:
Stock-based expense	1,065	1,084	1,253	1,279	1,558	1,697	2,503	1,952
Adjusted depreciation and amortization	387	424	446	449	471	512	569	552
Income tax expense	136	137	149	139	109	178	181	343
Total other (income) expense, net	55	(108)	50	(205)	84	367	337	15

Adjusted EBITDA(1)	$(3,975)	$(4,000)	$(2,345)	$(2,997)	$(3,314)	$(3,097)	$(2,985)	$(3,505)

Active clients (at period end)	419	480	518	571	640	701	737	790
Full-time employees (at period end):	381	441	467	494	520	566	608	640

(1)	See footnote (2) on page 37 to the table in the section of this prospectus titled “Selected Consolidated Financial and Other Data” for further discussion regarding Adjusted EBITDA.

	Three Months Ended
	July 31, 2010	October 31, 2010	January 31, 2011	April 30, 2011	July 31, 2011	October 31, 2011	January 31, 2012	April 30, 2012
	(as a percent of revenue)
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue	40.4	42.9	38.6	37.8	35.3	35.2	34.5	32.8

Gross profit	59.6	57.1	61.4	62.2	64.7	64.8	65.5	67.2

Operating expenses:
Sales and marketing	60.2	54.0	49.6	52.5	50.7	48.5	44.0	45.4
Research and development	18.6	17.7	16.2	15.6	15.1	18.3	22.0	21.7
General and administrative	22.7	22.3	19.0	18.7	23.1	19.2	21.5	19.2

Total operating expenses	101.5	93.9	84.8	86.7	88.9	86.0	87.5	86.3

Operating loss	(41.9)	(36.9)	(23.4)	(24.5)	(24.2)	(21.2)	(21.9)	(19.1)
Total other income (expense), net	(0.4)	0.7	(0.3)	1.1	(0.4)	(1.5)	(1.2)	(0.0)

Net loss before income taxes	(42.3)	(36.1)	(23.7)	(23.4)	(24.6)	(22.7)	(23.2)	(19.2)
Income tax expense	1.1	0.9	0.9	0.7	0.5	0.7	0.7	1.1

Net loss	(43.4)%	(37.1)%	(24.5)%	(24.2)%	(25.1)%	(23.4)%	(23.8)%	(20.3)%

Reconciliation of net loss to Adjusted EBITDA:
Stock-based expense	8.2	7.3	7.2	6.6	7.1	6.8	9.1	6.2
Adjusted depreciation and amortization	3.0	2.8	2.6	2.3	2.1	2.0	2.1	1.8
Income tax expense	1.1	0.9	0.9	0.7	0.5	0.7	0.7	1.1
Total other (income) expense, net	0.4	(0.7)	0.3	(1.1)	0.4	1.5	1.2	0.0

Adjusted EBITDA(1)	(30.7)%	(26.8)%	(13.5)%	(15.5)%	(15.0)%	(12.4)%	(10.8)%	(11.2)%

(1)	See footnote (2) on page 37 to the table in the section of this prospectus titled “Selected Consolidated Financial and Other Data” for further discussion regarding Adjusted EBITDA.

Revenue increased sequentially in each of the quarters presented, primarily due to the addition of new clients along with subscription renewals and the purchase of additional solutions by existing clients. The number of our active clients increased from 369 at April 30, 2010 to 790 at April 30, 2012. In fiscal years 2010, 2011 and 2012, we significantly increased the pace of our hiring to facilitate our client growth, increasing our full-time employees by 52.5% in fiscal year 2011 and a further 29.6% in fiscal year 2012 to 494 and 640, respectively. We generally increase our capacity, particularly in the areas of implementation and support, ahead of the growth in revenue that we expect those investments to drive, which can result in lower margins in the given investment period.

Total operating expenses have increased in each of the quarters presented due, primarily, to increased personnel related expenses associated with additional employees in our sales and marketing, research and development and general and administrative organizations hired to support the growth of our business. Our sales and marketing expenses often fluctuate period to period as a percentage of revenue because of the variability in sales and related commissions, which is expensed in the period the client agreement is signed, and because we hire sales personnel in advance of anticipated growth. In addition, we have historically held our annual Social Commerce Summits in the United States and Europe in the quarters ended April 30 and October 31, respectively, and expensed the costs associated with those events in the period held. Research and development expenses have increased sequentially during the periods presented as a result of increased personnel costs associated with our continued investments in innovation. General and administrative expenses have also increased steadily during the periods presented.

Our quarterly operating results are likely to fluctuate. Some of the important factors that could cause our quarterly revenue and operating results to fluctuate include:

•	the timing and success of new solutions, product or service offerings and pricing policies by us or our competitors or any other change in the competitive dynamics of our industry;

•	our ability to sell additional solutions to existing clients and to add new clients;

•	our ability, and the ability of our clients, to implement our solutions in a timely manner;

•	the timing and effectiveness of our product development investments and delays in generating revenue from these solutions;

•	our ability to adjust our cost structure in response to reductions in revenue;

•	the cyclicality and discretionary nature of marketing spending, especially spending on social commerce solutions;

•	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure and client acquisition;

•	our failure to achieve the growth rate that was anticipated by us in setting our operating and capital expense budget;

•	active client retention rates;

•	the timing differences between client acquisition costs and the revenue we recognize on sales of solutions to new clients;

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill or intangible assets from acquired companies;

•	a change in the mix of new clients as a percentage of total customers; and

•	general economic, industry and market conditions.

The occurrence of one or more of these factors might cause our operating results to vary widely. As such, we believe that our quarterly results of operations, including the levels of our revenue and expenses, may vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance.

Liquidity and Capital Resources

As of April 30, 2012, we had an accumulated deficit of $65.2 million. Since inception in May 2005, we have raised $23.6 million in funding through private placements of our preferred stock and $5.0 million in proceeds from the exercise of options to purchase common stock. In connection with our most recent private placement in February 2010, we raised $3.0 million. Through April 30, 2012, we had used only $16.2 million of capital raised since inception (excluding proceeds from our initial public offering), ending the period with cash and cash equivalents of $12.4 million (excluding proceeds from our initial public offering) and no outstanding indebtedness. On February 29, 2012, we completed our initial public offering, which generated net proceeds of approximately $112.8 million, after deducting underwriting discounts and other expenses incurred for the sale of our common stock.

As of April 30, 2012, our principal source of liquidity consisted of $125.2 million of cash, cash equivalents and short term investments. We have also secured a revolving line of credit with a borrowing capacity of up to $30.0 million. Cash and cash equivalents consist of cash, money market funds and U.S. treasury securities. Our short-term investments consist of certificates of deposit, U.S. treasury securities and corporate securities backed by the U.S. Treasury. We believe that our existing cash and cash equivalents balance, together with cash generated from operations and the net proceeds received from our initial public offering, will be sufficient to meet our working capital requirements for at least the next 12 months.

We have used approximately $30.9 million of cash in connection with our acquisition of PowerReviews, Inc. in the first fiscal quarter of 2013. In addition, we anticipate making significant investments in growth and initiatives designed to improve our operating efficiency for the foreseeable future, which may impact our ability to generate positive cash flow from operating activities in the near-term. Our future capital requirements will depend on many factors, including our rate of client and revenue growth, the expansion of our sales and marketing activities, the timing and extent of spending to support product development efforts and the timing of introductions of new features and enhancements to our social commerce platform. To the extent that existing cash and short-term investments along with future cash flow from operations are insufficient to fund our future activities, we may need to raise additional funds through public or private equity or debt financing. We may also seek to invest in or acquire complementary businesses, applications or technologies, any of which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all.

The following table summarizes our cash flows for the periods indicated:

	Year Ended April 30,
	2010	2011	2012
	(in thousands)
Net cash provided by (used in) operating activities	$5,166	$(647)	$(320)
Net cash provided by (used in) investing activities	1,076	(2,282)	(56,253)
Net cash provided by financing activities	3,397	2,068	115,905

Net Cash Provided by (Used in) Operating Activities

Cash provided by (used in) operating activities is primarily influenced by the amount of cash we invest in personnel and infrastructure to support the anticipated growth of our business, the increase in the number of clients using our platform and the amount and timing of client payments. The amount of cash used in operating activities over the last two years has been relatively small as compared to our net loss for the periods. The offsetting generation of cash has come from changes in our operating assets and liabilities, particularly in the area of deferred revenue.

For fiscal year 2012, operating activities used $0.3 million of cash after changes in our operating assets and liabilities offset a net loss of $24.3 million, which included non-cash depreciation and amortization of $3.1 million, non-cash stock-based expense of $7.7 million and non-cash bad debt expense of $1.1 million. Accounts payable, accrued expenses and other liabilities increased $6.0 million and deferred revenue increased $13.4 million, partially offset by an increase of $7.0 million in accounts receivable, prepaid expenses and other assets. The increase in our accounts receivable and our deferred revenue, accounts payable and accrued expenses and other current liabilities was primarily due to our continued growth during fiscal year 2012.

For fiscal year 2011, operating activities used $0.6 million of cash after changes in our operating assets and liabilities offset a net loss of $20.1 million, which included non-cash depreciation and amortization of $2.3 million, non-cash stock-based compensation of $4.7 million and non-cash bad debt expense of $0.5 million. Accounts payable, accrued expenses and other liabilities increased $3.8 million and deferred revenue increased $15.0 million, partially offsetting an increase in accounts receivable of $5.0 million and an increase of $2.0 million in prepaid expenses and other assets. The increase in our deferred revenue and accounts receivable was primarily due to our growth in fiscal year 2011 and the increase in accounts payable and accrued liabilities reflects both a general increase in the size of our operation and also an improvement in vendor payment terms as we continue to improve the management of our working capital.

For fiscal year 2010, operating activities provided $5.2 million of cash after changes in our operating assets and liabilities offset a net loss in fiscal year 2010 of $8.0 million, which included non-cash depreciation and amortization of $1.4 million and non-cash stock-based compensation of $2.6 million. Accounts payable, accrued expenses and other liabilities increased $4.8 million and deferred revenue increased $8.8 million, partially offsetting an increase in accounts receivable of $4.0 million and an increase of $0.6 million in prepaid expenses and other assets. The increase in our deferred revenue and accounts receivable was due to our growth in fiscal year 2010, and the increase in accounts payable and accrued liabilities reflects a general increase in the size of our operation.

Net Cash Provided by (Used in) Investing Activities

Our primary investing activities have consisted of purchases of short-term investments and property and equipment, including technology hardware and software to support our growth as well as costs capitalized in connection with the development of our internal-use hosted software platform. Purchases of property and equipment may vary from period to period due to the timing of the expansion of our operations and the development cycles of our internal-use hosted software platform. We expect to continue to invest in short-term investments and property and equipment and developing our software platform for the foreseeable future.

In fiscal year 2009, we invested $8.0 million in short-term certificates of deposit in order to obtain interest rate returns on our surplus cash. These investments matured in fiscal year 2010 and were not subsequently reinvested in fiscal year 2010 due to a deterioration in the short-term interest rates available. For fiscal year 2012, we invested $50.8 million of cash in short-term investments, $0.3 million of cash was moved to a restricted cash account and the remainder of investing activity was related to the purchase of property and equipment, which included the expansion of our corporate headquarters during the second quarter of fiscal year 2012, and the development of our internal-use hosted software platform.

Net Cash Provided by Financing Activities

Our financing activities have consisted primarily of net proceeds from the issuance of common and preferred stock and proceeds from the exercises of options to purchase common stock.

In fiscal year 2012, we completed our initial public offering, which generated net proceeds of approximately $112.8 million, after deducting underwriting discounts and other expenses incurred for the sale of our common stock. In addition, in fiscal year 2012, we received $3.0 million from the exercise of options to purchase common stock.

In fiscal year 2011, we received $2.1 million from the exercise of options to purchase common stock.

In fiscal year 2010, we issued Series E redeemable convertible preferred stock to raise $3.0 million and received $0.4 million from the exercise of options to purchase common stock.

Contractual Obligations and Commitments

We have non-cancelable operating lease obligations related to our office space, the largest of which is for our headquarters in Austin, Texas. We do not have any debt or material capital lease obligations and all of our property, equipment and software has been purchased with cash. We have no material purchase obligations outstanding with any vendors or third parties.

The following table summarizes our future minimum payments under non-cancelable operating leases as of April 30, 2012:

	Payments Due by Period (in thousands)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Operating lease obligations	$10,241	$3,163	$5,455	$1,623	$—

The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding. Obligations under contracts that we can cancel without cause and without a material penalty are not included in the table above.

On July 18, 2007, we entered into a loan and security agreement, or the Loan Agreement, with a financial institution under which we secured a revolving line of credit with a borrowing capacity of up to $2.0 million and a $250,000 equipment loan facility, which terminated by its maturity on January 18, 2011. On November 30, 2008, we entered into an amendment to the Loan Agreement, increasing the borrowing capacity of the revolving line of credit to $7.0 million and creating a credit card services subfacility of up to $150,000. On July 20, 2009, we entered into a second amendment that created a letter of credit subfacility of up to $0.9 million and on January 22, 2010, we entered into a third amendment, increasing the letter of credit sublimit to $1.0 million to increase the face amount of the letter of credit in connection with our expanded leased office space in Austin, Texas. On September 27, 2010, we entered into a fourth amendment to the Loan Agreement increasing the borrowing capacity of the revolving line of credit to $10.0 million with an option to increase the line to $15.0 million and the combined letter of credit and credit card services subfacility to $2.65 million. On May 12, 2011, we increased the face amount of the standby letter of credit to $1.8 million in favor of the landlord of our headquarters in Austin, Texas. On January 31, 2012, we entered into a fifth amendment to the Loan Agreement increasing the borrowing capacity of the revolving line of credit to $30.0 million. On February 28, 2012, we increased the face amount of the standby letter of credit to $2.3 million in favor of the landlord to our headquarters in Austin, Texas. On June 19, 2012, we entered into a sixth amendment to the Loan Agreement, which permitted us to acquire PowerReviews, Inc. and which joined the resulting entity, PowerReviews, LLC, as a co-borrower under the Loan Agreement.

As of April 30, 2012, there are no loans outstanding under our revolving line of credit other than a $2.3 million letter of credit issued by the financial institution in favor of the landlord of the leased office space, which is serving as our headquarters in Austin, Texas. Borrowings under the revolving line of credit are collateralized by substantially all of our assets and bear interest at a floating interest rate equal to the prime rate (or the financial institution’s daily adjusting LIBOR rate plus 2.5% if greater), which is payable monthly. The revolving line of credit expires and all interest and principal thereunder is payable in full on January 31, 2015.

The Loan Agreement contains certain restrictive covenants that limit our ability and our subsidiaries’ abilities to, among other things, incur additional indebtedness or guarantee indebtedness of others; make payments on additional indebtedness or make changes to certain agreements related to additional indebtedness; enter into hedging arrangements; create liens on our assets; make loans and investments; make capital expenditures; dispose of assets; store inventory and equipment with others; pay dividends or make distributions on, or purchase or redeem, our capital stock; enter into mergers or consolidations with or into other entities; undergo a change of control; engage in different lines of business; or enter into transactions with affiliates. The Loan Agreement also contains numerous affirmative covenants, including covenants regarding, among other things, compliance with applicable laws and regulations and other reporting, payment of taxes and other obligations, maintenance of insurance coverage, maintenance of bank and investment accounts with the financial institution and its affiliates, registration of intellectual property rights, and obtaining certain third-party consents and waivers. As of the date of this prospectus, we are in compliance with the terms of these covenants.

On November 4, 2008, we entered into a pledge and security agreement with a financial institution for a standby letter of credit for credit card services from a separate financial institution for an amount not to exceed $0.1 million. We pledged a security interest in our money market account, in which the balance must equal at least the credit extended. On March 17, 2010, the standby letter of credit for credit card services was increased to $0.3 million. On May 18, 2011, the standby letter of credit for credit card services was increased to $0.5 million. This letter of credit expires annually and the pledged security interest is recorded as short-term restricted cash in our financial statements.

Off-Balance Sheet Arrangements

During fiscal years 2010, 2011 and 2012, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with GAAP and include the accounts of Bazaarvoice, Inc. and its wholly owned subsidiaries. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. To the extent there are material differences between these estimates and our actual results, our consolidated financial statements will be affected.

Our significant accounting policies are described in Note 2 of the Notes to Consolidated Financial Statements included in this prospectus, and we believe that the accounting policies discussed below involve the greatest degree of complexity and exercise of judgment by our management. The methods, estimates and judgments that we use in applying our accounting policies have a significant impact on our results of operations and, accordingly, we believe the policies described below are the most critical for understanding and evaluating our financial condition and results of operations.

Revenue Recognition

We generate revenue principally from the sale of subscriptions to our hosted social commerce platform and sell our application services pursuant to service agreements that are generally one year in length. Our client does not have the right to take possession of the software supporting the application service at any time, nor do the arrangements contain general rights of return. We recognize revenue when all of the following conditions are met: persuasive evidence of an arrangement exists, delivery of the service has occurred, the fee is fixed or determinable, and collection is reasonably assured. We account for these arrangements by recognizing the arrangement consideration for the application service ratably over the term of the related agreement, commencing upon the later of the agreement start date or when all revenue recognition criteria have been met.

Deferred revenue consists of subscription fees paid in advance of revenue recognition and is recognized as revenue recognition criteria are met. We invoice clients in a variety of installments and, consequently, the deferred revenue balance does not represent the total contract value of its non-cancelable subscription agreements. Deferred revenue that will be recognized during the succeeding 12 month period is recorded as current deferred revenue and the remaining portion is recorded as non-current deferred revenue.

Stock-Based Compensation

We account for stock-based compensation in accordance with the authoritative guidance on stock compensation. Under the fair value recognition provisions of this guidance, stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. As a result, we are required to estimate the amount of stock-based compensation we expect to be forfeited based on our historical experience. If actual forfeitures differ significantly from our estimates, stock-based compensation expense and our results of operations could be materially impacted.

Determining the fair value of stock-based awards at the grant date requires judgment. We use the Black-Scholes option pricing model to determine the fair value of our stock options and employee stock purchase plan options. The determination of the grant date fair value of options using an option pricing model is affected by our estimated common stock fair value as well as assumptions regarding a number of other complex and subjective variables. These variables include the fair value of our common stock, our expected stock price volatility over the expected term of the options, stock option exercise and cancellation behaviors, risk-free interest rates and expected dividends, which are estimated as follows:

•

Fair Value of Our Common Stock. Because our stock was not publicly traded prior to our initial public offering, the fair value of our common stock underlying our stock options was previously determined by our board of directors, which intended all options granted to be exercisable at a price per share not less than the per share fair value of our common stock underlying those options on the date of grant. Following the completion of our initial public offering, our common stock was valued by reference to its publicly traded price.

•

Expected Term. The expected term was estimated using the simplified method allowed under SEC guidance, which uses the midpoint between the graded vesting period and the contractual termination date since we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term.

•

Volatility. Because we do not have a significant trading history for our common stock, we have estimated the expected stock price volatility for our common stock by taking the average historic price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the stock option grants. Industry peers consist of public companies in the technology industry, primarily in the subscription software business.

•	Risk-free Rate. The risk-free interest rate assumption used is based on observed market interest rates appropriate for the term of employee options.

•	Dividend Yield. We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

We used the following assumptions in our application of the Black-Scholes option pricing model for fiscal years 2010, 2011 and 2012:

	Year Ended April 30,
	2010	2011	2012

Expected volatility	62% - 68%	58% - 62%	55% - 58%
Risk-free interest rate	2.00% - 2.95%	1.75% - 2.75%	1.05% - 2.14%
Expected term (in years)	5.00 - 6.25	6.00 - 6.25	5.75 - 6.25
Dividend yield	0%	0%	0%

Future expense amounts for any particular period could be affected by changes in our assumptions or changes in market conditions.

We recorded stock-based expense of $2.6 million, $4.7 million and $7.7 million for fiscal years 2010, 2011 and 2012, respectively.

Costs for equity instruments issued in exchange for the receipt of goods or services from non-employees are measured at the fair market value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of the date on which there first exists a firm commitment for performance by the provider of goods or services or on the date performance is complete, using the Black-Scholes option pricing model.

Income Taxes

We use the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities will be recognized in the period that includes the enactment date. A valuation allowance is established against the deferred tax assets to reduce their carrying value to an amount that is more likely than not to be realized. The authoritative guidance for Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in an entity’s consolidated financial statements and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return was adopted as of May 1, 2009.

Capitalized Internal-Use Software

We capitalize certain development costs incurred in connection with our internal-use software platform. These capitalized costs are related to the application service suite that we host, which is accessed by our clients on a subscription basis. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, we capitalize direct internal and external costs until the software is substantially complete and ready for its intended use. We cease capitalizing these costs upon completion of all substantial testing. We also capitalize costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. We expense maintenance and training costs as they are incurred. We amortize capitalized internal-use software development costs on a straight-line basis over its estimated useful life, which is generally three years, into cost of revenue.

Recent Accounting Pronouncements

Revenue Recognition

In September 2009, the FASB issued two consensuses that will significantly affect the revenue recognition accounting policies for transactions that involve multiple deliverables and sales of software-enabled devices. The guidance updates the existing multiple-element revenue arrangements guidance included under current authoritative guidance. The revised guidance primarily provides two significant changes: 1) eliminates the need for objective and reliable evidence of the fair value for the undelivered element in order for a delivered item to be treated as a separate unit of account, and 2) eliminates the residual method to allocate the arrangement consideration. In addition, the guidance also expands the disclosure requirements for revenue recognition. The guidance was effective for the first annual reporting period beginning on or after July 15, 2010, with early adoption permitted provided that the revised guidance is retroactively applied to the beginning of the year of adoption. The new guidance does not have a material impact on our consolidated financial statements.

Fair Value Measurement

In May 2011, the FASB issued a standard to provide a consistent definition of fair value and change certain fair value measurement principles. In addition, the standard enhances the disclosure requirements concerning the measurement uncertainty of Level 3 fair value measurements. The updated accounting guidance is effective for interim and annual periods beginning after December 15, 2011 on a prospective basis. Early application is not permitted. The standard does not have a material impact on our consolidated financial statements.

Comprehensive Income

In June 2011, the FASB issued a standard to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The standard eliminates the option to present the components of other comprehensive income as part of the statement of equity. The updated accounting guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 on a retrospective basis. Early application is permitted. We will adopt the updated guidance in the first quarter of fiscal year 2012. Since the updated guidance only requires a change in the placement of information already disclosed in our consolidated financial statements, we do not expect the adoption to have an impact on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We have operations both within the United States and internationally and we are exposed to market risks in the ordinary course of our business, including the effect of interest rate changes and foreign currency fluctuations. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.

Interest Rate Sensitivity

We hold cash, cash equivalents and short-term investments for working capital purposes. We do not have material exposure to market risk with respect to investments. We do not use derivative financial instruments for speculative or trading purposes; however, we may adopt specific hedging strategies in the future. Any declines in interest rates will reduce future interest income.

Foreign Currency Risk

Our results of operations and cash flows will be subject to fluctuations because of changes in foreign currency exchange rates, particularly changes in exchange rates between the U.S. dollar and the Euro and British Pound, the currencies of countries where we currently have our most significant international operations. Our historical invoicing has largely been denominated in U.S. dollars; however; we expect an increasing proportion of our future business to be conducted in currencies other than the U.S. dollar. Our expenses are generally denominated in the currencies of the countries in which our operations are located, with our most significant operations today being located in the United States, the United Kingdom, Germany, France, Australia and Sweden.

We assess the market risk of changes in foreign currency exchange rates utilizing a sensitivity analysis that measures the potential impact on earnings, fair values and cash flows of a hypothetical 10% change in the value of the U.S. dollar on foreign currency denominated monetary assets and liabilities. The effect of an immediate 10% adverse change in exchange rates on foreign currency denominated monetary assets and liabilities, principally accounts receivable and intercompany balances, as of April 30, 2012, would be a loss of approximately $0.7 million.

We do not currently enter into forward exchange contracts to hedge exposure to these foreign currencies nor do we enter into any derivative financial instruments for trading or speculative purposes; however we may do so in the future if we consider this exposure to be material. Thus, fluctuations in currency exchange rates could harm our business in the future.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability to do so could harm our business, financial condition and results of operations.

BUSINESS

Overview

We are a leading provider of social commerce solutions that help our clients capture, display and analyze online word of mouth, including consumer-generated ratings and reviews, questions and answers, stories, recommendations, photographs, videos and other content about our clients’ brands, products or services. Bazaarvoice, which literally means “voice of the marketplace,” was founded on the premise that online word of mouth is critical to consumers and businesses because of its influence on purchasing decisions, both online and offline. We enable our clients to place consumers at the center of their business strategies by helping consumers generate and share sentiment, preferences and other content about brands, products or services. Through our technology platforms, our clients leverage online word of mouth to increase sales, acquire new customers, improve marketing effectiveness, enhance consumer engagement across channels, increase success of new product launches, improve existing products and services, effectively scale customer support and decrease product returns.

Word of mouth influences consumers’ decisions to purchase products and services. Consumers often trust and rely on what other consumers say about a brand, product or service more than traditional advertising, particularly if they consider the content to be authentic and credible. The proliferation of social networks, wikis, blogs and videos has given rise to the social web—a new era of Internet-enabled social interaction. The emergence of consumer interaction through the social web has significantly increased the volume and availability of online word of mouth about products and services. This online social interaction is proving to have a significant and growing influence on both online and offline commerce. The rapid adoption of Internet-enabled mobile devices is further amplifying the impact of online word of mouth by making this content even easier, more convenient and faster to generate and access. As a result, there has been a paradigm shift in marketing as traditional methods are being disrupted and businesses are now seeking solutions that embrace online word of mouth to more effectively engage and influence consumers.

Our solutions, which are primarily provided via a Software-as-a-Service, or SaaS, platform, enable clients to:

•	capture and display online word of mouth;

•	engage consumers directly by answering product- or service-related questions;

•	analyze feedback and uncover critical insights from online word of mouth; and

•	distribute content among retail and other brand websites both within and outside our network, which we refer to as syndication.

Our business model focuses on maximizing the lifetime value of a client relationship. We make significant investments in acquiring new clients and believe that we will be able to achieve a favorable return on these investments by growing our relationships over time and ensuring that we have a high level of client retention. As of April 30, 2012, we served 790 active clients, including clients in the retail, consumer products, travel and leisure, technology, telecommunications, financial services, healthcare and automotive industries. As of April 30, 2012, we served seven of the ten most valuable U.S. retail brands according to Interbrand’s 2012 Best Retail Brands study published in February 2012, 163 of the 2012 Internet Retailer 500 and 96 of the 2012 Fortune 500 companies, including 32 of the top 100 of the Fortune 500. In addition, approximately 300 network clients and approximately 800 express clients have been added to our business as a result of our acquisition of PowerReviews, Inc., or PowerReviews, in June 2012. We sell our solutions through a direct sales team located globally in the markets we serve, including the United States, the United Kingdom, Australia, France, Germany and Sweden.

We believe that our network differentiates us from our competitors, and we measure the reach of our network by the number of impressions served. For the twelve months ended April 30, 2012, we served over 125.4 billion impressions and have served over 330.1 billion total impressions since our inception in May 2005. We define an impression as an instance of online word of mouth delivered to an end user’s web browser.

In fiscal years 2010, 2011 and 2012, we generated revenue of $38.6 million, $64.5 million and $106.1 million, respectively. In fiscal years 2010, 2011 and 2012, we generated 25.2%, 24.9% and 25.1% of our revenue, respectively, from outside of the United States. Our invoicing for international clients has been largely denominated in such clients’ local currencies rather than U.S. dollars.

Industry Overview

Word of mouth influences consumer decision-making.

We believe word of mouth influences consumers’ decisions to purchase products or services. Consumers often trust and rely on what others have to say about brands, products or services, particularly if they consider the content authentic and credible. In contrast, consumers often consider what businesses say about their own brands, products and services to be biased and less reliable.

Online social interaction is transforming the Internet and enabling unprecedented sharing of content among consumers.

The heart of the social web is comprised of websites and software technologies that foster social interaction, allowing users with similar interests to create and share original content with each other through one-to-one, one-to-many and many-to-many communication channels. The social web can empower the voices of individual consumers, allowing them to influence the opinions and decisions of others with unprecedented speed, ease and scale.

The increased volume and availability of online word of mouth has created digitally archived and easily searchable consumer databases about brands, products and services. Online word of mouth includes all types of online consumer-to-consumer, consumer-to-brand and brand-to-consumer sharing that influence decision making. Consumers are sharing content with each other about products, services and brands they like or dislike on brand websites and throughout the social web. Businesses recognize the importance of these online social interactions and are realizing that they must be actively engaged in the social web to effectively market their products and services.

Online word of mouth has a significant and growing influence on online and offline commerce.

Consumers are turning to online word of mouth to research products and services prior to making purchases, both online and offline. In 2011, Euromonitor International estimated the 2011 worldwide retail industry to be valued in excess of $12.0 trillion. In 2012, Forrester Research, Inc. reported that U.S. web-influenced retail sales exceeded $1 trillion in 2010 and that by 2016 an estimated 52.3% of total online and offline retail sales will be influenced by Internet content, which includes online ratings and reviews.

The rapid adoption of Internet-enabled mobile devices is further amplifying the impact of online word of mouth.

According to a 2012 report by Cisco Systems, Inc., there will be over 10 billion mobile-connected devices worldwide in 2016—more than one device per capita. The rapid adoption of Internet-enabled mobile devices is further amplifying the impact of online word of mouth by making this content even easier, more convenient and faster to generate and access. For example, in many locations around the world, a consumer walking in the aisle of a retail store with an Internet-enabled mobile device is able to scan a product barcode, read product information and reviews and make an informed purchase decision at the point of sale. After purchasing and using the product, a consumer can also use the Internet-enabled mobile device to rate the product or write a review and share it online. According to a 2011 study by comScore, Inc., Shop.org and PJL Digital LLC (d/b/a Social Shopping Labs), 47% of U.S. consumers have used a mobile device to check customer ratings or reviews while in a physical store.

Marketing paradigm shift: traditional marketing methods are being disrupted by the social web and the proliferation of online word of mouth.

The combination of the Internet, the social web and the proliferation of online word of mouth has created a marketing paradigm shift by giving consumers a new and easier way to directly connect with one another and with brands. A brand is a business or business unit that markets one or more products and services. As a result, companies have lost some level of control over how they influence clients and are increasingly forced to react to what consumers write and share with each other. This trend is disrupting traditional marketing methods, creating the need for a technology platform to complement companies’ marketing approaches in the following ways:

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Increasing consumer engagement. Traditional brand marketing methods are generally oriented to raising brand awareness and influencing the consumer purchase decision. Historically, the brand-to-consumer relationship was primarily one-way: a brand would advertise or promote its offerings, and a consumer would consider and perhaps purchase. Many times, consumer engagement with a brand typically occurred only when the consumer had a support question or service issue. The advent of the social web has enabled consumers to become brand advocates and engage with brands both pre- and post-purchase. Through the social web, consumers share their opinions about brands, products or services, read reviews and search for answers to product-related questions. As a result, the advent of the social web has created new opportunities for brands to directly engage consumers through their websites and across social networks, not only pre-purchase and at the point of sale to increase conversion, but also post-purchase to provide brands with valuable insights to improve the consumer experience. In addition, post-purchase engagement makes it easier for consumers to share their experiences with others, thereby helping satisfied customers become active advocates for brands.

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Enhancing authenticity. Consumers often question the reliability of a brand’s description of its own product. According to a June 2011 report by The Nielsen Company, a leading consumer research firm, when making purchase decisions, consumers often trust recommendations from people they know, as well as reviews posted by unknown consumers online, more than they do advertisements on television, on the radio, in print or in other traditional media. As a result, brands are striving to create active online communities that foster word of mouth about their products and services.

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Increasing relevance. Marketers attempt to target the right audience for their products, and consumers seek a product that is the right solution for their individual needs. Most traditional marketing campaigns are designed to appeal to a wide audience and therefore often lack the relevance that both marketers and consumers desire. An increasingly fragmented consumer audience makes it even more difficult for brands to target and scale their marketing efforts simultaneously. The emergence of the social web allows brands to reach targeted networks of consumers and helps consumers connect with people similar to them or in similar situations. Additionally, as online word of mouth is shared across the social web, brands benefit from reaching a larger audience with more relevant content.

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Changing marketing content. Traditional marketing methods depend on internally developed or agency developed creative content for their marketing campaigns. Brands can now easily leverage online word of mouth to utilize as content for their traditional marketing vehicles, such as email campaigns, online banners, mobile applications, print campaigns, in-store signage and even packaging.

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Improving speed and quality of consumer feedback. Traditional market research methods can be time-consuming and costly to implement. Organizing focus groups, creating surveys, identifying representative survey populations, convincing the appropriate consumers to participate and analyzing the resulting data can be slow to implement and expensive. In addition, the feedback collected through traditional marketing research may be biased by the way questions are asked and lack credibility if brands compensate the participants. Due to the limitations of traditional marketing methods, brand marketers are turning to online word of mouth as a timely and cost-effective way to gain insights into consumer behavior and preferences. A recent survey of Chief Marketing Officers we jointly conducted with The CMO Club (operated by C Level Club, LLC), a peer-to-peer network of Chief Marketing Officers, discovered that in 2011, 93% of CMOs plan on using some form of consumer-generated content, or online word of mouth, to inform their brands’ product and service decisions.

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Developing more valuable insights. Traditional marketing methods have a limited ability to capture and efficiently derive insights from online word of mouth. Data derived from online word of mouth can provide deeper and different insights into consumer behavior and preferences than are generally possible via traditional marketing and consumer market research methods. This data can provide a more complete understanding of the consumer, his or her background, social graph, basis for purchase decisions, means of purchase and purchase intent. However, the data is often unstructured, continuously generated, and voluminous, making it difficult for brands to fully realize its potential. Making sense of and structuring this consumer-generated data presents an opportunity to deliver powerful and timely insights into consumer behavior and preferences that are superior to historical methods and produce consumer intelligence with measurable marketing results.

Our Market Opportunity

We believe that we have captured and can continue to capture a portion of the dollars spent on offline and online advertising, e-commerce services and market research:

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According to a 2011 forecast by MAGNAGLOBAL, a division of IPG’s Mediabrands, the worldwide advertising market is estimated to reach $449 billion in 2012. A 2011 MAGNAGLOBAL report projects the market to grow to over $600 billion by 2016.

•	The worldwide market for market research was estimated to be $31.2 billion in 2010, according to a 2011 report by ESOMAR, B.V.

As online audiences have shifted toward increased social interaction, brands are expanding their advertising spend to target consumers engaged in online social interaction. According to a Q3 2011 report from The Nielsen Company, Americans spent approximately 33% of their online time communicating and networking across blogs, personal email, instant messaging and social networks. The ability to personalize content and marketing messages using a consumer’s online profile and social behavior are new capabilities that brands can leverage. Given the broad reach of our network and the important impact that our social commerce solutions have on consumer purchasing behavior, we believe that we are competitively positioned to capture a share of the growing social media marketing spend.

Our clients include companies from the retail, consumer products, travel and leisure, technology, telecommunications, financial services, healthcare and automotive industries. We estimate there are over 10,000 companies in the sectors we serve worldwide with annual revenue of at least $50 million, many of which can benefit from our platforms and solutions. In addition, several of these companies have multiple brands, which we consider incremental additions to our market opportunity.

Our Competitive Strengths

We believe that the following competitive strengths differentiate us from our competitors and serve as barriers to entry:

Market leadership with robust SaaS solutions.

We are a leading provider of social commerce solutions and the leading provider of online ratings and reviews. Our Conversations technology platform has been developed in collaboration with our clients since our inception, and we believe our platforms offer a proven and robust feature set to meet our clients’ needs. The key capabilities of our Conversations platform include Ratings & Reviews, Questions & Answers, Campaigns and Applications for Facebook. In addition, we have been able to reliably scale our Conversations platform over time. For example, the number of impressions served by our Conversations platform increased from 1.8 billion per month in April 2008 to 10.8 billion per month in April 2012. During this same period, the number of our active clients increased from 122 to 790. Our Conversations platform is reliable with average uptime of over 99.9% over the five-year period ended April 30, 2012.

We offer our solutions to our Conversations clients as a SaaS platform, which reduces implementation time and costs for our clients and requires limited involvement from our clients’ technical teams as compared to internally developed solutions. In addition, as a result of this model, our clients have a low total cost of ownership because they do not have to purchase hardware or add IT staff to implement and maintain our Conversations platform. We host a highly scalable Conversations platform with a single version of the code in production that is updated continuously, with multiple software releases per year that can be quickly rolled out to provide new and innovative features to our existing clients.

In addition to our Conversations platform, as a result of our acquisition of PowerReviews, we now support PowerReviews’ network and express platforms. PowerReviews’ network platform offers social commerce solutions, similar to our Ratings & Reviews, and PowerReviews’ express platform offers certain ratings and reviews solutions as a turn-key offering. We believe that these platforms will supplement our current product offering and provide us an opportunity to introduce our other solutions to PowerReviews’ existing clients.

Powerful network effects that connect our clients and their consumers.

As of April 30, 2012, we served 163 of the 2012 Internet Retailer 500. As of April 30, 2012, we served seven of the ten most valuable U.S. retail brands according to Interbrand’s 2012 Best Retail Brands study published in February 2012, as well as 96 of the 2012 Fortune 500 companies, including 32 of the top 100 of the Fortune 500. In addition, approximately 300 network clients and approximately 800 express clients have been added to our business as a result of our acquisition of PowerReviews in June 2012. In our fiscal year ended April 30, 2012, we served over 125.4 billion impressions and we have served over 330.1 billion total impressions since our inception in May 2005. Consumers also benefit by having access to a greater volume and variety of online word of mouth when they visit our clients’ websites. As the amount of data that is collected and managed on our platform increases, our clients will have access to a greater amount of relevant and authentic online word of mouth, and our analytics capabilities will provide more meaningful insights to our clients.

Through our Conversations platform, we offer syndication capabilities through our BrandVoice and BrandAnswers solutions, enabling brands to distribute ratings and reviews and other online word of mouth among retail and other brand websites within our network, as well as websites outside our network. Our ability to syndicate content across a wide array of websites attracts brands to our network. The multitude and variety of our clients’ brands attracts retailers to our network because we are able to provide them with access to more online word of mouth than they can collect on their own. As a result, we believe that we benefit from powerful network effects that differentiate us from our competitors.

Analytics capabilities that leverage structured data across our network.

Our platform’s analytics capabilities allow brands to derive powerful and timely insights about consumer sentiment. These capabilities are enhanced by our efforts to structure data, including the structured mapping of products and the attachment of meta-data tags in connection with our content moderation process. Our analytics solutions allow our clients to more easily recognize shifts in consumer sentiment, identify product issues and inform consumer-centric decisions, which can increase sales and consumer satisfaction. As the volume and variety of data across our network grows, and as we continue to develop more comprehensive analytics capabilities, we believe that the value we provide to our clients will increase.

Unique content moderation capabilities that preserve authenticity and ensure brand protection.

We use trained and experienced professionals to moderate online word of mouth captured by our enterprise clients 24/7/365, providing active support for 27 languages and multiple dialects and the capacity to support additional languages. We believe content moderation increases brand and consumer trust in reviews, improves client data quality and helps preserve the authenticity of online word of mouth. We are committed to representing both the positive and negative experiences of consumers. Accordingly, our content moderators do not remove negative reviews or edit consumer contributions. However, we do filter them for irrelevant, obscene or illegal material to ensure our clients’ valuable brands are protected. Our content moderators also assist in attaching pre-defined labels, or meta-tags, to categorize online word of mouth, such as shipping complaints, liability concerns, inaccurate product descriptions and product suggestions. We believe our content moderators are able to glean the connotations, sentiment, and context of a review, story, question or answer more accurately than is currently achievable with analytics software alone. In parallel, our proprietary technology, workflows and best practices significantly increase the productivity of our content moderators, allowing us to efficiently moderate content while ensuring a high level of quality in a time-efficient manner. We believe the breadth of our content moderation capabilities is unique in our industry and is critical to our clients’ ability to successfully utilize online word of mouth.

Differentiated client services capabilities that help our clients achieve measureable results.

Our Client Services team enables our clients to leverage our platform to maximize the impact of online word of mouth and consumer engagement to achieve measurable results not only through technical services but by coaching our clients on best practices to drive review volume and to leverage online word of mouth throughout their businesses. We employ a consultative approach to gain an intimate understanding of a client’s business objectives. Our Client Success Directors serve as social commerce advisors to our clients, teaching them ways to use our platform to maximize their business objectives and measure the effectiveness of their efforts. We work with our clients to integrate online word of mouth into key business processes, such as business analytics, product design and research and development, marketing, sales and client service. Our Client Success Directors also provide ongoing education and guidance, helping our clients navigate the rapidly evolving market for social commerce solutions.

A corporate culture that drives performance.

We regard our culture as a key differentiator and performance driver, and we have held this view since our inception. Our corporate culture is defined by the following core values: passion, performance, innovation, openness, teamwork, respect and generosity. Our management team is committed to maintaining and improving our culture even as we grow rapidly. We believe our culture gives us a competitive advantage in recruiting talent, driving innovation, enhancing productivity and improving client service. We foster our culture in numerous ways, including employee performance reviews, employee surveys rating and reviewing our culture, leadership training, numerous performance recognition programs and community building efforts. In recognition of our focus on culture, we were recognized by the Austin Business Journal as a “best place to work” in Austin, Texas in each year from 2007 through 2012 and by the Austin American-Statesman as the #1 mid-sized “top workplace” in Austin in 2010 and as the #3 large “top workplace” in Austin in 2011.

Our Growth Strategy

The following are key elements of our growth strategy:

Expand our direct sales force globally.

We can offer significant value to companies that aim to better understand consumers. We intend to expand our direct sales force globally, which we believe will improve our sales coverage and effectiveness and enable us to acquire new clients.

Increase brand penetration and sell new solutions to our existing clients.

We believe that we have a significant opportunity to build on relationships with existing clients, including some of the leading companies in the world. Many of our clients sell products through numerous distinct brands.

We have the opportunity to expand our relationship with these clients by deploying our solutions for some or all of their other brands.

Most of our clients use only a subset of the solutions available in our platforms. We believe that we have a significant opportunity to sell other solutions delivered through our platform, as well as solutions we intend to release in the future.

Increase the volume and variety of data across our network and help clients derive greater consumer insights.

We plan to continue to aggregate an increasing volume and variety of online word of mouth and other relevant data across our network. In turn, consumers will have access to a greater amount of relevant online word of mouth to inform their purchase decisions. We plan to enhance our clients’ ability to analyze the aggregated data by introducing new analytics capabilities to help our clients derive meaningful insights from consumer data across our network.

Further expand internationally and penetrate industry verticals.

While we have already established operations in the United Kingdom, Australia, France, Germany and Sweden, we intend to leverage this experience by expanding our sales and client service operations and further developing the Bazaarvoice brand. We are deepening our presence in Europe and are assessing operations in the Asia-Pacific and Latin America regions. Moreover, we plan to further penetrate our current industry verticals and to continue developing and marketing our unique solutions for additional verticals. We believe companies in various verticals can benefit from utilizing our platform to better understand consumers.

Continue to broaden our platform’s capabilities through innovation.

We view investments in research and development to be an integral part of our strategy. Our research and development efforts are principally focused on improving our software architecture to make our development efforts more efficient and cost-effective and adding new solutions to our platform to enhance our value proposition to existing and prospective clients. We are also developing new solutions to leverage data that we and our clients collect and manage through our solutions and our network reach.

Pursue selective acquisitions and commercial relationships.

We intend to pursue selective acquisitions of complementary businesses and technologies that will enable us to acquire targeted product and technology capabilities, such as our acquisition of PowerReviews, which was completed on June 12, 2012. From time to time, we also may enter into commercial relationships with Internet and social media businesses if we believe this will benefit our clients. For example, we have worked with Google to enable our clients’ online word of mouth to be delivered through the Google search platform, including their mobile applications, and appear in a consumer’s Internet search results.

Our Platforms and Solutions

Bazaarvoice Conversations Platform

Our Conversations platform provides capabilities to capture, manage and display online word of mouth. Consumers interact with our solutions as they view or author consumer reviews, questions, photos, videos, long-format narratives and other forms of consumer-generated content. Content that is displayed by our Conversations platform is styled to match our clients’ brand, preserving important branding elements of our clients’ businesses.

Content collected and managed by our Conversations platform is used by our clients in a wide range of applications, including their online websites, mobile-optimized websites, mobile applications, social networks, in-store kiosks, physical in-store displays, printed flyers, email and other forms of online and offline media.

Key capabilities of our Conversations platform include:

•	Ratings & Reviews. Allows our clients to capture, manage and display consumer reviews about their products and services on their websites and mobile-optimized websites.

•	Questions & Answers. Allows our clients to facilitate question and answer conversations between consumers, or between consumers and brand representatives, on their websites.

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Campaigns. Allows our clients to collect consumer testimonials about their products and services and display these stories on their websites. Our Campaigns capability is used in brand marketing initiatives where an in-depth story from a consumer, often accompanied by photos and sometimes videos, is used to create a strong emotional link between consumers and a brand.

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Applications for Facebook. Enables consumers to read or write reviews, product questions, product answers, or stories on our clients’ pages on social networking websites and easily share this content with the people they influence the most—their social network friends or followers.

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Third-party developer APIs. Provides third-party developers with tools to build products or extend our platform on behalf of our clients, which enables us to expand the use of our platform by leveraging applications built by third-party developers. For example, some agencies use our developer APIs to develop applications for our clients’ brands that allow consumers to read reviews via touchscreen displays while shopping in stores or via their mobile devices while traveling.

Bazaarvoice Connections Solutions

Our Conversations clients are connected through our SaaS platform to form a network. We offer network syndication and brand engagement solutions to facilitate the sharing of online word of mouth among our clients and to enable brands to directly interact with consumers on our retail clients’ websites.

•	BrandVoice. Enables brands to enter into distribution relationships allowing them to display review content on retail websites within our network, which we refer to as syndication.

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BrandAnswers. Enables brands to interact directly with consumers on retail websites within our network to answer questions and provide suggestions on alternative products that may better meet that consumer’s needs. Brands gain visibility into all questions and answers about their products on retail websites that participate in our distribution relationships.

Bazaarvoice Analytics Solutions

Our Conversations platform includes our Intelligence solution, which is our enhanced analytics solution, and a Workbench Analytics solution, which provides analytics and self-service administration tools.

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Intelligence. Allows our clients to derive sophisticated market, consumer and product insights in a timely manner from the underlying data we collect on their behalf through our platform. Intelligence enables our clients to analyze structured and unstructured online word of mouth and to correlate this content with consumer profiles and demographic information.

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Workbench Analytics. Provides basic analytics capabilities that allow our clients to generate reports highlighting simple ratings trends, text analysis and product and service issue identification. Workbench also allows clients to perform self-service administration.

Bazaarvoice Media Solutions.

Our media solutions create connections between customers by inserting their authentic opinions into advertising campaigns, creating ads that are trusted, relevant and targeted. Our API maps our clients’ ad targets to our contributor data to dynamically serve the most relevant opinions for each consumer.

PowerReviews Network Platform

As a result of our acquisition of PowerReviews in June 2012, our platforms now include PowerReviews’ social commerce solutions that are similar to our Ratings & Reviews and Questions & Answers. These solutions are provided through a separate platform and have been provided at a lower cost to clients as compared to the solutions offered through our Conversations platform. We plan to continue to support the PowerReviews network platform and, in connection with our integration with PowerReviews, will consider whether to maintain the PowerReviews network platform or migrate data and clients from the PowerReviews network platform to our Conversations platform.

PowerReviews Express Platform

In addition to the PowerReviews network platform, our platforms now include the PowerReviews express platform. This platform offers clients a ratings and reviews solution as a turn-key offering, which allows small business clients to implement ratings and reviews at an even lower cost. We believe that this provides express platform clients a valuable opportunity to gather consumer feedback. We plan to continue to offer the express platform so as to service small business clients who do not yet want to participate in our Conversations platform. This may lead to additional sales opportunities for us as these clients grow and their needs for social commerce solutions change.

Our Clients

As of April 30, 2012, we served 790 active clients, including clients in the retail, consumer products, travel and leisure, technology, telecommunications, financial services, healthcare and automotive industries. As of April 30, 2012, we served seven of the ten most valuable U.S. retail brands according to Interbrand’s 2012 Best Retail Brands study published in February 2012, 163 of the 2012 Internet Retailer 500 and 96 of the 2012 Fortune 500 companies, including 32 of the top 100 of the Fortune 500. In addition, approximately 300 network clients and approximately 800 express clients have been added to our business as a result of our acquisition of PowerReviews in June 2012. In fiscal year 2012, our active client retention rate was 89.0%. We are committed to developing long-term client relationships. In each of fiscal years 2010, 2011 and 2012, no one client represented more than 10.0% of our revenue for that year.

The following table sets forth a list of selected clients by industry vertical and is not intended to be representative of our full client list:

Retail

Argos Limited

The Boots Company PLC

Cabela’s Incorporated

Domino’s Pizza, Inc.

Euromarket Designs, Inc. d/b/a Crate & Barrel

Footlocker.com, Inc.

Golfsmith International, Inc.

Oriental Trading Company

Petco Animal Supplies Inc.

Sephora USA, Inc.

SkyMall, Inc.

Urban Outfitters, Inc.

Technology

Adobe Systems Incorporated

Cisco Consumer Products LLC

LG Electronics USA, Inc.

Microsoft Corporation

Philips Consumer Lifestyle B.V.

Xerox Corporation

Consumer Products

Benefit Cosmetics LLC

Newell Rubbermaid, Inc.

The Proctor & Gamble Company

Financial Services

Intuit Inc.

LendingTree, LLC

Nationwide Mutual Insurance Company

Navy Federal Credit Union

United Services Automobile Association

Travel and Entertainment

Live Nation Entertainment, Inc.

NCL (Bahamas) Ltd. d/b/a NCL

Orbitz, Inc.

Sales and Marketing

We sell our solutions through our direct sales team located globally in the markets we serve. Our sales strategy is a vertically focused, geographically distributed and direct model that is designed to tailor our social commerce solutions to the specific needs of the industry verticals we serve.

Our sales cycle can vary substantially from client to client but typically requires three to 12 months. In addition to new client sales, our sales directors are also focused on selling additional solutions to our existing clients.

Our marketing efforts are intended to support lead generation, provide sales support, penetrate new and rapidly expanding markets and build our corporate brand. Our marketing efforts include:

•	participation in, and sponsorship of, user conferences, trade shows and industry events;

•	online marketing activities, including advertising, search engine marketing, search engine optimization, webinars, email campaigns and our Bazaarvoice Social Commerce Blog (or Bazaarblog);

•	informational resources development to educate prospective clients on social initiatives, including white papers, client case studies and in-person demonstrations;

•	sales resources development; and

•	industry partnership and business development programs.

We also host annual Social Summits, one in the United States and one in Europe. These Summits are our showcase events where current and prospective clients, along with social strategists, meet to share insights into the industry and results from social initiatives. The events feature a variety of speakers, typically executives from client organizations, training and solutions demonstrations and sharing of best practices, and are designed to increase product adoption and satisfaction and to sign new clients. In addition, we host a number of regional user groups.

Client Services

Our Client Services team is responsible for managing all client activity after the sale. With locations in the markets we serve, our Client Services team is divided into five key functional areas:

•	execution and design, consisting of implementation project managers, implementation engineers and user interface designers who are responsible for technical integration and styling of our solutions;

•

client success, consisting of dedicated client success directors who provide social thought leadership in the development and execution of strategic success plans for our clients and provide renewal and add-on sales support;

•	content services, consisting of content moderators who process content and perform meta-tagging;

•

technical support, consisting of our support professionals who provide technical support services to deliver new production releases, resolve client questions and issues, respond to change requests and address other matters as they arise; and

•	social analytics, consisting of analytics professionals who employ analytics to measure the value of our solutions and extract business insights from the data we collect on behalf of our clients.

Our enterprise license agreements with our clients include maintenance, support and software updates during the term of the agreement. However, under these license agreements, major functional updates or enhancements may, in our discretion, be considered new solutions that will be made available to our clients at an additional charge.

Research and Development

Our research and development team is responsible for the design, development, maintenance and operation of our technology solutions. Our research and development process emphasizes frequent, iterative and incremental development cycles, enabling us to incorporate client feedback while maintaining a high standard of quality. Within the research and development team, we have several highly aligned, independent sub-teams that focus on particular capabilities of our solutions. Each of these sub-teams includes product managers, designers, developers and quality assurance specialists responsible for the initial and ongoing development of their solution capability. In addition, the research and development team includes our production operations team, which is responsible for platform uptime.

We believe that continued investment in research and development is critical to the future success of our business. Historically, we have made substantial investments in research and development, and we plan to continue doing so in order to further differentiate ourselves from our competitors. In addition, we augment our full-time research and development staff with offshore third-party contractors located in the Ukraine and Costa Rica. Our research and development expenses were $5.8 million, $10.8 million and $20.8 million in fiscal years 2010, 2011 and 2012, respectively.

Competition

The market for social commerce solutions is highly competitive. The competitive dynamics of our market are unpredictable because it is at an early stage of development, rapidly evolving, fragmented and subject to potential disruption by new technological innovations.

We believe the principal competitive factors in our market include the following:

•	product breadth and functionality;

•	scope, quality and breadth of client base;

•	amount and quality of content;

•	service;

•	price;

•	reputation; and

•	operating model efficiency.

We believe that we compete favorably on the factors described above. We compete primarily against traditional marketing and advertising programs. Many businesses remain hesitant to embrace social commerce solutions, such as ratings and reviews, driven by a reluctance to display negative reviews about their brands, products or services or about other brands displayed on their websites. Additionally, some businesses have developed, or may develop in the future, social commerce solutions internally. These businesses may consider their internal solutions adequate, even if our solutions are superior.

We have several direct and indirect competitors that provide third-party social commerce solutions, including companies like Revieworld Ltd. Additionally, we face potential competition from participants in adjacent markets that may enter our markets by leveraging related technologies and partnering with other companies.

We may also face competition from companies entering our market, including large Internet companies like Google, Inc. and Facebook, Inc., which could expand their platforms or acquire a competitor. While these companies do not currently focus on our market, they have significantly greater financial resources and, in the case of Google, a longer operating history. They may be able to devote greater resources to the development and improvement of their services than we can and, as a result, may be able to respond more quickly to technological changes and clients’ changing needs.

Moreover, because our market is changing rapidly, it is possible that new entrants, especially those with substantial resources or more efficient operating models, more rapid product development cycles or lower marketing costs, could introduce new solutions that disrupt the manner in which businesses use online word of mouth and engage with consumers online to address the needs of our clients and potential clients.

We cannot be certain that these competitors, both current and potential, will not offer or develop services that are considered superior to ours or that services other than ours will attain greater market acceptance.

Our Culture

We regard our culture as a key differentiator and performance driver, and we have held this view since our inception. We believe our culture gives us a competitive advantage in recruiting talent, driving innovation, enhancing productivity and improving client service. Our core values connect us to our purpose and guide many of our most important business decisions, particularly those involving our most strategic asset of all, our people. As an organization, we strive to embody the following core values:

•	Passion: We excite with possibilities. We celebrate success. We love what we do.

•	Performance: We act with purpose. We are decisive. We exceed expectations.

•	Innovation: We believe there is power in change. We have the courage to act. We lead.

•	Openness: We listen. We seek the truth. We act with authenticity.

•	Teamwork: We play to one another’s strengths. We trust each other. We are stronger and smarter together.

•	Respect: We are a company of equals. We value difference. We are people first; roles second.

•	Generosity: We share. We give without expectations. We are connected to our community.

We regularly debate culture as a management team, striving to refine our culture and integrate new ideas as we rapidly grow. One way we do this is through our Cultural Ambassadors program, which enables small groups of employees to visit top-rated companies and learn from their approaches to building high-performance and sustainable cultures.

Our culture is an extension of our purpose and is manifested in our core values. By design, our purpose is broad and audacious: “Changing the world, one authentic conversation at a time.” We are energized by the opportunity to transform entire industries through the power of online word of mouth and consumer-driven market insights. We are passionate about the role we can collectively play in driving this transformation across the private and public sectors.

As a reflection of the importance of our core values, we ask our employees to participate in a management feedback survey to rate and review managers, including our CEO and all corporate officers, on how well we live and demonstrate our values. This survey provides critical input during our performance review process. We currently conduct reviews for all employees, including managers and corporate officers, on a biannual basis, ensuring that we improve and evolve as rapidly as our growing business requires.

Competition for talent is intense, and a candidate’s view of the potential employer’s culture is often, in our experience, the deciding factor for many candidates. However, in addition to promoting our culture, we rigorously evaluate each candidate on whether they will enhance our culture. In particular, we test for passion by requiring most candidates to complete a job-specific test, which often requires the candidates to prepare and give a presentation. This exercise requires a significant investment of time and energy and is highly effective in identifying team members with high potential.

As a testament to our focus on culture, we were recognized by the Austin Business Journal as a “best place to work” in Austin, Texas in each year from 2007 through 2012 and by the Austin American-Statesman the #1 mid-sized “top workplace” in Austin in 2010 and as the #3 large “top workplace” in Austin in 2011.

We foster our culture in a variety of ways, including:

•	our annual climate survey, which anonymously surveys all employees on the state of our culture;

•	our six-month leadership training program, custom built around our core values;

•	our top-performer equity awards for those that are nominated by fellow employees as defining our culture and core values;

•	our genius grant equity award for employees that demonstrate incredible ingenuity and initiative to solve business challenges;

•	our trust-based vacation policy, which enables any employee, regardless of tenure, to take vacation as needed;

•

our scavenger hunt, which all new employees, regardless of level, complete during their first week on the job, exposing them to all key functions and jobs in our company and important parts of our history;

•	our quarterly science fair, which encourages friendly competition and highlights our core value of innovation; and

•	The Bazaarvoice Foundation, which three non-executive employees of the company have created to serve our communities by focusing primarily on education.

Technology Infrastructure & Operations

We have invested extensively in developing our proprietary technology infrastructure to support the growth of our business. Our proprietary technology infrastructure includes data center, cloud computing and network management, a secure centralized source control management system and proprietary data analytics.

Maintaining the integrity and security of our technology infrastructure is critical to our ability to provide online word of mouth, and we have a dedicated security team that promotes industry best practices and drives compliance with data security standards. We use encryption technologies and certificates for secure transmission of personal information between consumers and our solutions.

Our technology infrastructure has the ability to handle sudden bursts of activity for users over a short period of time with high levels of performance and reliability. We operate at a scale that routinely delivers more than 330.1 million content impressions per day. We estimate that our clients listed in the Internet Retailer Top 500 Guide as of April 30, 2012 in aggregate experienced an average of 1.6 billion monthly visits to their websites in 2011.

Key elements of our technology infrastructure are described below.

•

Scalable Infrastructure. Our physical network infrastructure utilizes multiple hosted data centers linked with a high speed virtual private network. We utilize commodity hardware, and our architecture is designed for high availability and fault tolerance while accommodating the demands of our service utilization.

•	Cloud Computing Innovation. We have developed our architecture to work effectively in a flexible cloud environment that has a high degree of automated elasticity.

We believe that our technology infrastructure is a competitive advantage, and we will continue to innovate and optimize our infrastructure to extend our technology leadership.

Intellectual Property

Our intellectual property includes our patent applications, registered and unregistered trademarks and registered domain names. We believe that our intellectual property is an essential asset of our business and that our technology infrastructure currently gives us a competitive advantage. We rely on a combination of trademark, copyright and trade secret laws in the United States and the European Union, as well as contractual provisions, to protect our proprietary technology and assets. We currently have trademarks registered in the United States for our name and certain of the words and phrases that we use in our business. We also rely on copyright laws to protect software relating to our websites and our proprietary technologies, although we have not yet registered for copyright protection. We have registered numerous Internet domain names related to our business in order to protect our proprietary interests. As of April 30, 2012, we had thirteen pending U.S. non-provisional patent applications and five provisional patent applications filed, but no issued patents. We also enter into confidentiality agreements with our employees and consultants and seek to control access to and distribution of our proprietary information in a commercially prudent manner.

The efforts we have taken to protect our intellectual property may not be sufficient or effective. Third parties may infringe upon or misappropriate our proprietary rights. Despite our efforts, other parties may copy or otherwise obtain and use the content of our websites without authorization. We may be unable to prevent competitors from acquiring domain names or trademarks that are similar to, infringe upon or diminish the value of our domain names, trademarks, service marks and our other proprietary rights. Competitors may also independently develop technologies that are substantially equivalent or superior to the technologies we employ in our solutions. Failure to protect our proprietary rights adequately could significantly harm our competitive position and operating results.

In addition, we license third-party technologies that are incorporated into some elements of our solutions. Licenses of third-party technologies may not continue to be available to us at a commercially reasonable cost or at all.

Companies in the Internet and technology industries, and other patent, copyright and trademark holders own large numbers of patents, copyrights, trademarks and trade secrets and frequently threaten or enter into litigation based on claims of infringement or other violations of intellectual property rights. We have received in the past, and may receive in the future, notices that claim we have misappropriated or misused other parties’ intellectual property rights. There may be intellectual property rights held by others, including issued or pending patents, copyrights and trademarks, that cover significant aspects of our technologies, content, branding or business methods. Any intellectual property claim against us, regardless of merit, could be time-consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims also could subject us to significant liability for damages and could result in our having to stop using technology, content, branding or business methods found to be in violation of another party’s rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, content, branding or business methods, which could require significant effort and expense and make us less competitive in the social commerce market. If we cannot license or develop technology, content, branding or business methods for any allegedly infringing aspect of our business, we may be unable to compete effectively.

Legal and Regulatory

We believe that there are no claims or actions pending or threatened against us, the ultimate disposition of which would have a material adverse effect on us.

There have been and continue to be regulatory developments that affect our industry. For example, the Federal Trade Commission has directed attention to compensated blogging, endorsements and reviews, and state, U.S. federal and international government agencies have become increasingly focused on privacy in social networks and social commerce, including with respect to collection and use of personally identifiable information and the deployment and use of cookies. In addition, with respect to our clients that are in regulated industries, such as banking and finance or healthcare, our activities may be subject to the regulations governing such businesses.

Employees

As of April 30, 2012, we had 840 employees, consisting of 640 full-time employees and 200 part-time employees who serve as content moderators. Our employees work in offices located in Austin, New York, London, Paris, Munich, Stockholm and Sydney. Of these employees, 536 were based in the United States. In addition, 81 full-time employees have been added to our business as a result of our acquisition of PowerReviews in June 2012. These employees primarily work in PowerReviews’ office located in San Francisco, California. We consider our current relationship with our employees to be good. None of our employees is represented by a labor union or is a party to a collective bargaining agreement.

Facilities

Our principal executive offices are located in Austin, Texas, where we lease approximately 120,878 square feet of office space under leases that expire on December 31, 2014 with respect to 7,510 square feet, and on December 31, 2015 with respect to 113,368 square feet. As of April 30, 2012, we maintained additional offices in New York, New York and in the United Kingdom, Australia, France, Germany and Sweden. In addition, as a result of our acquisition of PowerReviews, we have added 15,557 square feet in San Francisco, California under a lease that expires on January 31, 2015. Our primary data center is located in Texas under a hosting agreement with Rackspace U.S., Inc. d/b/a Rackspace Hosting, which agreement expires in June 2012. We believe our current and planned office facilities and data center space will be adequate for our needs through fiscal year 2013.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors and their ages and positions as of May 31, 2012, are as follows:

Name	Age	Position

Brett A. Hurt	40	Founder, Chief Executive Officer, President and Director

Stephen R. Collins	46	Chief Financial Officer and Chief Innovation Officer

Bryan C. Barksdale	41	General Counsel and Secretary

Heather J. Brunner	43	Chief Operating Officer

Erin C. Nelson	42	Chief Marketing Officer

Ryan D. Robinson	51	Chief People Officer

Abhishek Agrawal	33	Director

Neeraj Agrawal(1)	39	Director

Michael S. Bennett(1)(2)	60	Director

Sydney L. Carey(1)(2)	47	Director

Dev C. Ittycheria(2)(3)	45	Director

Edward B. Keller(2)(3)	56	Director

Thomas J. Meredith(1)	61	Director and Chairman of the Board of Directors

Christopher A. Pacitti(3)	42	Director

(1)	Member of our audit committee.
(2)	Member of our compensation committee.
(3)	Member of our nominating and governance committee.

Executive Officers

Brett A. Hurt has served as our Founder, Chief Executive Officer, President and a member of our board of directors since he co-founded Bazaarvoice in May 2005 with Brant Barton, our General Manager of Media Solutions. From May 1999 to April 2005, Mr. Hurt held various executive positions, including Chief Executive Officer, at Coremetrics, Inc., a marketing analytics SaaS provider for the e-commerce industry that he founded in 1999 and that was acquired by IBM in 2010. Mr. Hurt served on the board of directors at Coremetrics from May 1999 to February 2006. Prior to his time at Coremetrics, Mr. Hurt founded and was the Chief Executive Officer of BodyMatrix, LLC, an online retailer of sports nutrition products, and Hurt Technology Consulting, LLC, a software and web consulting firm. Mr. Hurt has also served as a systems analyst at Deloitte Consulting LLP. Mr. Hurt was named Ernst & Young Entrepreneur of the Year for Central Texas in 2009. Mr. Hurt holds a B.B.A in management information systems from the University of Texas at Austin and an M.B.A. in high-tech entrepreneurship from the Wharton School at the University of Pennsylvania. In addition to his role as our Chief Executive Officer, we believe Mr. Hurt’s qualifications to serve on our board of directors include his knowledge and understanding of our business and industry and his previous service in executive positions at various technology companies.

Stephen R. Collins has served as our Chief Financial Officer since September 2010 and as our Chief Innovation Officer since January 2012. Since May 2009, Mr. Collins has served as Managing Partner at Natchez Advisors, LLC, a company he established to invest in and provide management advisory services to early-stage technology companies based in Tennessee. As part of his activities at Natchez Advisors, Mr. Collins served from May 2009 to March 2010 as interim Chief Executive Officer of Moontoast, Inc., a social commerce network company. Mr. Collins continues to serve as a member of the board of directors of Moontoast. From April 2010 to

June 2010, Mr. Collins served as Chief Financial Officer and Chief Strategy Officer of edo Interactive, Inc., a marketing services and electronics payments company. From January 2008 to April 2009, Mr. Collins was primarily engaged in the sale of all remaining assets and the dissolution of White Horse, Inc. (formerly Juris, Inc., a legal software solutions business that was sold to LexisNexis, a division of Reed Elsevier Inc., in July 2007), as well as managing his personal investments. From June 2002 to July 2003, Mr. Collins served as Chief Operating Officer and then from July 2003 to December 2007 as President and Chief Executive Officer of Juris, Inc. Mr. Collins previously served in a variety of positions, including Chief Financial Officer and Chief Information Officer, at DoubleClick, Inc., which was sold to Google, Inc. and provides advertising management and technology solutions for digital media, various finance positions for Colgate-Palmolive Company and as an auditor for the accounting firm of PricewaterhouseCoopers LLP. Mr. Collins received a B.S. in accounting from the University of Alabama and is a C.P.A.

Bryan C. Barksdale has served as our General Counsel since August 2010 and as our Secretary since February 2011. Prior to joining us, Mr. Barksdale practiced corporate and securities law at Wilson Sonsini Goodrich & Rosati, Professional Corporation, from February 2005 to August 2010 where he represented Bazaarvoice from its inception in May 2005. Mr. Barksdale previously practiced corporate and securities law with Brobeck, Phleger & Harrison LLP and with Andrews Kurth LLP. Mr. Barksdale holds a B.A. in psychology from the University of Texas at Austin, an M.Ed. from the University of Mississippi and a J.D. from Washington & Lee University.

Heather J. Brunner has served as our Chief Operating Officer since July 2009 and previously served as our Senior Vice President of Worldwide Client Services from August 2008 to June 2009. Prior to joining us, Ms. Brunner served from February 2008 to August 2008 as Chief Executive Officer of Nuvo Network Management Inc., a wholly owned subsidiary of Trilogy Enterprises, Inc. and provider of managed network services. From July 2007 to February 2008, Ms. Brunner was the Chief Operating Officer for B-Side Entertainment, Inc., an entertainment technology company acquired by Slated, Inc. From October 2005 to July 2007, Ms. Brunner led worldwide client services at Coremetrics, Inc., a marketing analytics provider for the e-commerce industry that was acquired by IBM. From August 2001 to October 2005, Ms. Brunner was Vice President of Client Delivery and Operations at Trilogy Enterprises, Inc. Ms. Brunner previously served as Regional Vice President at Concero Technology, Inc., as a Practice Director at Oracle, Inc. where she focused on the development of the Central Texas enterprise sales and consulting practice, and in a variety of consulting team management positions at Accenture plc. Ms. Brunner received a B.A. in international economics from Trinity University.

Erin C. Nelson has served as our Chief Marketing Officer since November 2010. Prior to joining us, Ms. Nelson held a variety of positions at Dell Inc. from April 1999 to October 2010, including Senior Vice President and Chief Marketing Officer from January 2009 to October 2010, with responsibility for the company’s global brand, communications and social media strategy, and Vice President of Marketing for Europe, the Middle East and Africa. From June 1991 to January 1994, Ms. Nelson worked in brand management at The Procter & Gamble Company. Ms. Nelson also previously held positions relating to corporate strategy at PepsiCo, Inc. and worked in management consulting at A.T. Kearney, Inc. Ms. Nelson was inducted into the Advertising Hall of Achievement, established by the Advertising Federation of America, in 2010. Ms. Nelson holds a B.B.A. in international business and marketing from the University of Texas at Austin.

Ryan D. Robinson has served as our Chief People Officer since April 2012. Prior to joining us, Mr. Robinson served from November 2011 to March 2012 as Vice President Human Resources at Hewlett-Packard Company, or HP, over the global technology and business process organization. From August 2008 to October 2011, Mr. Robinson served as Vice President Human Resources over HP’s global functions, including finance, information technology, legal, strategy and technology, and global business services. From May 2006 to July 2008, Mr. Robinson served as Vice President Human Resources for HP’s global information technology organization. Mr. Robinson previously served as Vice President Human Resources over talent management, leadership development and internal communications at Compaq Computer Corporation. Mr. Robinson holds a B.S. in organizational communications and an M.A. in human resource development from the University of Texas at Austin.

Board of Directors

Abhishek Agrawal has served as a member of our board of directors since May 2012. Mr. Agrawal is a principal at General Atlantic, a global growth equity firm, where he has worked since 2006. Mr. Agrawal focuses on investments in the Internet and technology sectors and has been closely involved in many of General Atlantic’s Internet and digital media investments. Prior to joining General Atlantic, Mr. Agrawal was with Lazard Technology Partners, an Internet and technology focused venture capital firm and previously served in Lazard’s investment banking group. Mr. Agrawal is a board observer at Dice Holdings, Inc. and serves as a board member or board observer for a variety of private companies. Mr. Agrawal holds a B.S. in economics with concentration in finance from The Wharton School at the University of Pennsylvania, where he graduated first in his class, and an M.B.A. from Harvard Business School, where he graduated with highest distinction and was a Baker Scholar. Mr. Agrawal’s qualifications to serve on our board include his background in the venture capital industry, providing guidance and counsel to a wide variety of Internet and technology companies, and service on the boards of directors of various private companies.

Neeraj Agrawal has served as a member of our board of directors since September 2007 and our audit committee since November 2008. He is currently a general partner at Battery Ventures. Mr. Agrawal joined Battery Ventures in 2000 and became a general partner in May 2007. Prior to his time at Battery Ventures, Mr. Agrawal served as an operating executive at Sky TV Latin America, a News Corp. subsidiary. He has also worked as a management consultant at Booz Allen Hamilton Inc. He holds a B.S. in computer science from Cornell University and an M.B.A. from Harvard Business School. We believe Mr. Agrawal’s qualifications to serve on our board of directors include his extensive experience in corporate finance, business strategy and corporate development and his knowledge gained from service on the boards of various private companies.

Michael S. Bennett has served as a member of our board of directors since November 2010, our compensation committee since November 2010 and our audit committee since May 2011. Mr. Bennett served as Executive Chairman of SolarWinds, Inc., a provider of network management software, from March 2010 to June 2010 and as a member of the board of directors of SolarWinds from June 2006 to June 2010. Mr. Bennett held various positions at SolarWinds, serving as Chief Executive Officer from June 2006 to March 2010 and as President from June 2006 to January 2009. Prior to his time at SolarWinds, Mr. Bennett served as Chief Executive Officer of Permeo Technologies, Inc., a network security software company, and as a venture partner at Austin Ventures. Mr. Bennett has served in the Chief Executive Officer role at several technology companies, including Mission Critical Software until its acquisition by NetIQ Corporation in 2000, Learmonth & Burchett Management Systems Plc, a provider of process management tools for software development, and Summagraphics Corporation until its acquisition by Lockheed Martin’s CalComp subsidiary. Prior to joining Summagraphics, Mr. Bennett served as a senior executive with Dell Inc. Mr. Bennett was named the Ernst & Young Entrepreneur of the Year for Houston, Texas in 2000 and for Central Texas in 2010. We believe Mr. Bennett’s qualifications to serve on our board of directors include his previous service in executive positions at various public and private technology companies, his experience in building and managing high-growth technology companies and his experience serving on the board of another public company.

Sydney L. Carey has served as a member of our board of directors, our compensation committee and our audit committee since April 2012. She has served as executive vice president and chief financial officer of TIBCO Software, Inc. since January 2009 and has served in various capacities with TIBCO since January 2004. From February 2002 to January 2004, Ms. Carey was Chief Financial Officer of Vernier Networks. From December 2000 until February 2002, Ms. Carey was Chief Financial Officer of Pacific Broadband Communications. Ms. Carey holds a B.A. in economics from Stanford University and was the 2010 Stevie Award winner for Women in Business-Best Executive. We believe Ms. Carey’s qualifications to serve on our board include her history of strong executive leadership in software, hardware, and system technology companies.

Dev C. Ittycheria has served as a member of our board of directors since January 2010, our compensation committee since May 2010 and our nominating and governance committee since May 2011. Mr. Ittycheria served as the Senior Vice President, President of Enterprise Service Management of BMC Software, Inc. from

November 2008 to February 2010 and as Senior Vice President, Strategy and Corporate Development from April 2008 to October 2008. Prior to his time at BMC, Mr. Ittycheria was co-founder, President, Chief Executive Officer, and a member of the board of directors of BladeLogic, Inc. from August 2001 to April 2008, which was acquired by BMC in April 2008. Prior to founding BladeLogic, Mr. Ittycheria held several management positions in technology companies, including Senior Vice President and General Manager of the application service provider division of Breakaway Solutions, Co-founder, President and CEO of Applica Incorporated, and various senior positions in the data communications business of AT&T and Teleport Communications Group. Mr. Ittycheria currently serves on the board of directors of athenahealth, Inc. He holds a B.S. in electrical engineering from Rutgers University. Mr. Ittycheria was named the Ernst & Young Entrepreneur of the Year for New England in 2004. We believe Mr. Ittycheria’s qualifications to serve on our board of directors include his experience in building and managing high-growth technology companies and his experience serving on the boards of various companies, including another public company.

Edward B. Keller has served as a member of our board of directors since May 2006, our compensation committee since September 2009 and our nominating and governance committee since May 2011. Mr. Keller is the current Chief Executive Officer of Keller Fay Group LLC, a marketing research and consulting company dedicated to word-of-mouth marketing, which he co-founded and joined in December 2005. Mr. Keller’s career in marketing and media research spans more than 30 years. Prior to founding the Keller Fay Group, Mr. Keller served as Chief Executive Officer of market research firm RoperASW, which was acquired by NOP World Ltd. and then by GfK Custom Research North America, and previously as that company’s President and Chief Operating Officer. Mr. Keller is a former member of the board of directors of the Word-of-Mouth Marketing Association, where he is a past president of the board. He is also a past president of the Market Research Council and a former board member of the Advertising Research Foundation. Mr. Keller is also an author and frequent lecturer regarding word-of-mouth marketing. Mr. Keller holds a B.A. in communications from the University of Pennsylvania and an M.A. in communications from the Annenberg School for Communications at the University of Pennsylvania. We believe Mr. Keller’s qualifications to serve on our board of directors include his unique expertise in the social commerce marketplace and experience as a Chief Executive Officer in the market research industry.

Thomas J. Meredith has served as a member of our board of directors since August 2010, our audit committee since August 2010 and chairman of our board of directors since August 2011. Since 2004, Mr. Meredith has served as a general partner of Meritage Capital, L.P., an investment management firm he co-founded that specializes in multi-manager hedge funds. Mr. Meredith is also the Chief Executive Officer of private investment firm MFI Capital LLC, a position he has held since 2002. From March 2007 to April 2008, Mr. Meredith served as Acting Chief Financial Officer and Executive Vice President of Motorola, Inc., a provider of mobile communications products. Mr. Meredith served in a variety of senior executive positions at Dell Inc. between 1992 and 2001, including Chief Financial Officer, Managing Director of Dell Ventures and Senior Vice President of Business Development and Strategy. Prior to joining Dell, Mr. Meredith served as Vice President and Treasurer at Sun Microsystems, Inc. Mr. Meredith currently serves on the boards of directors of Motorola Mobility Holdings, Inc. and Brightstar Corp. and is an adjunct professor at the McCombs School of Business at the University of Texas at Austin. In the past five years, Mr. Meredith has also served on the boards of directors of Motorola, Inc. and Motive, Inc. Mr. Meredith holds a B.A. in political science from St. Francis University, a J.D. from Duquesne University and an L.L.M. in taxation from Georgetown University. We believe Mr. Meredith’s qualifications to serve on our board of directors include his knowledge gained from service on the boards of various public companies, particularly as an audit committee member, and his extensive financial experience, both as an investment manager and former chief financial officer of publicly traded companies.

Christopher A. Pacitti has served as a member of our board of directors since August 2005 and our nominating and governance committee since May 2011. He is currently a general partner at Austin Ventures. Mr. Pacitti joined Austin Ventures as a partner in 1999 and became a general partner in 2001. Prior to his time at Austin Ventures, Mr. Pacitti was a vice president at TL Ventures and was also a co-founder and Chief Operating Officer of a technology company that developed chemical industrial applications. Mr. Pacitti currently serves on the boards of directors of a number of private companies and venture capital industry organizations. He holds a

B.A. in economics from Johns Hopkins University. We believe Mr. Pacitti’s qualifications to serve on our board of directors include his extensive experience in corporate finance, business strategy and corporate development and his knowledge gained from service on the boards of various private companies.

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Board of Directors

Our board of directors currently consists of nine members.

In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed by resolution of the board of directors. Vacancies on the board of directors may be filled only by vote of the board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change of control. Mr. N. Agrawal, Mr. Bennett and Mr. Pacitti are the Class I directors, and their terms will expire in 2012. Mr. A. Agrawal, Mr. Keller and Mr. Ittycheria are the Class II directors, and their terms will expire in 2013. Mr. Hurt, Ms. Carey and Mr. Meredith are the Class III directors, and their terms will expire in 2014. For more information on the classified board and other provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws, see the section of this prospectus titled “Description of Capital Stock—Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws.”

On February 9, 2012, we agreed, upon the request of General Atlantic Partners 90, L.P., GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAP Coinvestments CDA, L.P., and GAPCO GmbH & Co. KG, or collectively the GA Stockholders, to cause to be elected or appointed as a Class II member of our board of directors one individual designated by the GA Stockholders. We are not obligated to elect or appoint the individual designated by the GA Stockholders until the date that is 46 days following the consummation of our initial public offering, nor are we required to appoint or designate such individual if the GA Stockholders fail to make such request prior to December 31, 2012. The individual designated by the GA Stockholders must satisfy the general requirement for directors under applicable rules of the Nasdaq Global Market and must be reasonably acceptable to us. We have agreed with the GA Stockholders that any managing director or principal of General Atlantic LLC shall automatically be deemed to be reasonably acceptable to us, unless our board of directors determines the election or appointment of such director would be inconsistent with its fiduciary duties. This individual shall serve until the first annual or special meeting of our stockholders for the purpose of electing Class II directors. On May 22, 2012, the GA Stockholders designated Abhishek Agrawal, a principal of General Atlantic LLC who satisfies the foregoing requirements, for election or appointment to our board of directors pursuant to this agreement.

Director Independence

In August 2011, April 2012 (with respect to Ms. Carey) and May 2012 (with respect to Mr. A. Agrawal), our board of directors undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of these reviews, our board of directors determined that Abhishek Agrawal, Neeraj Agrawal, Michael S. Bennett, Sydney L. Carey, Dev C. Ittycheria, Edward B. Keller, Thomas J. Meredith and Christopher A. Pacitti are “independent directors” as defined under the rules of the Nasdaq Global Market and SEC rules and regulations.

Board Leadership Structure and Board’s Role in Risk Oversight

The positions of chairman of the board of directors and Chief Executive Officer are presently separated. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the chairman to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. While our amended and restated bylaws and corporate governance guidelines do not require that our chairman and Chief Executive Officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time. However, we also recognize that no single leadership model is right for all companies at all times and that, depending on the circumstances, other leadership models, such as having one person serving as both the chairman of the board of directors and Chief Executive Officer, might become appropriate. Accordingly, our board of directors anticipates periodically reviewing its leadership structure.

We face a number of risks, including risks relating to our operations, strategic direction and intellectual property as more fully discussed in the section of this prospectus titled “Risk Factors.” Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility of assuring that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of director’s role in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. In particular, our audit committee regularly considers and discusses our significant accounting and financial risk exposures and the actions management has taken to control and monitor these exposures. Our nominating and corporate governance committee regularly considers and discusses our significant corporate governance risk exposures and the actions management has taken to control and monitor these exposures. Our compensation committee, with input from our management, assists our board in reviewing and assessing whether any of our compensation policies and programs could potentially encourage excessive risk-taking.

Our full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, the potential impact of such risks on us and the steps we take to manage these risks. When a board committee is responsible for evaluating and overseeing the management of a particular risk, the chairman of the relevant committee reports on the committee’s discussion to the full board of directors at regular board meetings. This enables our board of directors and its committees to coordinate the risk oversight role and evaluate interrelated risks. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee and a nominating and governance committee, each of which has the composition and responsibilities described below.

Audit Committee

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the audit committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own charter, processes and performance.

Our audit committee is currently composed of Neeraj Agrawal, Michael S. Bennett, Sydney L. Carey and Thomas J. Meredith. Ms. Carey has been appointed the chairperson of our audit committee. Our board of directors has determined that Michael S. Bennett, Sydney L. Carey and Thomas J. Meredith are independent under the applicable requirements of the Nasdaq Global Market and SEC rules and regulations. Our board of directors has determined that all of the members of our audit committee meet the requirements for financial literacy and sophistication and that Mr. Meredith and Ms. Carey each qualifies as an “audit committee financial expert,” under the applicable requirements of the Nasdaq Global Market and SEC rules and regulations. A majority of our audit committee members are independent directors, and after the phase in period under the applicable requirements of the SEC and the listing requirements of the Nasdaq Global Market, upon which we intend to rely, all members of our audit committee will be independent directors.

Our board of directors has adopted an audit committee charter. We believe that the composition of our audit committee, and our audit committee’s charter and functioning, comply with the applicable requirements of the Nasdaq Global Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The full text of our audit committee charter is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it a part of this prospectus.

Compensation Committee

Our compensation committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•

reviewing and approving the following for our Chief Executive Officer and our other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amount, equity compensation, employment agreements, severance arrangements, change of control arrangements and any other significant benefits, compensation or arrangements not available to employees generally;

•	providing oversight of our compensation plans and benefit programs and making recommendations to the board of directors regarding improvements or changes to such plans and programs;

•	reviewing and making recommendations to the board of directors regarding director compensation;

•	reviewing and discussing with management the compensation discussion and analysis and preparing a compensation committee report required in our annual proxy statement;

•	administering our equity compensation plans; and

•	reviewing and evaluating, at least annually, its own performance and periodically reviewing its charter and processes.

Our compensation committee is currently composed of Michael S. Bennett, Sydney L. Carey, Dev C. Ittycheria and Edward B. Keller, each of whom is a non-employee member of our board of directors. Mr. Keller has been appointed the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee is independent under the applicable requirements of the Nasdaq Global Market and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

Our board of directors has adopted a compensation committee charter. We believe that the composition of our compensation committee, and our compensation committee’s charter and functioning, comply with the applicable requirements of the Nasdaq Global Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The full text of our compensation committee charter is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it a part of this prospectus.

Nominating and Governance Committee

Our nominating and governance committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	overseeing the evaluation of our board of directors;

•	recommending members for each board committee to our board of directors;

•	reviewing and monitoring our code of conduct and actual and potential conflicts of interest of members of our board of directors and executive officers; and

•	reviewing and evaluating, at least annually, its own charter, processes and performance.

Our nominating and governance committee is currently composed of Dev C. Ittycheria, Edward B. Keller and Christopher A. Pacitti. Mr. Ittycheria has been appointed the chairperson of our nominating and governance committee. Our board of directors has determined that each member of our nominating and governance committee is independent under the applicable requirements of the Nasdaq Global Market and SEC rules and regulations.

Our board of directors has adopted a nominating and governance committee charter. We believe that the composition of our nominating and governance committee, and our nominating and governance committee’s charter and functioning, comply with the applicable requirements of the Nasdaq Global Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The full text of our nominating and governance committee charter is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it a part of this prospectus.

Code of Conduct

Our board of directors has adopted a code of conduct. The code applies to all of our employees and officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), directors and consultants. The full text of our code of conduct is posted on the investor relations portion of our website at http://investors.bazaarvoice.com/governance.cfm and is available without charge, upon request in writing to Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746-3211, Attn: Legal Department. We intend to disclose on our website future amendments to certain provisions of our code of conduct, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or the members of our board of directors. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Risk Assessment of Compensation Programs

We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on our company. We believe that the combination of different types of compensation as well as the overall amount of compensation, together with our internal controls and oversight by the board of directors, mitigates potential risks.

Director Compensation

Compensation for Fiscal Year 2012

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors for fiscal year 2012. The table excludes Mr. Hurt, who is a named executive officer, and did not receive any compensation from us in his role as a director in fiscal year 2012.

Director Compensation for Fiscal Year 2012

Name	Stock Awards(1)		Option Awards(2)	Total
Neeraj Agrawal	—		—	—
Michael S. Bennett	—		—	—
Sydney L. Carey	300,000	(3)	—	300,000
Dev C. Ittycheria	—		—	—
Edward B. Keller	—		—	—
Thomas J. Meredith	—		—	—
Christopher A. Pacitti	—		—	—

(1)	The amounts included in the “Stock Awards” column do not reflect compensation actually received by the director but represent the aggregate grant date fair market value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in this prospectus.

(2)	As of April 30, 2012, the aggregate number of shares underlying option awards outstanding for each of our non-employee directors was as follows:

Name	Number of Shares Underlying Options Outstanding
Neeraj Agrawal	—
Michael S. Bennett	112,477
Sydney L. Carey	—
Dev C. Ittycheria	—
Edward B. Keller	226,733
Thomas J. Meredith	112,477
Christopher A. Pacitti	—

(3)	Restricted stock grant was made in connection with the director’s appointment to our board of directors.

In May 2012, our compensation committee recommended and, in June 2012, our board of directors granted Thomas J. Meredith an award of restricted stock units equal to 12,165 shares of our common stock. One-fourth of the restricted stock units vest on the three month anniversary of the vesting start date, with an additional 1/4th vesting each quarter thereafter, subject to Mr. Meredith’s continued service on the applicable vesting date.

Standard Director Compensation Arrangements

Our compensation committee approved an outside director compensation policy applicable to all of our non-employee directors, or our outside directors, effective upon the completion of our initial public offering. This policy provides that each such outside director will receive the following compensation for board services:

•	an annual cash retainer of $25,000 for board service;

•

an annual cash retainer of $40,000 for serving as the chairman of the board of directors, $20,000 for serving as the chairman of the audit committee, $10,000 for serving as chairman of the compensation committee and $6,250 for serving as chairman of the nominating and corporate governance committee;

•

an annual cash retainer of $6,500 for serving as a member of the audit committee, $3,750 for serving as a member of the compensation committee and $2,500 for serving as a member of the nominating and corporate governance committee;

•	reimbursement of reasonable, customary and documented travel expenses to meetings of the board of directors;

•	upon first joining the board of directors, an initial award of restricted stock with an aggregate value of $300,000; and

•

after the market closes on the date of the annual meeting of our stockholders of each year, beginning in calendar year 2012, an automatic annual award with an aggregate value of $150,000 paid in restricted stock with respect to the annual award granted in calendar year 2012 and paid in cash or restricted stock at the election of the outside director with respect to the annual awards granted after calendar year 2012.

With respect to the annual award described above, our outside director compensation policy provides that the outside director will receive the award in the form of restricted stock if the outside director fails to make a timely election. Our outside directors are also eligible to receive all types of awards, except incentive stock options, under our 2012 Equity Incentive Plan, or 2012 Plan, including discretionary awards not covered under our outside director compensation policy. All grants of awards to our outside directors are subject to the 2012 Plan in all respects. Directors who are employees will not receive any compensation for their service on our board of directors. An employee director who subsequently ceases to be an employee, but remains a director, will not receive an initial award described above.

Our outside director compensation policy provides that, in the event of a change of control, any options and stock appreciation rights granted to an outside director under our 2012 Plan will vest fully and become immediately exercisable, all restrictions on his or her restricted stock or restricted stock units will lapse, and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100.0% of target levels and all other terms and conditions met.

Prior to the adoption of our outside director compensation policy, we did not pay any cash compensation to our directors for their services as directors or as members of committees of our board of directors. We have granted options to purchase shares of our common stock to certain of our non-employee directors in connection with the director’s appointment to our board of directors as follows:

Name	Date of Grant	Number of Shares Underlying Options	Exercise Price	Vesting Start Date(1)
Michael S. Bennett	11/16/2010	112,477	$4.86	11/2/2010
Dev C. Ittycheria	1/18/2010	274,993	2.86	1/18/2010	(2)
Edward B. Keller	5/18/2006	192,600	0.05	5/18/2006
Thomas J. Meredith	8/11/2010	112,477	4.86	8/11/2010

(1)

Unless otherwise indicated, the shares subject to the options vest 1/24th on the one month anniversary of the vesting start date with an additional 1/24th vesting monthly thereafter subject to continued service of the director on the applicable vesting date. In addition, upon a Change of Control (as defined in our 2005 Stock Plan), 100% of the unvested shares shall immediately vest.

(2)

Shares subject to the option vest 1/48th on the one month anniversary of the vesting start date with an additional 1/48th vesting monthly thereafter subject to continued service of the director on the applicable vesting date. In addition, upon a Change of Control (as defined in our 2005 Stock Plan), 100% of the unvested shares shall immediately vest. On May 24, 2011, the option agreement with Mr. Ittycheria was amended to permit early exercise of the options subject to the agreement.

In addition to these stock option grants in connection with the appointment of our non-employee directors, we have made additional stock option grants to Mr. Keller as follows. In June 2008, we granted an option to purchase 59,404 shares of our common stock to Mr. Keller at an exercise price of $2.60 per share. This option is exercisable with respect to 1/24th of the shares subject to the option on the one month anniversary of the vesting start date with an additional 1/24th vesting monthly thereafter subject to Mr. Keller’s continued service on the applicable vesting date. In February 2010, we granted an option to purchase 74,852 shares of our common stock to Mr. Keller at an exercise price of $4.13 per share. The shares subject to this option were fully vested on the date of grant. In May 2010, we granted Mr. Keller an option to purchase 112,477 shares of our common stock at an exercise price of $4.20 per share. This option is exercisable with respect to 1/24th of the shares subject to the option on the one month anniversary of the vesting start date with an additional 1/24th vesting monthly thereafter subject to Mr. Keller’s continued service on the applicable vesting date. In addition, upon a Change of Control (as defined in our 2005 Stock Plan), 100.0% of the unvested shares subject to these options granted to Mr. Keller shall immediately vest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This following discussion and analysis of our compensation arrangements with our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, or our named executive officers, for fiscal year 2012 should be read together with the compensation tables and related disclosures that follow this discussion.

Our Named Executive Officers for Fiscal Year 2012

Our named executive officers in our fiscal year ended April 30, 2012, or fiscal year 2012, were:

Brett A. Hurt	Founder, Chief Executive Officer and President

Stephen R. Collins	Chief Financial Officer and Chief Innovation Officer

Bryan C. Barksdale	General Counsel and Secretary

Heather J. Brunner	Chief Operating Officer

Erin C. Nelson	Chief Marketing Officer

Our Executive Compensation Philosophy

Our executive compensation philosophy is to provide market-competitive opportunities with realized compensation that is closely tied to performance. Our compensation strategy focuses on providing a total compensation package that will not only attract, motivate and retain excellent executive officers, but will also align the interests of our executive officers with our stockholders by tying a significant portion of their total compensation to the achievement of our long-term business goals. Our board of directors strives to maintain a balance between cash and equity compensation to encourage our executive officers to act as owners and drive long-term stockholder value. Our executive compensation program is designed to provide our executive officers with a competitive total compensation package and share our success with them when our objectives are met.

Our executive compensation program is designed to be flexible, include complementary compensation elements and collectively serve the compensation objectives described above. Neither our compensation committee nor our board of directors has adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. We have determined that our compensation committee and board of directors should retain discretion and flexibility to make these determinations each year rather than adopting formal policies or guidelines.

Determining Executive Compensation for Fiscal Year 2012

For fiscal year 2012, our compensation committee was responsible for designing, recommending for approval by our board of directors and overseeing our executive compensation program.

Our compensation committee engaged Compensia, a national compensation consulting firm, to perform a competitive assessment of our executive compensation program, to assist in developing a framework for a company-wide compensation strategy up to and beyond our initial public offering and to generally advise our compensation committee on executive compensation matters. To assess the competitiveness of our executive compensation program and compensation levels, Compensia examined the executive compensation practices of a group of both late stage pre-IPO and public technology companies of similar revenue size to us. Compensia gathered this information from the Advance HR Survey and the Radford High Technology Survey and also from the public filings of a select peer group consisting of the following companies:

Bottomline Technologies (de), Inc.	OpenTable, Inc.
comScore, Inc.	Pros Holdings, Inc.
Constant Contact, Inc.	RightNow Technologies, Inc.
Demandtec, Inc.	SolarWinds, Inc.
IntraLinks Holdings, Inc.	Sourcefire, Inc.
LivePerson, Inc.	SuccessFactors, Inc.
LogMeIn, Inc.	Taleo Corporation
LoopNet, Inc.	Vocus, Inc.
NetSuite Inc.

Our compensation committee performed an annual review of executive compensation and recommended fiscal year 2012 compensation to our board at the end of fiscal year 2011. In carrying out its responsibilities, our compensation committee solicited and used information provided by our management, as well as recommendations from our CEO. With respect to the compensation packages for each named executive officer other than himself, Mr. Hurt reviewed the performance of such executive officer and made recommendations to our compensation committee with respect to such executive officer’s total compensation package for fiscal year 2012. While our compensation committee solicited and reviewed our CEO’s recommendations, such recommendations were only one factor considered by our compensation committee in making compensation decisions.

In determining the total compensation package for fiscal year 2012 for each of our named executive officers, our compensation committee used the then-current compensation levels for each named executive officer as a starting point. In addition to considering our CEO’s recommendations, our compensation committee and board of directors reviewed and considered Compensia’s report on the compensation practices of peer group companies and competitive market data. The compensation committee and board of directors used the 50th percentile of total compensation as reflected by the market data as a reference in determining the appropriate compensation level for each named executive officer. Our compensation committee and board of directors also considered our company’s performance, the applicable named executive officer’s performance and internal pay equity. In reviewing individual performance, our compensation committee and board of directors undertook a subjective, qualitative review of each named executive officer’s contribution to the success of our business in fiscal year 2012.

Based in part on the review by our CEO, our executive compensation philosophy generally, and our compensation committee’s review based on the factors described above, our compensation committee recommended, and in March 2011 our board of directors approved, a total compensation package for fiscal year 2012 for each of our executive officers, including our named executive officers, that included base salary, annual performance-based cash compensation and performance-based equity compensation. Additionally, in January 2012, our compensation committee recommended and our board of directors approved an increase to the base salary and target bonus opportunity of Mr. Collins for fiscal year 2012 as a result of his promotion to Chief Innovation Officer and to better align his compensation with the competitive market data.

Elements of Compensation for Fiscal Year 2012

Compensation for our named executive officers for fiscal year 2012 consisted of the elements identified in the following table.

Compensation Element	Objective

Base salary	To attract and retain our named executive officers, to recognize ongoing performance of job responsibilities and as a necessary tool in attracting and retaining our named executive officers.

Annual performance-based cash compensation	To focus our named executive officers on the achievement of key short-term business objectives and to provide additional reward opportunities for our named executive officers when key business objectives are met.

Long-term equity incentive compensation	To drive long-term stockholder value by aligning the interests of our named executive officers with our stockholders and to reward increases in stockholder value.

Severance and change of control benefits	To provide income protection in the event of involuntary loss of employment and to focus our named executive officers on stockholder interests when considering strategic alternatives.

Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner.

Health and welfare benefits	To provide a basic level of protection from health, dental, life and disability risks.

The following discussion describes these elements in more detail.

Base Salaries

Base salaries for fiscal year 2012 for our named executive officers were determined by our compensation committee and board of directors during the annual review process described above in “—Determining Executive Compensation for Fiscal Year 2012.” Our compensation committee and board of directors did not assign a specific weight to any single factor in making decisions regarding base salary levels. The table below shows base salaries for our named executive officers for fiscal year 2012.

Named Executive Officer	FY 2012 Base Salary
Brett A. Hurt	$309,000
Stephen R. Collins(1)	250,000
Bryan C. Barksdale	250,000
Heather J. Brunner	245,000
Erin C. Nelson	250,000

(1)	In January 2012, our compensation committee recommended and our board of directors approved an increase in Mr. Collins’s base salary from $230,000 to $250,000 as a result of Mr. Collins’s promotion to Chief Innovation Officer and so that Mr. Collins’s total compensation would better align with competitive market data.

In May 2012, our compensation committee recommended and, in June 2012, our board of directors approved increases to the base salaries of certain of our named executive officers for fiscal year 2013. The following table sets forth the base salaries for fiscal year 2013 following such adjustments:

Named Executive Officer	FY 2013 Base Salary	% Increase
Brett A. Hurt	$309,000	0.0%
Stephen R. Collins	275,000	10.0
Bryan C. Barksdale	260,000	4.0
Heather J. Brunner	275,000	12.2
Erin C. Nelson	250,000	0.0

Annual Performance-Based Cash Compensation

During fiscal year 2012, each of our named executive officers, as well as our other executive officers and key employees, was eligible to earn a cash bonus based on the achievement of performance objectives under our executive bonus plan.

Target bonuses. For each named executive officer, the target bonus opportunity for fiscal year 2012 was equal to a specified percentage of the named executive officer’s base salary. As with base salaries, the target bonuses for our named executive officers were determined by our compensation committee and board of directors during the annual review process described above in “—Determining Executive Compensation for Fiscal Year 2012.” Our compensation committee and board of directors did not assign a specific weight to any single factor in establishing the applicable target bonus opportunities. The table below shows the target bonuses for fiscal year 2012 for each named executive officer.

Named Executive Officer	FY 2012 Target Bonus (% of base salary)
Brett A. Hurt	75.0%
Stephen R. Collins(1)	60.0
Bryan C. Barksdale	30.0
Heather J. Brunner	50.0
Erin C. Nelson	40.0

(1)	In January 2012, our compensation committee recommended and our board of directors approved an increase in Mr. Collins’s target bonus (as a percentage of base salary) from 50.0% to 60.0% as a result of Mr. Collins’s promotion to Chief Innovation Officer and so that Mr. Collins’s total compensation would better align with competitive market data.

Bonus determinations. For fiscal year 2012, the amount of the annual cash bonuses earned by our named executive officers was determined based on actual performance during the fiscal year compared to pre-determined performance objectives approved by our board of directors.

The total bonus opportunity for our named executive officers was based on achievement of three corporate performance measures: net bookings, revenue and EBITDA, each of which is described in more detail below. Net bookings was given a weighting of 60.0%, while revenue and EBITDA were each given a weighting of 20.0%. The corporate performance measures were selected because they support our objective of achieving growth and require focus on new business development, working capital management and cost containment. We believe these performance measures align named executive officer incentives with stockholder interests through the creation of sustainable long-term value.

The payment of annual cash bonuses in fiscal year 2012 was contingent on our achievement of a minimum of 90% of the net bookings target level for the year. After achieving this threshold, payment of any portion of the bonus opportunity related to a specific corporate performance measure was contingent on our achievement of a minimum percentage of the target level for such measure, and the payment level was capped at our achievement of a maximum percentage of the target level. The minimum achievement levels for net bookings, revenue and EBITDA were 95.0%, 95.0% and 88.0% of the target levels, respectively, while the achievement levels required to achieve the maximum bonus under the plan were 115.0%, 105.0% and 109.0% of the target levels, respectively. Payout percentages for various achievement levels were as follows:

Net Bookings		Revenue		EBITDA
Achievement Percentage	Payout Percentage	Achievement Percentage	Payout Percentage	Achievement Percentage	Payout Percentage
95%	50%	95%	50%	88%	50%
100%	75%	100%	100%	100%	100%
115%	150%	105%	150%	109%	150%

The target levels for the revenue and EBITDA measures for fiscal year 2012 were as follows:

Performance Measure	Target Level (in millions)
Revenue(1)	$102.8
EBITDA(2)	(14.6)

(1)	Revenue is calculated in accordance with GAAP.
(2)	EBITDA is defined as Adjusted EBITDA excluding certain items that were not contemplated when the executive bonus plan targets were adopted.

The net bookings measure is an internal metric that we use to monitor our business. The calculation of net bookings takes into account an internal assessment of the annualized value of new client contracts (which include assumptions and valuation measures not calculated in accordance with GAAP) signed during the fiscal year, adjusted for client contracts that are amended or terminated during the fiscal year. We do not disclose this measure for operational and competitive reasons.

In general, we consider our corporate performance targets for fiscal year 2012 to have been challenging but achievable. We believe our net bookings target for fiscal year 2012 was highly aggressive in order to incent significant growth of new business during fiscal year 2012.

For fiscal year 2012, our revenue was $106.1 million and our EBITDA was $(12.9) million. In addition our actual net bookings was 97.7% of our target. Our compensation committee reviewed our performance against each of the corporate performance target levels and determined that bonuses would be paid at 92.0% of the target bonus, as detailed in the table below.

Performance Objective	Percentage of Objective Achieved	Payout Percentage	Plan Weight	Weighted Payout Percentage
Net Bookings	97.7%	60.0%	60.0%	36.0%
Revenue	103.3%	130.0%	20.0%	26.0%
EBITDA	111.6%	150.0%	20.0%	30.0%

The following table summarizes the calculation of the actual bonus amount awarded to each named executive officer for fiscal year 2012.

Named Executive Officer	Target Bonus	Payout Percentage	Actual Bonus Payment
Brett A. Hurt	$231,750	92.0%	$213,210
Stephen R. Collins	150,000	92.0%	138,000
Bryan C. Barksdale	75,000	92.0%	69,000
Heather J. Brunner	122,500	92.0%	112,700
Erin C. Nelson	100,000	92.0%	92,000

The annual cash bonuses are not considered to have been earned and generally will not be paid until after the fiscal year has been closed and the financial statements for the fiscal year have been audited. However, during fiscal year 2012, our board of directors had the discretion to advance up to 40.0% of an executive officer’s target annual bonus after the second quarter of the fiscal year based upon the levels of achievement for the first half of the fiscal year. The board of directors did not exercise our discretion and advance any portion of a named executive officer’s annual bonus for fiscal year 2012.

In May 2012, our compensation committee recommended and, in June 2012, our board of directors approved increases to the target bonus opportunities of certain of our named executive officers for fiscal year 2013. The following table sets forth the target bonus opportunities for fiscal years 2012 and 2013 following such adjustments:

Named Executive Officer	FY 2012 Target Bonus (% of Base Salary)	FY 2013 Target Bonus (% of Base Salary)
Brett A. Hurt	75.0%	75.0%
Stephen R. Collins	60.0	60.0
Bryan C. Barksdale	30.0	35.0
Heather J. Brunner	50.0	50.0
Erin C. Nelson	40.0	45.0

Other Bonus Payments

In addition to the bonus awarded to Mr. Barksdale pursuant to our executive bonus plan as described above, on June 15, 2011, Mr. Barksdale received an additional discretionary bonus payment of $10,000 in recognition of his significant contributions to our success in fiscal year 2012, particularly in connection with our initial public offering.

Long-Term Equity Incentive Compensation

We believe that equity awards are an effective tool for meeting our compensation goal of increasing long-term stockholder value. Historically, our equity awards to our named executive officers have been in the form of stock options. Beginning in fiscal year 2012, our compensation committee began granting equity awards consisting of a combination of stock options and restricted stock unit awards. Because our executive officers are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our stock over time. The decision by the board of directors to introduce restricted stock units into our executive compensation program was based on a number of factors, including Compensia’s analysis of the competitiveness of our executive compensation program, the estimated impact of such decision on our available option pool and the perceived value of restricted stock units to our executive officers. We generally make an initial stock option and/or restricted stock unit grant to each of our executive officers in connection with the commencement of his or her employment. All equity award grants are approved by our board of directors. In determining the size of an equity award grant, our board of directors takes into account individual performance, competitive market data, internal pay equity considerations and the unvested value of existing long-term incentive awards.

In addition to new hire grants, from time to time, our board of directors has granted our named executive officers equity awards to recognize exceptional performance and as “refresher” grants to make sure our named executive officers continue to have an equity incentive as part of their compensation packages. Historically, these decisions have been made on a case-by-case basis, and our board of directors retains discretion to make equity award grants at any time.

The exercise price of each stock option grant is generally the fair value of our common stock on the grant date. Following the completion of our initial public offering, our common stock has been valued by reference to its publicly traded price. Prior to our initial public offering, our board of directors determined the appropriate estimated fair value based on its consideration of numerous objective and subjective factors, including but not limited to arm’s-length sales of our common stock in privately negotiated transactions, third-party valuations of our common stock, our stage of development and financial position and our future financial projections. For further discussion regarding common stock valuations, see the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Valuations of Common Stock.”

Stock option and restricted stock unit awards to our named executive officers typically vest over a four-year period as follows: 25.0% of the shares underlying the stock option or restricted stock unit vest on the first anniversary of the vesting start date with the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date. We believe this vesting schedule appropriately encourages long-term employment with our company, while allowing our executive officers to realize compensation in line with the value they have created for our stockholders.

Prior to fiscal year 2012, Mr. Hurt, our Founder, Chief Executive Officer and President, had not received equity-based compensation. Mr. Hurt’s primary equity compensation historically has come from expected returns on his ownership of our stock as a significant stockholder. In May 2011, our board of directors granted Mr. Hurt a stock option to purchase 200,000 shares of our common stock at an exercise price of $6.58 per share. Our board of directors determined that this stock option grant was appropriate to both recognize Mr. Hurt’s leadership position in our industry and his success in growing our company to its present size, as well as to provide him with an additional equity stake in our company that would not vest until after the initial public offering of our common stock.

In January 2012, our compensation committee recommended and our board of directors granted Mr. Collins a stock option to purchase 175,109 shares of our common stock at an exercise price of $9.60 per share. Our board of directors determined that this stock option grant was appropriate as a result of Mr. Collins’s promotion to Chief Innovation Officer, as a retention tool as we prepared to transition from a private to public company and so that Mr. Collins’s total compensation would better align with competitive market data.

In May 2012, our compensation committee recommended and, in June 2012, our board of directors granted Ms. Brunner a stock option to purchase 25,000 shares of our common stock at an exercise price of $16.44 per share. Our board of directors determined that this stock option grant was appropriate as a retention incentive for Ms. Brunner.

Additionally, each of our named executive officers was eligible to receive an equity award of either stock options or restricted stock units based on achievement of the target level of net bookings under our executive bonus plan for fiscal year 2012. Such equity awards were contingent on our achievement of a minimum of 90.0% of the target level and were capped at our achievement of 130.0% of the target level. Stock options are awarded for performance between 90.0% and 115.0% of the performance target and restricted stock units awarded for performance between 115.0% and 130.0% of the performance target in accordance with the following schedule and assuming straight-line interpolation between the achievement levels shown:

Performance (as a percentage of net bookings target achieved)	90.0%	100.0%	115.0%	130.0%
Payout (as multiple of 85.0% of the 50th percentile of peer group set and competitive market data determined by the compensation committee)	.25x	1.0x	1.5x	2.0x

As the result of our achievement of 97.7% of our net bookings target in 2012, our compensation committee determined that our named executive officers had earned an equity award based on the formula set forth above. In May 2012, our compensation committee recommended that, despite the initial decision that the equity awards for performance between 90.0% and 115.0% of the performance target be made entirely in the form of stock options, the value of these awards be delivered half in stock options and half in restricted stock unit awards.

Following consideration of our compensation committee’s recommendation, and in recognition of its determination that this award mix would serve the best interests of the company and our stockholders, on June 10, 2012, our board of directors approved the following equity awards for our named executive officers:

Named Executive Officer	Option Shares	Restricted Stock Units
Brett A. Hurt	64,707	35,413
Stephen R. Collins	35,124	19,223
Bryan C. Barksdale	18,463	10,105
Heather J. Brunner	24,049	13,162
Erin C. Nelson	14,488	7,929

Since the options and restricted stock units were granted in fiscal year 2013, these grants are not included in table below titled “Summary Compensation Table for Years Ended April 30, 2011 and 2012.”

Severance and Change of Control Benefits

As described below under “—Potential Payments upon Termination or Change of Control,” Mr. Hurt and Ms. Nelson are entitled to receive severance payments and benefits if their employment is terminated by us without cause or, in the case of Mr. Hurt, he experiences a constructive termination of employment. We believe that the severance payments and benefits for Mr. Hurt and Ms. Nelson in these circumstances were necessary in order to provide them with assurance that, if their at-will employment with us were to be terminated without cause, they would be compensated at a sufficient level in order to ensure they could transition to another employment opportunity and, in the case of Ms. Nelson, to induce her to accept employment with us. With respect to the severance payments and benefits to Mr. Hurt, we also believe that such payments are relatively common for founders and chief executive officers of technology companies.

Additionally, each of our named executive officers is entitled to receive accelerated vesting with respect to all or a portion of the named executive officer’s unvested stock options or restricted stock units in the event of the termination of his or her employment following a change of control of our company. These accelerated vesting arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change of control of our company and to allow our named executive officers to focus on the value of strategic alternatives to stockholders without concern for the impact on their continued employment, as we believe each of their offices is at heightened risk of turnover in the event of a change of control. We also believe that accelerated vesting arrangements related to change of control transactions provide an incentive for our named executive officers to successfully execute such a transaction from its early stages until closing, which we believe will ultimately benefit our stockholders.

Please refer to the discussion below under “—Potential Payments upon Termination or Change of Control” for a more detailed discussion of our severance and change of control arrangements.

Employee Benefits

Our named executive officers are eligible for the same benefits available to our full-time employees generally. These include participation in a tax-qualified Section 401(k) plan and group life, health, dental, vision and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry.

Other Compensation Practices and Policies

Perquisites and Personal Benefits

As noted above, our named executive officers are eligible to participate in the same benefits as those offered to all full-time employees. We believe that cash and equity compensation are the two key components in attracting and retaining executive talent and, therefore, we do not have any programs for providing material personal benefits or executive perquisites to our named executive officers.

Stock Ownership Guidelines

There are currently no equity ownership requirements or guidelines that any of our named executive officers or other employees must meet or maintain.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan during fiscal year 2012.

Policy Regarding the Timing of Equity Awards

In fiscal year 2012, we had no program, plan or practice pertaining to the timing of stock option grants to executive officers coinciding with the release of material non-public information.

Policy Regarding Compensation Recovery

We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, our board of directors or compensation committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement and then-applicable law.

Accounting and Tax Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief named executive officer and each of its three next most highly compensated named executive officers (other than its chief financial officer). Remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

We expect that our compensation committee, in approving the amount and form of compensation for our named executive officers in the future, will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Internal Revenue Code provide that our named executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change of control of our company that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax.

Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that a named executive officer, director, or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.

Except with respect to a portion of the payment to Dev C. Ittycheria described in the section of this prospectus titled “Certain Relationships and Related Party Transactions—Agreements with Directors,” we did not provide any directors or named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code during fiscal year 2012 and we have not agreed and are not otherwise obligated to provide any director or named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included in this prospectus. This calculation is performed for accounting purposes and reported in the compensation tables contained below under “—Tabular Disclosure Regarding Executive Compensation” even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Tabular Disclosure Regarding Executive Compensation

The following tables provide information regarding the compensation awarded to or earned during our fiscal years ended April 30, 2011 and 2012 by our named executive officers.

Summary Compensation Table for Years Ended April 30, 2011 and 2012

Name and Principal Position	Fiscal Year	Salary	Bonus		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)		Total

Brett A. Hurt	2012	$309,000	—		$729,740	$213,210	$799		$1,252,749
Founder, Chief Executive Officer and President	2011	250,000	—		—	140,400	692		391,092

Stephen R. Collins	2012	235,833	—		917,799	138,000	799		1,292,431
Chief Financial Officer and Chief Innovation Officer(4)	2011	131,061	60,000	(5)	1,363,799	60,519	5,485	(6)	1,620,864

Bryan C. Barksdale	2012	250,000	12,000	(8)	—	69,000	799		331,799
General Counsel and Secretary(7)	2011	177,083	1,000	(8)	802,233	32,952	490		1,013,758

Heather J. Brunner	2012	245,000	—		—	112,700	799		358,499
Chief Operating Officer	2011	245,000	—		—	75,510	692		321,202

Erin C. Nelson	2012	250,000	—		—	92,000	799		342,799
Chief Marketing Officer(9)	2011	125,000	50,000	(5)	1,196,270	46,948	346		1,418,564

(1)	The amounts reported in the “Option Awards” column do not reflect compensation actually received by the named executive officer but represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in this prospectus.
(2)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2012 reflect cash bonuses paid pursuant to our executive bonus plans for fiscal year 2012, as described in “—Compensation Discussion and Analysis—Elements of Compensation for Fiscal Year 2012—Annual Performance-Based Cash Compensation” above. For more information, see “—Grants of Plan-Based Awards for Fiscal Year 2012” below.
(3)	The amounts reported in the “All Other Compensation” column consist solely of premiums for short term disability, long term disability, life and accidental death and dismemberment insurance paid by us unless additional forms of compensation are also indicated in the relevant footnotes to this table.
(4)	Mr. Collins commenced his employment with us in September 2010.
(5)	Represents a signing bonus paid by us.
(6)	Includes $5,023 for the reimbursement of transportation expenses.
(7)	Mr. Barksdale commenced his employment with us in August 2010.

(8)	Represents a $10,000 discretionary bonus and a $2,000 employee referral bonus paid by us.
(9)	Ms. Nelson commenced her employment with us in November 2010.

Grants of Plan-Based Awards for Fiscal Year 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Options Awards, per share	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold(2)	Target	Maximum
Brett A. Hurt	—	115,875	231,750	347,625	—	—	—
	5/24/2011	—	—	—	200,000	$6.58	$729,740

Stephen R. Collins	—	75,000	150,000	225,000	—	—	—
	1/17/2012	—	—	—	175,109	$9.60	$917,799
Bryan C. Barksdale	—	37,500	75,000	112,500	—	—	—

Heather J. Brunner	—	61,250	122,500	183,750	—	—	—

Erin C. Nelson	—	50,000	100,000	150,000	—	—	—

(1)	The amounts reported represent the formulaic performance-based incentive cash awards each named executive officer could earn pursuant to our executive bonus plans for fiscal year 2012, as described in “—Compensation Discussion and Analysis—Elements of Compensation for Fiscal Year 2012—Annual Performance-Based Cash Compensation” above. The actual amounts earned for fiscal year 2012 are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.
(2)	Assumes achievement of each corporate performance measure at the minimum level required for payment.
(3)	The amounts reported reflect shares of common stock underlying stock options granted in fiscal year 2012 under the Bazaarvoice, Inc. 2005 Stock Plan. The stock options vest over a four-year period as follows: 25.0% of the shares underlying the stock option vest on the first anniversary of the vesting start date with the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date.
(4)	The grant date fair value of stock options is determined in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The valuation assumptions used in determining such amounts are described in Note 9 to our consolidated financial statements included in this prospectus. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

Employment Agreements

Certain elements of compensation set forth in the Summary Compensation Table for Years Ended April 30, 2011 and 2012 and Grants of Plan-Based Awards for Fiscal Year 2012 table reflect the terms of employment letter agreements between us and each of the named executive officers. The following descriptions of the terms of the employment agreements with our named executive officers are intended as a summary only and are qualified in their entirety by reference to the employment agreements, which have been filed with the SEC and are incorporated by reference to the registration statement of which this prospectus is a part.

Brett A. Hurt

We are a party to an employment letter agreement with Mr. Hurt, dated June 14, 2005. The agreement provides for an annual base salary of $180,000 per year and that Mr. Hurt is eligible to participate in our bonus plans and benefit programs as they are established from time to time. Mr. Hurt’s annual base salary and target bonus have been subsequently increased and, for fiscal year 2012, Mr. Hurt’s annual base salary was $309,000 and annual target bonus was $231,750. Mr. Hurt is also entitled to payments and certain other benefits upon termination of his employment in certain circumstances as described below under “—Potential Payments upon Termination or Change of Control.”

Stephen R. Collins

We are party to an employment letter agreement with Mr. Collins, dated August 13, 2010. The agreement provides for an annual base salary of $200,000 and for Mr. Collins to participate in our annual executive bonus plan with an annual target bonus of $100,000 for fiscal year 2011, pro-rated from his date of hire. Mr. Collins’s annual base salary and target bonus have been subsequently increased and, for fiscal year 2012, Mr. Collins’s annual base salary was $250,000 and annual target bonus was $150,000. For fiscal year 2013, Mr. Collins’s annual base salary was increased to $275,000 and annual target bonus was increased to $165,000. In addition, the agreement provides that we will either (a) reimburse Mr. Collins for relocation expenses actually incurred in connection with his relocation to Austin, Texas, subject to approval of our Chief Executive Officer, with up to a maximum of $30,000 allowed for temporary housing for a period not to exceed 12 months or (b) pay Mr. Collins a signing bonus of $60,000 within 90 days of his employment commencement date, which bonus Mr. Collins would have been required to pay back to us in its entirety if he terminated his employment with us within four months of his employment commencement date or on a pro-rated basis if he terminated his employment with us within 12 months of his employment commencement date. Pursuant to his employment letter agreement, we paid Mr. Collins the signing bonus of $60,000 on September 15, 2010. We also agreed to pay commuting expenses to Mr. Collins for a period not to exceed ten months from his employment commencement date. On September 16, 2010, we granted Mr. Collins an option to purchase 486,463 shares of our common stock at an exercise price of $4.86 per share in accordance with the terms of his employment letter agreement, which option vests in accordance with our standard four-year vesting schedule described above, but is subject to accelerated vesting in the event of a termination of Mr. Collins’s employment upon change of control of our company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Collins is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.

Bryan C. Barksdale

We are party to an employment letter agreement with Mr. Barksdale, dated July 15, 2010. The agreement provides for an annual base salary of $250,000 and for Mr. Barksdale to participate in our annual executive bonus plan with an annual target bonus of $50,000 for fiscal year 2011, pro-rated from his date of hire. Mr. Barksdale’s annual target bonus has been subsequently increased and, for fiscal year 2012, Mr. Barksdale’s annual target bonus was $75,000. For fiscal year 2013, Mr. Barksdale’s annual base salary was increased to $260,000 and annual target bonus was increased to $91,000. On September 16, 2010, we granted Mr. Barksdale an option to purchase 286,154 shares of our common stock at an exercise price of $4.86 per share in accordance with the terms of his employment letter agreement, which option vests in accordance with our standard four-year vesting schedule described above but is subject to accelerated vesting in the event of a termination of Mr. Barksdale’s employment upon change of control of our company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during his employment, Mr. Barksdale is entitled to our standard vacation and benefits covering other employees at his level, as may be in effect from time to time.

Heather J. Brunner

We are party to an employment letter agreement with Ms. Brunner, dated July 7, 2008, as amended on June 30, 2010. The agreement provides for an annual base salary of $220,000 and for Ms. Brunner to participate in our annual executive bonus plan with an annual target bonus of $80,000 for fiscal year 2011. Ms. Brunner’s annual base salary and target bonus have been subsequently increased and, for fiscal year 2012, Ms. Brunner’s annual base salary was $245,000 and annual target bonus was $122,500. For fiscal year 2013, Ms. Brunner’s annual base salary was increased to $275,000 and annual target bonus was increased to $137,500. On November 19, 2008, we granted Ms. Brunner an option to purchase 502,539 shares of our common stock at an exercise price of $2.60 per share in accordance with the terms of her employment letter agreement, which option vests in accordance with our standard four-year vesting schedule described above, but is subject to accelerated vesting in the event of a termination of Ms. Brunner’s employment upon change of control of our company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during her employment, Ms. Brunner is entitled to our standard vacation and benefits covering other employees at her level, as may be in effect from time to time.

Erin C. Nelson

We are party to an amended and restated employment letter agreement with Ms. Nelson, dated August 16, 2011. The agreement provides for an annual base salary of $250,000 and for Ms. Nelson to participate in our annual executive bonus plan with an annual target bonus of $100,000 for fiscal year 2011, pro-rated from her date of hire. For fiscal year 2013, Ms. Nelson’s annual target bonus was increased to $112,500. For fiscal years 2011, 2012 and 2013, we agreed to pay Ms. Nelson a minimum guaranteed bonus of 50.0% of her pro-rated target annual bonus for such fiscal year, provided that such minimum guaranteed bonus shall not exceed $100,000 and subject to her continued employment with respect to such fiscal year. Pursuant to her employment letter agreement, we also paid Ms. Nelson a signing bonus of $50,000 on November 15, 2010. However, Ms. Nelson would have been required to pay us the entire amount of her signing bonus if she terminated her employment with us within four months of her employment commencement date. This repayment obligation continues on a pro-rated basis until she has been employed by us for a total of 12 months. On November 16, 2010, we granted Ms. Nelson an option to purchase 429,232 shares of our common stock at an exercise price of $4.86 per share in accordance with the terms of her employment letter agreement, which option vests in accordance with our standard four-year vesting schedule described above, but is subject to accelerated vesting in the event of a termination of Ms. Nelson’s employment upon change of control of our company as further described below under “—Potential Payments upon Termination or Change of Control.” Additionally, during her employment, Ms. Nelson is entitled to our standard vacation and benefits covering other employees at her level, as may be in effect from time to time. Ms. Nelson is also entitled to payments and certain other benefits upon termination of her employment in certain circumstances as described below under “—Potential Payments upon Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year-End 2012

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Brett A. Hurt	—	200,000	$6.58	5/24/2021
Stephen R. Collins	143,906	293,905	$4.86	9/16/2020
	—	175,109	$9.60	1/17/2022
Bryan C. Barksdale	119,230	166,924	$4.86	9/16/2020
Heather J. Brunner	460,660	41,879	$2.60	11/19/2018
	108,904	44,844	$2.86	6/1/2019
Erin C. Nelson	152,019	277,213	$4.86	11/16/2020

(1)	Unless otherwise indicated, these stock options were granted on the date ten years prior to the expiration date and become exercisable with respect to 25.0% of the shares underlying the option vesting on the first anniversary of the vesting start date and the remainder vesting ratably on a monthly basis over the next 36 months, subject to continued service through each applicable vesting date. Please refer to “—Potential Payments Upon Termination or Change of Control” for a discussion of vesting acceleration provisions applicable to certain of these option grants.

Option Exercises During Fiscal Year 2012

The following table sets forth certain information with respect to the exercise of stock options by our named executive officers in fiscal year 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Stephen R. Collins	48,652	226,718

(1)	The aggregate dollar amount realized upon the exercise of a stock option represents the difference between (x) the aggregate fair market value of the shares of our common stock underlying that stock option on the date of exercise, as calculated by using a per share fair value of $9.52, which was the fair value of our common stock as determined by our board of directors as of December 8, 2011, and (y) the aggregate exercise price of the stock option, as calculated using a per share exercise price of $4.86.

Potential Payments upon Termination or Change of Control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change of control of our company had occurred on April 30, 2012 and based upon a price of $19.81 per share for our common stock, which was the closing price on the Nasdaq Select Market on April 30, 2012, given the named executive officers’ compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Arrangements with Brett A. Hurt

Our employment letter agreement with Mr. Hurt provides that if Mr. Hurt is terminated by us for any reason other than cause, or in the event of his constructive termination, we will continue to pay to Mr. Hurt an amount equal to his then-current base salary for six months subject to his execution of a general release of claims substantially in the form provided by us and his continued compliance with the terms of his employment letter agreement and employee proprietary information agreement with us. Additionally, if terminated by us for any reason other than cause, or in the event of a constructive termination, Mr. Hurt would be entitled to COBRA continuation coverage at our expense throughout any period in which he is entitled to receive severance payments or until he receives comparable benefits from any other source, whichever occurs first.

Under the employment letter agreement with Mr. Hurt, “cause” means (i) his continued failure to substantially perform the duties and obligations of his position with us (other than any such failure resulting from his total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code) subject to a reasonable cure period of not less than 30 days following notice from us describing the circumstances of the failure in reasonable detail; (ii) any act of personal dishonesty, fraud or misrepresentation taken by him which was intended to result in substantial gain or personal enrichment for him at our expense; (iii) his violation of a federal or state law or regulation applicable to our business which violation was or is reasonably likely to be injurious to us; (iv) his conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any state; (v) his breach of the terms of his agreement(s) with us relating to proprietary information and inventions assignment subject to a reasonable cure period of not less than 30 days following notice from us describing the circumstances of the breach in reasonable detail; or (vi) his material breach of the terms of his employment letter agreement subject to a reasonable cure period of not less than 30 days following notice from us describing the circumstances of the breach in reasonable detail.

Under the employment letter agreement with Mr. Hurt, “constructive termination” means his voluntary resignation following any of the following actions effected without his consent: (i) a change in his position with us or a successor entity that materially reduces his position, title, duties and responsibilities or the level of management to which he reports; (ii) a reduction in his level of compensation (including base salary, fringe benefits and target bonus under any corporate performance based bonus or incentive programs as established from time to time) by more than 20.0%; or (iii) a relocation of his place of employment by more than 50 miles from our headquarters in Austin, Texas.

Arrangements with Erin C. Nelson

Our amended and restated employment letter agreement with Erin C. Nelson provides that if she is terminated by us involuntarily without cause (excluding any termination due to death or disability) she will be entitled to receive continuing severance pay at a rate equal to her then-current base salary for a period of six months from the date of her termination subject to her execution of a general release of claims in a form reasonably satisfactory to us and her continued compliance with the terms of her amended and restated employment letter agreement and employee proprietary information agreement with us.

Under the employment letter agreement with Ms. Nelson, “cause” means (i) her continued failure to substantially perform the material duties and obligations under her employment letter agreement (for reasons other than death or disability), which failure, if curable within our discretion, is not cured to our reasonable satisfaction within 30 days after receipt of written notice from us of such failure; (ii) her failure or refusal to comply with reasonable written policies, standards and regulations established by us from time to time, which failure, if curable in our discretion, is not cured to our reasonable satisfaction within 30 days after receipt of written notice from us of such failure; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by her that results in a substantial gain or personal enrichment of her at our expense; (iv) her violation of a federal, state, or local law or regulation applicable to our business; (v) her violation of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state or local government; or (vi) her material breach of the terms of her employment letter agreement or employee proprietary information agreement.

Our amended and restated employment letter agreement and our stock option agreement with Ms. Nelson also provide for accelerated vesting upon change of control as discussed below under “—Vesting Acceleration of Option Awards.”

Vesting Acceleration of Option Awards

The employment letter agreements, stock option agreements and restricted stock unit agreements with Messrs. Collins and Barksdale and Ms. Nelson also provide for accelerated vesting of 100.0% of the executive’s unvested stock options in the event of the executive’s termination upon change of control (as defined in the employment letter agreements with such named executive officers). The employment letter agreement, stock option agreements and restricted stock unit agreements with Ms. Brunner provide for accelerated vesting of 50.0% percent of Ms. Brunner’s unvested stock options in the event of her termination upon change of control (as defined in the employment letter agreement with Ms. Brunner).

Under the employment letter agreements with our named executive officers, “termination upon change of control” means any termination of the executive’s employment by us without cause during the period commencing on or after the date that we have signed a definitive agreement or that our board of directors has endorsed a tender offer for our stock that, in either case, when consummated would result in a change of control (even though consummation is subject to approval or requisite tender by our stockholders and other conditions and contingencies) and ending at the earlier of the date on which such definitive agreement or tender offer has been terminated without a change of control or on the date which is 12 months following the consummation of any transaction or series of transactions that results in a change of control.

For purposes of the definition of “termination upon change of control” above, the following terms have the following meanings:

•

“cause” means (a) the executive’s willful and continued failure to perform substantially the executive’s duties with us or (b) the willful engaging by the executive of illegal conduct or gross misconduct which is injurious to us;

•

“change of control” means (a) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding our securities under an employee benefit plan, becomes the beneficial owner (as defined Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities representing 50.0% or more of (A) the outstanding shares of our common stock or (B) the combined voting power of our then-outstanding securities; (b) we are party to a merger or consolidation, or series of related transactions, which results in our voting securities outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least 50.0% of the combined voting power of our voting securities or such surviving or other entity outstanding immediately after such merger or consolidation; (c) the sale or disposition of all or substantially all of our assets (or consummation of any transaction, or series of related transactions, having similar effect), unless at least 50.0% of the combined voting power of the voting securities of the entity acquiring those assets is held by persons who held our voting securities immediate prior to such transaction or series of transactions; (d) our dissolution or liquidation, unless after such liquidation or dissolution all or substantially all of our assets are held in an entity at least 50.0% of the combined voting power of the voting securities of which is held by persons who held our voting securities immediately prior to such liquidation or dissolution; or (f) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

The table below sets forth the estimated value of the potential payments to each of our named executive officers, assuming the executive’s employment had terminated on April 30, 2012 and/or that a change of control had also occurred on that date.

Name	Termination without Cause (Not in Connection With a Change of Control)		Termination without Cause in Connection With a Change of Control		Constructive Termination
Brett A. Hurt
Severance(1)	$154,500	(2)	$154,500	(2)	$154,500	(2)
COBRA Coverage	7,726		7,726		7,726

Total	162,226		162,226		162,226

Stephen R. Collins
Option Acceleration(3)	—		6,181,743		—

Total	—		6,181,743		—

Bryan C. Barksdale
Option Acceleration(3)	—		2,495,514		—

Total	—		2,495,514		—

Heather J. Brunner
Option Acceleration(3)	—		740,422		—

Total	—		740,422		—

Erin C. Nelson
Severance(1)	125,000		125,000		—
Option Acceleration(3)	—		4,144,334		—

Total	125,000		4,269,334		—

(1)	Based on base salary as of April 30, 2012.
(2)	Amount would be paid in the event Mr. Hurt is terminated for any reason other than cause or in the event of his constructive termination as such terms are defined in our employment letter agreement with Mr. Hurt.
(3)	Accelerated vesting of stock options for the applicable named executive officers is based on the difference between $19.81, which was the closing price on the Nasdaq Global Market on April 30, 2012, and the exercise price of the award.

Stock Incentive Plans

2012 Equity Incentive Plan

Our board of directors has adopted and our stockholders have approved our 2012 Equity Incentive Plan, or the 2012 Plan. Our 2012 Plan provides for the grant of incentive stock options, within the meaning of Internal Revenue Code Section 422, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Authorized shares. As of April 30, 2012, options to purchase 69,300 shares of common stock were outstanding and 4,227,906 shares were available for future grant under our 2012 Plan. The number of shares available for issuance under the 2012 Plan will be increased annually on the first day of each of our fiscal years beginning with fiscal year 2013, by an amount equal to the least of:

•	10,000,000 shares;

•	5.0% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or

•	such other amount as our board of directors may determine.

Shares issued pursuant to awards under the 2012 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under the 2012 Plan. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2012 Plan.

Plan administration. The 2012 Plan is administered by our board of directors which, at its discretion or as legally required, may delegate such administration to our compensation committee or one or more additional committees. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Internal Revenue Code Section 162(m), the committee will consist of two or more “outside directors” within the meaning of Internal Revenue Code Section 162(m).

Subject to the provisions of our 2012 Plan, the administrator has the power to determine the terms of awards, including the recipients, the exercise price, the number of shares subject to each award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise of the awards and the terms of the award agreements for use under the 2012 Plan. The administrator also has the authority, subject to the terms of the 2012 Plan, to prescribe rules and to construe and interpret the 2012 Plan and awards granted thereunder and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards that may have different exercise prices and terms, to amend existing awards to reduce or increase their exercise price and to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator.

Stock options. The administrator may grant incentive and/or nonstatutory stock options under our 2012 Plan, provided that incentive stock options are only granted to employees. The exercise price of such options must equal at least the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years. However, an incentive stock option held by a participant who owns more than 10.0% of the total combined voting power of all classes of our stock, or of certain of our parent or subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110.0% of the fair market value of our common stock on the grant date. The administrator determines the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the plan administrator. Subject to the provisions of our 2012 Plan, the administrator determines the remaining terms of the options, including vesting criteria. After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

Stock appreciation rights. Stock appreciation rights may be granted under our 2012 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our 2012 Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100.0% of the fair market value per share on the date of grant. The specific terms of each grant of stock appreciation rights will be set forth in an award agreement.

Restricted stock. Restricted stock may be granted under our 2012 Plan. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the administrator. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the administrator and/or continued service to us. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares at the time of grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest for any reason will be forfeited by the recipient and will revert to us. The specific terms of each grant of restricted stock will be set forth in an award agreement.

Restricted stock units. Restricted stock units may be granted under our 2012 Plan. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service to us, and the form and timing of payment. The administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payment. The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. The specific terms of each grant of restricted stock units will be set forth in an award agreement.

Performance units/performance shares. Performance units and performance shares may be granted under our 2012 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and the value of performance units and performance shares to be paid out to participants. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof. The specific terms of each grant of performance units or performance shares will be set forth in an award agreement.

Transferability of awards. Unless the administrator provides otherwise, our 2012 Plan generally does not allow for the transfer of awards other than by will or laws of descent or distribution and only the recipient of an award may exercise such an award during his or her lifetime.

Certain adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2012 Plan, the administrator will make adjustments to the number and class of shares that may be delivered under the 2012 Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits contained in the 2012 Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or change of control. Our 2012 Plan provides that, in the event of a merger or change of control as defined under the 2012 Plan, each outstanding award will be treated as the administrator determines, except that, if a successor corporation does not assume or substitute for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100.0% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. In the event of a merger or change of control, any options, restricted stock units and stock appreciation rights held by an outside director will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse, and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100.0% of target levels, and all other terms and conditions met.

Plan amendment or termination. Our board of directors has the authority to amend, suspend or terminate the 2012 Plan provided such action does not impair the existing rights of any participant. Our 2012 Plan will automatically terminate in 2022, unless we terminate it sooner.

2005 Stock Plan

Our 2005 Stock Plan was adopted by our board of directors and approved by our stockholders effective June 14, 2005 and was amended on August 15, 2005, August 15, 2007, September 5, 2007, November 19, 2008, July 16, 2009, September 17, 2009, February 10, 2010, May 20, 2010, September 16, 2010 and November 16, 2010, amended and restated on March 29, 2011, and amended on August 16, 2011 and February 9, 2012. Our 2005 Stock Plan provides for the grant of incentive stock options, nonstatutory stock options and stock purchase rights to our employees, directors and consultants. As of April 30, 2012, options to purchase 12,013,547 shares of common stock were outstanding under our 2005 Stock Plan.

In July 2011, our board of directors terminated our ability to make grants under our 2005 Stock Plan, effective upon the closing of our initial public offering. However, our 2005 Stock Plan will continue to govern the terms and conditions of all outstanding options previously granted under the 2005 Stock Plan following this offering.

Our 2005 Stock Plan provides that, in the event of a merger or change of control as defined under the 2005 Stock Plan, each outstanding option shall be assumed or substituted with an equivalent option by the successor entity. If the successor entity does not assume or substitute the outstanding options, then each option will fully vest and become exercisable. Our board of directors, or a committee designated by our board of directors, is required to give notice of any proposed merger or change of control prior to the closing date of such sale, merger or consolidation. If the consideration received in the merger or change of control is not solely common stock of the successor corporation or its parent, our board of directors, or a committee designated by our board of directors, may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of each share subject to the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of common stock in the merger or change of control.

Our 2005 Stock Plan provides that our board of directors, or a committee designated by our board of directors, may, in order to prevent diminution or enlargement of the benefits or intended benefits to be made available under the 2005 Stock Plan, adjust or substitute outstanding options upon certain events, including, without limitation, changes in our capitalization through stock splits, recapitalizations, mergers or consolidations.

The standard form of option agreement under the 2005 Stock Plan provides that options will vest 25.0% on the first anniversary of the vesting start date with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable vesting date. Under our 2005 Stock Plan, our board of directors, or a committee designated by our board of directors, has the authority to grant options with early exercise rights, subject to our repurchase right that lapses as the shares vest on the original vesting schedule, and to provide for accelerated vesting.

The standard form of option agreement under the 2005 Stock Plan restricts the transfer of shares of our common stock issued pursuant to an award for the period specified by the representative of the underwriters not to exceed 180 days following the effective date of the registration statement related to this offering.

PowerReviews, Inc. 2005 Equity Incentive Plan

In the June 2012 acquisition of PowerReviews, we assumed outstanding stock options granted under the PowerReviews, Inc. 2005 Equity Incentive Plan, or the PowerReviews Plan, other than those held by former service providers. Following the acquisition, the assumed options continue to be subject to the terms of the PowerReviews Plan and individual award agreements except (i) the assumed options will be exercisable for shares of our common stock, (ii) the number of shares and exercise price of each option will be adjusted pursuant to an exchange ratio established in the acquisition and (iii) assumed options will not be exercisable prior to vesting. We have reserved a total of 1,656,751 shares of our common stock for issuance with respect to the assumed PowerReviews Plan options. We will not grant any new awards under the PowerReviews Plan.

Our board of directors, or a committee appointed by our board of directors, will administer the PowerReviews Plan with respect to the assumed options. Subject to the provisions of the plan, the administrator has the power to interpret the plan, establish rules and regulations to properly administer the plan, and make any other determination and take any other action it deems necessary or desirable for administration of the plan.

Options granted under the PowerReviews Plan generally have a maximum term of ten years. Unvested options expire upon termination of employment or service. Unless otherwise provided by individual option agreements, the PowerReviews Plan provides for a three-month post-termination exercise period for vested options following termination, other than terminations for retirement, disability or death, in which case the plan provides for a one-year post-termination exercise period. All options terminate immediately upon notification of termination for cause.

The PowerReviews Plan generally does not allow for the transfer of options other than by will or the laws of descent and distribution and only the recipient of an option may exercise the award during his or her lifetime, unless provided otherwise by the administrator.

In the event of a company transaction, as defined in the plan, unless provided otherwise in an award agreement, all outstanding options shall become fully exercisable prior to the transaction and termination upon the effective date of the transaction unless such options are assumed, converted, or substituted for by the successor company. The administrator may provide that a participant’s outstanding options will terminate upon consummation of the company transaction in exchange for a cash payment based on the acquisition price.

The administrator has the authority to amend, suspend, or terminate the PowerReviews Plan at any time, provided such action does not materially impair the rights of any optionee, unless mutually agreed otherwise in writing.

2012 Employee Stock Purchase Plan

Our board of directors has adopted and our stockholders have approved our 2012 Employee Stock Purchase Plan, or the ESPP.

A total of 1,137,123 shares of our common stock are available for sale under our ESPP. In addition, our ESPP provides for annual increases in the number of shares available for issuance under the ESPP on the first day of each fiscal year beginning with fiscal year 2013, equal to the least of:

•	5,000,000 shares;

•	1.0% of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year; or

•	such other amount as may be determined by the administrator.

Our board of directors or its committee has full and exclusive authority to interpret the terms of the ESPP and determine eligibility.

All of our employees, including our named executive officers, are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase stock under our ESPP if such employee:

•	immediately after the grant would own stock or options to purchase stock possessing 5.0% or more of the total combined voting power or value of all classes of our capital stock; or

•

holds rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year in which the right to be granted would be outstanding at any time.

Our ESPP is intended to qualify under Section 423 of the Code, and provides for consecutive six-month offering periods. The offering periods generally start on the first trading day on or after March 20 and September 20 of each year, except for the first such offering period, which will commence on the first trading day on or after the effective date of this offering and will end on March 20, 2012. The administrator may, in its discretion, modify the terms of future offering periods.

Our ESPP permits participants to purchase common stock through payroll deductions of up to 15.0% of their eligible compensation, which includes a participant’s regular and recurring straight time gross earnings and payments for overtime and shift premiums, but exclusive of payments for incentive compensation, bonuses and other similar compensation. A participant may purchase a maximum of 2,630 shares of common stock during each six-month offering period.

Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month offering period. The purchase price of the shares will be 85.0% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the last day of the offering period. Participants may end their participation at any time during an offering period and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.

A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

In the event of our merger or change of control, as defined under the ESPP, a successor corporation or parent or subsidiary of the successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set to occur before the date of the proposed merger or change of control. The plan administrator will notify each participant in writing that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless the participant withdraws from the offering period prior to such date.

Our ESPP will automatically terminate in 2022, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate our ESPP.

401(k) Plan

We have established a tax-qualified employee savings and retirement plan pursuant to which employees who satisfy certain eligibility requirements, including age and length of service, may elect to defer up to 100.0% of eligible compensation, subject to applicable Internal Revenue Code limits. We currently do not match any contributions made by our employees, including executives. We intend for the 401(k) plan to qualify under Section 401(a) of the Internal Revenue Code so that contributions to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as members of our board of directors and officers and potentially in other roles with our company. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the director and executive compensation arrangements discussed in the sections of this prospectus titled “Management” and “Executive Compensation,” we have been a party to the following transactions since April 30, 2009, in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5.0% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, each a related party, had or will have a material interest.

Sale of Series E Redeemable Convertible Preferred Stock

In February 2010, we sold an aggregate of 726,392 shares of our Series E redeemable convertible preferred stock at a price per share of $4.13 for an aggregate purchase price of $3.0 million, all of which shares were sold to EA Private Investments, LLC, a holder of more than 5.0% of a class of our voting securities. Thomas J. Meredith, a member of our board of directors, serves on the advisory board of an entity affiliated with Eastern Advisors and, in exchange for such services, receives a fee that is based on a percentage of the fund’s carried interest. Each of Mr. Meredith, Dev C. Ittycheria, Neeraj Agrawal, Stephen R. Collins and Brett A. Hurt is a limited partner of a fund or funds affiliated with Eastern Advisors.

Investors’ Rights Agreement

In connection with our Series D financing in May 2008, we entered into an amended and restated investors’ rights agreement with certain of our stockholders, including Austin Ventures VIII, L.P., Battery Ventures VIII, L.P., entities affiliated with Eastern Advisors, Brett A. Hurt and entities affiliated with Mr. Hurt. The agreement was then amended and restated in connection with our Series E financing. The amended and restated investors’ rights agreement among other things grants such stockholders certain registration rights with respect to shares of our common stock, including shares of common stock issued or issuable upon conversion of our preferred stock.

We amended this agreement on February 9, 2012 to grant certain registration rights with respect to shares of our common stock to be acquired by General Atlantic Partners 90, L.P., GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAP Coinvestments CDA, L.P., and GAPCO GmbH & Co. KG, or collectively the GA Stockholders, and any affiliated investment fund of the GA Stockholders that owns or acquires shares of our common stock.

For more information regarding the registration rights provided in this agreement, please refer to the section of this prospectus titled “Description of Capital Stock—Registration Rights.” This is not a complete description of the amended and restated investors’ rights agreement, as amended, and is qualified by the full text of the amended and restated investors’ rights agreement, as amended, which has been filed with the SEC and is incorporated by reference to the registration statement of which this prospectus is a part.

Voting Agreement

In connection with our Series D financing in May 2008, we entered into an amended and restated voting agreement with certain of our stockholders, including Austin Ventures VIII, L.P., Battery Ventures VIII, L.P., entities affiliated with Eastern Advisors, Brett A. Hurt and entities affiliated with Mr. Hurt. The agreement was then amended and restated in connection with our Series E financing. The amended and restated voting agreement provided for, among other things, the voting of shares with respect to the constituency of the board of directors. In November 2010, we amended the amended and restated voting agreement to provide for the election of four mutual directors. The amended and restated voting agreement, as amended, terminated upon completion of our initial public offering. This is not a complete description of the amended and restated voting agreement, as amended, and is qualified by the full text of the amended and restated voting agreement and amendment thereto, which have been filed with the SEC and are incorporated by reference to the registration statement of which this prospectus is a part.

Right of First Refusal and Co-Sale Agreement

In connection with our Series D financing in May 2008, we entered into an amended and restated right of first refusal and co-sale agreement with certain of our stockholders, including Austin Ventures VIII, L.P., Battery Ventures VIII, L.P., entities affiliated with Eastern Advisors, Brett A. Hurt and entities affiliated with Mr. Hurt. The agreement was then amended and restated in connection with our Series E financing. The amended and restated right of first refusal and co-sale agreement, among other things:

•	granted our investors certain rights of first refusal and co-sale with respect to proposed transfers of our securities by certain stockholders; and

•	granted us certain rights of first refusal with respect to proposed transfers of our securities by certain stockholders.

The amended and restated right of first refusal and co-sale agreement terminated upon completion of our initial public offering. This is not a complete description of the amended and restated right of first refusal and co-sale agreement and is qualified by the full text of the amended and restated right of first refusal and co-sale agreement, which has been filed with the SEC and is incorporated by reference to the registration statement of which this prospectus is a part.

Private Placement

On February 9, 2012, General Atlantic Partners 90, L.P., GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAP Coinvestments CDA, L.P. and GAPCO GmbH & Co. KG, or collectively the GA Stockholders, agreed to acquire an aggregate of 2,829,522 shares of our common stock from Austin Ventures VIII, L.P., Battery Ventures VIII, L.P., Brett A. Hurt, and BAH Trust. The following table reflects the number of shares and the proceeds for each such seller:

Seller	Shares	Proceeds
Austin Ventures VIII, L.P.	1,613,972	$19,367,664
Battery Ventures VIII, L.P.	877,981	$10,535,772
Brett A. Hurt	273,937	$3,287,244
BAH Trust	63,632	$763,584

On February 9, 2012, we amended our amended and restated investors’ rights agreement to grant certain registration rights with respect to shares of our common stock to be acquired by the GA Stockholders and any affiliated investment fund of the GA Stockholders that owns or acquires shares of our common stock. Please see a discussion of the registration rights in the section of this prospectus titled “Description of Capital Stock—Registration Rights.”

On February 9, 2012, we agreed that, upon the request of the GA Stockholders, we would cause one individual designated by the GA stockholders to be elected or appointed as a Class II member of our board of directors. We are not obligated to elect or appoint the individual designated by the GA Stockholders until the date that is 46 days following the consummation of our initial public offering, nor are we required to appoint or designate such individual if the GA Stockholders fail to make such request prior to December 31, 2012. The individual designated by the GA Stockholders must satisfy the general requirement for directors under applicable rules of the Nasdaq Global Market and must be reasonably acceptable to us. We have agreed with the GA Stockholders that any managing director or principal of General Atlantic LLC shall automatically be deemed to be reasonably acceptable to us, unless our board of directors determines the election or appointment of such director would be inconsistent with its fiduciary duties. This individual shall serve until the first annual or special meeting of our stockholders for the purpose of electing Class II directors. On May 22, 2012, the GA Stockholders designated Abhishek Agrawal, a principal of General Atlantic LLC who satisfies the foregoing requirements, for election or appointment to our board of directors pursuant to this agreement.

Participation in Our Initial Public Offering

Entities affiliated with EA Private Investments, LLC purchased an aggregate of 100,000 shares of our common stock in our initial public offering at the initial public offering price of $12.00 per share for an aggregate purchase price of $1,200,000.

Stock Option Grants

Certain stock option grants to our executive officers and related stock option grant policies are described in the section of this prospectus titled “Executive Compensation—Compensation Discussion and Analysis.” Certain stock option grants to our non-employee directors who are not affiliated with our major stockholders and related stock option grant policies are described in the section of this prospectus titled “Management—Director Compensation.”

We granted the following stock options, restricted stock and restricted stock units to certain members of our board of directors and executive officers since April 30, 2009.

•	In June 2009, we granted Heather J. Brunner an option to purchase 153,748 shares of our common stock at an exercise price of $2.86 per share.

•

In July 2009, we granted Christopher M. Lynch, our controller who served as our principal financial officer from July 2010 until September 2010, an option to purchase 125,000 shares of our common stock at an exercise price of $2.86 per share.

•	In January 2010, we granted Dev C. Ittycheria an option to purchase 274,993 shares of our common stock at an exercise price of $2.86 per share.

•	In February 2010, we granted Edward B. Keller an option to purchase 74,852 shares of our common stock at an exercise price of $4.13 per share.

•	In March 2010, we granted Gillian Felix, one of our former executive officers, an option to purchase 150,000 shares of our common stock at an exercise price of $4.13 per share.

•	In May 2010, we granted Edward B. Keller an option to purchase 112,477 shares of our common stock at an exercise price of $4.20 per share.

•	In August 2010, we granted Thomas J. Meredith an option to purchase 112,477 shares of our common stock at an exercise price of $4.86 per share.

•	In September 2010, we granted Bryan C. Barksdale an option to purchase 286,154 shares of our common stock at an exercise price of $4.86 per share.

•	In September 2010, we granted Stephen R. Collins an option to purchase 486,463 shares of our common stock at an exercise price of $4.86 per share.

•	In November 2010, we granted Michael S. Bennett an option to purchase 112,477 shares of our common stock at an exercise price of $4.86 per share.

•	In November 2010, we granted Erin C. Nelson an option to purchase 429,232 shares of our common stock at an exercise price of $4.86 per share.

•	In May 2011, we granted Brett A. Hurt an option to purchase 200,000 shares of our common stock at an exercise price of $6.58 per share.

•	In May 2011, we amended and restated the option agreement with Dev C. Ittycheria dated January 18, 2010 to permit early exercise of the options covered by the agreement.

•

In August 2011, we amended and restated the option agreement with Heather J. Brunner dated June 1, 2009 to provide for accelerated vesting in the event of Ms. Brunner’s termination upon change of control of our company.

•	In January 2012, we granted Stephen R. Collins an option to purchase 175,109 shares of our common stock at an exercise price of $9.60 per share.

•	In April 2012, we granted Sydney L. Carey an award of restricted stock equal to 16,068 shares of our common stock.

•	In May 2012, we granted Ryan D. Robinson an award of restricted stock units equal to 30,000 shares of our common stock.

•	In May 2012, we granted Ryan D. Robinson an option to purchase 50,000 shares of our common stock at an exercise price of $15.12 per share.

•	In June 2012, we granted Thomas J. Meredith an award of restricted stock units equal to 12,165 shares of our common stock.

•	In June 2012, we granted Brett A. Hurt an option to purchase 64,707 shares of our common stock at an exercise price of $16.44 per share.

•	In June 2012, we granted Brett A. Hurt an award of restricted stock units equal to 35,413 shares of our common stock.

•	In June 2012, we granted Stephen R. Collins an option to purchase 35,124 shares of our common stock at an exercise price of $16.44 per share.

•	In June 2012, we granted Stephen R. Collins an award of restricted stock units equal to 19,223 shares of our common stock.

•	In June 2012, we granted Bryan C. Barksdale an option to purchase 18,463 shares of our common stock at an exercise price of $16.44 per share.

•	In June 2012, we granted Bryan C. Barksdale an award of restricted stock units equal to 10,105 shares of our common stock.

•	In June 2012, we granted Heather J. Brunner an option to purchase 49,049 shares of our common stock at an exercise price of $16.44 per share.

•	In June 2012, we granted Heather J. Brunner an award of restricted stock units equal to 13,162 shares of our common stock.

•	In June 2012, we granted Erin C. Nelson an option to purchase 14,488 shares of our common stock at an exercise price of $16.44 per share.

•	In June 2012, we granted Erin C. Nelson an award of restricted stock units equal to 7,929 shares of our common stock.

Employment, Change of Control and Separation Agreements with Executive Officers

We have entered into employment and change of control arrangements with certain of our executive officers as described in the section of this prospectus titled “Executive Compensation—Employment Agreements.”

In April 2011, we entered into a separation agreement and release with Gillian Felix, one of our former executive officers, which provided that Ms. Felix’s employment with us ended on April 19, 2011. In consideration for a customary release of claims, we paid Ms. Felix $84,885, which represented payment of her base salary for four months and a prorated performance bonus payment and reimbursement of insurance continuation payments. In connection with the separation agreement and release, we also entered into a consulting agreement with Ms. Felix, pursuant to which Ms. Felix agreed to serve as a consultant for us through August 19, 2011, during which time Ms. Felix’s options continued to vest, which resulted in the vesting of options to purchase an additional 12,500 shares of common stock.

In February 2011, we amended the option agreement with Gillian Felix dated March 16, 2010 to provide for acceleration of vesting of 100.0% of the unvested shares subject to the agreement in the event of Ms. Felix’s termination upon a change of control.

In November 2010, we entered into a separation agreement and release with Sam Decker, one of our former executive officers, which provided that Mr. Decker’s employment with us ended on November 12, 2010. In consideration for a customary release of claims, we paid Mr. Decker $90,222, which represented payment of his base salary for four months and a prorated performance bonus payment. We amended the vesting schedules of Mr. Decker’s two outstanding option awards that were not fully vested as of November 12, 2010 to provide that, following such date, the unvested shares subject to each option would vest in 24 equal monthly installments. In connection with the separation agreement and release, we also entered into an advisory board offer letter with Mr. Decker, pursuant to which Mr. Decker agreed to serve on our advisory board, during which time Mr. Decker’s options continued to vest, which resulted in the vesting of options to purchase an additional 3,373 shares of common stock as of April 30, 2011.

In June 2010, we entered into a separation agreement and release with Kenneth Saunders, one of our former executive officers, which provided that Mr. Saunders’s employment with us ended on June 30, 2010. In consideration for a customary release of claims, we paid Mr. Saunders approximately $138,000, which represented payment of his base salary through December 2010, a performance bonus payment and a relocation payment. The time period during which Mr. Saunders may exercise his vested options was extended through March 31, 2011. In connection with the separation agreement and release, we also entered into an advisory board offer letter with Mr. Saunders, pursuant to which Mr. Saunders agreed to serve on our advisory board through September 30, 2010, during which time Mr. Saunders’s options continued to vest, which resulted in the vesting of options to purchase an additional 40,831 shares of common stock.

Agreements with Directors

In December 2009, we entered into a letter agreement with Dev C. Ittycheria regarding Mr. Ittycheria’s service on our board of directors. The letter agreement provides that Mr. Ittycheria would receive an option to purchase 274,993 shares of our common stock, which option was granted to Mr. Ittycheria on January 18, 2010, and that Mr. Ittycheria will be entitled to reimbursement for all reasonable travel expenses incurred in connection with his attendance at meetings of the board of directors.

In May 2011, we amended the stock option agreement with Dev C. Ittycheria to permit the early exercise of the option granted to him on January 18, 2010.

In August 2011, we paid Dev C. Ittycheria $413,455 to reimburse Mr. Ittycheria for taxes associated with the option granted to him on January 18, 2010, the exercise price of which was below the fair market value of our common stock at that time.

In February 2012, we paid Dev C. Ittycheria $10,150 to reimburse Mr. Ittycheria for tax and legal consulting fees associated with the option granted to him on January 18, 2010 and related taxes.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements and the indemnification provisions included in our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that these indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance. For further information, see the section of this prospectus titled “Executive Compensation—Limitation on Liability and Indemnification Matters.”

Policies and Procedures for Related Party Transactions

As provided by our audit committee charter and corporate governance guidelines, our audit committee must review and approve in advance any related party transaction, and all of our directors, officers and employees are required to report to our audit committee any such related party transaction prior to its completion. Prior to the creation of our audit committee, our board of directors reviewed related party transactions. Each of the related party transactions described above was submitted to and approved by our board of directors.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 31, 2012 and as adjusted to reflect the sale of the shares of our common stock in this offering, for:

•	each person known by us to beneficially own more than 5.0% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of the members of our board of directors;

•	all of the members of our board of directors and executive officers as a group; and

•	each selling stockholder.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Except as indicated in the footnotes to this table and pursuant to state community property laws, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares reflected as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options held by that person that are currently exercisable or exercisable within 60 days of May 31, 2012 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

Percentage of ownership is based on 58,586,529 shares of our common stock outstanding on May 31, 2012 and 60,286,529 shares of common stock to be outstanding after completion of this offering. This table assumes no exercise of the underwriters’ option to purchase additional shares in the offering and excludes approximately 6,380,538 million shares of common stock issued as consideration in connection with our acquisition of PowerReviews.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Bazaarvoice, Inc., 3900 N. Capital of Texas Highway, Suite 300, Austin, Texas 78746.

	Shares Beneficially Owned Prior to this Offering		Number of Shares Offered(21)	Shares Beneficially Owned After this Offering
Name and Address of Beneficial Owner	Shares	Percentage (%)		Shares	Percentage (%)
5.0% Stockholders:
Austin Ventures VIII, L.P.(1)	14,525,745	24.8%
Battery Ventures VIII, L.P.(2)	7,901,825	13.5
Brett A. Hurt and entities affiliated with Brett A. Hurt(3)	6,472,140	11.0
Entities affiliated with Eastern Advisors(4)	5,342,245	9.1
Executive Officers and Directors:
Brett A. Hurt(3)	6,472,140	11.0
Stephen R. Collins(5)	222,962	*
Bryan C. Barksdale(6)	145,025	*
Heather J. Brunner(7)	610,583	1.0
Erin C. Nelson(8)	178,846	*
Abhishek Agrawal	—	—
Neeraj Agrawal(2)	7,901,825	13.5
Michael S. Bennett(9)	93,730	*
Sydney L. Carey(10)	16,068	*
Dev C. Ittycheria(11)	309,957	*
Edward B. Keller(12)	419,333	*
Thomas J. Meredith(13)	107,790	*
Christopher A. Pacitti(1)	14,525,745	24.8
All directors and executive officers as a group (14 people)(14)	31,004,004	51.5
Other Selling Stockholders:
Brant Barton(15)	653,927	1.1
Bozeman LP(16)	56,926	*
Entities affiliated with First Round Capital(17)	1,137,636	1.9
Foster Family Trust, U.D.T. dated June 18, 2010(18)	177,500	*

*	Represents less than one percent.
(1)	All of the shares are held by Austin Ventures VIII, L.P. The general partner of Austin Ventures VIII, L.P. is AV Partners VIII, L.P. Joseph C. Aragona, Kenneth P. DeAngelis, Christopher A. Pacitti and John D. Thornton are the general partners of AV Partners VIII, L.P. and may be deemed share voting and investment power over the shares held by Austin Ventures VIII, L.P. Such persons and entities disclaim beneficial ownership of the shares held by Austin Ventures VIII, L.P., except to the extent of any pecuniary interest therein. The address of Austin Ventures VIII, L.P. and its affiliated entities and individuals is 300 West Sixth Street, Suite 2300, Austin, TX 78701. For a discussion of our material relationships with Austin Ventures VIII, L.P. and its affiliates within the past three years, see the section of this prospectus titled, “Certain Relationships and Related Party Transactions.”
(2)

The general partner of Battery Ventures VIII, L.P. is Battery Partners VIII, LLC. Neeraj Agrawal, Michael Brown, Thomas J. Crotty, Sunil Dhaliwal, Richard D. Frisbie, Kenneth P. Lawler, Roger H. Lee, R. David Tabors and Scott R. Tobin are the managing members of Battery Partners VIII, LLC and share voting and investment power over the shares held by Battery Ventures VIII, L.P. Each of Messrs. Agrawal, Brown, Crotty, Dhaliwal, Frisbie, Lawler, Lee, Tabors and Tobin disclaims beneficial ownership of the shares held by Battery Ventures VIII, L.P., except to the extent of any pecuniary interest therein. The address of Battery Ventures VIII, L.P. and its affiliated entities and individuals is 930 Winter Street, Suite 2500, Waltham, MA 02451. For a discussion of our material relationships with Battery Ventures VIII, L.P. and its affiliates within the past three years, see the section of this prospectus titled, “Certain Relationships and Related Party Transactions.”
(3)	Includes 1,114,766 held by the BAH Trust, 500,000 shares held by the BAH 2012 Two Year GRAT and 58,333 shares issuable upon the exercise of options held by Mr. Hurt that are exercisable within 60 days of May 31, 2012. Debra J. Hurt is the trustee of the BAH Trust and has voting and investment power over the shares held by the BAH Trust. By virtue of his relationship with his spouse, Debra J. Hurt, Brett A. Hurt may be deemed to share voting and investment power over the shares held by the BAH Trust. Brett A. Hurt is the trustee of the BAH 2012 Two Year GRAT and has voting and investment power over the shares held by the BAH 2012 Two Year GRAT. Each of the BAH Trust and the BAH 2012 Two Year GRAT is a grantor retained annuity trust in which annual annuity payments are paid to Brett A. Hurt. For a discussion of our material relationships with Mr. Hurt and his affiliated entities within the past three years, see the section of this prospectus titled, “Certain Relationships and Related Party Transactions.”
(4)

Includes 4,223,877 shares held by EA Private Investments, LLC, or EA Investments, 754,850 shares held by EA Private Investments, LLC Liquidating Trust, Eastern Advisors Capital Group, LLC, Trustee, or EA Trust, 70,719 shares held by Eastern Advisors Private Equity Fund QP, LP, or EA QP, 51,433 shares held by EAPEQ Holdings II, LP, or EAPEQ II, 48,567 shares held by EAPE Holdings II, LP, or EAPE II, 42,984 shares held by Eastern Advisors Private Equity Fund, LP, or EA LP, 93,180 shares held by EAPEQ Holdings, LLC, or EAPEQ, and 56,635 shares held by EAPE Holdings LLC, or EAPE. Eastern Advisors Capital Group, LLC is (i) the manager of EA Investments, (ii) the trustee of EA Trust and (iii) the investment manager for EA QP, EA LP, EAPEQ II and EAPE II. EA QP is the managing member of EAPEQ, and EA LP is the managing member of EAPE. EAGP Advisors, LLC acts as the general partner of EA Private Fund GP LP, the general partner of EA QP and EA LP. Each of EA Investments, EA Trust, EA QP, EA LP, EAPEQ, EAPE, EAPEQ II and EAPE II has the sole power to vote and dispose of the shares it holds. Scott Booth is the managing member of Eastern Advisors Capital Group, LLC and of EAGP Advisors, LLC. Each of Mr. Booth and Eastern Advisors Capital Group, LLC has shared voting and dispositive power over the shares held by EA Investments, EA Trust, EA QP, EA LP, EAPEQ, EAPE, EAPEQ II and EAPE II. Each of EAGP Advisors, LLC and EA Private Fund GP, LP has shared voting and dispositive power over the shares held by EA QP, EA LP, EAPEQ, EAPE, EAPEQ II and EAPE II. EA QP has shared voting and dispositive power over the shares held by EAPEQ. EA LP has shared voting and dispositive power over the shares held by EAPE. Each of Mr. Booth, Eastern Advisors Capital Group, LLC, EA Private GP, LP and EAGP Advisors, LLC disclaims any beneficial ownership, except to the extent of any pecuniary interest therein. The address of Eastern Advisors Capital Group, LLC and its affiliated entities and individuals is 101 Park Avenue, 33rd Floor, New York, NY 10178.

(5)	Includes 174,310 shares issuable upon the exercise of options held by Mr. Collins that are exercisable within 60 days of May 31, 2012.
(6)	Includes 137,115 shares issuable upon the exercise of options held by Mr. Barksdale that are exercisable within 60 days of May 31, 2012 and 7,910 shares of common stock acquired by Mr. Barksdale through investment funds associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, which were distributed to Mr. Barksdale on August 21, 2011.
(7)	Includes 610,583 shares issuable upon the exercise of options held by Ms. Brunner that are exercisable within 60 days of May 31, 2012.
(8)	Includes 178,846 shares issuable upon the exercise of options held by Ms. Nelson that are exercisable within 60 days of May 31, 2012.
(9)	Includes 93,730 shares issuable upon the exercise of options held by Mr. Bennett that are exercisable within 60 days of May 31, 2012.
(10)	Includes 16,068 shares of restricted stock held by Ms. Carey, 14,729 of which are subject to a repurchase right held by us that lapses with respect to 1,339 shares each quarter beginning on July 4, 2012.

(11)	Includes 309,957 shares held by Mr. Ittycheria, 103,123 of which are subject to a repurchase right held by us that lapses with respect to an additional 5,729 shares on the 18th day of each calendar month beginning in July 2011, provided that Mr. Ittycheria remains a service provider on such applicable date. For a discussion of our material relationships with Mr. Ittycheria within the past three years, see the section of this prospectus titled, “Certain Relationships and Related Party Transactions.”
(12)	Includes 226,733 shares issuable upon the exercise of options held by Mr. Keller that are exercisable within 60 days of May 31, 2012. Mr. Keller is an affiliate of a broker-dealer, purchased the securities in the ordinary course of business and, at the time of the purchase of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. For a discussion of our material relationships with Mr. Keller within the past three years, see the section of this prospectus titled, “Certain Relationships and Related Party Transactions.”
(13)	Includes 107,790 shares issuable upon the exercise of options held by Mr. Meredith that are exercisable within 60 days of May 31, 2012.
(14)	Includes 5,374,228 shares held of record by our directors and executive officers, 1,587,440 shares issuable upon the exercise of options held by our directors and executive officers that are exercisable within 60 days of May 31, 2012 and 24,042,336 shares held by entities over which our directors and executive officers may be deemed to have voting and dispositive power.
(15)	Includes 98,333 shares issuable upon the exercise of options held by Mr. Barton that are exercisable within 60 days of May 31, 2012. Mr. Barton is an employee of our company and has served as our General Manager of Media Solutions since January 2012. Prior to this position, Mr. Barton served as our Chief Innovation Officer.
(16)	Bozeman MGT LLC is the general partner of Bozeman LP. John S. Hamlin and Jennifer L. Hamlin are the managing members of Bozeman MGT LLC and share voting and dispositive power over the shares held by Bozeman LP. The address of Bozeman LP is 5115 Fossil Rim Road, Austin, TX 78746.
(17)	Includes 1,000,000 shares held by First Round Capital 2005 LP, or FRC 2005, 57,693 shares held by First Round Capital 2007 Annex Fund LP, or FRC 2007, 41,481 shares held by First Round Jingle LP, or FR Jingle, and 38,462 shares held by First Round Capital 2007 Annex Fund—Q LP, or FRC 2007Q. Joshua Kopelman is the manager of First Round Management LLC, which is the general partner of FRC 2005, First Round Management 2006 LLC, which is the general partner of FR Jingle, and First Round Management 2007 LLC, which is the general partner of FRC 2007 and FRC 2007Q, and therefore has voting and investment power over the shares held by FRC 2005, FR Jingle, FRC 2007 and FRC 2007Q. The address of the entities affiliated with First Round Capital is 100 Four Falls, Suite 104, West Conshohocken, PA 19428.
(18)	Dwight D. Foster, III and Jane C. Foster are trustees of the Foster Family Trust, U.D.T. dated June 18, 2010, or the Foster Trust, and share voting and dispositive power over the shares held by the Foster Trust. The address of the Foster Trust is 200 Manzanita Dr., Orinda, CA 94563.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws. Copies of these documents have been filed with the SEC and are incorporated by reference to our registration statement, of which this prospectus forms a part.

General

Our amended and restated certificate of incorporation authorizes us to issue up to 150,000,000 shares of common stock, $0.0001 par value per share, and up to 10,000,000 shares of preferred stock, $0.0001 par value per share.

Common Stock

As of April 30, 2012, we had 58,529,937 shares of common stock outstanding that were held of record by approximately 206 stockholders. Upon completion of this offering, there will be 60,229,937 shares of our common stock outstanding.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company without further action by our stockholders.

We have no present plans to issue any shares of preferred stock.

Registration Rights

Certain holders of shares of our common stock or their permitted transferees are entitled to rights with respect to registration of these shares, or registrable securities, under the Securities Act. These rights are provided under the terms of our amended and restated investors’ rights agreement. The following description of the terms of registration rights provided for in the amended and restated investors’ rights agreement is intended as a summary only and is qualified in its entirety by reference to the amended and restated investors’ rights agreement, which has been filed with the SEC and is incorporated by reference to the registration statement of which this prospectus is part.

Demand Registration Rights

Under the terms of the amended and restated investors’ rights agreement, as amended on February 9, 2012, either the holders of a majority of the then outstanding registrable securities or General Atlantic Partners 90, L.P., GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAP Coinvestments CDA, L.P., GAPCO GmbH & Co. KG or their affiliated entities, or collectively the GA Stockholders, may require that we register their shares for public resale so long as the requesting holders request the registration of at least a majority of the then outstanding shares of registrable securities and the registrable securities proposed to be sold in the registration have an aggregate anticipated net offering price of at least $5.0 million. The holders of a majority of the outstanding registrable securities may require two such registrations, and the GA Stockholders may require one such registration. After we receive a written request for registration, we will be required to deliver notice of such registration request to all holders of registrable securities within ten days after our receipt of the request and to use our best efforts to effect the requested registration within 60 days after our receipt of the request. We are not required to effect a demand registration prior to 180 days after the completion of this offering and, with respect to the GA Stockholders’ demand registration rights, we are not required to effect a demand registration prior to 18 months after the completion of our initial public offering.

Short-Form Registration Rights

Holders of at least 25.0% of the registrable securities then outstanding or the GA Stockholders may require on two occasions that we register their shares for public resale on Form S-3 if we are eligible to use Form S-3 and the value of the securities to be registered is at least $1.0 million or, in the case of a registration requested by the GA Stockholders, at least $10.0 million. We are not required to effect more than one Form S-3 registration in any six-month period. We are not required to effect a short-form registration prior to 180 days after the completion of our initial public offering and, with respect to the GA Stockholders’ demand registration rights, we are not required to effect a short-form registration prior to 18 months after the completion of our initial public offering.

Piggyback Registration Rights

If we elect to register any of our shares of common stock for any public offering, the holders of registrable securities are entitled to include shares of common stock in the registration. However, we may reduce the number of shares proposed to be registered in an underwritten offering to an amount that the underwriters determine will not affect the success of the offering.

Expenses and Termination

We will pay all expenses in connection with any registration described herein, other than underwriting discounts and commissions. The rights described above will terminate with respect to holders of registrable securities other than GA Stockholders five years after the closing of our initial public offering and, prior to then, any holder (including the GA Stockholder) shall cease to have registration rights once that holder may immediately sell all of its registrable securities pursuant to Rule 144.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock

As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

In addition, our amended and restated bylaws provide that special meetings of the stockholders may be called only by the chairperson of the board, our board of directors, the chief executive officer or, in the absence of a chief executive officer, our president. Stockholders may not call special meetings, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board Classification

Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class serve for a three-year term. For more information on the classified board, see the section of this prospectus titled “Management—Board of Directors.” Our classified board may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Election and Removal of Directors

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that establish specific procedures for appointing and removing members of the board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, vacancies and newly created directorships on the board of directors may be filled only by a majority of the directors then serving on the board if such directors constitute a majority of the whole board of directors (as constituted immediately prior to such increase). Under our amended and restated certificate of incorporation and amended and restated bylaws, directors may be removed by the stockholders only for cause.

As described further in the section of this prospectus titled “Related Party Transactions,” on February 9, 2012, we agreed that, upon the request of the GA Stockholders, we would cause one individual designated by the GA stockholders to be elected or appointed as a member of our board of directors. This director is to be a Class II director under our classified board, as described further in the section of this prospectus titled “Management—Board of Directors.” On May 11, 2012, the GA Stockholders designated Abhishek Agrawal, a principal of General Atlantic LLC who satisfies the foregoing requirements, for election or appointment to our board of directors pursuant to this agreement.

No Cumulative Voting

Our amended and restated certificate of incorporation and amended and restated bylaws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to affect the election of as many seats on our board of directors as the stockholder would be able to affect if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to affect the election of a seat on our board of directors to influence our board’s decision regarding a takeover.

Amendment of Charter and Bylaw Provisions

The amendment of the above provisions of our amended and restated certificate of incorporation and amended and restated bylaws requires approval by holders of at least two-thirds of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•

at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15.0% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers, and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York, 11219 and its telephone number is (718) 921-8200.

Listing

Our common stock is listed on the Nasdaq Global Market under the trading symbol “BV.”

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Upon the completion of this offering, a total of 60,229,937 shares of common stock will be outstanding, assuming that there are no exercises of options after April 30, 2012. Of these shares, all 10,906,941 shares of common stock sold in our initial public offering and all 8,500,000 shares of common stock sold in this offering by us and the selling stockholders, plus any shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining 40,822,996 shares will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

Subject to the lock-up agreements described below, these restricted securities will be available for sale in the public market at various times after August 21, 2012, or 180 days after the date of our initial public offering prospectus, subject to extension under certain circumstances and subject in some cases to volume and other restrictions of Rule 144 and Rule 701 under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of our initial public offering prospectus, a number of shares that does not exceed the greater of:

•	1.0% of the number of shares of common stock then outstanding, which will equal approximately 602,299 shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the ‘immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, manner of sale, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

As of April 30, 2012, 3,474,529 shares of our outstanding common stock had been issued in reliance on Rule 701 as a result of exercises of stock options and stock awards.

Lock-Up Agreements

In connection with our initial public offering, we and all of our directors and officers, as well as the other holders of substantially all shares of common stock outstanding immediately prior to this offering, have agreed that, without the prior written consent of Morgan Stanley on behalf of the underwriters, we and they will not, subject to certain exceptions, during the period ending on August 21, 2012, or 180 days after the date of our initial public offering prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock;

•

file or make any demand for us to file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. The agreements are subject to certain exceptions, and are also subject to extension for up to an additional 34 days.

In addition, in connection with this offering, we, all of our directors and executive officers and the selling stockholders, have signed lock-up agreements under which they have agreed not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of Morgan Stanley & Co. LLC for a period of 90 days after the date of this prospectus. The agreements are subject to certain exceptions, and are also subject to extension for up to an additional 34 days, as set forth in the section of this prospectus titled “Underwriters.”

The agreements do not contain any pre-established conditions to the waiver by Morgan Stanley on behalf of the underwriters of any terms of the lock-up agreements. However, in the event that any of our officers or directors or a person or group (as such term is used in Section 13(d)(3) of the Exchange Act) that is the record or beneficial owner of one percent (aggregating ownership of affiliates) or more of our capital stock is granted an early release form the lock-up restrictions with respect to capital stock having a fair market value in excess of $1.0 million in the aggregate (whether in one or multiple releases), then each of our officers and directors, as well as any of their respective immediate family members or a family vehicle for the benefit of any such person, each investment fund affiliated with our directors and each other record or beneficial owner of more than one percent (aggregating ownership of affiliates) of the outstanding shares of our capital stock automatically will be granted an early release from its obligations under the lock-up agreement on a pro-rata basis. Any determination to release shares subject to the lock-up agreements would be based on a number of factors at the time of determination, including but not necessarily limited to the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold, contractual obligations to release certain shares subject to the lock-up agreements in the event any such shares are released, subject to certain specific limitations and thresholds, and the timing, purpose and terms of the proposed sale.

All shares issued in connection with our acquisition of PowerReviews are subject to underwriters’ lock-up agreements on substantially the same terms as were entered into in connection with our initial public offering and are also subject to an additional lock-up agreement with us, which expires approximately 180 days following the closing of our acquisition of PowerReviews.

General Atlantic Partners 90, L.P., GAP Coinvestments III, LLC, GAP Coinvestments IV, LLC, GAP Coinvestments CDA, L.P. and GAPCO GmbH & Co. KG, or collectively the GA Stockholders, have also agreed with us, subject to limited exceptions, not to sell or otherwise dispose of any shares of our common stock without our prior written consent for a period of 18 months after the closing of our initial public offering, which occurred on February 29, 2012.

10b5-1 Plans

Some of our employees, including all of our named executive officers, have entered into 10b5-1 trading plans regarding sales of shares of our common stock. These plans permit the automatic trading of our common stock by an independent person (such as a stock broker) who is not aware of material, nonpublic information at the time of the trade and generally provide for sales to occur from time to time after the expiration of the lock-up period related to our initial public offering, which period is scheduled to expire on August 21, 2012. Sales of shares under those plans by our executives, as well as any other employee who has entered into a plan who participates as a selling stockholder in this offering, will not be made during the 90-day lock-up period related to this offering.

Registration Rights

The holders of certain shares of common stock outstanding or their permitted transferees will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See the section of this prospectus titled “Description of Capital Stock—Registration Rights” for additional information.

Registration Statements

We filed a registration statement on Form S-8 under the Securities Act covering all of the shares of our common stock subject to options outstanding or reserved for issuance under our stock plans and shares of our common stock issued upon the exercise of options by our service providers. However, the shares registered on Form S-8 are subject to volume limitations, manner of sale, notice and public information requirements of Rule 144 and are not eligible for resale until expiration of the lock-up agreements to which they are subject.

MATERIAL U.S. FEDERAL INCOME TAX

CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders of the ownership and disposition of our common stock issued pursuant to this offering, but it does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income or estate tax consequences different from those set forth below. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code); or

•	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

In addition, if a partnership or entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships and other entities or arrangements taxed as partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the ownership and disposition of our common stock.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a non-U.S. holder is any holder (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made an election to be treated as a U.S. person.

Distributions

We have not made any distributions on our common stock, and we do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce the recipient’s basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Common Stock.”

Any dividend paid to a non-U.S. holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividend is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are exempt from this withholding tax. In order to obtain this exemption, a non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if dividends received by a corporate non-U.S. holder are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividend is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), such dividend may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the holder’s holding period for our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if such non-U.S. holder actually or constructively held more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Internal Revenue Code.

If the recipient is a non-U.S. holder described in the first bullet above, the recipient will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the recipient is an individual non-U.S. holder described in the second bullet above, the recipient will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the recipient is not considered a resident of the United States).

Non-U.S. holders should consult any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to each non-U.S. holder, the name and address of each such recipient, and the amount of tax withheld, if any. A similar report will be sent to the holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds on the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding at a current rate of 28.0% unless the non-U.S. holder establishes an exemption, for example, by properly certifying non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Recently Enacted Legislation Affecting Taxation of our Common Stock Held by or through Foreign Entities

Recently enacted legislation generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also will generally impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain transaction rules, any obligation to withhold under the new legislation with respect to dividends on our common stock will not begin until January 1, 2014 and, with respect to gross proceeds of a disposition of our common stock, will not begin until January 1, 2015. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares of our common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC
BMO Capital Markets Corp.
Pacific Crest Securities LLC
Piper Jaffray & Co.
Total:	8,500,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,275,000 additional shares of common stock from us at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional              shares of common stock.

	Per Share	Total No Exercise	Total Full Exercise
Public offering price
Underwriting discounts and commissions to be paid by:
Us
The selling stockholders
Proceeds, before expenses, to us
Proceeds, before expenses, to selling stockholders

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $                    .

Certain of our employees who have relationships with affiliates of the underwriters received options to purchase an aggregate of                      shares of our common stock within the 180 days preceding this offering. The value of such options is deemed to be additional underwriting compensation under applicable FINRA rules.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5.0% of the total number of shares of common stock offered by them.

Our common stock is listed on the Nasdaq Global Market under the symbol “BV.”

In connection with our initial public offering, holders of substantially all of our securities then outstanding, including our officers and directors and the selling stockholders in such offering, entered into and are subject to lock-up agreements that, subject to certain exceptions, prohibit them from disposing of or hedging any of their common stock or securities convertible into or exchangeable for shares of common stock until August 21, 2012 without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters.

We and all of our directors and executive officers and the selling stockholders have agreed that, subject to certain exceptions, without the prior written consent of Morgan Stanley on behalf of the underwriters, we and they will not, during the period ending 90 days after the date of the final prospectus relating to this offering:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (other than any registration statement on Form S-8); or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock.

The preceding restrictions apply without regard to whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agree that, without the prior written consent of Morgan Stanley on behalf of the underwriters, it will not, during the period ending 90 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares to the underwriters pursuant to the underwriting agreement;

•	transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering;

•	transfers of shares of common stock or any security convertible into common stock as a bona fide gift or charitable contribution;

•

transfers of shares of common stock or any security convertible into common stock by will or intestate succession or to any trust or partnership for the direct or indirect benefit of the stockholder or immediate family of the stockholder;

•	distributions of shares of common stock or any security convertible into common stock to beneficiaries or affiliates of the stockholder, including partners, members or stockholders of the stockholder;

•	the disposition of shares of common stock to us in a transaction exempt from Section 16(b) of the Exchange Act solely in connection with the payment of taxes due;

•	transfers to us in connection with the exercise of options or warrants;

•

transfers of shares of common stock, restricted stock units, or any security convertible into or exercisable or exchangeable for common stock to us in connection with (A) termination of employment or other termination of a service provider and pursuant to agreements wherein we have the option to repurchase such shares, or (B) agreements wherein we have a right of first refusal with respect to transfers of such shares; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period referred to above and, other than disclosure in the prospectus, no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or shall be voluntarily made by or on behalf of such person or us;

provided that in the case of any transfer or distribution as described in the third, fourth and fifth bullet points above, each donee or distribute agrees to be subject to the restrictions described in the immediately preceding paragraph and any such transfer shall not involve a disposition for value; provided further that in the case of any transfer or distribution described above, no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, is required or shall voluntarily be made during the restricted period referred to above (other than a filing on a Form 5, Schedule 13D or Schedule 13G (or 13D/A or 13G/A) made after the expiration of the restricted period referred to above).

The 90 day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90 day restricted period we issue an earnings release or material news event relating to us occurs, or

•	prior to the expiration of the 90 day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 90 day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the announcement of the material news or material event. In the event that any of our officers or directors or a person or group (as such term is used in Section 13(d)(3) of the Exchange Act) that is the record or beneficial owner of one percent (aggregating ownership of affiliates) or more of our capital stock is granted an early release from the lock-up restrictions with respect to capital stock having a fair market value in excess of $1.0 million in the aggregate (whether in one or multiple releases), then each of our officers and directors, as well as any of their respective immediate family members or a family vehicle for the benefit of any such person, each investment fund affiliated with our directors and each other record or beneficial owner of more than one percent (aggregating ownership of affiliates) of the outstanding shares of our capital stock automatically will be granted an early release from its obligations under the lock-up agreement on a pro rata basis.

In connection with our acquisition of PowerReviews, all of the former PowerReviews stockholders entered into lock-up agreements with the underwriters of our initial public offering on substantially the same terms as were entered into in connection with our initial public offering. Subject to certain exceptions, these lock-up agreements prohibit such former PowerReviews stockholders from disposing of or hedging any of their common stock or securities convertible into or exchangeable for shares of common stock until August 21, 2012 without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

All of the underwriters in this offering were underwriters in our initial public offering.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their clients, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of securities to the public in that Member State, except that it may, with effect from and including such date, make an offer of securities to the public in that Member State:

(a) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Investment funds associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation hold 212,323 shares of our common stock.

EXPERTS

The consolidated financial statements of Bazaarvoice, Inc. as of April 30, 2011 and 2012 and for each of the three years in the period ended April 30, 2012 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of PowerReviews, Inc. at December 31, 2010 and December 31, 2011 and for each of the two years in the period ended December 31, 2011 included in this prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock that we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

For further information about us and our common stock, you may inspect copies of the materials we file with the SEC, including this registration statement and the exhibits and schedules to the registration statement, without charge at the offices of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of the materials we file with the SEC from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect the materials we file with the SEC, including our registration statement and the exhibits and schedules thereto, on this website.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at http://www.bazaarvoice.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Financial Statements	F-48
Unaudited Pro Forma Condensed Consolidated Balance Sheet	F-49
Unaudited Pro Forma Condensed Consolidated Statement of Operations	F-50
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-51

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Bazaarvoice, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Bazaarvoice, Inc. and its subsidiaries at April 30, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended April 30, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

June 11, 2012

BAZAARVOICE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	April 30,
	2011	2012

Assets
Current assets:
Cash and cash equivalents	$15,050	$74,367
Restricted cash	250	500
Short term investments	—	50,834
Accounts receivable, net of allowance for doubtful accounts of $381 and $788, as of April 30, 2011, and 2012, respectively	12,954	17,977
Prepaid expenses and other current assets	2,841	3,873

Total current assets	31,095	147,551
Property, equipment, and capitalized software, net	6,865	8,868
Other non-current assets	12	448

Total assets	$37,972	$156,867

Liabilities, redeemable convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$1,558	$2,523
Accrued expenses and other current liabilities	6,834	12,725
Deferred revenue	27,509	42,152

Total current liabilities	35,901	57,400
Deferred revenue less current portion	4,651	3,434
Deferred tax liability, long-term	399	31
Other liabilities, long-term	2,638	2,404

Total liabilities	43,589	63,269
Commitments and contingencies (Note 11)
Redeemable convertible preferred stock:
Redeemable convertible preferred stock—$0.0001 par value:
Series A redeemable convertible preferred stock—17,511,618 shares designated, issued and outstanding at April 30 2011; aggregate liquidation value of $3,978; (1)	3,888	—
Series B redeemable convertible preferred stock—2,566,938 shares designated, issued and outstanding at April 30, 2011 (unaudited); aggregate liquidation value of $1,500; (1)	1,497	—
Series C redeemable convertible preferred stock—4,013,619 shares designated, issued and outstanding at April 30, 2011 (unaudited); aggregate liquidation value of $7,338; (1)	7,304	—
Series D redeemable convertible preferred stock—3,078,464 shares designated, issued and outstanding at April 30, 2011 (unaudited); aggregate liquidation value of $8,004; (1)	7,960	—
Series E redeemable convertible preferred stock—726,392 shares designated, issued and outstanding at April 30, 2011 (unaudited); aggregate liquidation value of $3,000; (1)	2,984	—

Total redeemable convertible preferred stock	23,633	—
Stockholders’ deficit:
Common stock—$ 0.0001 par value; 60,500,000 shares authorized, 18,767,037 shares issued and 18,517,037 shares outstanding at April 30, 2011; 150,000,000 shares authorized, 58,779,937 shares issued and 58,529,937 shares outstanding at April 30, 2012	2	6
Treasury stock, at cost—250,000 shares at April 30, 2011 and 2012	—	—
Additional paid-in capital	11,524	158,769
Accumulated other comprehensive income (loss)	52	(20)
Accumulated deficit	(40,828)	(65,157)

Total stockholders’ equity (deficit)	(29,250)	93,598

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$37,972	$156,867

(1)	No preferred shares authorized, issued or outstanding at April 30, 2012

The accompanying notes are an integral part of these consolidated financial statements.

BAZAARVOICE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Year Ended April 30,
	2010	2011	2012

Revenue	$38,648	$64,482	$106,136
Cost of revenue(1)	15,191	25,615	36,441

Gross profit	23,457	38,867	69,695

Operating expenses:
Sales and marketing(1)	17,803	34,568	49,726
Research and development(1)	5,828	10,847	20,789
General and administrative(1)	7,651	13,156	21,895

Total operating expenses	31,282	58,571	92,410

Operating loss	(7,825)	(19,704)	(22,715)

Other income (expenses), net
Interest income	53	19	17
Other income (expense)	3	189	(820)

Total other income (expense), net	56	208	(803)

Net loss before income taxes	(7,769)	(19,496)	(23,518)
Income tax expense	205	561	811

Net loss	$(7,974)	$(20,057)	$(24,329)
Less accretion of redeemable convertible preferred stock	(43)	(46)	(38)

Net loss applicable to common stockholders	$(8,017)	$(20,103)	$(24,367)

Net loss per share applicable to common stockholders:
Basic and diluted	$(0.48)	$(1.13)	$(0.92)

Basic and diluted weighted average number of shares	16,637	17,790	26,403

(1)	Includes stock-based compensation expense as follows :

	2010	2011	2012

Cost of revenue	$604	$978	$1,220
Sales and marketing	924	1,122	1,869
Research and development	469	731	1,326
General and administrative	636	1,850	3,295

	$2,633	$4,681	$7,710

The accompanying notes are an integral part of these consolidated financial statements.

BAZAARVOICE, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount
Balance at April 30, 2009	27,171	$20,565	16,402	$2	(250)	$—	$1,813	$(27)	$(12,736)	$(10,948)
Issuance of Series E redeemable convertible preferred stock, net of issuance costs of $21	726	2,979	—	—	—	—	—	—	—	—
Accretion of preferred stock to redemption value	—	43	—	—	—	—	(43)	—	—	(43)
Stock-based expense	—	—	—	—	—	—	2,633	—	—	2,633
Exercise of stock options	—	—	1,068	—	—	—	366	—	—	366
Proceeds from issuance of common stock	—	—	21	—	—	—	52	—	—	52
Adoption of uncertain tax provision guidance	—	—	—	—	—	—	—	—	(61)	(61)
Comprehensive loss:
Change in foreign currency adjustment	—	—	—	—	—	—	—	(8)	—	(8)
Net loss	—	—	—	—	—	—	—	—	(7,974)	(7,974)

Comprehensive loss										(7,982)

Balance at April 30, 2010	27,897	$23,587	17,491	$2	(250)	$—	$4,821	$(35)	$(20,771)	$(15,983)
Accretion of preferred stock to redemption value	—	46	—	—	—	—	(46)	—	—	(46)
Stock-based expense	—	—	—	—	—	—	4,681	—	—	4,681
Exercise of stock options	—	—	1,276	—	—	—	2,068	—	—	2,068
Comprehensive loss:
Change in foreign currency adjustment	—	—	—	—	—	—	—	87	—	87
Net loss	—	—	—	—	—	—	—	—	(20,057)	(20,057)

Comprehensive loss										(19,970)

Balance at April 30, 2011	27,897	$23,633	18,767	$2	(250)	$—	$11,524	$52	$(40,828)	$(29,250)
Accretion of preferred stock to redemption value	—	38	—	—	—	—	(38)	—	—	(38)
Conversion of preferred stock	(27,897)	(23,671)	27,897	3	—	—	23,668	—	—	23,671
Issuance of common stock (net of issuance costs)	—	—	10,423	1	—	—	112,778	—	—	112,779
Realized tax benefit	—	—	—	—	—	—	78	—	—	78
Stock-based expense	—	—	—	—	—	—	7,703	—	—	7,703
Issuance of restricted stock awards	—	—	16	—	—	—	7			7
Exercise of stock options	—	—	1,677	—	—	—	3,049	—	—	3,049
Comprehensive loss:
Change in foreign currency adjustment	—	—	—	—	—	—	—	(22)	—	(22)
Change in unrealized investment premiums	—	—	—	—	—	—	—	(50)	—	(50)
Net loss	—	—	—	—	—	—	—	—	(24,329)	(24,329)

Comprehensive loss										(24,401)

Balance at April 30, 2012	—	$—	58,780	$6	(250)	$—	$158,769	$(20)	$(65,157)	$93,598

The accompanying notes are an integral part of these consolidated financial statements.

BAZAARVOICE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended April 30,
	2010	2011	2012
Operating activities
Net loss	$(7,974)	$(20,057)	$(24,329)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,360	2,311	3,108
Stock-based compensation expense	2,633	4,681	7,710
Bad debt expense	175	482	1,083
Excess tax benefit related to stock-based expense	—	—	(78)
Changes in operating assets and liabilities:
Accounts receivable	(4,019)	(4,974)	(5,566)
Prepaid expenses and other current assets	(573)	(1,983)	(1,132)
Other non-current assets	(45)	94	(298)
Accounts payable	(91)	419	808
Accrued expenses and other current liabilities	2,281	3,284	5,176
Deferred revenue	8,828	15,049	13,432
Other liabilities, long-term	2,591	47	(234)

Net cash provided by (used in) operating activities	5,166	(647)	(320)
Investing activities
Purchases of property, equipment, and internal-use software development costs, net	(6,794)	(2,282)	(5,119)
Increase of restricted cash	(125)	—	(250)
Purchase of short-term investments	—	—	(50,884)
Sale of short-term investments	7,995	—	—

Net cash provided by (used in) investing activities	1,076	(2,282)	(56,253)
Financing activities
Proceeds from initial public offering, net of offering costs	—	—	112,778
Proceeds from issuance of common stock	52	—	—
Proceeds from exercise of stock options	366	2,068	3,049
Proceeds from issuance of Series E redeemable convertible preferred stock, net of issuance costs	2,979	—	—
Excess tax benefit related to share-based payments	—	—	78

Net cash provided by financing activities	3,397	2,068	115,905
Effect of exchange rate fluctuations on cash and cash equivalents	9	(125)	(15)

Net change in cash and cash equivalents	9,648	(986)	59,317
Cash and cash equivalents at beginning of year	6,388	16,036	15,050

Cash and cash equivalents at end of year	$16,036	$15,050	$74,367

Supplemental disclosure of other cash flow information:
Cash paid for income taxes	$27	$523	$330
Supplemental disclosure of non-cash investing and financing activities:
Accretion of redeemable convertible preferred stock	$43	$46	$38

The accompanying notes are an integral part of these consolidated financial statements.

BAZAARVOICE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Nature of Operations

Bazaarvoice, Inc. and its subsidiaries (the “Company” or “We”) began operations in May 2005 and is a leading provider of social commerce solutions that help our clients capture, display and analyze online word of mouth, including consumer-generated ratings and reviews, questions and answers, stories, recommendations, photographs, videos and other content about our clients’ brands, products or services. Bazaarvoice, which literally means “voice of the marketplace,” was founded on the premise that online word of mouth is critical to consumers and businesses because of its influence on purchasing decisions, both online and offline. We enable our clients to place consumers at the center of their business strategies by helping consumers generate and share sentiment, preferences and other content about brands, products or services. Through our technology platform, our clients leverage online word of mouth to increase sales, acquire new customers, improve marketing effectiveness, enhance consumer engagement across channels, increase success of new product launches, improve existing products and services, effectively scale customer support and decrease product returns.

2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and the accounts of the Company’s wholly owned subsidiaries. All intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, allowance for doubtful accounts, income taxes, stock-based compensation expense, accrued liabilities, useful lives of property and equipment and capitalized software development costs, among others. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from the estimates made by management with respect to these items.

Foreign Currency Translation

The U.S. dollar is the reporting currency for all periods presented. The functional currency of the Company’s foreign subsidiaries is generally the local currency. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenue and expenses are translated at the average rate during the period. Equity transactions are translated using historical exchange rates. Adjustments resulting from translating foreign currency financial statements into U.S. dollars are included in accumulated other comprehensive income (loss). Foreign currency transaction gains and losses are included in net loss for the period. The Company recognized a nominal loss on foreign currency in fiscal 2010, a net foreign currency gain of $0.2 million in fiscal 2011, and a $0.4 million net foreign currency loss in fiscal 2012.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate their respective fair values, due to the short-term nature of the instruments.

The Company applies the authoritative guidance on fair value measurements for financial assets and liabilities. The guidance defines fair value, thereby eliminating inconsistencies in guidance found in various prior accounting pronouncements, and increases disclosures surrounding fair value calculations. The guidance establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:

Level 1: Unadjusted quoted prices for identical assets or liabilities in active markets accessible by the Company.

Level 2: Inputs that are observable in the marketplace other than those inputs classified as Level 1.

Level 3: Inputs that are unobservable in the marketplace and significant to the valuation.

Cash and Cash Equivalents

The Company considers all highly liquid investments acquired with an original maturity of three months or less at the date of purchase and readily convertible to know amounts of cash to be cash equivalents. Cash and cash equivalents are deposited with banks in demand deposit accounts. Cash equivalents are stated at cost, which approximates market value, because of the short maturity of these instruments.

Short-term Investments

Short-term investments consist of U.S. treasury securities and agency securities that are a guaranteed obligation of the U.S. Government and are classified as available-for-sale securities. The Company may or may not hold securities with stated maturities greater than one year until maturity. After consideration of its risks versus reward objectives, as well as its liquidity requirements, the Company may sell these securities prior to their stated maturities. As the Company views these securities as available to support current operations, it has classified all available-for-sale securities as short-term. Available-for-sale securities are carried at fair value with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity. For the periods presented, realized and unrealized gains and losses on investments were not material. An impairment charge is recorded in the consolidated statements of operations for declines in fair value below the cost of an individual investment that are deemed to be other than temporary. The Company assesses whether a decline in value is temporary based on the length of time that the fair market value has been below cost, the severity of the decline, as well as the intent and ability to hold, or plans to sell, the investment.

Restricted Cash

The Company’s restricted cash consists of a standby letter of credit under its Pledge and Security Agreement (see footnote 6) for corporate credit card services, secured by its money market account.

Accounts Receivable

Accounts receivable represent trade receivables from clients for whom the Company has provided services and not yet received payment. The Company presents accounts receivable net of an allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of clients to make required payments. In estimating this allowance, the Company considers factors such as: historical collection experience, a client’s current credit-worthiness, client concentrations, age of the receivable balance, both individually and in the aggregate, and general economic conditions that may affect a client’s ability to pay. Any change in the assumptions used in analyzing a specific account receivable might result in an additional allowance for doubtful accounts being recognized in the period in which the change occurs. The allowance for doubtful accounts was $0.4 million and $0.8 million at April 30, 2011 and 2012, respectively.

Concentrations of Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, and trade receivables. The Company’s cash and cash equivalents are placed with high-credit-quality financial institutions and issuers, and at times exceed federally insured limits. The Company has not experienced any loss relating to cash and cash equivalents in these accounts. The Company performs periodic credit evaluations of its clients and generally does not require collateral.

Property, Equipment and Capitalized Internal-Use Software Development Costs

Property and equipment is carried at cost less accumulated depreciation and amortization.

Depreciation and amortization is computed utilizing the straight-line method over the estimated useful lives of the related assets as follows:

Computer equipment	3 years

Furniture and fixtures	5 years

Office equipment	5 years

Software	3 years

Leasehold improvements	Shorter of estimated useful life or the lease term

When depreciable assets are sold or retired, the related cost and accumulated depreciation are removed from the accounts. Any gain or loss is included in other income (expense), net in the Company’s statement of operations. Major additions and betterments are capitalized. Maintenance and repairs which do not materially improve or extend the lives of the respective assets are charged to operating expenses as incurred.

The Company capitalizes certain development costs incurred in connection with its internal-use software. These capitalized costs are primarily related to its proprietary social commerce platform that is hosted by the Company and accessed by its clients on a subscription basis. Costs incurred in the preliminary stages of development are expensed as incurred. Once an application has reached the development stage, direct internal and external costs are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Maintenance and training costs are expensed as incurred. Internal-use software development costs are amortized on a straight-line basis over its estimated useful life, generally three years, into cost of revenue.

Long-Lived Assets

The Company periodically reviews the carrying amounts of its long-lived assets to determine whether current events or circumstances warrant adjustment to such carrying amounts. In reviewing the carrying amounts of long-lived assets, the Company considers, among other factors, the future cash inflows expected to result from the use of the asset and its eventual disposition less the future cash outflows expected to be necessary to obtain those inflows. Upon a determination that the carrying value of assets will not be recovered from the undiscounted cash flow estimated to be generated by those assets, the carrying value of such assets would be considered impaired and reduced by a charge to operations in the amount of the impairment. There were no impairments to long-lived assets during the years ended April 30, 2010, 2011 and 2012.

Comprehensive Loss

Comprehensive loss is comprised of net loss, unrealized investment gains and losses and cumulative foreign currency translation adjustments. The accumulated comprehensive loss as of April 30, 2011 and 2012 was primarily due to unrealized losses on short term investments and foreign currency translation adjustments.

Revenue Recognition

The Company generates revenue principally from the sale of subscriptions to its hosted social commerce platform and sells its application services pursuant to service agreements that are generally one year in length. The client does not have the right to take possession of the software supporting the application service at any time, nor do the arrangements contain general rights of return. The Company recognizes revenue when all of the following conditions are met: persuasive evidence of an arrangement exists, delivery of the service has occurred, the fee is fixed or determinable, and collection is reasonably assured. The Company accounts for these arrangements by recognizing the arrangement consideration for the application service ratably over the term of the related agreement, commencing upon the later of the agreement start date or when all revenue recognition criteria have been met.

Deferred Revenue

Deferred revenue consists of subscription fees paid in advance of revenue recognition and is recognized as revenue recognition criteria are met. The Company invoices clients in a variety of installments and, consequently, the deferred revenue balance does not represent the total contract value of its non-cancelable subscription agreements. Deferred revenue that will be recognized during the succeeding 12 month period is recorded as current deferred revenue and the remaining portion is recorded as non-current deferred revenue.

Cost of Revenue

Cost of revenue consists primarily of personnel costs and related expenses together with allocated overhead costs, including depreciation and facility and office related expenses, associated with employees and contractors who provide our subscription services. Cost of revenue also includes co-location and related telecommunications costs, fees paid to third parties for resale arrangements and amortization of capitalized internal-use software development costs incurred in connection with its application services.

Advertising

Advertising costs are charged to operations as incurred. Advertising costs were insignificant for the years ended April 30, 2010, 2011 and 2012.

Treasury Stock

Shares of common stock repurchased by the Company and held in treasury are recorded at cost as treasury stock and result in a reduction of stockholders’ equity.

Stock-Based Compensation

The Company records stock-based compensation expense based upon the fair value for all stock options issued to all persons to the extent that such options vest. The fair value of each award is calculated by the Black-Scholes option pricing model. The Company recognizes compensation cost on a straight-line basis over the respective vesting period. The Company includes an estimated effect of forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of the awards. Stock-based compensation increased the loss before income taxes by $2.6 million, $4.7 million and $7.7 million for the years ended

April 30, 2010, 2011 and 2012, respectively. The Company currently recognizes an insignificant tax benefit resulting from compensation costs expensed in the financial statements, however, the Company provides a valuation allowance against the majority of deferred tax asset resulting from this type of temporary difference since it expects that it will not have sufficient future taxable income to realize such benefit.

The Black-Scholes option pricing model requires extensive use of financial estimates. Items requiring estimation include the underlying common stock value, expected term option holders will retain their vested stock options before exercising them, the estimated volatility of the Company’s common stock price over the expected term of a stock option and the number of stock options that will forfeit prior to the completion of their vesting period. Application of alternative assumptions could result in significantly different stock-based compensation amounts recorded in the financial statements.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities will be recognized in the period that includes the enactment date. A valuation allowance is established against the deferred tax assets to reduce their carrying value to an amount that is more likely than not to be realized.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance for accounting for uncertainty in income taxes which clarifies the accounting for uncertainty in income taxes recognized in an entity’s consolidated financial statements and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. The Company adopted the guidance on May 1, 2009.

Earnings Per Share

The Company computes basic earnings per share available to common stockholders by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the reporting period. The Company computes diluted earnings per share similarly to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock. As the Company has only incurred losses to date, diluted earnings per share is the same as basic earnings per share.

Recent Accounting Pronouncements

Revenue Recognition

In September 2009, the FASB issued two consensuses that will significantly affect the revenue recognition accounting policies for transactions that involve multiple deliverables and sales of software-enabled devices. The guidance updates the existing multiple-element revenue arrangements guidance included under current authoritative guidance. The revised guidance primarily provides two significant changes: 1) eliminates the need for objective and reliable evidence of the fair value for the undelivered element in order for a delivered item to be treated as a separate unit of account, and 2) eliminates the residual method to allocate the arrangement consideration. In addition, the guidance also expands the disclosure requirements for revenue recognition. The guidance was effective for the first annual reporting period beginning on or after July 15, 2010, with early adoption permitted provided that the revised guidance is retroactively applied to the beginning of the year of adoption. The new guidance does not have a material impact on our consolidated financial statements.

Fair Value Measurement

In May 2011, the FASB issued a standard to provide a consistent definition of fair value and change certain fair value measurement principles. In addition, the standard enhances the disclosure requirements concerning the measurement uncertainty of Level 3 fair value measurements. The updated accounting guidance is effective for interim and annual periods beginning after December 15, 2011 on a prospective basis. Early application is not permitted. This standard does not have a material impact on our consolidated financial statements.

Comprehensive Income

In June 2011, the FASB issued a standard to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The standard eliminates the option to present the components of other comprehensive income as part of the statement of equity. The updated accounting guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 on a retrospective basis. Early application is permitted. We will adopt the updated guidance in the first quarter of fiscal year 2013. Since the updated guidance only requires a change in the placement of information already disclosed in our consolidated financial statements, we do not expect the adoption to have an impact on our consolidated financial statements.

3. Fair Value of Financial Assets and Liabilities

The following table summarizes our cash and cash equivalents as of April 30, 2012 and April 30, 2011:

	Year Ended April 30,
(in thousands)	2011	2012
Demand deposit accounts	$15,050	$45,361
Money market funds	—	288
U.S. Treasury bills	—	7,499
Corporate bonds (U.S. Gov. guaranteed)	—	21,219

Total cash and cash equivalents	$15,050	$74,367

The following table summarizes our short-term investments as of April 30, 2012(1):

	Year Ended April 30, 2012
(in thousands)	Cost	Gross Unrealized Gains (Losses)	Fair Value
Available-for-sale securities:
Certificates of deposit (U.S. Govt. guaranteed)	$4,510	$(14)	$4,496
U.S. Treasury notes	28,126	(28)	28,099
Corporate bonds (U.S. Govt. guaranteed)	18,245	(5)	18,239

Total short-term investments	$50,881	$(47)	$50,834

The following table summarizes the contractual underlying maturities of our short-term investments as of April 30, 2012:

(in thousands)	Cost	Fair Value
Due in one year or less	$50,881	$50,834
Due after one year	—	—

	$50,881	$50,834

(1)	We began investing in short-term investments during fiscal year 2012 and had no investments to report for the year ended April 30, 2011.

The following table summarizes the fair value of our financial assets and liabilities that were measured on a recurring basis as of April 30, 2012(1):

	Fair Value Measurements at April 30, 2012 Using
(in thousands)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Assets:
Cash equivalents:
Money market funds	$288	$—	$—	$288
U.S. Treasury bills	7,499	—	—	7,499
Corporate bonds (U.S. gov. guaranteed)	21,219	—	—	21,219

Total cash equivalents	29,006	—	—	29,006

Restricted cash:
Money market funds	500	—	—	500

Short-term investments:
Certificates of deposit (U.S. gov. guaranteed)	4,496	—	—	4,496
US Treasury notes	28,099	—	—	28,099
Corporate bonds (U.S. gov. guaranteed)	18,239	—	—	18,239

Total short-term investments	50,834	—	—	50,834

Total assets	$80,340	$—	$—	$80,340

(1)	We did not hold any investments for the year ended April 30, 2011 and therefore do not have any fair value measurements to report for the year ended April 30, 2011.

4. Property and Equipment and Capitalized Internal-Use Software Development Costs

Property and equipment, including capitalized internal-use software development costs, consisted of the following:

	April 30,
(in thousands)	2011	2012
Computer equipment	$1,687	$2,508
Furniture and fixtures	1,895	2,255
Office equipment	605	985
Software	1,003	1,151
Capitalized internal use software development costs	2,657	4,998
Leasehold improvements	3,002	3,894

	10,849	15,791

Less: accumulated depreciation and amortization	(3,984)	(6,923)

Property, equipment, and capitalized software, net	$6,865	$8,868

Depreciation and amortization relating to the Company’s property and equipment for the years ended April 30, 2010, 2011 and 2012 was $1.0 million, $1.7 million and $2.1 million, respectively. Amortization related to the Company’s capitalized internal-use software development costs for the years ended April 30, 2010, 2011 and 2012 was $0.4 million, $0.6 million and $1.0 million, respectively.

5. Accrued Expenses and Other Current Liabilities

Accrued liabilities, including other liabilities, consisted of the following:

	April 30,
(in thousands)	2011	2012
Accrued rent	$946	$830
Accrued compensation	3,877	5,926
Accrued other liabilities	1,476	4,681
Accrued taxes	535	1,288

Accrued expenses and other current liabilities	$6,834	$12,725

In October 2009, the Company signed a new lease agreement in Austin, Texas to expand its corporate headquarters. In conjunction with the lease signing, the Company received $2.9 million of leasehold improvement incentives. This amount was recorded as a liability and is being amortized over the term of the lease as a reduction to rent expense. As of April 30, 2012, $0.6 million of the lease incentive liability was included within accrued rent and $1.5 million of lease incentive liability was included in other liabilities, long term.

6. Debt

On July 18, 2007, the Company entered into a loan and security agreement, or the Loan Agreement, with a financial institution under which we secured a revolving line of credit with a borrowing capacity of up to $2.0 million and a $250,000 equipment loan facility, which terminated by its maturity on January 18, 2011. On November 30, 2008, the Company entered into an amendment to the Loan Agreement, increasing the borrowing capacity of the revolving line of credit to $7.0 million and creating a credit card services subfacility of up to $150,000. On July 20, 2009, the Company entered into a second amendment that created a letter of credit subfacility of up to $0.9 million and on January 22, 2010, the Company entered into a third amendment, increasing the letter of credit sublimit to $1.0 million to increase the face amount of the letter of credit in connection with its expanded leased office space in Austin, Texas. On September 27, 2010, the Company entered into a fourth amendment to the Loan Agreement increasing the borrowing capacity of the revolving line of credit to $10.0 million with an option to increase the line to $15.0 million and the combined letter of credit and credit card services subfacility to $2.65 million.

On May 12, 2011, the Company increased the face amount of the standby letter of credit issued under its Loan Agreement in favor of its landlord by $0.8 million and on February 27, 2012, the Company increased the face amount of the standby letter of credit issued under the Loan Agreement in favor of the landlord by another $0.5 million as collateral for additional office space leased at the Company’s headquarters in Austin, Texas.

On January 31, 2012, the Company entered into a Fifth Amendment to the Loan Agreement. This amendment increased the borrowing capacity of the revolving line of credit to $30.0 million. The Company may request advances in an aggregate outstanding amount not to exceed the lesser of (a) $30.0 million or (b) 100% of eligible monthly service fees as defined in the Loan Agreement, inclusive of any amounts outstanding under the credit card services sublimit. The revolving line of credit expires on January 31, 2015 with all advances immediately due and payable. The revolving line of credit bears interest at the prime based rate as defined in the Agreement except during any period of time during which, in accordance with the Loan Agreement, the line bears interest at the daily adjusting LIBOR rate. Borrowings under the revolving line of credit are collateralized by substantially all assets of the Company. The Loan Agreement contains certain financial and nonfinancial covenants. As of April 30, 2011 and April 30, 2012, the Company was in compliance with the terms of these covenants.

On November 4, 2008, the Company entered into a pledge and security agreement with a financial institution for a standby letter of credit for credit card services from a separate financial institution for an amount not to exceed $0.1 million. The Company pledged a security interest in our money market account, in which the balance must equal at least the credit extended. On March 17, 2010, the standby letter of credit for credit card services was increased to $0.3 million. On May 18, 2011, the standby letter of credit for credit card services was increased to $0.5 million. This letter of credit expires annually and the pledged security interest is recorded as short-term restricted cash in our financial statements.

7. Redeemable Convertible Preferred Stock

In February 2012, upon the consummation of the Company’s initial public offering, all 27,897,031 outstanding shares of our redeemable convertible preferred stock automatically converted into shares of common stock, in accordance with the terms of our certificate of incorporation.

8. Common Stock

On February 29, 2012, we completed our initial public offering in which we sold 10,906,941 shares of our common stock, of which 10,422,645 shares were offered by the Company and 484,296 shares were offered by selling stockholders, at a price of $12.00 per share. The gross proceeds raised by the Company from the sale of our common stock in the offering was approximately $125.1 million, resulting in net proceeds from the sale of our common stock of approximately $112.8 million, after deducting underwriting discounts and commissions of approximately $8.8 million and other offering expenses of approximately $3.5 million.

9. Stock Options

2005 Stock Plan

On June 14, 2005, the Company adopted the Bazaarvoice, Inc. 2005 Stock Plan (the “2005 Plan”). The 2005 Plan provides in part that incentive and non-statutory stock options, as defined by the Internal Revenue Code of 1986, as amended, to purchase shares of the Company’s common stock may be granted to employees, directors and consultants. Stock Purchase Rights may also be granted under the 2005 Plan. The Company’s ability to grant any future equity awards under the 2005 Plan was terminated in January 2012. As of April 30, 2012, options to purchase 12,013,547 shares of common stock were outstanding under the 2005 Plan. The Company’s 2005 Plan will continue to govern the terms and conditions of the outstanding equity awards granted under the 2005 Plan.

2012 Stock Plan

On January 17, 2012, the Company adopted the Bazaarvoice, Inc. 2012 Equity Incentive Plan (the “2012 Plan”). The 2012 Plan was adopted to replace the Bazaarvoice, Inc. 2005 Plan and also gives the Company the ability to grant Restricted Stock and Performance Related Stock. As of April 30, 2012, the Company has authorized 4,313,274 million shares of common stock for issuance under the 2012 Plan. Accordingly, the Company has reserved 4,313,274 million shares of common stock to permit exercise of options outstanding in accordance with the terms of the 2012 Plan. All equity awards granted following our initial public offering were granted under our 2012 Plan. As of April 30, 2012, options to purchase 69,300 shares of our common stock were outstanding under the 2012 Plan.

Similar to the 2005 Plan, incentive stock options may be issued at an exercise price equal to at least 100% of the fair market value of the Company’s common stock at the option grant date as determined pursuant to the Plan. In the absence of an established market for the Company’s common stock, the fair market value is determined in good faith by the Company’s Board of Directors or by a committee appointed to administer the Plan (collectively, the “Plan Administrator”). The maximum term of these options is ten years measured from the date of grant. No portion of any incentive stock option may be exercised after the expiration date. However, if an employee owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company and an incentive stock option is granted to such employee, the term of such incentive stock option will be no more than five years from the date of grant or such shorter term as may be provided in the option agreement and the exercise price will be no less than 110% of the fair market value on the date of grant.

At the time of grant, the Plan Administrator determines the fair market value, exercise price, and vesting term of the options granted. Each option is exercisable at such time or times, during such period of time and for such number of shares as the Plan Administrator determines and as set forth in the documents evidencing the option grant. Options under the Plan vest over periods ranging from one to four years. Under certain conditions, vesting is accelerated as to each option outstanding under the Plan at the time of a change in control (as defined in the Plan).

The Company estimates the fair value of options granted using the Black-Scholes option pricing model. Since the Company was a private entity prior to our initial public offering in February 2012 with little historical data regarding the volatility of the common stock price, the Company bases the expected volatility on the historical and implied volatility of comparable companies from a representative industry peer group. The expected volatility of options granted is determined using an average of the historical volatility measures of this peer group. As allowed under current guidance, the Company has elected to apply the “simplified method” in developing the estimate of expected life for “plain vanilla” stock options by using the midpoint between the graded vesting period and the contractual termination date as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The Company has not paid and does not anticipate paying cash dividends on the common stock; therefore, the expected dividend yield was assumed to be zero. The risk-free interest rate assumption is based on observed market interest rates appropriate for the term of the Company’s employee options.

The fair value for the Company’s options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	Year Ended April 30,
	2010	2011	2012
Expected volatility	62% - 68%	58% - 62%	55% - 58%
Risk-free interest rate	2.00% - 2.95%	1.75% - 2.75%	1.05% - 2.14%
Expected term (in years)	5.00 - 6.25	6.00 - 6.25	5.75 - 6.25
Dividend yield	0%	0%	0%

Stock Option Activity

Stock option activity was as follows:

(in thousands, except per share and life data)	Number of Options Outstanding	Exercise Price	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life
Balances at April 30, 2010	9,994	$0.03 - 4.13	$2.08	8.05
Options granted	4,227	4.20 - 6.28	4.89	9.18
Options exercised	(1,276)	0.03 - 4.13	1.62
Options forfeited	(1,254)	0.12 - 5.35	3.04

Balances at April 30, 2011	11,691	$0.03 - 6.28	$3.02	7.84
Options granted	2,932	6.58 - 18.67	9.41	9.44
Options exercised	(1,677)	0.03 - 4.86	1.82
Options forfeited	(863)	0.16 - 9.60	5.36

Balance at April 30, 2012	12,083	$0.03 - 18.67	4.57	7.49

Options vested and exercisable at April 30, 2012	6,578	$0.03 - 9.60	$2.61	6.39

The weighted-average grant date fair value of options granted during the fiscal years ending April 30, 2010, 2011, and 2012 was $2.00, $2.81 and $5.14, respectively.

The aggregate intrinsic value of options exercised during the fiscal years ending April 30, 2010, 2011, and 2012 was $4.0 million, $4.6 million and $10.8 million, respectively.

The total unrecognized stock-based compensation expense related to unvested stock options and subject to recognition in future periods was $70.8 million as of April 30, 2012. This amount relates to 5.5 million shares with a per share weighted-average fair value of $6.95. The Company anticipates this expense to be recognized over a weighted-average period of 8.8 years.

Restricted Stock Activity

Restricted stock activity was as follows:

(in thousands, except per share and life data)	Number of Restricted Shares Outstanding	Issue Price	Weighted- Average Fair Market Value	Weighted- Average Remaining Contractual Life
Balances at April 30, 2011	—	$—	$—	—
Restricted shares granted	16	18.67	18.67	2.93
Restricted shares vested	—	—	—	—
Restricted shares forfeited	—	—	—	—

Balances at April 30, 2012	16	$18.67	$18.67	2.93

10. Loss Per Share Applicable To Common Stockholders

The following table sets forth the computations of loss per share applicable to common stockholders for the years ended April 30, 2010, 2011 and 2012.

	Year Ended April 30,
(in thousands, except per share data)	2010	2011	2012
Net loss	$(7,974)	$(20,057)	$(24,329)
Less accretion of redeemable convertible preferred stock	(43)	(46)	(38)

Loss applicable to common stockholders	$(8,017)	$(20,103)	$(24,367)

Basic and diluted earnings per share	$(0.48)	$(1.13)	$(0.92)
Weighted average number of shares	16,637	17,790	26,403
Potentially dilutive securities(1):
Outstanding stock options	3,251	3,941	6,241
Redeemable convertible preferred shares	27,329	27,897	22,714
Restricted shares	—	—	1

(1)	The impact of potentially dilutive securities on earnings per share is anti-dilutive in a period of net loss.

All of the outstanding shares of redeemable convertible preferred stock were automatically converted into shares of common stock upon the consummation of the Company’s initial public offering.

11. Income Taxes

U.S. and International components of income before income taxes were as follows:

	Year Ended April 30,
(in thousands)	2010	2011	2012
U.S.	$(8,006)	$(20,378)	$(24,711)
International	237	882	1,193

Loss before income taxes	$(7,769)	$(19,496)	$(23,518)

The income tax expense is composed of the following:

	Year Ended April 30,
(in thousands)	2010	2011	2012
Current
Federal	$—	$—	$—
State	136	256	350
International	74	233	767
Deferred
Federal	(2,101)	(6,183)	7,488
State	1	1	1
International	(5)	72	(282)
Change in valuation allowance	2,100	6,182	7,463

	$205	$561	$811

The difference between the tax benefit derived by applying the Federal statutory income tax rate to net losses and the expense recognized in the financial statements is as follows:

	Year Ended April 30,
(in thousands)	2010	2011	2012
Benefit derived by applying the Federal statutory income tax rate to net losses before income taxes	$(2,641)	$(6,629)	$(7,996)
State tax provision	137	152	237
Foreign tax rate differentials	(12)	(48)	(110)
R&D credit	(171)	(586)	(613)
Stock options	749	1,209	1,448
Permanent differences and other	43	281	382
Expense attributable to change in valuation allowances	2,100	6,182	7,463

	$205	$561	$811

As of April 30, 2010, 2011 and 2012, the Company had federal net operating loss carry-forwards of $16.2 million, $29.3 million and $49.1 million and research and development credit carry-forwards of $0.4 million, $1.0 million and $1.4 million, respectively, which will begin expiring in 2026 if not utilized. At April 30, 2012, the Company had $3.8 million of excess stock based compensation tax deductions that have not been used to reduce income taxes payable. The benefit to be recognized as a component of stockholders’ deficit when these deductions are used to reduce income taxes payable is $1.3 million.

The components of the net deferred tax amounts recognized in the accompanying consolidated balance sheets are:

	Year Ended April 30,
(in thousands)	2011	2012
Current deferred tax assets:
Bad debts	$130	$268
Other accruals	104	598
Employee benefits	10	—
Deferred marketing	48	—
Deferred rent	1,218	282
Deferred revenue	1,232	1,716

Current deferred tax asset	$2,742	$2,864
Noncurrent deferred tax assets (liabilities):
Basis of property, equipment, capitalized software	$(1,667)	$(2,116)
Deferred rent	—	817
Deferred revenue	230	108
Charitable contributions	36	119
Stock options	562	1,520
Unrealized gain/loss	(92)	—
Start-up/org costs	3	—
R&D credit	947	1,355
State tax credit	25	16
Net operating losses	9,538	15,412

Noncurrent deferred tax asset (liabilities)	$9,582	$17,231
Valuation allowance	12,391	19,854

Net deferred tax asset (liability)	$(67)	$241

Total deferred tax assets and deferred tax liabilities are listed as follows:

	Year Ended April 30,
(in thousands)	2011	2012
Total deferred tax assets	$14,083	$22,219
Total deferred tax liabilities	(1,759)	(2,124)
Total valuation allowance	(12,391)	(19,854)

Total deferred tax asset (liability)	$(67)	$241

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of April 30, 2011 and 2012, the Company had net deferred tax assets of $12.3 million and $20.1 million, respectively.

Utilization of the net operating losses and tax credit carry-forwards may be subject to an annual limitation due to the “change in ownership” provisions of the Internal Revenue Code. The annual limitation may result in the expiration of net operating loss and tax credit carry-forwards before utilization.

The Company has established a valuation allowance equal to the net deferred tax asset in the U.S. due to uncertainties regarding the realization of the deferred tax assets based on the Company’s lack of earnings history. The valuation allowance increased by $6.2 million and $7.5 million during the years ended April 30, 2011 and 2012, respectively.

Deferred U.S. income taxes and foreign withholding taxes are not provided on the undistributed cumulative earnings of foreign subsidiaries because those earnings are considered to be permanently reinvested in those operations. The permanently reinvested undistributed earnings were $0.5 million, $1.0 million and $2.7 million as of April 30, 2010, 2011 and 2012, respectively. The tax impact resulting from a distribution of these earnings would be $0.2 million, $0.3 million and $0.9 million for the years ended April 30 2010, 2011 and 2012, respectively, based on the U.S. statutory rate of 34 percent.

The Company adopted the authoritative guidance for uncertain tax provisions in the year ended April 30, 2010. As a result of the implementation of this guidance, the Company recognized an immaterial increase in the liability for unrecognized tax benefits, which was accounted for as an increase to accumulated deficit. The Company does not anticipate a material change in the unrecognized tax benefits in the next twelve months.

The Company recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. During the years ended April 30, 2011 and 2012, the Company recognized immaterial amounts in interest and penalties, respectively. The Company had an immaterial amount accrued for the payment of interest and penalties as of April 30, 2011 and 2012.

The aggregate changes in the balance of unrecognized tax benefits were as follows:

	April 30,	April 30,	April 30,
(in thousands)	2010	2011	2012
Balance, beginning of year	$112	$174	$369
Increases for tax positions related to the current year	62	195	232
Increases for tax positions related to prior years	—	—	9
Decreases for tax positions related to prior years	—	—	(68)
Reductions due to lapsed statute of limitations	—	—	(3)

Balance, end of year	$174	$369	$539

As of April 30, 2011 and 2012, the total amount of unrecognized tax benefits, if recognized, that would affect the effective tax rate is $0.5 million.

The Company is subject to taxation in the U.S., various state, and foreign jurisdictions. As of April 30, 2012, the Company’s fiscal years 2005 forward are subject to examination by the U.S. tax authorities due to loss carry-forwards, and fiscal years 2007 forward are subject to examination in material state and foreign jurisdictions.

12. Commitments and Contingencies

The Company has non-cancelable operating leases for office space. The Company recognizes expense on a straight-line basis and records the difference between recognized rental expense and amounts payable under the lease as deferred rent.

Future minimum lease payments, by year and in aggregate, under non-cancelable operating leases consist of the following as of April 30, 2012:

Operating Lease Obligations
(in thousands)	April 30,
2013	$3,163
2014	2,855
2015	2,600
2016	1,623

Total minimum lease payments	$10,241

Rent expense for the years ended April 30, 2010, 2011 and 2012, was $1.2 million, $1.3 million and $1.7 million respectively.

13. Employee Benefit Plan

On April 7, 2006, the Company adopted a defined contribution retirement plan qualifying under Section 401(k) of the Internal Revenue Code of 1986. The Company has made no contributions to date.

14. Related Party Transaction

In August 2011, the Company paid Dev C. Ittycheria, a member of our board of directors, $0.4 million in compensation to reimburse Mr. Ittycheria for taxes associated with the option for 274,993 shares granted to him on January 18, 2010, the exercise price of which was below the fair market value of our common stock at that time.

15. Operating Segment and Geographic Information

We operate as a single segment. Our chief operating decision-maker is considered to be our Chief Executive Officer. The chief operating decision-maker allocates resources and assesses performance of the business at the consolidated level.

Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. It defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Our Chief Executive Officer reviews financial information including profit and loss information on a consolidated basis, accompanied by revenue information, for purposes of allocating resources and evaluating financial performance. We have one business activity, and there are no segment managers who are held accountable for operations, operating results or components below the consolidated unit level. Accordingly, we considered ourselves to be in a single operating and reporting segment structure.

Revenue by geography is based on the billing address of the client. The following table presents the Company’s revenue by geographic region for the periods presented (in thousands):

	Year Ended April 30,
	2010	2011	2012
(in thousands)
Net revenue by geographic location:
United States	$28,912	$48,429	$79,516
International	9,736	16,053	26,620

Total	$38,648	$64,482	$106,136

We did not have a significant amount of long-lived assets located outside of the United States at April 30, 2010, 2011 or 2012.

16. Quarterly Financial Information (Unaudited)

The following tables set forth our unaudited quarterly consolidated statements of operations data for each of the eight quarters ended April 30, 2012. The Company has prepared the quarterly data on a consistent basis with the audited consolidated financial statements included elsewhere in this report and, in the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this report. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	July 31, 2010	October 31, 2010	January 31, 2011	April 30, 2011	July 31, 2011	October 31, 2011	January 31, 2012	April 30, 2012
(in thousands)
Revenue	$12,952	$14,943	$17,306	$19,281	$22,088	$25,015	$27,602	$31,431
Cost of revenue	5,232	6,414	6,676	7,293	7,797	8,805	9,514	10,325

Gross profit	7,720	8,529	10,630	11,988	14,291	16,210	18,088	21,106
Operating expenses:
Sales and marketing	7,797	8,063	8,592	10,116	11,192	12,125	12,152	14,257
Research and development	2,406	2,641	2,801	2,999	3,343	4,576	6,059	6,811
General and administrative	2,944	3,333	3,281	3,598	5,099	4,815	5,934	6,047

Total operating expenses	13,147	14,037	14,674	16,713	19,634	21,516	24,145	27,115

Operating loss	(5,427)	(5,508)	(4,044)	(4,725)	(5,343)	(5,306)	(6,057)	(6,009)

Total other income (expense), net	(55)	108	(50)	205	(84)	(367)	(337)	(15)

Net loss before income taxes	(5,482)	(5,400)	(4,094)	(4,520)	(5,427)	(5,673)	(6,394)	(6,024)
Income tax expense	136	137	149	139	109	178	181	343

Net loss	$(5,618)	$(5,537)	$(4,243)	$(4,659)	$(5,536)	$(5,851)	$(6,575)	$(6,367)

17. Subsequent Events

On May 24, 2012, we entered into a definitive agreement to acquire privately-held PowerReviews, Inc. a leading provider of social commerce solutions based in San Francisco, California. Under the terms of the agreement, Bazaarvoice will pay up to approximately $31.0 million in cash, issue up to approximately 6.4 million shares of common stock and assume vested and unvested options to purchase the common stock of PowerReviews equivalent to 1.6 million options to purchase the common stock of Bazaarvoice. At the closing share price on May 23, 2012, the market value of the transaction is approximately $151.9 million, including the assumption of vested and unvested options but excluding the potential cash proceeds that may arise from the exercise of these assumed options. The final purchase price for accounting purposes may differ significantly from this amount based on a fair value calculation of vested options assumed and the fact that unvested options assumed are not included in the purchase price, but expensed over the subsequent service period. The transaction is expected to close during the first fiscal quarter ending July 31, 2012 subject to customary closing conditions.

18. Subsequent Events (Unaudited)

On June 12, 2012, the transaction to acquire PowerReviews, Inc closed. The estimated purchase price for accounting purposes was $150.1 million.

After the completion of our acquisition of PowerReviews, Inc., the Department of Justice, Antitrust Division, notified us that it has opened a preliminary investigation to determine whether the acquisition violated Section 7 of the Clayton Act, 15 U.S.C. Section 18.

In May 2012, the Company granted to employees and consultants options to purchase 158,400 shares of common stock under the 2012 Plan with exercise prices of $15.12 and an aggregate grant date fair value of $1,257,696.

In May 2012, the Company granted to employees awards of restricted stock units equal to 73,174 shares of common stock under the 2012 Plan with an aggregate grant date fair value of $1,106,391.

In June 2012, the Company granted to employees options to purchase 228,904 shares of common stock under the 2012 Plan with exercise prices of $16.44 and an aggregate grant date fair value of $1,975,442.

In June 2012, the Company granted to employees awards of restricted stock units equal to 123,759 shares of common stock under the 2012 Plan with an aggregate grant date fair value of $2,034,598.

BAZAARVOICE, INC.

FINANCIAL STATEMENT SCHEDULE

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

	Beginning Balance	Additions	Write-offs	Ending Balance
Allowance for doubtful accounts, customers and other:
Year Ended April 30, 2010	$146	$175	$(93)	$228
Year Ended April 30, 2011	228	482	(329)	381
Year Ended April 30, 2012	381	1,083	(676)	788

Report of Independent Registered Public Accounting Firm

Board of Directors

PowerReviews, Inc.

San Francisco, California

We have audited the accompanying consolidated balance sheets of PowerReviews, Inc. as of December 31, 2011 and 2010, and the related statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PowerReviews, Inc. at December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the Company retroactively adopted a change in its classification of the amortization of capitalized software.

/s/ BDO USA, LLP

May 9, 2012, except for Note 2, Capitalized Software and Note 11, as to which the date is June 22, 2012.

POWERREVIEWS, INC.

BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,		March 31,
	2010	2011	2012
			(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,154	$2,930	$6,479
Short term investments	—	6,000	2,000
Accounts receivable, net of reserve of $52, $234 and $309	2,227	2,040	2,249
Prepaid expenses and other current assets	306	174	243

Total current assets	4,687	11,144	10,971
Property and equipment, net	1,424	1,646	1,675
Other assets	30	26	24

Total assets	$6,141	$12,816	$12,670

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$342	$507	$807
Accrued liabilities	806	1,344	1,755
Debt—current, net of discount	1,043	1,426	1,690
Deferred revenue—current	3,106	3,466	3,987

Total current liabilities	5,297	6,743	8,239
Long term liabilities
Warrant liabilities	306	3,094	2,811
Deferred revenue—noncurrent	399	124	127
Debt—non-current, net of discount	441	2,338	2,104

Total liabilities	6,443	12,299	13,281
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock
Series A convertible preferred stock—$0.0001 par value; 6,250,000 shares authorized; 6,250,000 shares issued and outstanding at December 31, 2010, December 31, 2011 and March 31, 2012 (aggregate liquidation preference, $6,250)	6,192	6,201	6,203
Series B convertible preferred stock, $0.0001 par value 10,492,900 shares authorized; 7,649,760 shares issued and outstanding at December 31, 2010, December 31, 2011 and March 31, 2012 (aggregate liquidation preference, $21,113)	21,005	21,017	21,020
Series C convertible preferred stock, $0.0001 par value 5,253,625 shares authorized; 3,623,189 shares issued and outstanding at December 31, 2011 and March 31, 2012 (aggregate liquidation preference, $10,000)	—	7,418	7,570

Total redeemable convertible preferred stock	27,197	34,636	34,793
Stockholders’ Equity (Deficit)
Common stock, $0.0001 par value; 39,000,000 shares authorized; 5,069,937, 5,557,911 and 5,778,311 shares issued and outstanding at December 31, 2010, December 31, 2011 and March 31, 2012	1	1	1
Additional paid-in capital	1,293	1,525	1,541
Accumulated deficit	(28,793)	(35,645)	(36,946)

Total stockholders’ equity (deficit)	(27,499)	(34,119)	(35,404)

Total Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)	$6,141	$12,816	$12,670

See accompanying independent auditors’ report and notes to financial statements.

POWERREVIEWS, INC.

STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012
			(unaudited)
Revenues
Retail services revenue	$5,365	$10,458	$2,233	$3,068
Affiliate revenue	2,299	1,055	565	103

Total Revenues	7,664	11,513	2,798	3,171
Cost of Revenue	3,342	4,506	1,106	1,143

Gross Profit	4,322	7,007	1,692	2,028

Operating Expenses
Product development	3,647	4,196	1,120	978
Sales and marketing	3,262	6,239	1,430	1,480
General and administrative	2,679	3,355	738	1,127

Total Operating Expenses	9,588	13,790	3,288	3,585

Loss from Operations	(5,266)	(6,783)	(1,596)	(1,557)
Change in fair value of warrant liability	(3)	4	—	304
Interest Expense	(131)	(73)	(22)	(48)

Net Loss	$(5,400)	$(6,852)	$(1,618)	$(1,301)
Less Accretion of redeemable convertible preferred stock	(69)	(307)	(2)	(157)

Net Loss Attributable to Common Stockholders	$(5,469)	$(7,159)	$(1,620)	$(1,458)

See accompanying independent auditors’ report and notes to financial statements.

POWERREVIEWS, INC.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND

STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share amounts)

	Redeemable Convertible Preferred Stock A		Redeemable Convertible Preferred Stock B		Redeemable Convertible Preferred Stock C		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances, December 31, 2009	6,250,000	$6,145	7,241,534	$19,891	—	$—	4,791,936	$1	$1,019	$(23,393)	$(22,373)
Issuance of Series B-1 convertible preferred stock, net of issuance costs of $34	—	—	408,226	1,092	—	—	—	—	—	—	—
Issuance of common stock for exercise of options	—	—	—	—	—	—	278,001	—	40	—	40
Stock compensation expense for options granted to employees	—	—	—	—	—	—	—	—	343	—	343
Stock compensation expense for options granted to nonemployees	—	—	—	—	—	—	—	—	14	—	14
Issuance of common stock warrants									86		86
Accretion of redeemable convertible preferred stock	—	47	—	22	—	—	—	—	(69)	—	(69)
Out of period adjustment—common stock warrant classification	—	—	—	—	—	—	—	—	(140)	—	(140)
Net loss	—	—	—	—	—	—	—	—	—	(5,400)	(5,400)

Balances, December 31, 2010	6,250,000	$6,192	7,649,760	$21,005	—	$—	5,069,937	$1	$1,293	$(28,793)	$(27,499)
Issuance of Series C convertible preferred stock, net of issuance costs of $157, and warrant $2,713	—	—	—	—	3,623,189	7,132	—	—	—	—	—
Issuance of common stock for exercise of options	—	—	—	—	—	—	487,974	—	73	—	73
Stock compensation expense for options granted to employees	—	—	—	—	—	—	—	—	353	—	353
Stock compensation expense for options granted to nonemployees	—	—	—	—	—	—	—	—	18	—	18
Issuance of common stock warrants									95		95
Accretion of redeemable convertible preferred stock	—	9	—	12	—	286	—	—	(307)	—	(307)
Net loss	—	—	—	—	—	—	—	—	—	(6,852)	(6,852)

Balances, December 31, 2011	6,250,000	$6,201	7,649,760	$21,017	3,623,189	$7,418	5,557,911	$1	$1,525	$(35,645)	$(34,119)
Issuance of common stock for exercise of options (unaudited)	—	—	—	—	—	—	220,400	—	64	—	64
Stock compensation expense for options granted to employees (unaudited)	—	—	—	—	—	—	—	—	84	—	84
Stock compensation expense for options granted to nonemployees (unaudited)	—	—	—	—	—	—	—	—	4	—	4
Issuance of common stock warrants (unaudited)	—	—	—	—	—	—	—	—	21	—	21
Accretion of redeemable convertible preferred stock (unaudited)	—	2	—	3	—	152	—	—	(157)	—	(157)
Net loss (unaudited)	—	—	—	—	—	—	—	—	—	(1,301)	(1,301)

Balances, March 31, 2012 (unaudited)	6,250,000	$6,203	7,649,760	$21,020	3,623,189	$7,570	5,778,311	$1	$1,541	$(36,946)	$(35,404)

See accompanying independent auditors’ report and notes to financial statements.

POWERREVIEWS, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

	Year ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012
			(unaudited)
Cash Flows from Operating Activities:
Net loss	$(5,400)	$(6,852)	$(1,618)	$(1,301)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	798	969	245	253
Employee stock-based compensation expense	343	353	85	84
Nonemployee stock-based compensation expense	14	18	4	5
Warrants issued to business partners	112	115	44	42
Change in fair value of warrant liabilities	92	56	—	(304)
Provision for doubtful accounts	37	182	55	75
Amortization of debt discount and issuance costs	46	63	8	4
Changes in assets and liabilities:
Accounts receivable	(942)	5	(130)	(283)
Prepaid expenses and other current assets	9	137	(27)	(68)
Accounts payable	34	165	(63)	301
Accrued liabilities	342	538	78	411
Deferred revenue	1,419	86	74	523

Net Cash Used in Operating Activities	(3,096)	(4,165)	(1,245)	(258)
Cash Flows from Investing Activities
Purchase of short-term investments	—	(6,000)	—	4,000
Purchases of property and equipment, net of disposals	(956)	(1,192)	(303)	(282)

Net Cash Used in Investing Activities	(956)	(7,192)	(303)	3,718
Cash Flows from Financing Activities
Proceeds from issuance of Series B Preferred stock, net of issuance costs	1,092	—	—	—
Proceeds from issuance of Series C Preferred stock and preferred stock warrants, net of issuance costs	—	9,844	2,832	—
Proceeds from stock options exercised	40	73	28	64
Proceeds from debt, net of issuance costs	—	3,840	—	125
Repayment of debt	(972)	(1,624)	(254)	(100)

Net Cash Provided by Financing Activities	160	12,133	2,606	89
Net Increase in Cash and Cash Equivalents	(3,892)	776	1,058	3,549
Cash and Cash Equivalents, Beginning of Year	6,046	2,154	2,154	2,930

Cash and Cash Equivalents, End of Year	$2,154	$2,930	$3,212	$6,479

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$141	$55	$22	$49
Cash paid for taxes	$102	$105	$50	$59
Noncash Investing and Financing Activities:
Accretion of Series A, B, and C redeemable convertible preferred stock	$69	$307	$2	$157

See accompanying independent auditors’ report and notes to financial statements.

POWERREVIEWS, INC.

NOTES TO FINANCIAL STATEMENTS

1. Nature of Business

PowerReviews, Inc. (the “Company”) was incorporated in the State of Delaware on October 12, 2005. The Company provides social commerce solutions to businesses with a Web presence, such as brands and online retailers. The company’s flagship Essential Social Suite (ESS) combines the three key components of social success—social content, social engagement and social measurement—into a single, integrated suite. ESS is comprised of the following products: Customer Reviews, Social Answers, Social Loyalty, Community, Social Discovery and Social Measurement. The Company’s products are offered in a software-as-a-service model, which includes access to moderation and support services. The Company also uses reviews to provide recommendations to convert more shoppers, and attract new shoppers to retailers’ websites through its web portal Buzzillions.com.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Unaudited Interim Financial Statements

The accompanying interim financial statements as of March 31, 2012 and for the three months ended March 31, 2011 and 2012 and the related notes thereto are unaudited. The unaudited interim financial statement have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments consisting of normal recurring adjustments for a fair presentation of this interim information when read in conjunction with the audited financial statements and notes thereto. Interim results are not necessarily indicative of results expected for the full year or for any future period.

Liquidity and Capital Resources

The Company has completed three rounds of preferred stock financing with proceeds totaling approximately $37.4 million to date. However, the Company has incurred losses and negative cash flows from operations for every fiscal period since inception. As of March 31, 2012, the Company had an accumulated deficit of approximately $36.9 million. While management believes that the Company’s current cash resources are adequate to meet its needs for the next twelve months, the Company may need to borrow funds or raise additional equity to achieve its longer-term business objectives.

Cash and Cash Equivalents

Cash equivalents consist of cash on hand, short-term investments with original maturities of three months or less at the date of purchase. At March 31, 2012, all cash and cash equivalents were held in demand accounts with domestic financial institutions. All of the Company’s non-interest bearing cash balances were fully insured at March 31, 2012 due to a temporary federal program in effect. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution and the Company’s non-interest bearing cash balances may again exceed federally insured limits.

Restricted Cash

The Company has an agreement to maintain cash balances at Silicon Valley Bank of no less than $0.1 million through June 15, 2015 as a security deposit for subleasing office space. This restricted cash balance is included in cash and cash equivalents.

Short Term Investments

Short term investments consist of certificates of deposits at domestic financial institutions with maturities greater than three months. As of December 31, 2010, December 31, 2011, and March 31, 2012 the Company held $0, $6.0 million and $2.0 million respectively, in short-term investments.

Revenue Recognition

Revenue is recognized when evidence of an arrangement exists; the fee is fixed or determinable; no significant obligation remains; and collections of the receivable is reasonably assured. Revenues are derived from two sources.

1)	“Retail Services Revenues” are derived from hosted social commerce and customer review software solutions provided on a subscription basis. Fees for hosted solutions are typically charged over the life of the arrangement. Fee for set-up services that are generally charged at the onset of the arrangement.

2)	“Affiliate Revenues” are derived from commissions on sales made on retailers’ sites when the site is accessed through the Buzzillions.com portal, clicks on retailers’ sites when the site is accessed through the Buzzillions.com portal, and ads sold on the Buzzillions.com portal. These revenues are recognized in the month that they are earned.

The Company recognizes revenue for hosting arrangements in accordance with Accounting Standards Codification (ASC) 605-25 and Staff Accounting Bulletin (SAB) No. 104. Revenue is recognized when persuasive evidence of an arrangement exists, services have been delivered, the fee is fixed or determinable, and collection is assured.

Hosted subscription-based arrangements provide customers with access to the Company’s software and typically include bug fixes, updates, and maintenance and support services. The individual elements included in the hosted subscriptions do not constitute separate units of accounting under ASC 605-25-30. Accordingly, the Company recognizes revenue from subscription arrangements on a monthly basis over the contractual term of the arrangement. The typical hosted subscription arrangement has an initial contractual term of 12 to 24 months, with optional annual renewals thereafter. Upfront set-up fees are recorded as deferred revenues and recognized ratably over the estimated economic life of the arrangement.

Deferred Revenue

Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from the Company’s Retail Service Revenues described above, and is recognized as the revenue recognition criteria are met. The Company generally invoices its customer for set-up fees at the onset of an arrangement and subscription fees on a ratable basis. Deferred revenues that will be recognized during the succeeding 12 month period are recorded as current deferred revenue and the remaining portion is included in noncurrent deferred revenue.

Cost of Revenue

Cost of revenue consists principally of salaries, employee benefits, hosting costs, moderation costs, depreciation of assets, and overhead costs directly associated with the Company’s revenue streams. These costs are recognized in the period incurred.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, warrants and long-term debt. Cash and cash equivalents are reported at fair value. The recorded carrying amount of accounts receivable and accounts payable approximates their fair value due to the short-term nature of the financial instruments. The fair value of warrants is determined at each reporting period using a Black-Scholes model. The fair value of the long-term debt approximates the carrying value as of March 31, 2012.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting periods covered by the financial statements and accompanying notes. Actual results could differ materially from those estimates. Significant estimates made by the Company include the useful lives of capitalized software and property, plant and equipment, allowance for bad debt, the estimated economic life of arrangements for purposes of recognizing set-up fees, the assumptions used to calculate the fair value of warrants, and the assumptions used to calculate stock-based compensation.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and accounts receivable. The Company’s policy is to place its cash and cash equivalents with high credit quality institutions. The Company does not hold or issue financial instruments for trading purposes.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally three years. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses.

Capitalized Software

Costs incurred in connection with the development of the Company’s internet site and software developed for internal use are accounted for in accordance with ASC 350-40 and ASC 845-10. Costs incurred in the operation stage for upgrades and enhancements that provide for additional features and result in additional functionality are capitalized and are amortized over three years.

During the years ended December 31, 2010 and 2011, the Company capitalized $0.7 million and $1.0 million respectively, of internally and externally developed software costs and recognized expense of $0.7 million and $0.8 million respectively, relating to amortization of such costs. These costs are included in property and equipment as part of software and software development costs.

During the three month period ended March 31, 2012, the Company capitalized $0.3 million of internally and externally developed software costs and recognized expense of $0.2 million relating to amortization of such costs.

Change in Accounting Principle – In the first quarter of 2012, the Company retroactively changed its accounting policy for classification of the amortization of internal use software. The amortization expense was formerly included in product development costs and is now reflected in the accompanying statements of operations in cost of revenue for all periods presented.

The impact of the change in accounting principle is as follows (in thousands):

	Year Ended December 31,
	2010	2011
Cost of revenues—as originally reported	$2,668	$3,712
Cost of revenues—as revised	3,342	4,506

Gross profit—as originally reported	$4,996	$7,801
Gross profit—as revised	4,322	7,007

Product development—as originally reported	$4,321	$4,990
Product development—as revised	3,647	4,196

Total operating expenses—as originally reported	$10,262	$14,584
Total operating expenses—as revised	9,588	13,790

There was no impact on the Company’s reported net loss.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

The Company evaluates its long-lived assets that are held or that are to be disposed of whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any assets to future undiscounted net cash flows expected to be the lowest level for which identifiable cash flows are largely independent of other groups of assets and liabilities. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. As of December 31, 2011 and March 31, 2012, the Company has not written down any of its long-lived assets as a result of impairment.

Sales and Marketing

Expenses related to sales and marketing of product consist of salaries and other compensation costs, trade show attended, marketing consultants and the amortization of upfront and ongoing costs related to the GSI Referral Fee Agreement.

Under the GSI agreement, GSI will integrate the Company’s product ratings and reviews technology services into the GSI platform as the default reviews service offering to their customers. As consideration under this agreement, the Company agreed to pay GSI a $0.3 million partnership fee, a $0.1 million integration fee (both amortized over the 4 year life of the agreement), monthly ongoing integration fees, and commissions for revenues earned on service contracts. GSI also earned warrants to purchase common stock for executing service contracts and for reviews submitted. Issuance of warrants classified as liabilities are discussed further in Note 8.

Advertising and promotional costs are included as part of sales and marketing expense, and are expensed as incurred.

Stock-Based Compensation

The Company accounts for share-based payments transaction in which it receives employee services in exchange for interests in its equity instruments in accordance with ASC 718. ASC 718 requires the use of a valuation model to determine the calculated value of stock options on the date of grant. The Company has elected to use the Black-Scholes pricing model with a single option price aware approach to estimate the fair value of its stock option award to employees. This calculated value, net of estimated forfeitures, is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

The Company accounts for nonemployee stock-based awards, in which goods or services are the consideration received for the equity instruments issued, in accordance with the provisions of ASC 505-50.

Classification of Securities

The Company applies the principles of ASC 480-10 and ASC 815-40 to determine whether financial instruments, including warrants issued should be classified as liabilities or equity. For warrants that are classified as liabilities, the Company determines the fair value of those warrants at the end of each reporting period. The change in fair value is recorded in the statement of operations. Issuance of warrants classified as liabilities are discussed further in Note 8.

Income Taxes

In accordance with ASC 740, deferred income tax assets and liabilities are determined based on the differences between the financial reporting amount and the tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates in effect for the years in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

ASC 740 prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax position taken or expected to be taken on a tax return. Under this guidance, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. At December 31, 2010, December 31, 2011, and March 31, 2012 there were no uncertain tax position that required accrual.

Comprehensive Income

The Company has no material components of other comprehensive income and, accordingly, comprehensive income is the same as net income for all years presented.

Recent Accounting Pronouncements

In January 2010, the FASB issued guidance on improving disclosures about fair value measurements. The guidance requires additional disclosure on transfers in and out of Levels 1 and 2 fair value measurements in the fair value hierarchy and the reasons for such transfers. In additions, for fair value measurements using significant unobservable inputs (Level 3), the reconciliation of beginning and ending balances shall be presented on a gross basis, with separate disclosure of gross purchases, sales, issuances and settlements and transfers in and out of Level 3.

The new guidance also requires enhanced disclosure on the fair value hierarchy to disaggregate disclosures by each class of assets and liabilities. In addition, an entity is required to provide further disclosures on valuation techniques and inputs used to measure fair value for fair value measurements that fall in either Level 2 or Level 3. The guidance is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010. The Company adopted the guidance. As the guidance is limited to enhanced disclosures, adoption did not have a material impact on the Company’s financial statements.

In October 2009, the FASB Board issued Accounting Standards Update (ASU) 2009-13, Multiple Deliverable Arrangements, which amends ASC 605, Revenue Recognition, to require companies to allocate revenue in multiple-element arrangements based on an element’s estimated selling price if vendor specific or other third-party evidence of value is not available. ASU 2009-13 is to be applied prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on our after June 15, 2010 and the Company is required to adopt this standard on January 1, 2011. Implementation of ASU 2009-13 did not have a material impact on the Company’s financial statements.

3. Property and Equipment

Property and equipment, net, consisted of the following (in thousands):

	December 31, 2010	December 31, 2011	March 31, 2012
			(unaudited)
Software and software development costs	$2,679	$3,641	$3,921
Computer equipment	315	423	424
Leasehold improvements	123	153	159
Office Equipment	55	87	76
Website development costs	—	60	60

Subtotal	3,172	4,364	4,640
Less: Accumulated depreciation	(1,748)	(2,718)	(2,965)

Property and equipment, net	$1,424	$1,646	$1,675

Depreciation and amortization expense was $0.8 million, $1.0 million, $0.2 million, and $0.3 million, for the years ended December 31, 2010 and 2011, and the three months ended March 31, 2011 and 2012, respectively.

4. Accrued Liabilities

Accrued Liabilities consist of the following (in thousands):

	December 31, 2010	December 31, 2011	March 31, 2012
			(unaudited)
Accrued compensation	$212	$389	$409
Commissions	272	298	328
Professional fees	85	204	200
Licensing fees	70	196	205
Deferred rent	109	112	110
Other	58	145	503

	$806	$1,344	$1,755

5. Fair Value Measurements

The Company measures fair value in accordance with authoritative guidance for fair value measurements, which determine fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. The authoritative guidance defines fair value as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there exists a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 – unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

Level 2 – inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3 – unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The following tables set forth the Company’s financial instruments that were measured at fair value on a recurring basis within the fair value hierarchy. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

Recurring Fair Value Estimates

The Company’s recurring fair value measurements at December 31, 2010 were as follows (in thousands):

	Level 1	Level 2	Level 3	Total
Liabilities:
Preferred stock warrants(2)	$—	$—	$52	$52
Common stock warrants(2)	—	—	254	254

Total	$—	$—	$306	$306

The Company’s recurring fair value measurements at December 31, 2011 were as follows:

	Level 1	Level 2	Level 3	Total
Assets:
Certificates of deposit(1)	$7,000	$—	$—	$7,000

Total	$7,000	$—	$—	$7,000

Liabilities:
Preferred stock warrants(2)	$—	$—	$2,760	$2,760
Common stock warrants(2)	—	—	334	334

Total	$—	$—	$3,094	$3,094

The Company’s recurring fair value measurements at March 31, 2012 were as follows:

	Level 1	Level 2	Level 3	Total
	(unaudited)
Assets:
Certificates of deposit(1)	$7,010	$—	$—	$7,010

Total	$7,010	$—	$—	$7,010

Liabilities:
Preferred stock warrants(2)	$—	$—	$2,456	$2,456
Common stock warrants(2)	—	—	355	355

Total	$—	$—	$2,811	$2,811

(1)	Included in cash and cash equivalents and short-term investments
(2)	Included in warrant liabilities

Cash balances of $2.2 million, $1.9 million, and $1.5 million at December 31, 2010, December 31, 2011 and March 31, 2012, respectively, are not included in the fair value hierarchy disclosure.

The following table includes a rollforward of the common and preferred warrants included in noncurrent liabilities in the balance sheet for the years ended December 31, 2010 and 2011 and the three months ended March 31, 2012 (including the change in fair value) for warrants classified within Level 3 of the fair value hierarchy (in thousands).

Warrant Liability
Balance at December 31, 2009	$49
Out of period adjustment—common stock warrant reclassification	140
Issuance of warrants	25
Increase in fair value	92

Balance at December 31, 2010	$306
Issuance of warrants	2,732
Increase in fair value	56

Balance at December 31, 2011	$3,094
Issuance of warrants (unaudited)	21
Decrease in fair value (unaudited)	(304)

Balance at March 31, 2012	$2,811

6. Long-term Debt

In August 2008, the Company entered into a $3.0 million term loan with Silicon Valley Bank. The loan is divided into three tranches and bears interest of 7% per annum. The first tranche of $0.5 million was drawn on September 2, 2008 and is repayable over 36 months. The second tranche of $1.5 million was drawn on November 31, 2008, is repayable over 36 months. The third tranche of $1.0 million was drawn on December 31, 2008 and is repayable over 36 months.

In connection with the term loan, Silicon Valley Bank was to receive warrants to purchase up to 43,478 shares of the Company’s Series B Preferred Stock at a purchase price of $3.00 per share. The warrants were recorded as debt issuance costs and are amortized using the effective interest method over the life of the debt. See Note 8 for further discussion on warrants.

During April 2011, the Company paid the outstanding balance of the Silicon Valley Bank term loan. In connection, the Company amortized the remaining debt issuance costs.

During April 2011, the Company entered into a $3.0 million term loan with Square1 Bank. The loan bears interest of 6% per annum. During October 2011, the Company borrowed $3.0 million, which is repayable over 36 months. The Company also entered into a revolving line of credit agreement with Square1 Bank, which bears interest of 5.5% per annum. During 2011 the Company borrowed $0.9 million on the term loan, which is repayable over 12 months.

Long-term debt consists of the following (in thousands):

	December 31, 2010	December 31, 2011	March 31, 2012
			(unaudited)
Square1 Bank term loan	$—	$3,000	$3,000
Square1 Bank revolving loan	—	805	830
Silicon Valley Bank term loan	1,544	—	—

Total debt	1,544	3,805	3,830

Less debt discount	(60)	(41)	(36)
Total debt, net of discount	1,484	3,764	3,794

Less: current portion	(1,043)	(1,426)	(1,690)

Total debt, net of discount and current portion	$441	$2,338	$2,104

The following table presents the annual maturities of debt for the years after December 31, 2011 (in thousands):

Years ending December 31,	Amount
2012	$1,426
2013	979
2014	1,039
2015	361

Total debt	$3,805

7. Commitments and Contingencies

At December 31, 2011, the Company was obligated under long-term, non-cancelable operating leases for office facilities which require the following minimum annual payments (in thousands):

Years ending December 31,	Amount
2012	$272
2013	288
2014	303
2015	26

Total	$889

Certain leases contain renewal options and escalation clauses. Rent expense for the years ended December 31, 2010 and 2011, and the three months ended March 31, 2011 and 2012 totaled $0.3 million, $0.3 million, $0.1 million, and $0.1 million, respectively.

8. Stockholders’ Equity

Common Stock

The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue 39,000,000 shares of Common Stock, at a par value of $0.0001 per share. In November 2005, 4,400,000 shares were issued to the founders in exchange for assets, liabilities, and services valued at $0.2 million under a Contribution and Assumption Agreement. The Company has reserved (i) 6,250,000 shares of Common Stock for issuance upon conversion of Series A Preferred Stock, (ii) 10,492,900 shares of Common Stock for issuance upon conversion of the Series B Stock, (iii) 5,253,625 shares of Common Stock for issuance upon conversion of Series C Stock and (iv) 10,142,742 shares of Common Stock for issuance under the Company’s 2005 Equity Incentive Plan.

The Company may, in its sole discretion at the time of exercise, require the execution of a stock purchase agreement, which grants to the Company certain repurchase and/or first refusal rights to purchase the Shares acquired upon exercise of the option.

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. As of March 31, 2012, no dividends have been declared.

Preferred Stock

The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue 6,250,000 shares of Series A convertible preferred stock, 10,492,900 shares of Series B convertible preferred stock, and 5,253,625 share of Series C convertible preferred stock.

The following table summarizes the Company’s convertible preferred stock (dollar amounts in thousands):

	Shares Authorized	Shares Issued and Outstanding	Carrying Value at December 31, 2011	Liquidation Preference Amount
Series A stock	6,250,000	6,250,000	$6,201	$6,250
Series B stock	10,492,900	7,649,760	21,017	21,113
Series C stock	5,253,625	3,623,189	7,418	10,000

The carrying value of the company’s convertible preferred stock at March 31, 2012 reflects the full proceeds from the preferred stock financing (par value plus amounts recorded to additional paid-in capital), net of issuance costs.

In December 2005, pursuant to the terms of the Series A Preferred Stock Purchase Agreement (the “Series A Agreement”), the Company issued 6,250,000 shares of Series A preferred stock at $1.00 per share. 200,000 shares were settled by cancellation of $0.2 indebtedness from two of the Company’s founders. Remaining cash proceeds were approximately $6.1 million, less $0.1 million, in issuance costs.

In August 2007, pursuant to the terms of the Series B Preferred Stock Purchase Agreement (the “Series B Agreement”), the Company issued 5,016,667 shares of Series B preferred stock at $3.00 per share. Total cash proceeds were approximately $1.5 million less approximately $48,000 in issuance costs.

In December 2009, The Board of Directors approved a stock split for each outstanding share of its Series B Preferred Stock such that each existing share of Series B preferred stock was reclassified and converted into 1.086956 shares of Series B Preferred Stock for an adjusted issuance of Series B preferred Stock to 5,452,894 shares at $2.76 per share.

Also in December 2009, the Series B Agreement was amended which allowed the company to issue an additional 4,492,900 shares, of which 1,788,640 preferred shares at $2.76 per share were sold. Total proceeds were approximately $4.9 million less $48,000 in issuance costs.

In March 2010, 408,226 Series B Preferred Shares were sold at $2.76 per share. Total proceeds were $1.1 million less $34,000 in issuance costs.

During April and May 2011, pursuant to the terms of the Series C Preferred Stock Purchase Agreement (the “Series C Agreement”), the Company issued 3,623,189 shares of Series C Preferred stock at $2.76 per share. Total proceeds were approximately $10.0 million, less approximately $0.2 million in issuance costs. Included in the proceeds was approximately $3.0 million from the conversion of bridge loans that were issued in March 2011.

In connection with the Series C Agreement, the Company issued 1,630,436 Series C Preferred warrants having an exercise price of $2.76 per share warrants. These warrants were granted for cash consideration of $0.001 per share warrant, or $2,000. These warrants will expire upon the earlier of (i) immediately prior to an IPO, (ii) closing of a Change of Control, or (iii) April 15, 2018.

These warrants were valued at $2.7 million and recorded as noncurrent liabilities and a reduction of the Series C preferred stock on the date of issuance using the Black-Scholes option pricing model with the following assumptions: expected volatility 58.4%, risk interest rate of 2.8%, expected life of 7 years, and 0% dividend yield. The Company recorded $24,000 of income due to revaluing the warrant as of December 31, 2011 using the Black-Scholes option pricing model with the following assumptions: expected volatility 64.8%, risk interest rate of 1.1%, expected life of 6.3 years, and 0% dividend yield. The change in fair value is recorded as change in fair value of warrant liabilities on the statement of operations.

During the three months ended March 31, 2012, the Company recorded $0.3 million of gain due to revaluing the warrant using the Black-Scholes option pricing model with the following assumptions: expected volatility 64.8%, risk interest rate of 1.1%, expected life of 6.04 years, and 0% dividend yield. The change in fair value is recorded as change in fair value of warrant liabilities on the statement of operations.

The Series A, B, and C preferred stock have the following characteristics:

Voting Rights

The holders of Series A, Series B, and Series C stock have one vote for each share of common stock into which they may be converted.

Until the date upon which the Series A Preferred is automatically converted the holders of the Series A Preferred, voting together as a separate class on an as-converted basis, shall be entitled to elect one (1) member of the board of directors. The holders of the Series B Preferred, voting together as a separate class on an as-converted basis, shall be entitled to elect one (1) member of the board of directors. The holders of the common stock shall be entitled to elect two (2) members of the board of directors. The holders of the preferred stock and common stock, each voting separately as a single class, shall be entitled to elect two (2) members of the board of directors. The holders of the preferred stock and common stock, voting together as a single class, shall be entitled to elect any remaining member of the board of directors. Following an automatic conversion of preferred stock, the holders of common stock shall be entitled to elect all of the members of the board of directors.

Dividends

Holders of Series A , Series B, and Series C Preferred stock are entitled to receive noncumulative dividends at the per annum rate of $0.08 per share of Series A Preferred, and $0.22 per share of Series B, and $0.22 per share of Series C, respectively, per annum, payable out of finds legally available therefore. Such dividends shall be payable when, as, and if declared by the board of directors, acting in its sole discretion. The right to receive dividends shall not be cumulative, and no right shall accrue to holders of any shares by reason of the fact that dividends on such shares are not declared and paid in any prior year. No dividend shall be paid or declared and set aside in any period with respect to any series of Preferred Stock unless and until a dividend has been paid or declared and set aside for payment in such year with respect to each other series of Preferred Stock, ratably in proportion to the stated annual dividend rates for such series of Preferred Stock. No dividend shall be paid or declared with respect to common stock unless and until dividends have been paid or set aside for payment, with respect to each outstanding share of preferred stock. No dividends have been declared through March 31, 2012.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of the then outstanding Series A stock, Series B stock, and Series C stock are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the common stock, the amount of $1.00 per share of Series A stock, $2.76 per share of Series B stock, and $2.76 per share of Series C stock, plus all declared but unpaid dividends for such shares, but no more. If, upon occurrence of such event, the assets and funds distributed among the holders of the preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution are to be distributed to the holders of the preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After payment in full of the preferential amounts has been made to the holders of the Preferred Stock, any remaining assets of the Corporation legally available for distribution shall be distributed among the holders of the Preferred Stock and Common Stock, ratably in proportion to the number of shares of Common Stock actually held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation until (X) with respect to the Series A Preferred, such holders of Series A Preferred have received an aggregate of $4.00 per share, (subject to the “Series A Maximum Participation Amount”), and (Y) with respect to the Series B Preferred, such holders of Series B Preferred have received an aggregate of $11.04 per share, (subject to the “Series B Maximum Participation Amount” and together with the Series A Maximum Participation Amount, the “Preferred Maximum Participation Amount’), and (Z) with respect to the Series C Preferred, such holders of Series C Preferred have received an aggregate of $11.04 per share, (subject to the “Series C Maximum Participation Amount” and together with the Series A Maximum Participation Amount and Series B Maximum Participation Amount, the “Preferred Maximum Participation Amounts”).

Thereafter, if assets remain in this Corporation, the holders of Common Stock of this Corporation shall receive all of the remaining assets of this Corporation pro rata based on the number of shares of Common Stock held by each.

Conversion

Each share of Series A stock, Series B stock, and Series C stock is convertible into such number of shares of common stock as is determined by dividing the original issue price for such series of preferred stock by the then effective conversion rate. The initial Series A conversion price shall be $1.00, the initial Series B conversion price shall be $2.76, and the initial Series C conversion price shall be $2.76.

Conversion is either at the option of the holder or is automatic upon either i) with the approval of the holders of at least sixty six and two-thirds percent (66 2/3%) of the outstanding shares of preferred stock voting as a single class on an as-converted basis, or ii) immediately prior to the closing of an initial public offering of common stock for the account of the Corporation at a per share price of not less than $5.00 per share with an aggregate price of not less than $35.0 million.

Redemption

If requested by the holders of at least two-thirds (2/3) of the outstanding shares of Series A Preferred and Series B Preferred at any time after April 15, 2017 and at least 120 days prior to the first Redemption Date (as defined below), the Corporation shall redeem the Series A Preferred and Series B Preferred in three installments: on April 15, 2018; April 15, 2019; and April 15, 2020. Any such redemption shall be paid from any funds legally available for such purpose. The number of shares to be redeemed from each holder on each Redemption Date shall equal the total number of shares of each Series A Preferred and Series B Preferred held by such holder on the date of the Redemption Notice (as defined below), divided by the number of Redemption Dates remaining as of the date of the Redemption Notice, minus the number of shares of Series A Preferred and Series B Preferred such holder converts into Common Stock after the date of the Redemption Notice and prior to such Redemption Date, The Corporation shall effect redemption by paying an amount equal to the Original Issue Price for each share of Series A Preferred and Series B Preferred, plus all declared but unpaid dividends on such shares.

If the funds of the Corporation legally available for redemption of shares of Series A Preferred and Series B Preferred on the Redemption Date are insufficient to redeem the total number of shares of Series A Preferred and Series B Preferred to be redeemed; then those funds that are legally available will be used to redeem shares from the holders of Series A Preferred and Series B Preferred ratably in proportion to the aggregate Redemption Prices that would be payable to each holder if all shares required to be redeemed were being redeemed. If any holder holds both Series A Preferred and Series B Preferred, same proportion of each series of such shares held by such holder will be redeemed. The shares of Series A Preferred and Series B Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, including the rights of conversion. Any time thereafter additional funds become legally available for the redemption, such funds will immediately be used to redeem the balance of the shares that the Corporation became obligated to redeem on the Redemption Date, but which it has not redeemed.

The Company accretes the issuance costs related to preferred stock to the Redemption Date. The Company has recorded an out-of-period adjustment as of January 1, 2010 to reflect the accretion of the preferred stock for years prior to December 31, 2010. Correcting this error increased the 2010 Series A and B convertible preferred stock by $38,000 and $11,000, respectively and decreased additional paid in capital by $50,000. Since this error was not material to any of the years’ or current years’ financial statements, the Company recorded the correction of this error in these financial statements. During 2010, the Company recorded accretion of the Series A and B preferred stock in the amount of $9,000 and $11,000, respectively. During 2011, the Company record accretion of Series A, B, and C preferred stock in the amount of $9,000, $12,000, and $286,000, respectively. During the three months ended March 31, 2012, the Company recorded accretion of Series A, B, and C convertible preferred stock in the amount of $2,000, $3,000, and $152,000.

Warrants

In February 2007, the Company entered into a Referral Agreement with GSI Commerce Solutions to promote the PowerReviews service to retailers. Under the terms of the related warrant agreement, GSI is eligible to earn 641,320 shares of exercisable common stock in two categories. Up to 320,660 shares may be earned for executing service contracts for a specific list of companies contained in the agreement, and up to 320,660 shares may be earned for submitted reviews at a rate of 0.214 shares of common stock earned for each submitted review. As of December 31, 2010 and 2011 GSI earned 320,660 exercisable shares (the maximum amount available) for executing service contracts and 178,323 and 208,804 exercisable shares for submitted reviews, respectively for a total of 498,983 and 529,464, respectively.

During 2010, the Company determined that the GSI warrant should be classified as a liability instead of equity due to certain anti-dilution provisions within the warrant agreement. Accordingly, the Company has recorded an out-of-period adjustment as of January 1, 2010 to record the warrant liability by reducing additional paid-in capital and increasing the warrant liability by $140,000. In addition, $76,000 of expense was recorded during 2010 related to the fair value adjustment of the warrants prior to January 1, 2010. Since this error was not material to any of the years’ or current years’ financial statements, the Company recorded the correction of this error in these financial statements.

During the years ended December 31, 2010 and 2011, the Company recorded $13,000 and $60,000 in expense relating to the measurement of outstanding GSI warrants using the Black-Scholes option pricing model with the following assumptions for 2010 and 2011: expected volatility of 69.2% and 64.3%, risk free interest rates of 1.0% and 0.25%, expected lives of 3.15 and 2.15, and 0% dividend yield.

During the three months March 31, 2011 and 2012, the Company recorded $20,000 and $10,000 in expense relating to the measurement of outstanding GSI warrants using the Black-Scholes option pricing model with the following assumptions for 2011 and 2012: expected volatility of 64.33%, risk free interest rates of 0.25%, expected lives of 2.9 and 1.9, and 0% dividend yield.

In August 2008, the Company entered into a Loan Service Agreement with Silicon Valley Bank (SVB) for a fixed term loan. Under the terms of the related warrant agreement, SVB immediately earned 10,000 exercisable Series B preferred shares and could earn up to an additional 30,000 exercisable preferred shares if the full term loan principal was drawn. As of December 2011, SVB earned all 40,000 exercisable Series B preferred shares, which were converted to 43,478 shares post-split.

During the years ended December 31, 2010 and 2011, the Company recorded expenses of $3,000 and $19,000 related to the re-measurement of outstanding Series B warrants, respectively, using the Black-Scholes option pricing model with the following assumptions for 2010 and 2011: expected volatility of 60.7% and 64.5%, risk free interest rates of 2.7% and 1.4%, expected lives of 7.66 and 6.66, and 0% dividend yield. The change in fair value is recorded as change in fair value of warrant liabilities on the statement of operations.

During the three months ended March 31, 2011 and 2012, the change in fair value due to re-measurement of Series B warrants was immaterial.

In July 2009, the Company entered into a Technology License and Operating agreement with Shopzilla, Inc. to license Company technology. Under the terms of the related warrant agreement, Shopzilla may receive up to 632,749 shares of exercisable common stock which shall become exercisable in equal increments of one thirtieth (1/30) of the total, for as long as the license agreement remains effective. During the years ended December 31, 2010 and 2011 Shopzilla earned 253,104 warrants for each year.

During the years ended December 31, 2010 and 2011, the Company recorded $86,000 and $95,000 in expense relating to the issuance of these warrants as valued using the Black-Scholes option pricing model with the following assumptions for 2010 and 2011: expected volatility of 65.5% and 61.2% %, risk free interest rates of 2.2 to 3.7% and 1.6% to 3.3%, expected lives of 9 and 8 years, and 0% dividend yield.

During the three months ended March 31, 2011 and 2012, the Company recorded $24,000 and $21,000 in expense relating to the issuance of these warrants as valued using the Black-Scholes option pricing model with the following assumptions for 2011 and 2012: expected volatility of 61.23% and 51.79%, risk free interest rates of 2.88% to 3.25% and 1.32% to 1.52%, expected lives of 8 and 7 years, and 0% dividend yield.

9. Stock Option Plans

The 2005 Equity Incentive Plan (the “Plan”), as amended, authorized the Board of Directors to grant incentive stock options and nonqualified stock options to employees, directors, and consultants for up to 10,142,742 shares of common stock. Under the Plan, the exercise price for shares purchased under a nonqualified stock option shall not be less than 85% of the fair market value of the common stock on the grant date. The exercise price of an Incentive Stock Option shall be at least 100% of the fair market value of the common stock on the grant date Incentive stock options granted to a participant with more than 10% of the total combined voting power of all classes of the stock of the Company, shall not be less than 110% of the fair market value of the common stock on the grant date. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

Although several different vesting schedules apply, options generally vest over a four year period earning 25% on the first anniversary from the grant date and ratably each month over the ensuing 36-month period, and are exercisable for a maximum period of ten years after date of grant.

The Company expects to satisfy the exercise of vested stock options by issuing new shares that are available for issuance under the Plan. The Company has reserved a maximum of 10,142,742 common shares for issuance under the Plan, of which 2,640,695 were still available for issuance as of December 31, 2011.

Stock Option Award Activity

A summary of stock option activity under the Plan for the year ended December 31, 2010 and 2011 and the quarter ended March 31, 2012 is as follows:

		Options Outstanding
	Options Available for Grant	Number of Options Outstanding	Weighted Average Exercise Price
Balances at December 31, 2009	2,135,785	4,690,021	$0.49
Options granted	(2,276,595)	2,276,595	0.50
Options exercised	—	(278,001)	0.14
Options cancelled	898,856	(898,856)	0.55

Balances at December 31, 2010	758,046	5,789,759	$0.50
Additional shares reserved	2,925,000	—	—
Options granted	(2,133,486)	2,133,486	0.63
Options exercised	—	(487,974)	0.15
Options cancelled	1,091,135	(1,091,135)	0.57

Balances at December 31, 2011	2,640,695	6,344,136	$0.55
Additional shares reserved (unaudited)
Options granted (unaudited)	(90,000)	90,000	0.64
Options exercised (unaudited)	—	(220,713)	0.29
Options cancelled (unaudited)	555,142	(555,142)	0.52

Balances at March 31, 2012 (unaudited)	3,105,837	5,658,281	$0.56

The weighted-average remaining contractual life of options outstanding and vested under both 2005 Plan at December 31, 2011 presented by exercise price range, is as follows:

	Options Outstanding			Options Exercisable at December 31, 2011
Range of Exercise Price	Number Outstanding as of December 31, 2011	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number Exercisable as of December 31, 2011	Weighted-Average Exercise Price
$0.04	40,000	3.84	$0.04	40,000	$0.04
0.11	447,062	4.09	0.11	447,062	0.11
0.19	129,000	5.27	0.19	129,000	0.19
0.49	1,009,366	8.21	0.49	565,109	0.49
0.52	443,635	8.82	0.52	201,968	0.52
0.58	1,417,959	7.84	0.58	801,215	0.58
0.63	190,000	5.98	0.63	190,000	0.63
0.64	1,780,532	9.58	0.64	97,328	0.64
0.67	736,416	7.24	0.67	714,849	0.67
0.95	103,000	6.97	0.95	89,395	0.95
1.13	47,166	6.64	1.13	44,478	1.13

	6,344,136		$0.55	3,320,404	$0.51

The weighted-average remaining contractual life of options outstanding and vested under both 2005 Plan at March 31, 2012 presented by exercise price range, is as follows:

	Options Outstanding			Options Exercisable at March 31, 2012
	(unaudited)			(unaudited)
Range of Exercise Price	Number Outstanding as of March 31, 2012	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number Exercisable as of March 31, 2012	Weighted-Average Exercise Price
$0.04	40,000	3.59	$0.04	40,000	$0.04
0.11	231,031	3.86	0.11	231,031	0.11
0.19	118,000	5.03	0.19	118,000	0.19
0.49	953,770	7.96	0.49	568,874	0.49
0.52	260,666	8.59	0.52	127,021	0.52
0.58	1,412,559	7.59	0.58	896,767	0.58
0.63	190,000	5.73	0.63	190,000	0.63
0.64	1,769,568	9.35	0.64	226,169	0.64
0.67	542,000	6.99	0.67	526,372	0.67
0.95	103,000	6.72	0.95	95,270	0.95
1.13	37,687	6.39	1.13	37,687	1.13

	5,658,281		$0.56	3,057,191	$0.53

As December 31, 2011 the aggregate intrinsic value of current exercisable option was $1.1 million and the weighted average remaining contractual term of those options was 5.86 years. The aggregate intrinsic value was calculated as the difference between the exercise prices of the underlying stock option awards and the fair value of the Common stock at December 31, 2011.

Valuation Assumptions

The Company measures and recognizes compensation expense for all share-based payments awards made to employees based on estimated calculated values. Stock-based compensation expense is based on awards ultimately expected to vest, therefore it has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company has considered historical termination behavior in its forfeitures from those estimates. The Company has considered historical termination behavior in its forfeiture rate estimation process; the forfeiture rate used for the years ended December 31, 2010 and 2011 and the three months ended March 31, 2012 and was 22.4%, 20.6% and 20.6%, respectively.

The Company uses the Black Sholes option pricing model to estimate the calculated value of stock-based compensation.

The Company utilizes the historical volatility of representative public companies to determine its implied volatility, as there is no public trading of the Company’s stock. The Company has not paid any dividends, nor does it expect to pay dividends in the near future; therefore a dividend yield of zero was used. The Company bases the risk-free interest rate on the implied yield currently available on United States Treasure zero-coupon issues with an equivalent expected term. The expected term of the stock options represents the period that the Company’s stock option are expected to be outstanding and was determined using historical information.

The Company used the following weighted average assumptions in its Black-Scholes option-pricing model:

	Year Ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012
			(unaudited)
Volatility	57.92%	58.07%	58.07%	41.58%
Expected term	5.19-6.08	5.45-6.08	5.45-6.08	5.44-6.07
Risk-free interest rates	1.42-5.03%	1.19-4.95%	1.19-4.95%	1.03-3.21%
Dividend yields	0.00%	0.00%	0.00%	0.00%

Stock-based compensation expense for employees included in the statement of operations consists of (in thousands):

	Year Ended December 31,		Three Months Ended March 31,
	2010	2011	2011	2012
			(unaudited)
Cost of revenues	$37	$38	$9	$9
Product development	121	100	30	24
Sales and marketing	34	64	9	15
General and administrative	151	151	37	36

Total	$343	$353	$85	$84

As of March 31, 2012, there was $0.4 million of total unrecognized compensation cost related to unvested stock options which is expected to be recognized over a weighted average period of 2.81 years.

10. Income Taxes

The Company’s provision for income taxes was zero for the years ended December 31 2010 and 2011

The primary components of temporary differences with give rise to deferred taxes are (in thousands):

	2010	2011
Deferred tax assets
Net operating loss carryforwards	$8,601	$10,025
Accruals and others	107	766

Total deferred tax assets	8,708	10,791

Deferred tax liabilities
Accruals and others	(95)	(146)

Total deferred tax liabilities	8,613	10,645

Net deferred tax asset
Valuation allowance	(8,613)	(10,645)

Net deferred tax assets	$—	$—

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. The Company established a valuation allowance at December 31, 2010 and 2011 due to the uncertainty of realizing future tax benefits from it net operating loss carryforwards and other deferred tax assets. The valuation allowance decreased by $0.4 million during the year ended December 31, 2010 and increased by $2.0 million during the year ended December 31, 2011.

At December 31, 2011, the Company had federal net operating loss carryforwards of $21.1 million and state net operating loss carryforwards of $32.4 million which are available to offset future taxable income. The federal net operating loss carryforwards will begin to expire in 2025. The state net operating loss carryforwards will begin to expire in 2015.

Internal Revenue Code Section 382 places a limitation (the “Section 382 Limitation”) on the amount of taxable income which can be offset by net operation loss carryforwards after a change in control (generally greater than 50% change in ownership) of a loss corporation. California has similar rules. Generally, after a control change, a loss corporation cannot deduct net operation loss carryforwards in excess of the Section 382 Limitation. Due to these “change in ownership” provision, utilization of net operation loss may be subject to an annual limitation regarding their utilization against taxable income in future periods.

The Company files income tax returns in the U.S. federal jurisdiction and in the California state jurisdiction. All of the Company’s tax years remain open for examination by the federal and state authorities due to net operating loss carryforwards.

Actual tax expense differs from tax expense calculated based on a statutory rate due to the Company’s establishment of a full valuation allowance against deferred tax benefits.

The Company follows the accounting guidance for uncertain tax positions. The Company did not have any unrecognized tax benefits at December 31, 2011 that if recognized would affect the annual effective tax rate. During the year ended December 31, 2011, the Company did not record any accrued interest or penalties for federal and state income tax purposes.

11. Subsequent Events

On June 12, 2012, the Company was acquired by Bazaarvoice, Inc, a Delaware corporation (“Bazaarvoice”).

Pursuant to the Merger Agreement, Bazaarvoice paid $30.9 million in cash, and issued approximately 6.4 million shares of common stock and assumed vested and unvested options to purchase the common stock of the Company equivalent to 1.7 million options to purchase the common stock of Bazaarvoice.

Bazaarvoice deposited shares of Bazaarvoice common stock equal to a portion of the cash payable and the stock issuable in connection with the Merger into an escrow account to serve as security for the benefit of Bazaarvoice and its affiliates against the indemnification obligations of the Company’s Stockholders. Subject to any indemnification claims made on the escrow account, the escrow amount will be released to the Company’s Stockholders and certain officers of the Company one year after closing.

The Company has evaluated subsequent events through the dates that the financial statements were approved for issuance; May 9, 2012 for the original issuance and June 22, 2012 for the revised issuance.

Unaudited Pro Forma Condensed Consolidated Financial Information

On May 24, 2012, we entered into a definitive agreement to acquire privately-held PowerReviews, Inc. a leading provider of social commerce solutions based in San Francisco, California. Under the terms of the agreement, Bazaarvoice paid $30.9 million in cash, issued approximately 6.4 million shares of common stock and assumed vested and unvested options to purchase the common stock of PowerReviews equivalent to 1.7 million options to purchase the common stock of Bazaarvoice. The estimated purchase price for accounting purposes was $150.1 million. The transaction closed on June 12, 2012.

In accordance with the authoritative guidance for business combinations, the cost to acquire PowerReviews, Inc. will be allocated to assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. The allocation of the purchase price is preliminary and subject to adjustment pending completion of the final valuation. The final valuation could change materially from this preliminary report and therefore could materially affect the purchase price and related accounting adjustments.

The following unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial results that would have been achieved had the acquisition occurred as of the date indicated or of the result that may be obtained in the future.

Pro forma adjustments, as described in the notes, are necessary to reflect the proposed purchase price, the new debt and equity structure and to adjust the Company’s net tangible and intangible assets and liabilities to preliminary estimated fair values.

In the opinion of the Company, based on the preliminary information available at this time, we believe all material adjustments and/or disclosures necessary for a fair presentation of the unaudited pro forma data have been made.

The unaudited pro forma condensed consolidated balance sheet as of April 30, 2012, combines the Company’s audited balance sheet as of April 30, 2012, and the unaudited balance sheet of PowerReviews, Inc. as of March 31, 2012. Pro forma adjustments related to the unaudited pro forma consolidated balance sheet assume the proposed acquisition was consummated on April 30, 2012.

The unaudited pro forma condensed consolidated statement of operations for the year ended April 30, 2012, combines the Company’s audited consolidated statement of operations for the year ended April 30, 2012 and the unaudited condensed statements of operations of PowerReviews, Inc. for the 12 months ended March 31, 2012. Pro forma adjustments related to the unaudited pro forma condensed consolidated statement of operations assume the proposed acquisition was consummated on May 1, 2011.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K filed June 11, 2012, and the historical financial statements of PowerReviews, Inc. included elsewhere in this prospectus.

BAZAARVOICE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

April 30, 2012

(in thousands)

	Bazaarvoice, Inc. Historical	PowerReviews, Inc. March 31, 2012	Pro Forma Adjustments		Bazaarvoice, Inc. Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$74,367	$6,479	$(36,563	)(a)	$44,283
Restricted cash	500	—	—		500
Short term investments	50,834	2,000	(2,000	)(a)	50,834
Accounts receivable, net	17,977	2,249	(535	)(b)	19,691
Prepaid expenses and other current assets	3,873	243	(55	)(b)	4,061

Total current assets	147,551	10,971	(39,153)		119,369
Property, equipment, and capitalized software, net	8,868	1,675	(43	)(b)	10,500
Goodwill	—	—	114,644	(c)(k)	114,644
Other intangible assets, net	—	—	40,100	(d)	40,100
Other non-current assets	448	24	(1	)(b)	471

Total assets	$156,867	$12,670	$115,547		$285,084

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,523	$807	$(499	)(b)	$2,831
Accrued expenses and other current liabilities	12,725	1,755	32	(b)(e)	14,512
Current portion of long term debt	—	1,690	(1,690	)(f)	—
Deferred revenue	42,152	3,987	(215	)(b)(g)	45,924

Total current liabilities	57,400	8,239	(2,372)		63,267
Deferred revenue less current portion	3,434	127	(75	)(b)(g)	3,486
Deferred tax liability, long-term	31	—	—		31
Long term debt	—	2,104	(2,104	)(f)	—
Other liabilities, long-term	2,404	2,811	(2,811	)(h)	2,404

Total long term liabilities	5,869	5,042	(4,990)		5,921

Total liabilities	63,269	13,281	(7,362)		69,188
Total redeemable convertible preferred stock	—	34,793	(34,793	)(i)	—
Total equity	93,598	(35,404)	157,702	(j)(k)	215,896

Total liabilities and equity	$156,867	$12,670	$115,547		$285,084

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

BAZAARVOICE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

	Year Ended April 30,
	Bazaarvoice, Inc. 12 months ended 4/30/12	PowerReviews, Inc. 12 months ended 3/31/12 (Note 3)	Pro forma Adjustments		Bazaarvoice, Inc. Pro forma
Revenue	$106,136	$11,886	$—		$118,022
Cost of revenue	36,441	4,543	2,166	(l)(n)	43,150

Gross profit	69,695	7,343	(2,166)		74,872

Operating expenses:
Sales and marketing	49,726	6,289	3,766	(m)(n)	59,781
Research and development	20,789	4,054	738	(n)	25,581
General and administrative	21,895	3,744	604	(n)	26,243

Total operating expenses	92,410	14,087	5,108		111,605

Operating loss	(22,715)	(6,744)	(7,274)		(36,733)

Total other income (expense), net	(803)	209	(209	)(o)	(803)

Net loss before income taxes	(23,518)	(6,535)	(7,483)		(37,536)
Income tax expense	811	—	—		811

Net loss	$(24,329)	$(6,535)	$(7,483)		$(38,347)
Less accretion of redeemable convertible preferred stock	(38)	(462)	462	(p)	(38)

Net loss applicable to common stockholders	$(24,367)	$(6,997)	$(7,021)		$(38,385)

Net loss per share applicable to common stockholders:
Basic and diluted	$(0.92)	—	—		$(1.17)

Basic and diluted weighted average number of shares	26,403	—	6,381	(q)	32,784

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

BAZAARVOICE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—General

The following represents the preliminary allocation of the proposed purchase price based on the current best estimate of the fair values of the acquired assets and assumed liabilities of PowerReviews, Inc. as of closing. The allocation of the purchase price is based on an independent appraisal and a comprehensive evaluation of tangible and intangible assets to be acquired and liabilities to be assumed. The preliminary allocation of the purchase price may not be indicative of the final allocation of purchase price consideration. Actual fair values will be determined at close and as more detailed analysis is completed and additional information becomes available related to the fair values of the assets acquired and liabilities assumed from PowerReviews, Inc. The Company estimates that it will record total purchase price consideration for accounting purposes of $150.1 million. Under the purchase method of accounting, the purchase price is allocated to PowerReviews’ net tangible and intangible assets based upon their estimated fair value as of the date of acquisition.

The purchase price has been preliminarily allocated as follows (in thousands):

Cash and cash equivalents	$848
Accounts receivable	1,714
Prepaid expenses and other current assets	188
Property and equipment	1,632
Other noncurrent assets	23
Intangible assets
Domain name (Indefinite useful life)	800
Developed technology (3 year useful life)	5,400
Customer relationships (3 to 10 year useful life)	33,900

Total identified intangibles	40,100
Goodwill	114,644

Total assets acquired	159,149
Accounts payable	(308)
Accrued liabilities	(1,787)
Deferred revenue	(3,824)
Deferred tax liability	(3,093)

Total liabilities assumed	(9,012)

Net assets acquired	$150,137

The consideration paid using the closing share price on June 12, 2012 of $17.20 per share of common stock is as follows (in thousands):

Cash	$30,933
Common stock	109,745
Fair value of vested stock options assumed	9,459

Total consideration	$150,137

The valuation of the “customer relationships,” “developed technology” and “domain name” intangible assets in the above table were determined using the “income” valuation approach. A preliminary estimate of $114.6 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of tangible and intangible assets acquired. In accordance with the authoritative guidance for goodwill and other intangible assets, goodwill will not be amortized but will be tested for impairment at least annually. The purchase price allocation presented above is preliminary and final allocation of the purchase price will be based upon the actual fair values of the net tangible and intangible assets acquired, as well as liabilities assumed as of the date of the closing of the acquisition. Any change in the fair value of the net assets of PowerReviews, Inc. will change the amount of purchase price allocable to goodwill. The final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

Note 2—Pro Forma Adjustments

The preceding unaudited pro forma financial statements do not include any pro forma adjustments for the following:

•	Any operating efficiencies and cost savings that may be achieved with respect to the combined companies.

•

The combined companies may incur integration-related expenses as a result of the elimination of duplicate functions, operational realignment and related workforce reductions. PowerReviews, Inc. related costs would generally be recognized as a liability assumed as of the acquisition date, resulting in additional goodwill, while the Company’s related costs would be recognized as an expense through the statement of operations.

The unaudited pro forma combined condensed balance sheet and statement of operations give effect to the following pro forma adjustments:

Balance Sheet

(a)	To decrease cash, cash equivalents and short-term investments by $38.6 million for the $30.9 million cash portion of the acquisition and an estimated $7.7 million use of cash by PowerReviews prior to the closing of the transaction including settlement of outstanding loans and PowerReviews own transaction costs.

(b)	To reflect movements in assets and liabilities of PowerReviews between March 31, 2012 and the closing date of June 12, 2012.

(c)	To recognize the excess of the purchase price over the fair value of tangible and intangible assets to be acquired as goodwill.

(d)	To recognize the fair market value of the identifiable intangible assets to be acquired. The amount of the adjustment is management’s estimate pending completion of an independent valuation and is comprised of approximately $0.8 million for the domain name, $5.4 million for developed technology and $33.9 million for customer relationships.

(e)	To adjust PowerReviews accrual for deferred rent to the estimated fair value.

(f)	To reflect the settlement of outstanding PowerReviews debt which was paid simultaneously with the acquisition.

(g)	To adjust PowerReviews deferred revenue to the estimated fair value.

(h)	To reflect the settlement of PowerReviews warrant liabilities that were not assumed by Bazaarvoice.

(i)	To reflect the conversion of redeemable convertible preferred stock into common stock.

(j)	To reflect the value of equity issued to purchase PowerReviews, other impacts of purchase price allocation adjustments and movements in assets and liabilities of PowerReviews between March 31, 2012 and the closing date of June 12, 2012.

(k)	To reflect a $3.1 million increase in goodwill associated with the net deferred tax liability recorded in the preliminary purchase price allocation. The recording of the liability results in the reduction of Bazaarvoice’s valuation allowance which will be recorded as an income tax benefit.

Statement of Operations

(l)	To reflect one year of amortization for the acquired developed technology intangible asset of $1.8 million.

(m)	To reflect one year of amortization for the acquired customer relationships intangible asset of $3.5 million.

(n)	To reflect the stock based compensation adjustment associated with the assumed PowerReviews stock options. The adjustment reflects an increase in expense for Bazaarvoice to reflect the new fair value of options assumed. The increase is $0.4 million to Cost of revenue, $0.3 million to Sales and marketing, $0.7 million to Research and development and $0.6 million to General and administrative. This adjustment does not reflect approximately $10.2 million of stock based compensation expense that will be incurred as a result of option acceleration triggered by termination on change of control.

(o)	To reflect the removal of the interest expense relating to PowerReviews long term debt held prior to acquisition that was paid simultaneously with the acquisition and the removal of $0.3 million of income from the change in fair value of warrant liabilities that were not assumed by Bazaarvoice.

(p)	To reflect the conversion of redeemable convertible preferred stock into common stock prior to the acquisition, which requires no accretion.

(q)	To adjust the weighted average number of shares calculation for shares issued to acquire PowerReviews.

Note 3—PowerReviews, Inc. Statement of Operations for the 12 Months Ended March 31, 2012

The unaudited statement of operations for PowerReviews for the 12 months ended March 31, 2012 used in the unaudited pro forma condensed consolidated statement of operations was prepared by the Company using information contained in the PowerReviews audited financial statements for the year ended December 31, 2011 and the unaudited interim financial statements as of March 31, 2012 contained elsewhere in this prospectus. The unaudited statement of operations should therefore be read in connection with said statements.

POWERREVIEWS, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

	12 months ended 12/31/2011	3 months ended 3/31/2011	3 months ended 3/31/2012	12 months ended 3/31/2012
Revenue	$11,513	$2,798	$3,171	$11,886
Cost of revenue	4,506	1,106	1,143	4,543

Gross profit	7,007	1,692	2,028	7,343

Operating expenses:
Product development	4,196	1,120	978	4,054
Sales and marketing	6,239	1,430	1,480	6,289
General and administrative	3,355	738	1,127	3,744

Total operating expenses	13,790	3,288	3,585	14,087

Operating loss	(6,783)	(1,596)	(1,557)	(6,744)

Total other income, net	(69)	(22)	256	209

Net loss before income taxes	(6,852)	(1,618)	(1,301)	(6,535)
Income tax expense	—	—	—	—

Net loss	$(6,852)	$(1,618)	$(1,301)	$(6,535)
Less accretion of redeemable convertible preferred stock	(307)	(2)	(157)	(462)

Net loss applicable to common stockholders	$(7,159)	$(1,620)	$(1,458)	$(6,997)

The most powerful software on the planet is the human mind.

We are messengers of the new marketplace.

We empower businesses to capture the rich customer experiences that define their brands, and organize these conversations into real-time intelligence. We distill this customer data into actionable insights to power customer-centric decisions across the enterprise.

The conversations we collect and the insights we wield will set the stage for the world’s big statements. They will turn objects into symbols and simple businesses into forces that change the world.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Estimated expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered under this registration statement are as follows:

SEC registration fee		$22,191.46
FINRA filing fee
Listing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Blue Sky fees and expenses (including legal fees)
Transfer agent and registrar fees and expenses
Miscellaneous

Total	$

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors, officers and some employees containing provisions that may be in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Reference is also made to Section 11 of the Underwriting Agreement to be filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriter of our officers and directors against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we sold the following unregistered securities:

1.	On July 16, 2009, we granted options under our 2005 Stock Plan, as amended, to purchase 122,000 shares of common stock to our employees, directors and consultants, having an exercise price of $2.60 per share for an aggregate exercise price of $317,200. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

2.

On July 16, 2009, we granted options under our 2005 Stock Plan, as amended, to purchase 605,015 shares of common stock to our employees, directors and consultants, having an exercise price of $2.86 per share for an aggregate exercise price of $1,730,343. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

3.	On July 22, 2009, we sold and issued an aggregate of 4,600 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $736. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

4.	On July 27, 2009, we sold and issued an aggregate of 5,937 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $10,865. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

5.	On August 5, 2009, we sold and issued an aggregate of 337,365 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.03333 to $0.11667 per share for an aggregate consideration of $17,610. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

6.	On August 10, 2009, we sold and issued an aggregate of 36,875 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $1.83 per share for an aggregate consideration of $16,081. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

7.	On August 28, 2009, we sold and issued an aggregate of 5,312 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $9,721. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

8.	On September 17, 2009, we granted options under our 2005 Stock Plan, as amended, to purchase 615,501 shares of common stock to our employees, directors and consultants, having an exercise price of $2.86 per share for an aggregate exercise price of $1,760,333. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

9.	On October 2, 2009, we sold and issued an aggregate of 1,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $2,600. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

10

On October 4, 2009, we sold and issued an aggregate of 4,062 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $10,561. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

11.	On November 12, 2009, we sold and issued an aggregate of 31,250 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $81,250. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

12.	On December 1, 2009, we granted options under our 2005 Stock Plan, as amended, to purchase 365,750 shares of common stock to our employees, directors and consultants, having an exercise price of $2.86 per share for an aggregate exercise price of $1,046,045. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

13.	On December 8, 2009, we sold and issued an aggregate of 5,250 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.04667 per share for an aggregate consideration of $245. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

14.	On December 9, 2009, we sold and issued an aggregate of 7,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $875. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

15.	On December 21, 2009, we sold and issued an aggregate of 14,062 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $2,250. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

16.	On December 29, 2009, we sold and issued an aggregate of 7,900 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $1,264. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

17.	On January 4, 2010, we sold and issued an aggregate of 85,633 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $2.60 per share for an aggregate consideration of $52,283. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

18.

On January 12, 2010, we sold and issued an aggregate of 5,250 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $.04667 per share for an aggregate consideration of $245. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

19.	On January 13, 2010, we sold and issued an aggregate of 14,250 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $1,663. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

20.	On January 18, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 274,993 shares of common stock to our employees, directors and consultants, having an exercise price of $2.86 per share for an aggregate exercise price of $786,480. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

21.	On January 20, 2010, we sold and issued an aggregate of 236,000 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.03333 to $0.04667 per share for an aggregate consideration of $10,934. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

22.	On January 22, 2010, we sold and issued an aggregate of 26,250 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.04667 to $0.11667 per share for an aggregate consideration of $2,013. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

23.	On January 27, 2010, we sold and issued an aggregate of 45,218 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $82,749. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

24.	On January 29, 2010, we sold and issued an aggregate of 4,335 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $7,933. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

25.	On February 1, 2010, we sold and issued an aggregate of 65,810 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.03333 to $0.04667 per share for an aggregate consideration of $2,338. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

26.

On February 9, 2010, we sold and issued 726,392 shares of Series E redeemable convertible preferred stock to one accredited investor, at $4.13 per share, for a total consideration of $2,999,999. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 506 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering.

27.	On February 10, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 454,352 shares of common stock to our employees, directors and consultants, having an exercise price of $4.13 per share for an aggregate exercise price of $1,876,474. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

28.	On February 10, 2010, we sold and issued an aggregate of 71,685 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.04667 to $0.11667 per share for an aggregate consideration of $6,287. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

29.	On February 22, 2010, we sold and issued an aggregate of 4,375 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $700. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

30.	On February 25, 2010, we sold and issued an aggregate of 8,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $1,280. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

31.	On February 26, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 100,000 shares of common stock to our employees, directors and consultants, having an exercise price of $4.13 per share for an aggregate exercise price of $413,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

32.	On March 1, 2010, we sold and issued an aggregate of 7,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $13,725. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

33.	On March 15, 2010, we sold and issued an aggregate of 1,750 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $4,550. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

34.	On March 16, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 322,200 shares of common stock to our employees, directors and consultants, having an exercise price of $4.13 per share for an aggregate exercise price of $1,330,686. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

35.	On April 16, 2010, we sold and issued an aggregate of 3,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $9,100. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

36.	On April 19, 2010, we sold and issued an aggregate of 7,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $875. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

37.	On April 27, 2010, we sold and issued an aggregate of 5,750 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $14,950. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

38.	On May 4, 2010, we sold and issued an aggregate of 8,437 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $0.16 per share for an aggregate consideration of $1,282. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

39.	On May 12, 2010, we sold and issued an aggregate of 136,087 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.04667 to $0.11667 per share for an aggregate consideration of $10,958. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

40.	On May 18, 2010, we sold and issued an aggregate of 9,375 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $24,375. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

41.	On May 20, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 1,049,574 shares of common stock to our employees, directors and consultants, having an exercise price of $4.20 per share for an aggregate exercise price of $4,408,211. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

42.	On May 26, 2010, we sold and issued an aggregate of 5,312 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $13,811. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

43.	On June 1, 2010, we sold and issued an aggregate of 2,700 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $7,020. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

44.	On June 9, 2010, we sold and issued an aggregate of 5,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $13,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

45.	On June 11, 2010, we sold and issued an aggregate of 7,187 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $18,686. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

46.	On June 18, 2010, we sold and issued an aggregate of 65,625 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $2.60 per share for an aggregate consideration of $49,563. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

47.	On July 8, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 112,700 shares of common stock to our employees, directors and consultants, having an exercise price of $4.85 per share for an aggregate exercise price of $546,595. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

48.	On July 9, 2010, we sold and issued an aggregate of 5,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $800. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

49.	On July 13, 2010, we sold and issued an aggregate of 1,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $1,830. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

50.	On July 16, 2010, we sold and issued an aggregate of 9,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $16,470. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

51.	On July 16, 2010, we sold and issued an aggregate of 8,750 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $25,025. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

52.	On August 3, 2010, we sold and issued an aggregate of 16,562 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $43,061. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

53.	On August 10, 2010, we sold and issued an aggregate of 10,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $1,167. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

54.	On August 11, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 245,727 shares of common stock to our employees, directors and consultants, having an exercise price of $4.86 per share for an aggregate exercise price of $1,194,233. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

55.	On August 17, 2010, we sold and issued an aggregate of 51,250 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $5,979. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

56.	On August 18, 2010, we sold and issued an aggregate of 37,106 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $1.83 per share for an aggregate consideration of $59,654. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

57.	On September 10, 2010, we sold and issued an aggregate of 21,458 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $2.60 per share for an aggregate consideration of $16,296. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

58.	On September 16, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 1,169,617 shares of common stock to our employees, directors and consultants, having an exercise price of $4.86 per share for an aggregate exercise price of $5,684,339. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

59.	On September 16, 2010, we sold and issued an aggregate of 7,812 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $20,311. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

60.	On September 24, 2010, we sold and issued an aggregate of 4,219 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $675. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

61.	On October 1, 2010, we sold and issued an aggregate of 5,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $14,300. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

62.	On October 5, 2010, we sold and issued an aggregate of 6,830 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $12,499. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

63.	On October 7, 2010, we sold and issued an aggregate of 8,437 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $21,936. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

64.	On October 18, 2010, we sold and issued an aggregate of 2,187 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $6,255. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

65.	On October 22, 2010, we sold and issued an aggregate of 2,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $7,150. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

66.	On October 28, 2010, we sold and issued an aggregate of 10,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.04667 per share for an aggregate consideration of $467. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

67.	On November 8, 2010, we sold and issued an aggregate of 13,333 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $38,132. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

68.	On November 11, 2010, we sold and issued an aggregate of 7,308 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $19,001. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

69.	On November 16, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 945,283 shares of common stock to our employees, directors and consultants, having an exercise price of $4.86 per share for an aggregate exercise price of $4,594,075. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

70.	On November 18, 2010, we sold and issued an aggregate of 20,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $57,200. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

71.	On November 29, 2010, we sold and issued an aggregate of 7,940 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $1.83 per share for an aggregate consideration of $6,281. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

72.	On December 1, 2010, we sold and issued an aggregate of 27,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $3,150. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

73.	On December 10, 2010, we sold and issued an aggregate of 2,708 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $7,745. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

74.	On December 14, 2010, we granted options under our 2005 Stock Plan, as amended, to purchase 29,700 shares of common stock to our employees, directors and consultants, having an exercise price of $4.86 per share for an aggregate exercise price of $144,342. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

75.	On December 16, 2010, we sold and issued an aggregate of 6,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $15,600. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

76.	On December 17, 2010, we sold and issued an aggregate of 12,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $2,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

77.	On January 3, 2011, we sold and issued an aggregate of 46,250 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $84,638. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

78.	On January 7, 2011, we sold and issued an aggregate of 12,500 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $2,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

79.	On January 12, 2011, we sold and issued an aggregate of 57,250 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.03333 to $0.16 per share for an aggregate consideration of $8,400. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

80.	On January 14, 2011, we sold and issued an aggregate of 1,822 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $4,737. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

81.	On January 17, 2011, we sold and issued an aggregate of 2,188 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $6,258. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

82.	On January 31, 2011, we sold and issued an aggregate of 138,443 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.04667 to $2.86 per share for an aggregate consideration of $283,414. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

83.	On February 1, 2011, we sold and issued an aggregate of 24,062 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $62,561. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

84.	On February 7, 2011, we sold and issued an aggregate of 6,729 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $19,245. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

85.	On February 10, 2011, we granted options under our 2005 Stock Plan, as amended, to purchase 126,550 shares of common stock to our employees, directors and consultants, having an exercise price of $5.35 per share for an aggregate exercise price of $677,043. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

86.	On February 14, 2011, we sold and issued an aggregate of 1,250 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $4.13 per share for an aggregate consideration of $5,163. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

87.	On February 15, 2011, we sold and issued an aggregate of 1,250 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $4.13 per share for an aggregate consideration of $5,163. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

88.	On February 22, 2011, we sold and issued an aggregate of 285,818 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $743,127. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

89.	On February 25, 2011, we sold and issued an aggregate of 52,083 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $135,416. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

90.	On March 2, 2011, we sold and issued an aggregate of 9,062 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $23,561. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

91.	On March 17, 2011, we sold and issued an aggregate of 2,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $4.13 per share for an aggregate consideration of $8,260. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

92.	On March 25, 2011, we sold and issued an aggregate of 10,937 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $2.60 to $2.86 per share for an aggregate consideration of $29,817. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

93.	On March 31, 2011, we sold and issued an aggregate of 7,500 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $1.83 to $2.60 per share for an aggregate consideration of $14,527. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

94.	On April 8, 2011, we sold and issued an aggregate of 5,728 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $10,482. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

95.	On April 18, 2011, we sold and issued an aggregate of 2,187 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $6,255. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

96.	On April 19, 2011, we granted options under our 2005 Stock Plan, as amended, to purchase 547,900 shares of common stock to our employees, directors and consultants, having an exercise price of $6.28 per share for an aggregate exercise price of $3,440,812. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

97.	On April 20, 2011, we sold and issued an aggregate of 9,000 shares of common stock pursuant to option exercises by the holder of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $1.83 per share for an aggregate consideration of $7,903. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

98.	On April 21, 2011, we sold and issued an aggregate of 10,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $26,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

99.	On April 26, 2011, we sold and issued an aggregate of 729 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $2,085. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

100.	On April 28, 2011, we sold and issued an aggregate of 33,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $3,850. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

101.	On April 29, 2011, we sold and issued an aggregate of 12,708 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $1.83 to $4.13 per share for an aggregate consideration of $32,059. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

102.	On May 2, 2011, we sold and issued an aggregate of 7,500 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $19,500. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

103.	On May 6, 2011, we sold and issued an aggregate of 40,625 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.13 per share for an aggregate consideration of $167,781. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

104.	On May 10, 2011, we sold and issued an aggregate of 8,458 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $21,991. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

105.	On May 24, 2011, we granted options under our 2005 Stock Plan, as amended, to purchase 508,939 shares of our common stock to our employees, directors, and consultants having an exercise price of $6.58 per share for an aggregate exercise price of $3,348,819. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

106.	On June 1, 2011, we sold and issued an aggregate of 6,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $10,980. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

107.	On June 7, 2011, we sold and issued an aggregate of 30,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $4,800. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

108.	On June 10, 2011, we sold and issued an aggregate of 15,625 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.13 per share for an aggregate consideration of $64,531. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

109.	On June 15, 2011, we sold and issued an aggregate of 194,370 shares of common stock pursuant option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $.04667 to $2.86 per share for an aggregate consideration of $14,051. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

110.	On June 20, 2011, we sold and issued an aggregate of 8,750 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $25,025. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

111.	On June 21, 2011, we sold and issued an aggregate of 1,458 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $4,170. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

112.	On June 24, 2011, we sold and issued an aggregate of 60,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $7,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

113.	On June 29, 2011, we sold and issued an aggregate of 97,083 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $1.83 to $2.86 per share for an aggregate consideration of $187,532. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

114.	On July 6, 2011, we sold and issued an aggregate of 274,993 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $786,480. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

115.	On July 14, 2011, we sold and issued an aggregate of 2,656 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.13 per share for an aggregate consideration of $10,969. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

116.	On July 15, 2011, we sold and issued an aggregate of 33,750 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $2.60 to $2.86 per share for an aggregate consideration of $94,250. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

117.	On July 18, 2011, we sold and issued an aggregate of 730 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $2,088. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

118.	On July 20, 2011, we sold and issued an aggregate of 10,402 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.16 to $2.60 per share for an aggregate consideration of $5,527. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

119.	On July 21, 2011, we sold and issued an aggregate of 20,626 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.16 to $2.60 per share for an aggregate consideration of $53,625. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

120.	On July 22, 2011, we sold and issued an aggregate of 1,684 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price $4.86 per share for an aggregate consideration of $8,184. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

121.	On July 27, 2011, we sold and issued an aggregate of 11,458 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $32,770. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

122.	On July 28, 2011, we sold and issued an aggregate of 7,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $18,200. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

123.	On July 29, 2011, we sold and issued an aggregate of 14,400 shares of common stock pursuant to option exercises by holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.16 to $4.20 per share for an aggregate consideration of $29,824. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

124.	On August 1, 2011, we granted options under our 2005 Stock Plan, as amended, to purchase 904,008 shares of common stock to our employees and consultants, having an exercise price of $8.58 per share for an aggregate exercise price of $7,756,389. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

125.	On August 1, 2011, we granted a warrant to purchase 2,500 shares of common stock to a consultant, having an exercise price of $8.58 per share for an aggregate exercise price of $21,450. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 504 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

126.	On August 5, 2011, we sold and issued an aggregate of 5,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.13 per share for an aggregate consideration of $20,650. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

127.	On August 12, 2011, we sold and issued an aggregate of 1,875 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $5,363. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

128.	On August 16, 2011, we granted options under our 2005 Stock Plan, as amended, to purchase 166,400 shares of common stock to our employees and consultants, having an exercise price of $8.58 per share for an aggregate exercise price of $1,427,712. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

129.	On August 16, 2011, we sold and issued an aggregate of 729 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $2,085. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

130.	On August 24, 2011, we sold and issued an aggregate of 50,583 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.11667 to $4.13 per share for an aggregate consideration of $92,637. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

131.	On August 31, 2011, we sold and issued an aggregate of 625 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.20 per share for an aggregate consideration of $2,625. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

132.	On September 15, 2011, we sold and issued an aggregate of 7,375 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $2.86 to $4.85 per share for an aggregate consideration of $22,088. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

133.	On September 15, 2011, we granted options under our 2005 Stock Plan, as amended, to purchase 83,250 shares of common stock to our employees and consultants, having an exercise price of $8.58 per share for an aggregate exercise price of $714,285. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

134.	On September 20, 2011, we sold and issued an aggregate of 729 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $2,085. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

135.	On September 23, 2011, we sold and issued an aggregate of 7,916 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $22,640. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

136.	On September 28, 2011, we sold and issued an aggregate of 3,900 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $10,140. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

137.	On September 29, 2011, we sold and issued an aggregate of 750 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.13 per share for an aggregate consideration of $3,098. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

138.	On October 11, 2011, we sold and issued an aggregate of 1,312 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.85 per share for an aggregate consideration of $6,363. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

139.	On October 12, 2011, we sold and issued an aggregate of 9,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $0.16 per share for an aggregate consideration of $1,440. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

140.	On October 19, 2011, we sold and issued an aggregate of 729 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $2,085. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

141.	On October 22, 2011, we sold and issued an aggregate of 510 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.86 per share for an aggregate consideration of $2,479. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

142.	On October 31, 2011, we sold and issued an aggregate of 9,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $16,470. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

143.	On November 3, 2011, we sold and issued an aggregate of 5,375 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $2.60 to $4.13 per share for an aggregate consideration of $16,844. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

144.	On November 7, 2011, we granted options under our 2005 Stock Plan, as amended, to purchase 123,950 shares of common stock to our employees, directors and consultants, having an exercise price of $9.10 per share for an aggregate exercise price of $1,127,945. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

145.	On November 17, 2011, we sold and issued an aggregate of 1,429 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $4,087. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

146.	On November 23, 2011, we sold and issued an aggregate of 2,500 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.86 per share for an aggregate consideration of $12,150. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

147.	On November 28, 2011, we sold and issued an aggregate of 15,167 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.04667 to $2.60 per share for an aggregate consideration of $1,134. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

148.	On December 8, 2011, we granted options under our 2005 Stock Plan, as amended, to purchase 70,365 shares of common stock to our employees, directors and consultants, having an exercise price of $9.52 per share for an aggregate exercise price of $669,875. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

149.	On December 8, 2011, we sold and issued an aggregate of 601 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.86 per share for an aggregate consideration of $2,921. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

150.	On December 9, 2011, we sold and issued an aggregate of 9,375 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $0.11667 per share for an aggregate consideration of $1,094. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

151.	On December 19, 2011, we sold and issued an aggregate of 5,979 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $2.60 to $4.20 per share for an aggregate consideration of $17,735. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

152.	On December 22, 2011, we sold and issued an aggregate of 24,576 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $2.60 to $4.86 per share for an aggregate consideration of $110,399. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

153.	On December 23, 2011, we sold and issued an aggregate of 7,500 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.86 per share for an aggregate consideration of $36,450. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

154.	On January 3, 2012, we sold and issued an aggregate of 229,716 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.04667 to $4.86 per share for an aggregate consideration of $264,411. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

155.	On January 5, 2012, we sold and issued an aggregate of 23,809 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.20 per share for an aggregate consideration of $99,998. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

156.	On January 6, 2012, we sold and issued an aggregate of 78,452 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.03333 to $1.83 per share for an aggregate consideration of $23,226. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

157.	On January 10, 2012, we sold and issued an aggregate of 19,124 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $2.60 to $2.86 per share for an aggregate consideration of $53,893. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

158.	On January 17, 2012, we granted options under our 2005 Stock Plan, as amended, to purchase 338,174 shares of common stock to our employees, directors and consultants, having an exercise price of $9.60 per share for an aggregate exercise price of $3,246,470. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

159.	On January 17, 2012, we granted a warrant to purchase 200,000 shares of common stock to a charitable entity, having an exercise price of $9.60 per share for an aggregate exercise price of $1,920,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering or otherwise exempt from registration.

160.	On January 18, 2012, we sold and issued an aggregate of 3,334 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $9,535. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

161.	On January 24, 2012, we sold and issued an aggregate of 14,375 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $26,306. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

162.	On January 25, 2012, we sold and issued an aggregate of 50,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $0.04667 per share for an aggregate consideration of $2,334. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

163.	On January 26, 2012, we sold and issued an aggregate of 1,000 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.85 per share for an aggregate consideration of $4,850. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

164.	On January 31, 2012, we sold and issued an aggregate of 2,187 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $4.20 per share for an aggregate consideration of $9,185. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

165.	On February 3, 2012, we sold and issued an aggregate of 26,250 shares of common stock pursuant to an option exercise by the holder of stock options issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $68,250. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

166.	On February 7, 2012, we sold and issued an aggregate of 30,937 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $0.16 to $2.60 per share for an aggregate consideration of $68,236. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

167.	On February 14, 2012, we sold and issued an aggregate of 25,833 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.86 per share for an aggregate consideration of $73,882. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

168.	On February 15, 2012, we sold and issued an aggregate of 16,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $41,600. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

169.	On February 17, 2012, we sold and issued an aggregate of 17,011 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $1.83 to $4.86 per share for an aggregate consideration of $38,833. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

170.	On February 21, 2012, we sold and issued an aggregate of 28,385 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $1.83 to $2.86 per share for an aggregate consideration of $58,611. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

171.	On February 22, 2012, we sold and issued an aggregate of 4,625 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $2.86 to $4.86 per share for an aggregate consideration of $14,478. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

172.	On February 23, 2012, we sold and issued an aggregate of 13,308 shares of common stock pursuant to option exercises by the holders of stock options issued under our 2005 Stock Plan, as amended, at purchase prices ranging from $1.83 to $4.86 per share for an aggregate consideration of $30,031. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

173.	On February 23, 2012, we granted options under our 2005 Stock Plan, as amended, to purchase 668,200 shares of common stock to our employees, directors and consultants, having an exercise price of $12.00 per share for an aggregate exercise price of $8,018,400. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

174.	On February 24, 2012, we sold and issued an aggregate of 3,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $1.83 per share for an aggregate consideration of $5,490. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

175.	On February 28, 2012, we sold and issued an aggregate of 1,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $4.13 per share for an aggregate consideration of $4,130. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

176.	On February 29, 2012, we sold and issued an aggregate of 20,000 shares of common stock pursuant to an option exercise by the holder of a stock option issued under our 2005 Stock Plan, as amended, at a purchase price of $2.60 per share for an aggregate consideration of $52,000. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the registrant’s board of directors.

177.	On June 12, 2012, we sold and issued an aggregate of 6,380,538 shares of common stock as consideration in connection with our acquisition of PowerReviews, Inc. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act, or Rule 506 of Regulation D promulgated under the Securities Act, as transactions by an issuer not involving a public offering or otherwise exempt from registration.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions. Stock certificates issued in the foregoing transactions bear appropriate Securities Act legends as to the restricted nature of such securities. Each recipient of the securities in these transactions represented his or her intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates issued in each such transaction. In each case, the recipient received adequate information about the registrant or had adequate access, through his or her relationship with the registrant, to information about the registrant.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

			Incorporated by Reference
Exhibit Number		Exhibit Title	Form	File No.	Exhibit	Filing Date

1.1	*	Form of Underwriting Agreement

2.1		Agreement and Plan of Merger by and among the Registrant, PowerReviews, Inc., Peloton Acquisition Corp., Peloton Acquisition LLC, Shareholder Representative Services LLC, as representative of the stockholders of PowerReviews, Inc., and U.S. Bank National Association, as escrow agent dated May 24, 2012

3.1		Amended and Restated Certificate of Incorporation of the Registrant	S-1	333-176506	3.1	August 26, 2011

3.2		Amended and Restated Bylaws of the Registrant	S-1	333-176506	3.4	August 26, 2011

4.1		Specimen Common Stock Certificate of the Registrant	S-1/A	333-176506	4.1	November 17, 2011

4.2		Amended and Restated Investors’ Rights Agreement among the Registrant and certain stockholders, dated February 9, 2010	S-1	333-176506	4.2	August 26, 2011

4.3		Amendment No. 1 to the Amended and Restated Investors’ Rights Agreement among the Registrant and certain stockholders, dated February 9, 2012	S-1/A	333-176506	4.2.1	February 9, 2012

5.1	*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1		Form of Indemnification Agreement for directors and officers	S-1	333-176506	10.1	August 26, 2011

10.2		2005 Stock Plan, as amended	S-1/A	333-176506	10.2	February 9, 2012

10.3		Form of Stock Option Agreement under 2005 Stock Plan	S-1	333-176506	10.3	August 26, 2011

10.4		Form of Stock Option Agreement (Early Exercise) under 2005 Stock Plan	S-1	333-176506	10.4	August 26, 2011

10.5		2012 Equity Incentive Plan	S-1/A	333-176506	10.5	February 9, 2012

10.6		Form of Stock Option Award Agreement under 2012 Equity Incentive Plan	S-1/A	333-176506	10.6	February 9, 2012

10.7		Form of Restricted Stock Unit Award Agreement under 2012 Equity Incentive Plan	S-1/A	333-176506	10.7	February 9, 2012

10.8		Form of Restricted Stock Purchase Agreement under 2012 Equity Incentive Plan	S-1/A	333-176506	10.7.1	February 9, 2012

10.9		PowerReviews, Inc. 2005 Equity Incentive Plan, as amended	S-8	333-182362	10.1	June 27, 2012

		Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date

10.10	Form of Stock Option Grant Notice under PowerReviews, Inc. 2005 Equity Incentive Plan	S-8	333-182362	10.2	June 27, 2012

10.11	Form of Exercise Notice and Stock Purchase Agreement under PowerReviews, Inc. 2005 Equity Incentive Plan	S-8	333-182362	10.3	June 27, 2012

10.12	2012 Employee Stock Purchase Plan	S-1/A	333-176506	10.8	February 9, 2012

10.13	Terms of Employment between the Registrant and Brett A. Hurt, dated June 14, 2005	S-1	333-176506	10.12	August 26, 2011

10.14	Offer of Employment between the Registrant and Bryan C. Barksdale, dated July 15, 2010	S-1	333-176506	10.13	August 26, 2011

10.15	Offer of Employment between the Registrant and Heather J. Brunner, dated July 7, 2008	S-1	333-176506	10.14	August 26, 2011

10.16	Amendment to Offer of Employment between the Registrant and Heather J. Brunner, dated June 30, 2010	S-1	333-176506	10.15	August 26, 2011

10.17	Offer of Employment between the Registrant and Stephen R. Collins, dated August 13, 2010	S-1	333-176506	10.16	August 26, 2011

10.18	Amended and Restated Offer of Employment between the Registrant and Erin C. Nelson, dated August 16, 2011	S-1	333-176506	10.18	August 26, 2011

10.19	Offer of Employment between the Registrant and Ryan D. Robinson, dated April 2, 2012	10-K	001-35433	10.16	June 11, 2012

10.20	Board of Directors Offer Letter between the Registrant and Dev C. Ittycheria, dated November 5, 2009	S-1	333-176506	10.24	August 26, 2011

10.21	Office Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated July 15, 2009	S-1	333-176506	10.25	August 26, 2011

10.22	First Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated January 19, 2010	S-1	333-176506	10.26	August 26, 2011

10.23	Second Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated February 8, 2010	S-1	333-176506	10.27	August 26, 2011

10.24	Third Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated March 30, 2010	S-1	333-176506	10.28	August 26, 2011

10.25	Fourth Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated May 11, 2011	S-1	333-176506	10.29	August 26, 2011

10.26	Fifth Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated February 27, 2012	10-K	001-35433	10.23	June 11, 2012

			Incorporated by Reference
Exhibit Number		Exhibit Title	Form	File No.	Exhibit	Filing Date

10.27		Loan and Security Agreement between the Registrant and Comerica Bank, dated July 18, 2007	S-1	333-176506	10.30	August 26, 2011

10.28		First Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated November 30, 2008	S-1	333-176506	10.31	August 26, 2011

10.29		Second Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated July 20, 2009	S-1	333-176506	10.32	August 26, 2011

10.30		Third Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated January 22, 2010	S-1	333-176506	10.33	August 26, 2011

10.31		Fourth Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated September 27, 2010	S-1	333-176506	10.34	August 26, 2011

10.32		Fifth Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated January 31, 2012	S-1/A	333-176506	10.34.1	February 9, 2012

10.33		Sixth Amendment to Loan and Security Agreement and Joinder between the Registrant, PowerReviews, LLC and Comerica Bank, dated June 19, 2012

10.34		Series E Preferred Stock Purchase Agreement among the Registrant and the Investors listed on the Schedule of Investors thereto, dated February 9, 2010	S-1	333-176506	10.35	August 26, 2011

10.35		Side Letter to Stock Purchase Agreement between the Registrant and General Atlantic Partners 90, L.P. et al., dated February 9, 2012	S-1/A	333-176506	10.36	February 9, 2012

23.1		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2		Consent of BDO USA, LLP

23.3	*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1		Power of Attorney (see page II-28 of this registration statement on Form S-1)

*	To be filed by amendment.

(b) Financial Statement Schedules.

The following schedule is filed as part of this registration statement:

See Schedule II—Valuation and Qualifying Accounts in the Index to Bazaarvoice, Inc. Consolidated Financial Statements.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes herein.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on June 27, 2012.

BAZAARVOICE, INC.

By:	/s/ Brett A. Hurt
Brett A. Hurt Founder, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brett A. Hurt, Stephen R. Collins and Bryan C. Barksdale, jointly and severally, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of Bazaarvoice, Inc. and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brett A. Hurt Brett A. Hurt	Director, Founder, Chief Executive Officer and President (principal executive officer)	June 27, 2012

/s/ Stephen R. Collins Stephen R. Collins	Chief Financial Officer and Chief Innovation Officer (principal financial officer and principal accounting officer)	June 27, 2012

/s/ Abhishek Agrawal Abhishek Agrawal	Director	June 27, 2012

/s/ Neeraj Agrawal Neeraj Agrawal	Director	June 27, 2012

/s/ Michael S. Bennett Michael S. Bennett	Director	June 27, 2012

/s/ Sydney L. Carey Sydney L. Carey	Director	June 27, 2012

Signature	Title	Date

/s/ Dev C. Ittycheria Dev C. Ittycheria	Director	June 27, 2012

/s/ Edward B. Keller Edward B. Keller	Director	June 27, 2012

/s/ Thomas J. Meredith Thomas J. Meredith	Director	June 27, 2012

/s/ Christopher A. Pacitti Christopher A. Pacitti	Director	June 27, 2012

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date

1.1*	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger by and among the Registrant, PowerReviews, Inc., Peloton Acquisition Corp., Peloton Acquisition LLC, Shareholder Representative Services LLC, as representative of the stockholders of PowerReviews, Inc., and U.S. Bank National Association, as escrow agent dated May 24, 2012

3.1	Amended and Restated Certificate of Incorporation of the Registrant	S-1	333-176506	3.1	August 26, 2011

3.2	Amended and Restated Bylaws of the Registrant	S-1	333-176506	3.4	August 26, 2011

4.1	Specimen Common Stock Certificate of the Registrant	S-1/A	333-176506	4.1	November 17, 2011

4.2	Amended and Restated Investors’ Rights Agreement among the Registrant and certain stockholders, dated February 9, 2010	S-1	333-176506	4.2	August 26, 2011

4.3	Amendment No. 1 to the Amended and Restated Investors’ Rights Agreement among the Registrant and certain stockholders, dated February 9, 2012	S-1/A	333-176506	4.2.1	February 9, 2012

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1	Form of Indemnification Agreement for directors and officers	S-1	333-176506	10.1	August 26, 2011

10.2	2005 Stock Plan, as amended	S-1/A	333-176506	10.2	February 9, 2012

10.3	Form of Stock Option Agreement under 2005 Stock Plan	S-1	333-176506	10.3	August 26, 2011

10.4	Form of Stock Option Agreement (Early Exercise) under 2005 Stock Plan	S-1	333-176506	10.4	August 26, 2011

10.5	2012 Equity Incentive Plan	S-1/A	333-176506	10.5	February 9, 2012

10.6	Form of Stock Option Award Agreement under 2012 Equity Incentive Plan	S-1/A	333-176506	10.6	February 9, 2012

10.7	Form of Restricted Stock Unit Award Agreement under 2012 Equity Incentive Plan	S-1/A	333-176506	10.7	February 9, 2012

10.8	Form of Restricted Stock Purchase Agreement under 2012 Equity Incentive Plan	S-1/A	333-176506	10.7.1	February 9, 2012

10.9	PowerReviews, Inc. 2005 Equity Incentive Plan, as amended	S-8	•	10.1	•

10.10	Form of Stock Option Grant Notice under PowerReviews, Inc. 2005 Equity Incentive Plan	S-8	•	10.2	•

		Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date

10.11	Form of Exercise Notice and Stock Purchase Agreement under PowerReviews, Inc. 2005 Equity Incentive Plan	S-8	•	10.3	•

10.12	2012 Employee Stock Purchase Plan	S-1/A	333-176506	10.8	February 9, 2012

10.13	Terms of Employment between the Registrant and Brett A. Hurt, dated June 14, 2005	S-1	333-176506	10.12	August 26, 2011

10.14	Offer of Employment between the Registrant and Bryan C. Barksdale, dated July 15, 2010	S-1	333-176506	10.13	August 26, 2011

10.15	Offer of Employment between the Registrant and Heather J. Brunner, dated July 7, 2008	S-1	333-176506	10.14	August 26, 2011

10.16	Amendment to Offer of Employment between the Registrant and Heather J. Brunner, dated June 30, 2010	S-1	333-176506	10.15	August 26, 2011

10.17	Offer of Employment between the Registrant and Stephen R. Collins, dated August 13, 2010	S-1	333-176506	10.16	August 26, 2011

10.18	Amended and Restated Offer of Employment between the Registrant and Erin C. Nelson, dated August 16, 2011	S-1	333-176506	10.18	August 26, 2011

10.19	Offer of Employment between the Registrant and Ryan D. Robinson, dated April 2, 2012	10-K	001-35433	10.16	June 11, 2012

10.20	Board of Directors Offer Letter between the Registrant and Dev C. Ittycheria, dated November 5, 2009	S-1	333-176506	10.24	August 26, 2011

10.21	Office Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated July 15, 2009	S-1	333-176506	10.25	August 26, 2011

10.22	First Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated January 19, 2010	S-1	333-176506	10.26	August 26, 2011

10.23	Second Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated February 8, 2010	S-1	333-176506	10.27	August 26, 2011

10.24	Third Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated March 30, 2010	S-1	333-176506	10.28	August 26, 2011

10.25	Fourth Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated May 11, 2011	S-1	333-176506	10.29	August 26, 2011

10.26	Fifth Amendment to Lease Agreement between the Registrant and 3900 San Clemente, L.P., dated February 27, 2012	10-K	001-35433	10.23	June 11, 2012

10.27	Loan and Security Agreement between the Registrant and Comerica Bank, dated July 18, 2007	S-1	333-176506	10.30	August 26, 2011

		Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date

10.28	First Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated November 30, 2008	S-1	333-176506	10.31	August 26, 2011

10.29	Second Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated July 20, 2009	S-1	333-176506	10.32	August 26, 2011

10.30	Third Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated January 22, 2010	S-1	333-176506	10.33	August 26, 2011

10.31	Fourth Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated September 27, 2010	S-1	333-176506	10.34	August 26, 2011

10.32	Fifth Amendment to Loan and Security Agreement between the Registrant and Comerica Bank, dated January 31, 2012	S-1/A	333-176506	10.34.1	February 9, 2012

10.33	Sixth Amendment to Loan and Security Agreement and Joinder between the Registrant, PowerReviews, LLC and Comerica Bank, dated June 19, 2012

10.34	Series E Preferred Stock Purchase Agreement among the Registrant and the Investors listed on the Schedule of Investors thereto, dated February 9, 2010	S-1	333-176506	10.35	August 26, 2011

10.35	Side Letter to Stock Purchase Agreement between the Registrant and General Atlantic Partners 90, L.P. et al., dated February 9, 2012	S-1/A	333-176506	10.36	February 9, 2012

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of BDO USA, LLP

23.3*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (see page II-28 of this registration statement on Form S-1)

*	To be filed by amendment.